           As filed with the Securities and Exchange Commission on April 7, 2010
                                                     Registration No. 333-164954
                                                                        811-6584


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          PRE-EFFECTIVE AMENDMENT NO. 1


                                     and/or

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                                AMENDMENT NO. 114


                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                               SEPARATE ACCOUNT A
        (formerly, The Manufacturers Life Insurance Company of New York)
                           (Exact name of Registrant)

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                   (formerly, The Manufacturers Life Insurance
                              Company of New York)
                               (Name of Depositor)

                       100 Summit Lake Drive, Second Floor
                            Valhalla, New York 10595
              (Address of Depositor's Principal Executive Offices)

                                 (914) 773-0708
               (Depositor's Telephone Number Including Area Code)

                                Thomas J. Loftus
                 John Hancock Life Insurance Company of New York
                               601 Congress Street
                                Boston, MA 02210
                     (Name and Address of Agent for Service)

                                    Copy to:


Approximate Date of Proposed Public Offering: June 1, 2010


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Securities Being Registered: Variable Annuity Insurance Contracts

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

               ANNUITYNOTE(R) PORTFOLIOS C SHARE VARIABLE ANNUITY


                          (currently issued contracts)


           (Incorporated by reference to this Registration Statement, File No. 333-164954, filed on February 17, 2010.)

                                     PART B

                            INFORMATION REQUIRED IN A

                       STATEMENT OF ADDITIONAL INFORMATION

                                             Statement of Additional Information
                                                               dated May 3, 2010

                             (JOHN HANCOCK(R) LOGO)
                             JOHN HANCOCK ANNUITIES

                       Statement of Additional Information
       John Hancock Life Insurance Company of New York Separate Account A

THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS. This Statement of Additional Information should be read in conjunction with the Prospectuses dated the same date as this Statement of Additional Information. This Statement of Additional Information describes additional information regarding the variable portion of the flexible purchase payment individual deferred combination fixed and variable annuity contracts (singly, a "Contract" and collectively, the "Contracts" issued by JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK ("John Hancock New York") in New York as follows:

                  PROSPECTUSES ISSUED BY JOHN HANCOCK NEW YORK
           (to be read with this Statement of Additional Information)
                    AnnuityNote Series of Variable Annuities
                            Venture Variable Annuity
                           Venture 4 Variable Annuity
                          Venture III Variable Annuity
                        Venture Vantage Variable Annuity
                         Venture Vision Variable Annuity
                           Wealthmark Variable Annuity
                         Wealthmark ML3 Variable Annuity

You may obtain a copy of the Prospectuses listed above by contacting us at the following addresses:

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

        Annuities Service Center          Mailing Address
        164 Corporate Drive               Post Office Box 9506
        Portsmouth, NH 03801-6815         Portsmouth, NH 03802-9506
        (877) 391-3748 or (800)551-2078   www.jhannuitiesnewyork.com

JHNY SEP ACCT A SAI 05/10

                                Table of Contents

GENERAL INFORMATION AND HISTORY...........................................     1
ACCUMULATION UNIT VALUE TABLES............................................     1
SERVICES..................................................................     1
   INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM..........................     1
   SERVICING AGENT........................................................     1
   PRINCIPAL UNDERWRITER..................................................     1
      Special Compensation and Reimbursement Arrangements.................     2
STATE VARIATIONS REGARDING
RECOGNITION OF SAME-SEX COUPLES...........................................     5
QUALIFIED PLAN TYPES......................................................     5
LEGAL AND REGULATORY MATTERS..............................................    11
APPENDIX A: AUDITED FINANCIAL STATEMENTS..................................   A-1

                         General Information and History

John Hancock Life Insurance Company of New York Separate Account A (the "Separate Account") (formerly, The Manufacturers Life Insurance Company of New York Separate Account A) is a separate investment account of John Hancock Life Insurance Company of New York ("we" or "us"), a stock life insurance company organized under the laws of New York in 1992. John Hancock New York's principal office is located at 100 Summit Lake Drive, Valhalla, New York 10595. It also has an Annuities Service Center located at 164 Corporate Drive, Portsmouth, New Hampshire 03801-6815. John Hancock New York is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("John Hancock USA") (formerly, The Manufacturers Life Insurance Company of New York), a stock life insurance company incorporated in Maine on August 20, 1955 by a special act of the Maine legislature and redomesticated under the laws of Michigan. The ultimate parent of John Hancock USA is Manulife Financial Corporation ("MFC") based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as Manulife Financial.

John Hancock New York established the Separate Account on March 4, 1992 as a separate account under the laws of New York.

Our financial statements which are included in this Statement of Additional Information should be considered only as bearing on our ability to meet our obligations under the Contracts. They should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                         Accumulation Unit Value Tables

The Accumulation Unit Value Tables are located in Appendix U of the product prospectus.

                                    Services

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of John Hancock Life Insurance Company of New York at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the financial statements of John Hancock Life Insurance Company of New York Separate Account A at December 31, 2009 and for each of the two years in the period ended December 31, 2009, appearing in this Statement of Additional Information of the Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SERVICING AGENT

Computer Sciences Corporation Financial Services Group ("CSC FSG") provides to us a computerized data processing recordkeeping system for variable annuity administration. CSC FSG provides various daily, semimonthly, monthly, semiannual and annual reports including:

     - daily updates on accumulation unit values, variable annuity participants and transactions, and agent production and commissions;

     -    semimonthly commission statements;

     -    monthly summaries of agent production and daily transaction reports;

     -    semiannual statements for Contract Owners; and

     -    annual Contract Owner tax reports.

We pay CSC FSG approximately $7.80 per Contract per year, plus certain other fees for the services provided.

PRINCIPAL UNDERWRITER

John Hancock Distributors, LLC, ("JH Distributors"), an indirect wholly owned subsidiary of MFC, serves as principal underwriter of the Contracts. Contracts are offered on a continuous basis. The aggregate dollar amounts of underwriting commissions paid to JH Distributors in 2009, 2008, and 2007 were $421,625,749, $597,650,909, and $642,866,360, respectively.

Special Compensation and Reimbursement Arrangements

The Contracts are primarily sold through selected firms. The Contracts' principal distributor, JH Distributors, and its affiliates (collectively, "JHD") pay compensation to broker-dealers (firms) for the promotion and sale of the Contracts. The compensation JHD pays may vary depending on each firm's selling agreement, but compensation (inclusive of wholesaler overrides and expense allowances) paid to the firms for sale of the Contracts (not including Riders) is not expected to exceed the standard compensation amounts referenced in the product prospectuses. The amount and timing of this compensation may differ among firms.

The registered representative through whom your Contract is sold will be compensated pursuant to that registered representative's own arrangement with his or her broker-dealer. The registered representative and the firm may have multiple options on how they wish to allocate their commissions and/or compensation. We are not involved in determining your registered representative's compensation. You are encouraged to ask your registered representative about the basis upon which he or she will be personally compensated for the advice or recommendations provided in connection with the sale of your Contract.

Compensation to firms for the promotion and sale of the Contracts is not paid directly by Contract owners, but we expect to recoup it through the fees and charges imposed under the Contract.

We may, directly or through JHD, make additional payments to firms, either from 12b-1 distribution fees received from the Contracts' underlying investment Portfolios or out of our own resources. These payments are sometimes referred to as "revenue sharing." Revenue sharing expenses are any payments made to broker-dealers or other intermediaries to either (i) compensate the intermediary for expenses incurred in connection with the promotion and/or sale of John Hancock investment products, or (ii) obtain promotional and/or distribution services for John Hancock investment products. Many firms that sell the Contracts receive one or more types of these cash payments.

We are among several insurance companies that pay additional payments to certain firms to receive "preferred" or recommended status. These privileges include: additional or special access to sales staff; opportunities to provide and/or attend training and other conferences; advantageous placement of our products on customer lists ("shelf-space arrangements"); and other improvements in sales by featuring our products over others.

Revenue sharing payments assist in our efforts to promote the sale of the Contracts and could be significant to a firm. Not all firms, however, receive additional compensation. We determine which firms to support and the extent of the payments we are willing to make, and generally choose to compensate firms that are willing to cooperate with our promotional efforts and have a strong capability to distribute the Contracts. We do not make an independent assessment of the cost of providing such services. Instead, we agree with the firm on the methods for calculating any additional compensation. The methods, which vary by firm and are further described below, may include different categories to measure the amount of revenue sharing payments, such as the level of sales, assets attributable to the firm and the variable annuity contracts covered under the arrangement (including contracts issued by any of our affiliates). The categories of revenue sharing payments that we may provide to firms, directly or through JHD, are not mutually exclusive and may vary from Contract to Contract. We or our affiliates may make additional types of revenue sharing payments for other products, and may enter into new revenue sharing arrangements in the future.

The following list includes the names of member firms of the Financial Industry Regulatory Authority ("FINRA") (or their affiliated broker-dealers) that we are aware (as of December 31, 2009) received a revenue sharing payment of more than $5,000 with respect to annuity business during the latest calendar year:

NAME OF FIRM

                                   DISTRIBUTOR

                            1st Global Capital Corp.
                              AIG - SagePoint, Inc.
                        AIG - FSC Securities Corporation
                      AIG - Royal Alliance Associates, Inc.
                     American Portfolios Financial Services
                        AmTrust Investment Services, Inc.
                    Banc of America Investment Services, Inc.
                       BancWest Investment Services, Inc.
                           Cadaret, Grant & Co., Inc.

                                   DISTRIBUTOR

                          Cambridge Investment Research
                          CapitalOne Investments, Inc.
                            CapWest Securities, Inc.
                               Centaurus Financial
                         Citigroup Global Markets, Inc.
                           CCO Investment Services Co.
                               Comerica Securities
                         Commonwealth Financial Network
                         Crown Capital Securities, L.P.
                          CUSO Financial Services, L.P.
                            Essex National Securities
                             First Allied Securities
                          Fifth Third Securities, Inc.
                               Founders Financial
                         Geneos Wealth Management, Inc.
                          H.D. Vest Investment Services
                            Harbour Investments, Inc.
                    ING - Financial Network Investment Corp.
                             ING Financial Partners
                  ING - Multi-Financial Securities Corporation
                    ING - PrimeVest Financial Services, Inc.
                                 InterSecurities
                                Investacorp, Inc.
                         Investment Professionals, Inc.
                             Investors Capital, Inc.
                        J.J.B. Hilliard, W.L. Lyons, LLC
                          Janney Montgomery Scott, LLC
                         John Hancock Financial Network
                          Key Investments Services, LLC
                           Lasalle St. Securities, LLC
                     Lincoln Financial Advisors Corporation
                       Lincoln Financial Securities Corp.
                               LPL Financial Corp.
                              LPL - Uvest Financial
                           M Holdings Securities, Inc.
                   Merrill Lynch, Pierce, Fenner & Smith, Inc.
                              MICG Investments, LLC
                          MML Investors Services, Inc.
                       Money Concepts Capital Corporation
                            Morgan Keegan & Co., Inc.
                           Morgan Stanley & Co., Inc.
                                 Next Financial
                                 NFP Securities
                    NPH - Investment Center of America, Inc.
                       NPH - Invest Financial Corporation
                          NPH - National Planning Corp.
                           NPH - SII Investments, Inc.
                    PAC - United Planners Financial Services
                            People's Securities, Inc.
                                ProEquities, Inc.
                               Prospera Financial
                           Questar Capital Corporation
                            Raymond James Associates
                        Raymond James Financial Services

                                   DISTRIBUTOR

                             RBC Dain Rauscher, Inc.
                            Securities America, Inc.
                           Sigma Financial Corporation
                        Stifel, Nicolaus & Company, Inc.
                              TFS Securities, Inc.
                        The Huntington Investment Company
                           The Investment Center, Inc.
                          Tower Square Securities, Inc.
                      Transamerica Financial Advisors, Inc.
                          UBS Financial Services, Inc.
                       Unionbanc Investment Services, LLC
                         Walnut Street Securities, Inc.
                    Wells Fargo Financial Advisors, LLC (ISG)
                    Wells Fargo Financial Advisors, LLC (PCG)
                       Wells Fargo Financial Network, LLC
                          Wells Fargo Investments, LLC
                        Woodbury Financial Services, Inc.

Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of a variable annuity contract.

Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by NASD Conduct Rule 2830(l)(4). We will endeavor to update this listing annually; interim arrangements may not be reflected. We assume no duty to notify any investor whether his or her registered representative is or should be included in any such listing. You are encouraged to review the prospectus for each Portfolio for any other compensation arrangements pertaining to the distribution of Portfolio shares.

We may, directly or through JHD, also have arrangements with intermediaries that are not members of FINRA.

Sales and Asset Based Payments. We may, directly or through JHD, make revenue sharing payments as incentives to certain firms to promote and sell the Contracts. We hope to benefit from revenue sharing by increasing Contract sales. In consideration for revenue sharing, a firm may feature the Contracts in its sales system or give us additional access to members of its sales force or management. In addition, a firm may agree to participate in our marketing efforts by allowing us to participate in conferences, seminars or other programs attended by the firm's sales force. Although a firm may seek revenue sharing payments to offset costs incurred by the firm in servicing its clients that have purchased the Contracts, the firm may earn a profit on these payments. Revenue sharing payments may provide a firm with an incentive to favor the Contracts in its sales efforts.

The revenue sharing payments we make may be calculated on sales of our products by the firm ("Sales-Based Payments"). These payments are based upon a percentage of the total amount of money received, or anticipated to be received, for sales through a firm of some or all of the insurance products that we and/or our affiliates offer. We make these payments on a periodic basis.

Such payments also may be calculated based upon the "assets under management" attributable to a particular firm ("Asset-Based Payments"). These payments are based upon a percentage of the contract value of some or all of our (and/or our affiliates') insurance products that were sold through the firm. We make these payments on a periodic basis.

Sales-Based Payments primarily create incentives to make new sales of our insurance products and Asset-Based Payments primarily create incentives to service and maintain previously sold Contracts. We may pay a firm either or both Sales-Based Payments and Asset-Based Payments.

Administrative and Processing Support Payments. We may, directly or through JHD, also make payments to certain firms that sell our products for certain administrative services, including record keeping and sub-accounting Contract owner accounts, and in connection with account maintenance support, statement preparation and transaction processing. The types of payments that we may make under this category include, among others, payment of ticket charges per purchase or exchange order placed by a firm, payment of networking fees in connection with certain mutual fund trading systems, or one-time payments for ancillary services such as setting up funds on a firm's mutual fund trading system.

Other Payments. We may, directly or through JHD, also provide, either from the 12b-1 distribution fees received from the Portfolios underlying the Contracts or out of our own resources, additional compensation to firms that sell or arrange for the sale of Contracts. Such compensation may include seminars for the public, advertising and sales campaigns regarding the Contracts to assist a firm in connection with its systems, operations and marketing expenses, or for other activities of a selling firm or wholesaler. We may contribute to, as well as sponsor, various educational programs, sales contests and/or promotions in which participating firms and their sales persons may receive prizes such as merchandise, cash, or other awards.

Other compensation may be offered to the extent not prohibited by federal or state laws or any self-regulatory agency, such as FINRA. We make payments for entertainment events we deem appropriate, subject to our guidelines and applicable law. These payments may vary widely, depending upon the nature of the event or the relationship. We may make these payments upon the initiation of a relationship with a firm, and at any time thereafter.

We may have other relationships with firms relating to the provisions of services to the Contracts, such as providing omnibus account services, transaction processing services, or effecting portfolio transactions for Portfolios. If a firm provides these services, we may compensate the firm for these services. In addition, a firm may have other compensated or uncompensated relationships with us that are not related to the Contracts.

Signator Investors, Inc. may pay their respective registered representatives additional cash incentives in the form of bonus payments, expense payments, employment benefits or the waiver of overhead costs or expenses in connection with the sale of the Contracts that they would not receive in connection with the sale of contracts issued by unaffiliated companies.

           State Variations Regarding Recognition of Same-Sex Couples

The federal Defense of Marriage Act ("DOMA") does not recognize civil unions or same-sex marriages. Therefore, the federal tax treatment available to spouses who fall within the definition of DOMA may not be available to civil union or same-sex marriage partners. However, the following table identifies the states that may, pursuant to state law, extend to civil union and same-sex marriage partners the same benefits (other than federal tax benefits) that are granted to spouses who fall within the definition of DOMA:

       STATE                  TYPE OF JURISDICTION                                    RELATED RULE
--------------------   -----------------------------------   ---------------------------------------------------------------
     California               Domestic Partnership
      Colorado          Designated Beneficiary Agreements    May recognize spouses of civil unions from other jurisdictions
    Connecticut                   Civil Union,
                                Same-Sex Marriage
District of Columbia          Domestic Partnership,
                                Same-Sex Marriage
       Hawaii          Reciprocal Beneficiary Relationship
        Iowa                    Same-Sex Marriage
       Maine                  Domestic Partnerships
      Maryland                Domestic Partnership           Also recognizes spouses of same-sex marriages who were married in another jurisdiction
   Massachusetts                Same-Sex Marriage
       Nevada                 Domestic Partnership
   New Hampshire                Same-Sex Marriage
     New Jersey                   Civil Union,               Also recognizes spouses of civil unions who were married in
                              Domestic Partnership           another jurisdiction
      New York                         --                    Recognizes spouses of civil unions and same-sex marriages who were married in another jurisdiction
       Oregon                 Domestic Partnership
    Rhode Island              Domestic Partnership           Recognizes spouses of civil unions and same-sex marriages who were married in another jurisdiction
      Vermont                   Same-Sex Marriage

       STATE                  TYPE OF JURISDICTION                                    RELATED RULE
--------------------   -----------------------------------   ---------------------------------------------------------------
     Washington               Domestic Partnership
     Wisconsin                Domestic Partnerships

The table above is current only as of the date of this Statement of Additional Information. Please consult with your own qualified tax advisor for information on: (1) how federal tax rules may affect Contracts where civil union or same-sex marriage partners either singularly or jointly own the Contract, or are designated Annuitant(s), Beneficiary(ies) and/or Covered Person(s); and (2) your state's regulations regarding civil unions and same-sex marriages.

                              Qualified Plan Types

TRADITIONAL IRAS

Individual Retirement Annuities

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or IRA (sometimes referred to as a traditional IRA to distinguish it from the Roth IRA discussed below). IRAs are subject to limits on the amounts that may be contributed and deducted, the persons who may be eligible and the time when distributions may commence. Also, distributions from certain other types of qualified retirement plans may be rolled over on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with an Education IRA under Section 530 of the Code.

The Contract may be issued with a death benefit or certain benefits provided by an optional Rider. The presence of such benefits may increase the amount of any required minimum distributions for IRAs and other Contracts subject to the required minimum distribution rules.

Distributions

In general, unless you have made non-deductible contributions to your IRA, all amounts paid out from a traditional IRA contract (in the form of an annuity, a single sum, death benefits or partial withdrawal), are taxable to the payee as ordinary income. As in the case of a Contract not purchased under a Qualified Plan, you may incur an additional 10% penalty tax if you make a surrender or withdrawal before you reach age 59 1/2 (unless certain exceptions apply as specified in Code Section 72(t)). If you have made any non-deductible contributions to an IRA contract, all or part of any withdrawal or surrender distribution, single sum death benefit or annuity payment, may be excluded from your taxable income when you receive the distribution.

The tax law requires that annuity payments or other distributions under a traditional IRA contract begin no later than April 1 of the year following the year in which the Owner attains age 70 1/2. The amount that must be distributed each year is computed on the basis of the Owner's age and the value of the Contract, taking into account both the account balance and, in 2006 and subsequent years, the actuarial present value of other benefits provided under the Contract.

ROTH IRAS

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a Roth IRA. Roth IRAs are generally subject to the same rules as non-Roth IRAs, but they differ in certain significant respects.

Among the differences are that contributions to a Roth IRA are not deductible and qualified distributions from a Roth IRA are excluded from income. A qualified distribution is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the Owner was made. Second, the distribution must be:

     -    made after the Owner attains age 59 1/2;

     -    made after the Owner's death;

     -    attributable to the Owner being disabled; or

     -    a qualified first-time homebuyer distribution within the meaning of
          Section 72(t) (2) (F) of the Code.

In addition, distributions from Roth IRAs need not commence when the Owner attains age 70 1/2. Distributions must, however, begin after the Owner's death. A Roth IRA may (subject to constraints explained below under "Conversion or Direct Rollover to a Roth

IRA") accept a "qualified rollover contribution" from another Roth IRA, a traditional IRA, a qualified retirement plan described in Section 401(a) or 403(a) of the Code, a tax-sheltered annuity contract described in Section 403(b) of the Code, or an eligible deferred compensation plan maintained by a governmental employer under Section 457(b) of the Code.

If the Contract is issued with certain death benefits or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which include Roth IRAs) and other Contracts subject to the minimum distribution rules. Also, the state tax treatment of a Roth IRA may differ from the federal income tax treatment of a Roth IRA. YOU SHOULD SEEK INDEPENDENT TAX ADVICE IF YOU INTEND TO USE THE CONTRACT IN CONNECTION WITH A ROTH IRA.

Conversion or Direct Rollover to a Roth IRA

You can convert a traditional IRA to a Roth IRA or directly roll over distributions that you receive from a retirement plan described in Sections 401(a), 403(a), or 403(b) of the Code or a governmental deferred compensation plan described in Section 457(b) of the Code to a Roth IRA. The Roth IRA annual contribution limit does not apply to converted or rollover amounts.

You must, however, pay tax on any portion of the converted or rollover amount that would have been taxed if you had not converted or rolled over to a Roth IRA. No similar limitations apply to rollovers to a Roth IRA from another Roth IRA or from a designated Roth account within a qualified retirement plan. Please note that the amount deemed to be the "converted amount" for tax purposes may be higher than the Contract Value because of the deemed value of guarantees. If the converted or rollover amount is held in an annuity contract issued by us, we may have to withhold (make a contract withdrawal and remit to the IRS) up to 20% of the taxable gain in the contract. This amount withheld could reduce the benefit value of any elected optional guarantee Rider, in a proportion determined by the Rider. You may find it advantageous to pay the tax due on the conversion from resources outside of the annuity contract in order to avoid any benefit reduction. YOU SHOULD SEEK INDEPENDENT TAX ADVICE IF YOU INTEND TO USE THE CONTRACT IN CONNECTION WITH A ROTH IRA.

SIMPLE IRA PLANS

In general, under Section 408(p) of the Code a small business employer may establish a SIMPLE IRA retirement plan if the employer employed no more than 100 employees earning at least $5,000 during the preceding year. Under a SIMPLE IRA plan both employees and the employer make deductible contributions. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. If the Contract is issued with certain death benefits or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which would include SIMPLE IRAs) and other Contracts subject to the minimum distribution rules. The requirements for minimum distributions from a SIMPLE IRA retirement plan are generally the same as those discussed above for distributions from a traditional IRA. The rules on taxation of distributions are also similar to those that apply to a traditional IRA, except that (i) tax free rollovers may be made from a SIMPLE IRA plan only to another SIMPLE IRA plan during the first two years of participation in the plan; and (ii) the penalty tax on early distribution from a SIMPLE IRA plan that occurs during the first two years of participation is 25%, instead of 10%. EMPLOYERS INTENDING TO USE THE CONTRACT IN CONNECTION WITH SUCH PLANS SHOULD SEEK INDEPENDENT TAX ADVICE.

SIMPLIFIED EMPLOYEE PENSIONS (SEP-IRAS)

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. If the Contract is issued with certain death benefits or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions for IRAs (which would include SEP - IRAs) and other Contracts subject to the minimum distribution rules. The requirements for minimum distributions from a SEP - IRA, and rules on taxation of distributions from a SEP - IRA, are generally the same as those discussed above for distributions from a traditional IRA.

SECTION 403(B) QUALIFIED PLANS OR TAX-SHELTERED ANNUITIES

Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the Purchase Payments from gross income for tax purposes. These Contracts are commonly referred to as "tax-sheltered annuities." PURCHASERS OF THE CONTRACTS FOR SUCH PURPOSES SHOULD SEEK INDEPENDENT ADVICE AS TO ELIGIBILITY, LIMITATIONS ON PURCHASE PAYMENTS, AND OTHER TAX CONSEQUENCES. In particular, purchasers should note that the Contract provides death benefit options that may exceed the greater of the Purchase

Payments and Contract Value. It is possible that the presence of the death benefit could be characterized by the IRS as an "incidental death benefit" and result in currently taxable income to the Owner. There also are limits on the amount of incidental benefits that may be provided under a tax-sheltered annuity. If a Contract is issued with a death benefit or benefits provided by an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions that must be made.

Final regulations concerning tax sheltered annuity contracts became effective on July 26, 2007, but are generally applicable for tax years beginning after December 31, 2008. These regulations require the employer to adopt a written defined contribution plan which, in both form and operation, satisfies the requirements of the regulations. The regulations specify that any exchange of a 403(b) annuity contract for another 403(b) annuity contract occurring after September 24, 2007 will not be treated as a taxable distribution provided the employer and the company issuing the new contract have agreed to share information concerning the employee's employment status, hardship distributions and loans, if any.

Restrictions on Section 403(b) Qualified Plans

AVAILABILITY. We currently are not offering this Contract for use in a retirement plan intended to qualify as a Section 403(b) Qualified Plan (a "Section 403(b) Qualified Plan" or the "Plan") unless (a) we (or an affiliate of ours) previously issued annuity contracts to that retirement plan, (b) the initial purchase payment for the new Contract is sent to us directly from the
Section 403(b) Qualified Plan through your employer, the Plan's administrator, the Plan's sponsor or in the form of a transfer acceptable to us, (c) we have entered into an agreement with your Section 403(b) Qualified Plan concerning the sharing of information related to your Contract (an "Information Sharing Agreement"), and (d) unless contained in the Information Sharing Agreement, we have received a written determination by your employer, the Plan administrator or the Plan sponsor of your Section 403(b) Qualified Plan that the plan qualifies under Section 403(b) of the Code and complies with applicable Treasury regulations (a "Certificate of Compliance") (Information Sharing Agreement and Certificate of Compliance, together the "Required Documentation").

We may accept, reject or modify any of the terms of a proposed Information Sharing Agreement presented to us, and make no representation that we will enter into an Information Sharing Agreement with your Section 403(b) Qualified Plan.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with a rollover transfer of initial Purchase Payment funds, the transfer may be treated as a taxable transaction.

OWNERSHIP. You may not sell, assign, transfer, discount or pledge (as collateral for a loan or as security for the performance of an obligation, or for any other purpose) a 403(b) Qualified Contract or some or all of such a Contract's value to any person other than us without the consent of an employer, a Plan administrator or a Plan sponsor. A request to transfer ownership must be accompanied by the Required Documentation. In the event we do not receive the Required Documentation and you nonetheless direct us to proceed with a transfer of ownership, the transfer may be treated as a taxable transaction and your Contract may no longer be qualified under Section 403(b), which may result in additional adverse tax consequences to you.

ADDITIONAL PURCHASE PAYMENTS. We will not accept Additional Purchase Payments in the form of salary reduction, matching or other similar contributions in the absence of the Required Documentation. Matching or other employer contributions to Contracts issued on or after January 1, 2009, will be subject to restrictions on withdrawals specified in the Section 403(b) Qualified Plan.

We will not knowingly accept transfers, in the absence of the Required Documentation, from another existing annuity contract or other investment under a Section 403(b) Qualified Plan to a previously issued Contract used in a
Section 403(b) Qualified Plan. Such transfers shall be made directly from a Plan through an employer, a Plan administrator or a Plan sponsor, or by a transfer acceptable to us.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with the Additional Purchase Payments, the Additional Purchase Payment may be treated as a taxable transaction and your Contract may no longer be qualified under Section 403(b), which may result in additional adverse tax consequences to you.

WITHDRAWALS. Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

     - contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988;

     -    earnings on those contributions; and

     - earnings after 1988 on amounts attributable to salary reduction contributions (and earnings on those contributions) held as of the last day of 1988.

These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions for elective contributions made after 1988; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Section 403(b)(7) custodial accounts may be subject to more stringent restrictions.

Exercise of the withdrawal right for each withdrawal under the Contract may be subject to the terms of the Section 403(b) Qualified Plan and may require the consent of the employer, the Plan administrator or the Plan sponsor, as well as the participant's spouse, under Section 403(b) of the Code and applicable Treasury Regulations.

In the event that we do not receive the Required Documentation and you nonetheless direct us to proceed with the withdrawal, your Contract may no longer be qualified under Section 403(b), which may result in additional adverse tax consequences to you. Employer consent is not required when we have received documentation in a form acceptable to us confirming that you have reached age
59 1/2, separated from service, died or become disabled. (These limitations on withdrawals do not apply to the extent we are directed to transfer some or all of the Contract Value to the issuer of another tax-sheltered annuity or into a
Section 403(b)(7) custodial account.)

LOANS. Loans from Qualified Contracts intended for use under Section 403(b) Qualified Plans, where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan and the manner in which the loan must be repaid. We currently offer a loan privilege to Owners of Contracts issued in connection with Section 403(b) Qualified Plans: (1) that were issued prior to January 1, 2009; (2) that are not subject to Title 1 of ERISA, and (3) that have not elected a guaranteed minimum withdrawal benefit Rider. We will not permit nor support loans from Contracts issued on or after January 1, 2009 in connection with Section 403(b) Qualified Plans.

COLLECTING AND USING INFORMATION. Through your participation in a retirement plan intended to qualify under Section 403(b), the Company, your employer, your Plan administrator, and your Plan sponsor collect various types of confidential information you provide in your agreements, such as your name and the name of any Beneficiary, Social Security Numbers, addresses, and occupation information. The Company, your employer, the Plan administrator, and your Plan sponsor also collect confidential information relating to your Plan transactions, such as contract values, purchase payments, withdrawals, transfers, loans and investments. In order to comply with IRS regulations and other applicable law in servicing your Contract, the Company, your employer, the Plan administrator and the Plan sponsor may be required to share such confidential information among themselves, other current, former or future providers under the Section 403(b) Qualified Plan, and among their employees. By applying for or purchasing a Contract for use in a Section 403(b) Qualified Plan or by intending to make an additional purchase payment, transfer of ownership, transfer, withdrawal or loan on an existing Contract for use in a Section 403(b) Qualified Plan, you consent to such sharing of confidential information. The Company will not disclose any such confidential information to anyone, except as permitted by law or in accordance with your consent.

If you are considering making a rollover transfer from a retirement plan described in Section 403(b) of the Code to a traditional IRA or a Roth IRA, you should consult with a tax advisor regarding possible tax consequences. If you have a loan outstanding under the section 403(b) plan, the transfer may subject you to income taxation on the amount of the loan balance.

Restrictions Under the Texas Optional Retirement Program

Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a variable annuity contract issued under the ORP only upon:

     - termination of employment in all Texas public institutions of higher education;

     -    retirement;

     -    death; or

     -    the participant's attainment of age 70 1/2.

Accordingly, before you withdraw any amounts from the Contract, you must furnish proof to us that one of these four events has occurred. For these purposes a change of company providing ORP benefits or a participant's transfer between institutions of higher education is not a termination of employment. Consequently there is no termination of employment when a participant in the ORP transfers the Contract Value to another Contract or another qualified custodian during the period of participation in the ORP.

CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS

Sections 401(a) and 403(a) of the code permit corporate employers to establish various types of tax-deferred retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. - 10" or "Keogh," permits self-employed individuals to establish tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans. The Contract provides death benefit options that in certain circumstances may exceed the greater of the Purchase Payments and Contract Value. It is possible that the presence of the death benefit could be characterized by the IRS as an "incidental death benefit" and result in currently taxable income to the participant. There also are limits on the amount of incidental benefits that may be provided under pension and profit sharing plans. If the Contract is issued with certain death benefits or benefits provided under an optional Rider, the presence of these benefits may increase the amount of any required minimum distributions that must be made. EMPLOYERS INTENDING TO USE THE CONTRACT IN CONNECTION WITH SUCH PLANS SHOULD SEEK INDEPENDENT ADVICE.

Minimum distributions to the employee under an employer's pension and profit sharing plan qualified under Section 401(a) of the Code must begin no later than April 1 of the year following the calendar year in which the employee reaches age 70 1/2 or, if later, retires. In the case of an employee who is a 5 percent Owner as defined in Code Section 416, the required beginning date is April 1 of the year following the calendar year in which employee reaches age 70 1/2.

DEFERRED COMPENSATION PLANS OF STATE AND LOCAL GOVERNMENTS AND TAX-EXEMPT ORGANIZATIONS

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes.

A Section 457 plan must satisfy several conditions, including the requirement that it must not permit distributions prior to your separation from service (except in the case of an unforeseen emergency).

When we make payments under your Contract, the payment is taxed as ordinary income. Minimum distributions under a Section 457 plan must begin no later than April 1 of the year following the year in which the employee reaches age 70 1/2 or, if later, retires.

                          Legal and Regulatory Matters

There are no legal proceedings to which we, the Separate Account or the principal underwriter is a party, or to which the assets of the Separate Account are subject, that are likely to have a material adverse effect on:

     -    the Separate Account; or

     - the ability of the principal underwriter to perform its contract with the Separate Account; or

     - on our ability to meet our obligations under the variable annuity contracts funded through the Separate Account.

On June 25, 2007, John Hancock Investment Management Services, LLC (the "Adviser") and John Hancock Distributors LLC (the "Distributor") and two of their affiliates (collectively, the "John Hancock Affiliates") reached a settlement with the Securities and Exchange Commission ("SEC") that resolved an investigation of certain practices relating to the John Hancock Affiliates' variable annuity and mutual fund operations involving directed brokerage and revenue sharing. Under the terms of the settlement, each John Hancock Affiliate was censured and agreed to pay a $500,000 civil penalty to the United States Treasury. In addition, the Adviser and the Distributor agreed to pay disgorgement of $14,838,943 and prejudgment interest of $2,001,999 to the John Hancock Trust Portfolios that participated in the Adviser's commission recapture program during the period from 2000 to April 2004. Collectively, all John Hancock Affiliates agreed to pay a total disgorgement of $16,926,420 and prejudgment interest of $2,361,460 to the entities advised or distributed by John Hancock Affiliates. The Adviser discontinued the use of directed brokerage in recognition of the sale of Portfolio shares in April 2004.

                    APPENDIX A: Audited Financial Statements

AUDITED FINANCIAL STATEMENTS

John Hancock Life Insurance Company of New York
Years Ended December 31, 2009, 2008, and 2007

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                      INDEX TO AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm...................   F-1
Audited Financial Statements:
   Balance Sheets-
   As of December 31, 2009 and 2008.......................................   F-2
   Statements of Operations-
   For the Years Ended December 31, 2009, 2008, and 2007..................   F-3
   Statements of Changes in Shareholder's Equity and Comprehensive Income-
   For the Years Ended December 31, 2009, 2008, and 2007..................   F-4
   Statements of Cash Flows-
   For the Years Ended December 31, 2009, 2008, and 2007..................   F-5
   Notes to Financial Statements..........................................   F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
John Hancock Life Insurance Company of New York

We have audited the accompanying balance sheets of John Hancock Life Insurance Company of New York (the "Company") as of December 31, 2009 and 2008, and the related statements of operations, changes in shareholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of John Hancock Life Insurance Company of New York at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 2009 the Company changed their method of accounting and reporting for other-than-temporary impairments on debt securities.


                                        /s/ ERNST & YOUNG LLP

Boston, MA
April 7, 2010

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,
                                                                                   ---------------
                                                                                    2009     2008
                                                                                   ------   ------
                                                                                    (IN MILLIONS)
ASSETS
   Investments
   Fixed maturities:
      Available-for-sale--at fair value
      (amortized cost: 2009--$1,221; 2008--$670) ...............................   $1,235   $  726
   Investment in unconsolidated affiliate ......................................        1        1
   Policy loans ................................................................       55       43
   Short-term investments ......................................................      107      514
                                                                                   ------   ------
      Total Investments ........................................................    1,398    1,284
   Cash and cash equivalents ...................................................      669       64
   Accrued investment income ...................................................       28       19
   Deferred policy acquisition costs and deferred sales inducements ............      588      599
   Amounts due from affiliates .................................................        6       --
   Reinsurance recoverable .....................................................       67       54
   Embedded derivatives recoverable for certain separate account guarantees ....       41       40
   Other assets ................................................................       13       11
   Separate account assets .....................................................    6,648    4,865
                                                                                   ------   ------
      TOTAL ASSETS .............................................................   $9,458   $6,936
                                                                                   ======   ======
LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
   Future policy benefits ......................................................   $  929   $  801
   Policyholders' funds ........................................................       77       66
   Unearned revenue ............................................................       41       42
   Unpaid claims and claim expense reserves ....................................       18        7
   Amounts due to affiliates ...................................................       56       18
   Current income tax payable ..................................................       86       16
   Deferred income tax liability ...............................................      100       61
   Embedded derivatives payable for certain separate account guarantees ........       53      275
   Other liabilities ...........................................................       38       44
   Separate account liabilities ................................................    6,648    4,865
                                                                                   ------   ------
      Total Liabilities ........................................................    8,046    6,195
COMMITMENTS AND LEGAL PROCEEDINGS (NOTE 7)
SHAREHOLDER'S EQUITY
   Common stock ($1.00 par value; 3,000,000 shares authorized; 2,000,003 and
      2,000,002 shares issued and outstanding at December 31, 2009 and
      2008, respectively) ......................................................        2        2
   Additional paid-in capital ..................................................      895      413
   Retained earnings ...........................................................      510      299
   Accumulated other comprehensive income ......................................        5       27
                                                                                   ------   ------
      Total Shareholder's Equity ...............................................    1,412      741
                                                                                   ------   ------
      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ...............................   $9,458   $6,936
                                                                                   ======   ======

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF OPERATIONS

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                              ------------------
                                                                              2009   2008   2007
                                                                              ----   ----   ----
                                                                                 (IN MILLIONS)
REVENUES
   Premiums ...............................................................   $ 27   $ 18   $  5
   Fee income .............................................................    198    162    155
   Net investment income ..................................................    173    174    172
   Net realized investment and other gains (losses) .......................      1     10     (6)
                                                                              ----   ----   ----
      Total revenues ......................................................    399    364    326
BENEFITS AND EXPENSES
   Benefits to policyholders ..............................................    (94)   366     75
   Amortization of deferred policy acquisition costs and deferred sales
      inducements .........................................................    114    (35)    38
   Other operating costs and expenses .....................................     62     54     50
                                                                              ----   ----   ----
      Total benefits and expenses .........................................     82    385    163
                                                                              ----   ----   ----
Income (loss) before income taxes .........................................    317    (21)   163
Income tax expense (benefit) ..............................................    108    (11)    48
                                                                              ----   ----   ----
Net income (loss) .........................................................   $209   $(10)  $115
                                                                              ====   ====   ====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                     STATEMENTS OF CHANGES IN SHAREHOLDER'S
                         EQUITY AND COMPREHENSIVE INCOME

                                                                                      ACCUMULATED
                                                               ADDITIONAL                OTHER          TOTAL
                                                      CAPITAL    PAID-IN   RETAINED  COMPREHENSIVE  SHAREHOLDER'S    OUTSTANDING
                                                       STOCK     CAPITAL   EARNINGS      INCOME         EQUITY         SHARES
                                                      -------  ----------  --------  -------------  -------------  --------------
                                                              (IN MILLIONS, EXCEPT FOR SHARES OUTSTANDING)         (IN THOUSANDS)
BALANCE AT JANUARY 1, 2007..........................    $ 2       $113       $194        $  1          $  310           2,000
Comprehensive income:
   Net income.......................................                          115                         115
      Other comprehensive income, net of tax:
         Net unrealized investment gains............                                       10              10
                                                                                                       ------
Comprehensive income................................                                                      125
                                                        ---       ----       ----        ----          ------           -----
BALANCE AT DECEMBER 31, 2007........................    $ 2       $113       $309        $ 11          $  435           2,000
Comprehensive income:
   Net loss.........................................                          (10)                        (10)
      Other comprehensive income, net of tax:
         Net unrealized investment gains............                                       16              16
                                                                                                       ------
Comprehensive income................................                                                        6
                                                                                                       ------
Capital contribution from Parent....................               300                                    300
                                                        ---       ----       ----        ----          ------           -----
BALANCE AT DECEMBER 31, 2008........................    $ 2       $413       $299        $ 27          $  741           2,000
Comprehensive income:
   Net income.......................................                          209                         209
      Other comprehensive income, net of tax:
         Net unrealized investment losses...........                                      (20)            (20)
                                                                                                       ------
Comprehensive income................................                                                      189
Adoption of ASC 320 - Other-than-temporary
   impairments......................................                            2          (2)             --
Capital contribution from Parent....................               482                                    482
                                                        ---       ----       ----        ----          ------           -----
BALANCE AT DECEMBER 31, 2009........................    $ 2       $895       $510        $  5          $1,412           2,000
                                                        ===       ====       ====        ====          ======           =====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                            STATEMENTS OF CASH FLOWS

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                    ------------------------
                                                                                     2009     2008     2007
                                                                                    ------   ------   ------
                                                                                          (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...............................................................   $ 209    $ (10)   $ 115
Adjustments to reconcile net income to net cash provided by operating activities:
   Net realized investment and other (gains) losses .............................      (1)     (10)       6
   Increase in reinsurance recoverable ..........................................     (13)     (14)      (9)
   Amortization of deferred policy acquisition costs and deferred sales
      inducements ...............................................................     114      (35)      38
   Capitalization of deferred policy acquisition costs and deferred sales
      inducements ...............................................................     (99)    (143)    (139)
   Increase in accrued investment income ........................................      (9)      --       (2)
   (Increase) decrease in other assets and other liabilities, net ...............    (107)     223       66
   Increase in policyholder liabilities and accruals, net .......................      18      130       32
   Increase (decrease) in deferred income taxes .................................      31      (21)      15
                                                                                    -----    -----    -----
Net cash provided by operating activities .......................................     143      120      122
                                                                                    -----    -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
   Sales of:
      Fixed maturities ..........................................................     122      122       31
   Maturities of:
      Fixed maturities ..........................................................     104      113      108
   Purchases of:
      Fixed maturities ..........................................................    (777)    (390)    (293)
   Net sales (purchases) of short-term investments ..............................     407     (320)     (41)
   Policy loans advanced, net ...................................................     (12)      (8)      (7)
   Net change in payable for undelivered securities .............................      --       (5)       5
                                                                                    -----    -----    -----
Net cash used in investing activities ...........................................    (156)    (488)    (197)
                                                                                    -----    -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital contribution from Parent .............................................     482      300       --
   Universal life and investment-type contract deposits .........................     320      463      345
   Universal life and investment-type contract withdrawals ......................     (65)    (136)    (105)
   Net transfers to separate accounts from policyholder's funds .................    (119)    (228)    (157)
                                                                                    -----    -----    -----
Net cash provided by financing activities .......................................     618      399       83
                                                                                    -----    -----    -----
Net increase in cash and cash equivalents .......................................     605       31        8
Cash and cash equivalents at beginning of year ..................................      64       33       25
                                                                                    -----    -----    -----
CASH AND CASH EQUIVALENTS AT END OF YEAR ........................................   $ 669    $  64    $  33
                                                                                    =====    =====    =====

The accompanying notes are an integral part of these financial statements.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS. John Hancock Life Insurance Company of New York (the "Company") is a wholly-owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"). JHUSA is a wholly-owned subsidiary of The Manufacturers Investment Corporation ("MIC"). MIC is an indirect, wholly-owned subsidiary of The Manufacturers Life Insurance Company ("MLI"). MLI, in turn, is a wholly-owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based, publicly traded life insurance company.

On December 31, 2009, John Hancock Life Insurance Company ("JHLICO"), which was a wholly-owned subsidiary of John Hancock Financial Services, Inc. ("JHFS"), and John Hancock Variable Life Insurance Company ("JHVLICO"), which was a wholly-owned subsidiary of JHLICO, merged with and into JHUSA. As a result of the merger, JHLICO and JHVLICO ceased to exist, and the companies' property and obligations became the property and obligations of JHUSA.

On December 31, 2009, JHFS merged with and into MIC. As a result of the merger, JHFS ceased to exist, and the company's property and obligations became the property and obligations of MIC.

The Company provides a wide range of insurance and investment products to both individual and institutional customers located exclusively in the State of New York. These products, including individual life insurance, individual and group fixed and variable annuities are sold through an extensive network of agents, securities dealers, and other financial institutions.

BASIS OF PRESENTATION. These financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"), which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company's investment in John Hancock Investment Management Services, LLC ("JHIMS"), an affiliated company, is accounted for using the equity method of accounting and is included in investment in unconsolidated affiliate.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform to the current year presentation.

INVESTMENTS. The Company classifies its fixed maturity securities as available-for-sale and records these securities at fair value. Unrealized investment gains and losses related to available-for-sale securities are reflected in shareholder's equity, net of policyholder related amounts and deferred income taxes. Interest income is generally recognized on the accrual basis. The amortized cost of debt securities is adjusted for other-than-temporary impairments, amortization of premiums, and accretion of discounts to maturity. Amortization of premium and accretion of discounts are included in net investment income.

Policy loans are carried at unpaid principal balances.

Short-term investments, which include investments with remaining maturities of one year or less, but greater than three months, at the time of purchase, are reported at fair value.

Net realized investment and other gains (losses), other than those related to separate accounts for which the Company does not bear the investment risk, are determined on a specific identification method and are reported net of amounts credited to participating contract holder accounts.

DERIVATIVE FINANCIAL INSTRUMENTS. The Company is a party to certain separate account guarantees that may contain embedded derivatives. The Company assesses each identified embedded derivative to determine whether bifurcation is required. If it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract. Embedded derivatives are carried at fair value with changes in fair value reported in benefits to policyholders.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash and all highly liquid debt investments with a remaining maturity of three months or less when purchased.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

DEFERRED POLICY ACQUISITION COSTS AND DEFERRED SALES INDUCEMENTS. Deferred policy acquisition costs ("DAC") are costs that vary with, and are related primarily to, the production of new insurance business and have been deferred to the extent that they are deemed recoverable. Such costs include sales commissions, certain costs of policy issuance and underwriting, and certain agency expenses. Similarly, any amounts assessed as initiation fees or front-end loads are recorded as unearned revenue. The Company tests the recoverability of DAC at least annually.

For annuity, universal life insurance, and investment-type products, DAC and unearned revenue are amortized generally in proportion to the change in present value of expected gross profits arising principally from surrender charges, investment results, including realized gains (losses), and mortality and expense margins. DAC amortization is adjusted retrospectively when estimates are revised. For annuity, universal life insurance, and investment-type products, the DAC asset is adjusted for the impact of unrealized gains (losses) on investments as if these gains (losses) had been realized, with corresponding credits or charges included in accumulated other comprehensive income.

DAC and unearned revenue related to non-participating traditional life insurance is amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

The Company offers deferred sales inducements ("DSI"), including enhanced crediting rates or bonus payments, to contract holders on certain of its individual and group annuity products. The Company defers sales inducements and amortizes them over the life of the underlying contracts using the same methodology and assumptions used to amortize DAC.

REINSURANCE. Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The accompanying Statements of Operations reflect premiums, benefits, and settlement expenses net of reinsurance ceded. Reinsurance premiums, commissions, expense reimbursements, benefits, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to its policyholders to the extent that counterparties to reinsurance ceded contracts do not meet their contractual obligations.

SEPARATE ACCOUNT ASSETS AND LIABILITIES. Separate account assets and liabilities reported on the Company's Balance Sheets represent funds that are administered and invested by the Company to meet specific investment objectives of the contract holders. Net investment income and net realized investment and other gains (losses) generally accrue directly to such contract holders who bear the investment risk, subject, in some cases, to principal guarantees and minimum guaranteed rates of income. The assets of each separate account are legally segregated and are not subject to claims that arise out of any other business of the Company. Separate account assets are reported at fair value. Deposits, surrenders, net investment income, net realized investment and other gains (losses), and the related liability changes of separate accounts are offset within the same line item in the Statements of Operations. Fees charged to contract holders, principally mortality, policy administration, investment management, and surrender charges, are included in the revenues of the Company.

FUTURE POLICY BENEFITS AND POLICYHOLDERS' FUNDS. Benefit liabilities for annuities during the accumulation period are equal to accumulated contract holders' fund balances and after annuitization are equal to the present value of expected future payments.

For non-participating traditional life insurance policies, future policy benefits are estimated using a net level premium method based upon actuarial assumptions as to mortality, persistency, interest, and expenses established at the policy issue date. Assumptions established at policy issue as to mortality and persistency are based on the Company's experience, which, together with interest and expense assumptions, include a margin for adverse deviation.

Policyholders' funds are primarily related to group annuity contracts and are equal to the total of the policyholder account values before surrender charges. Policyholder account values include deposits plus credited interest or change in investment value less expense and mortality fees, as applicable, and withdrawals. Policy benefits are charged to expense and include benefit claims incurred in the period in excess of related policy account balances and interest credited to policyholders' account balances.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Liabilities for unpaid claims and claim expenses include estimates of payments to be made on reported life insurance claims and estimates of incurred but not reported claims based on historical claims development patterns.

Estimates of future policy benefit reserves, claim reserves, and expenses are reviewed on a regular basis and adjusted as necessary. Any changes in estimates are reflected in current earnings.

REVENUE RECOGNITION. Premiums from non-participating traditional life insurance and annuity policies with life contingencies are recognized as revenue when due.

Deposits related to universal life contracts and investment-type products are credited to policyholders' account balances. Revenues from these contracts, as well as annuities, consist of amounts assessed against policyholders' account balances for mortality, policy administration, and surrender charges and are recorded in fee income in the period in which the services are provided. Fee income also includes advisory fees and administrative service fees on separate accounts.

INCOME TAXES. The provision for federal income taxes includes amounts currently payable or recoverable and deferred income taxes, computed under the liability method, resulting from temporary differences between the tax basis and book basis of assets and liabilities. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized.

ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

Financial Accounting Standards Board ("FASB") Accounting Standards Codification

Effective July 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 168, "The FASB Accounting Standards Codification(TM) and the Hierarchy of Generally Accepted Accounting Principles - a Replacement of FASB Statement No. 162," and FASB Accounting Standards Update ("ASU") No. 2009-1, "Topic 105 - Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168--The FASB Accounting Standards Codification(TM) and the Hierarchy of Generally Accepted Accounting Principles."

FASB Accounting Standards Codification(TM) ("ASC") Topic 105 establishes the FASB Accounting Standards Codification(TM) as the single source of authoritative U.S. GAAP recognized by the FASB, to be applied by nongovernmental entities and to supersede all previous U.S. GAAP literature. Adoption of the ASC had no effect on the Company's Balance Sheets or Statements of Operations, as it did not change U.S. GAAP principles.

Fair Value Measurements

Effective December 31, 2009, the Company adopted ASU No. 2009-12, "Fair Value Measurements and Disclosures - Investment in Certain Entities That Calculate Net Asset per Share (or Its Equivalent)." This amendment to ASC Topic 820, "Fair Value Measurements and Disclosure" ("ASC 820"), allows entities to use the net asset value of certain investments when determining fair value, provided certain criteria are met. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective December 31, 2009, the Company adopted ASU No. 2009-05, "Measuring Liabilities at Fair Value." This amendment to ASC 820 simplifies, in certain instances, the assessment of fair value of a liability. This amendment, when applicable, allows the use of the fair value of the instrument associated with the liability when it is traded as an asset as a proxy for its fair value as a liability, given inherent difficulties in measuring the fair value of such liabilities directly. The fair value of the liability is not adjusted to reflect any restrictions on its transfer. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Effective April 1, 2009, the Company adopted FASB Staff Position ("FSP") No. FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly," which is now incorporated into ASC 820. This accounting guidance carries forward and elaborates on previous fair value concepts. The fair value of an asset or liability continues to be the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date under then current market conditions. ASC 820 provides indicators of when a transaction is considered disorderly and elaborates on how to determine the fair value of a financial instrument if such conditions exist. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

In October 2008, the FASB issued FSP FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active," which is now incorporated into ASC 820. This pronouncement provided additional guidance on determining fair values of illiquid securities. This guidance was immediately effective, retroactive to prior reporting periods for which financial statements had not yet been issued. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective January 1, 2008, the Company adopted FSP FAS 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13," which is now incorporated into ASC 820. This guidance provides a scope exception for applying Statement of Financial Accounting Standards No. 157, "Fair Value Measurements ("SFAS No. 157")," fair value methodologies to the evaluation criteria on lease classification or measurement. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

Effective January 1, 2008, the Company adopted SFAS No. 157, which is now incorporated into ASC 820. This guidance provides a single definition of fair value for accounting purposes, establishes a consistent framework for measuring fair value, and expands disclosure requirements about fair value measurements.

ASC 820 requires, among other things, an exit value approach for valuing assets and liabilities, using the best available information about what a market would bear. The exit value approach focuses on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Exit values for liabilities should include margins for risk even if they are not observable. ASC 820 provides guidance on how to measure fair value when required under existing accounting standards. ASC 820 establishes a fair value hierarchy based on the observability of the inputs to valuation techniques used to measure fair value, sorted into three levels ("Level 1, 2, and 3") with the most observable input level being Level 1. The impact of changing of valuation methods to comply with ASC 820 resulted in adjustments to actuarial liabilities, which were recorded as a decrease in net income of $14 million, net of tax, on January 1, 2008.

Subsequent Events

Effective April 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 165, "Subsequent Events, which is now incorporated into ASC Topic 855, "Subsequent Events" ("ASC 855"). This guidance was retroactively amended by the FASB in February 2010 by issuance of ASU No. 2010-9, "Subsequent Events," which requires an entity which files or furnishes its financial statements with the U.S. Securities and Exchange Commission ("SEC") to evaluate subsequent events through the date that its financial statements are issued. Adoption of this guidance resulted in expanded disclosures related to subsequent events, but had no impact on the Company's Balance Sheets or Statements of Operations.

Other-Than-Temporary Impairments

Effective April 1, 2009, the Company adopted FSP No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments, which is now incorporated into ASC Topic 320, "Investments - Debt and Equity Securities" ("ASC 320"). This new guidance removes the concept of "intent and ability to hold until recovery of value" associated with other-than-temporary impairment of a debt security whose fair value is less than its cost. Impairment losses should be recorded in earnings on an available-for-sale debt security only when management does not expect to recover the amortized cost of the security.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company's adoption of this guidance required reassessment of previous impairment losses recorded on debt securities held at March 31, 2009, with any reversals of previous impairment losses recorded through retained earnings and offset to accumulated other comprehensive income for available-for-sale debt securities and other actuarial related amounts included in other comprehensive income, and related impact on deferred acquisition costs, as of April 1, 2009.

As a result of adoption of ASC 320, the Company recognized an increase in retained earnings of $2 million, net of tax, on April 1, 2009 with a corresponding (decrease) increase in accumulated other comprehensive income of ($2) million, net of tax, attributable to (1) available-for-sale debt securities of ($4) million, (2) deferred policy acquisition costs and deferred sales inducements of $1 million, and (3) deferred income taxes of $1 million.

Income Taxes

Effective January 1, 2007, the Company adopted FASB Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," which is now incorporated into ASC 740, "Income Taxes" ("ASC 740"). This guidance prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. ASC 740 requires evaluation of whether a tax position taken on a tax return is more likely than not to be sustained if challenged, and if so, evaluation of the largest benefit that is more than 50% likely of being realized on ultimate settlement. Differences between these benefits and actual tax positions result in either (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, (b) a reduction in a deferred tax asset or an increase in a deferred tax liability, or both (a) and (b). ASC 740 requires recording a cumulative effect of adoption in retained earnings as of the beginning of the year of adoption. Adoption of this guidance had no impact on the Company's Balance Sheets or Statements of Operations.

FUTURE ADOPTION OF RECENT ACCOUNTING PRONOUNCEMENTS

Fair Value Measurements

In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures - Improving Disclosures about Fair Value Measurements," which amends ASC 820. This guidance adds additional requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. These amendments to ASC 820 will be effective for the Company on January 1, 2010. Adoption of this guidance will result in expanded disclosures related to fair value measurements, but will have no impact on the Company's Balance Sheets or Statements of Operations.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 2 -- INVESTMENTS

FIXED MATURITIES

The Company's investments in fixed maturities classified as available-for-sale are summarized below:

                                                                                     DECEMBER 31, 2009
                                                                 -----------------------------------------------------
                                                                                    GROSS        GROSS
                                                                                  UNREALIZED   UNREALIZED
                                                                 AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                                                 --------------   ----------   ----------   ----------
                                                                                      (IN MILLIONS)
FIXED MATURITIES:
   Corporate securities ......................................       $  602           $25          $ 4        $  623
   U.S. Treasury securities and obligations of U.S. government
      corporations and agencies ..............................          477             9            7           479
   Obligations of states and political subdivisions ..........           31             1            1            31
   Debt securities issued by foreign governments .............          111            --            9           102
                                                                     ------           ---          ---        ------
   Total fixed maturities available-for-sale .................       $1,221           $35          $21        $1,235
                                                                     ======           ===          ===        ======

                                                                                     DECEMBER 31, 2008
                                                                 -----------------------------------------------------
                                                                                    GROSS        GROSS
                                                                                  UNREALIZED   UNREALIZED
                                                                 AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                                                 --------------   ----------   ----------   ----------
                                                                                      (IN MILLIONS)
FIXED MATURITIES:
   Corporate securities ......................................        $339           $ 23         $  3         $359
   U.S. Treasury securities and obligations of U.S.
      government corporations and agencies ...................         329             36           --          365
   Debt securities issued by foreign governments .............           2             --           --            2
                                                                      ----           ----         ----         ----
   Total fixed maturities available-for-sale .................        $670           $ 59         $  3         $726
                                                                      ====           ====         ====         ====

The amortized cost and fair value of fixed maturities at December 31, 2009, by contractual maturity, are shown below:

                                               AMORTIZED COST   FAIR VALUE
                                               --------------   ----------
                                                        (IN MILLIONS)
FIXED MATURITIES:
Due in one year or less ....................       $  122         $  125
Due after one year through five years ......          383            393
Due after five years through ten years .....          362            368
Due after ten years ........................          354            349
                                                   ------         ------
   Total ...................................       $1,221         $1,235
                                                   ======         ======

Expected maturities may differ from contractual maturities because eligible borrowers may exercise their right to call or prepay obligations with or without call or prepayment penalties.

FIXED MATURITIES IMPAIRMENT REVIEW

The Company has a process in place to identify securities that could potentially have an impairment that is other-than- temporary. This process involves monitoring market events that could impact issuers' credit ratings, business climate, management changes, litigation and government actions, and other similar factors. This process also involves monitoring late payments, downgrades by rating agencies, key financial ratios, financial statements, revenue forecasts, and cash flow projections as indicators of credit issues.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

At the end of each quarter, the MFC Loan Review Committee reviews all securities where market value is less than 80 percent of amortized cost for six months or more to determine whether impairments need to be taken. The analysis focuses on each company's or project's ability to service its debts in a timely fashion and the length of time the security has been trading below amortized cost. The results of this analysis are reviewed by the Credit Committee at MFC. This committee includes MFC's Chief Financial Officer, Chief Investment Officer, Chief Risk Officer, Chief Credit Officer, and other senior management. This quarterly process includes a fresh assessment of the credit quality of each investment in the entire fixed maturities portfolio.

The Company considers relevant facts and circumstances in evaluating whether the impairment of a security is other-than-temporary. Relevant facts and circumstances considered include (1) the length of time the fair value has been below cost; (2) the financial position of the issuer, including the current and future impact of any specific events; and (3) the Company's ability and intent to hold the security to maturity or until it recovers in value. If the Company intends to sell, or if it is more likely than not that it will be required to sell an impaired security prior to recovery of its cost basis, the security is considered other-than-temporary impaired and the Company records a charge to earnings for the full amount of impairment (the difference between the current carrying amount and fair value of the security). For those securities in an unrealized loss position where the Company does not intend to sell or is not more likely than not to be required to sell, the Company determines its ability to recover the amortized cost of the security by comparing the net present value of the projected future cash flows to the amortized cost of the security. If the net present value of the cash flow is less that the security's amortized cost then the difference is recorded as a credit loss. The difference between the estimates of the credit loss and the overall unrealized loss on the security is the non-credit-related component. The credit loss portion is charged to net realized investment losses in the Statements of Operations, while the non-credit loss is charged to other comprehensive income (loss).

The net present value used to determine the credit loss is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company may use the estimated fair value of collateral as a proxy for the net present value if it believes that the security is dependent on the liquidation of collateral for recovery of its investment. The projection of future cash flows are subject to the same analysis the Company applies to its overall impairment evaluation process, as noted above, which incorporates security specific information such as late payments, downgrades by rating agencies, key financial ratios, financial statements, and fundamentals of the industry and geographic area in which the issuer operates, as well as overall macroeconomic conditions. The projections are estimated using assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default.

There are a number of significant risks and uncertainties inherent in the process of monitoring impairments and determining if impairment is other-than-temporary. These risks and uncertainties include (1) the risk that our assessment of an issuer's ability to meet all of its contractual obligations will change based on changes in the credit characteristics of that issuer, (2) the risk that the economic outlook will be worse than expected or have more of an impact on the issuer than anticipated, (3) the risk that fraudulent information could be provided to our investment professionals who determine the fair value estimates and other-than-temporary impairments, and (4) the risk that new information obtained by us or changes in other facts and circumstances lead us to change our intent to hold the security to maturity or until it recovers in value. Any of these situations could result in a charge to earnings in a future period.

The cost amounts for fixed maturity securities are net of the other-than-temporary impairment charges.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The following table shows the carrying value and gross unrealized losses aggregated by investment category and length of time that individual fixed maturity securities have been in a continuous unrealized loss position:

       UNREALIZED LOSSES ON FIXED MATURITY SECURITIES -- BY INVESTMENT AGE

                                                                          YEAR ENDED DECEMBER 31, 2009
                                                  ---------------------------------------------------------------------
                                                   LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                                  ---------------------   ---------------------   ---------------------
                                                  CARRYING   UNREALIZED   CARRYING   UNREALIZED   CARRYING   UNREALIZED
                                                    VALUE      LOSSES      VALUE       LOSSES      VALUE       LOSSES
                                                  --------   ----------   --------   ----------   --------   ----------
                                                                              (IN MILLIONS)
Corporate securities ..........................     $187        $  4        $ --        $ --        $187        $  4
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies ..      146           7          --          --         146           7
Obligations of states and political
   subdivisions ...............................       23           1          --          --          23           1
Debt securities issued by foreign
   governments ................................       92           9          --          --          92           9
                                                    ----        ----        ----        ----        ----        ----
Total .........................................     $448        $ 21        $ --        $ --        $448        $ 21
                                                    ====        ====        ====        ====        ====        ====

                                                                          YEAR ENDED DECEMBER 31, 2008
                                                  ---------------------------------------------------------------------
                                                   LESS THAN 12 MONTHS      12 MONTHS OR MORE             TOTAL
                                                  ---------------------   ---------------------   ---------------------
                                                  CARRYING   UNREALIZED   CARRYING   UNREALIZED   CARRYING   UNREALIZED
                                                    VALUE      LOSSES      VALUE       LOSSES      VALUE       LOSSES
                                                  --------   ----------   --------   ----------   --------   ----------
                                                                              (IN MILLIONS)
Corporate securities ..........................      $96         $ 3         $--         $--         $96         $ 3
                                                     ---         ---         ---         ---         ---         ---
Total .........................................      $96         $ 3         $--         $--         $96         $ 3
                                                     ===         ===         ===         ===         ===         ===

Unrealized losses can be created by rising interest rates or by rising credit concerns and hence widening credit spreads. Credit concerns are apt to play a larger role in the unrealized loss on below investment grade securities. Unrealized losses on investment grade securities principally relate to changes in interest rates or changes in credit spreads since the securities were acquired. Credit rating agencies' statistics indicate that investment grade securities have been found to be less likely to develop credit concerns. The Company did not hold any below investment grade fixed maturity securities at December 31, 2009 or December 31, 2008.

At December 31, 2009 and 2008, there were 62 and 37 fixed maturity securities with an aggregate gross unrealized loss of $21 million and $3 million, respectively, of which the single largest unrealized loss was $3 million and $0.5 million, respectively. The Company anticipates that these fixed maturity securities will perform in accordance with their contractual terms and currently has the ability and intent to hold these securities until they recover or mature.

There were no non-income producing available-for-sale securities for the year ended December 31, 2009. Non-income producing assets represent investments that have not produced income for the twelve months preceding December 31, 2009.

ASSETS ON DEPOSIT

As of December 31, 2009 and 2008, fixed maturity securities with a fair value of $1 million were on deposit with the State of New York as required by law.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

EQUITY METHOD INVESTMENTS

The Company has a 38% equity ownership in JHIMS, which is included in investment in unconsolidated affiliate, and is allocated approximately 39% of earnings pursuant to the Limited Liability Company Agreement. As of December 31, 2009 and 2008, total assets of JHIMS were $40 million and $27 million, respectively, and total liabilities of JHIMS were $38 million and $25 million, respectively. For the years ended December 31, 2009, 2008, and 2007, net income of JHIMS was $328 million, $350 million, and $353 million, respectively. The Company's share of income earned from its investment in JHIMS was $127 million, $137 million, and $139 million for the years ended December 31, 2009, 2008, and 2007, respectively, and is included in net investment income.

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT AND OTHER GAINS (LOSSES)

The following information summarizes the components of net investment income and net realized investment and other gains (losses):

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                       2009     2008     2007
                                                      ------   ------   ------
                                                            (IN MILLIONS)
NET INVESTMENT INCOME
   Fixed maturities ...............................    $ 43     $ 30     $ 27
   Policy loans ...................................       3        3        2
   Short-term investments .........................       2        5        5
   Other (1) ......................................     127      137      139
                                                       ----     ----     ----
   Gross investment income ........................     175      175      173
      Less investment expenses ....................       2        1        1
                                                       ----     ----     ----
Net investment income .............................    $173     $174     $172
                                                       ====     ====     ====
NET REALIZED INVESTMENT AND OTHER GAINS (LOSSES)
   Fixed maturities ...............................    $  1     $  6     $ (2)
   Other ..........................................      --        4       (4)
                                                       ----     ----     ----
Net realized investment and other gains (losses) ..    $  1     $ 10     $ (6)
                                                       ====     ====     ====

(1)  Primarily represents income earned from the Company's investment in JHIMS.

Gross gains were realized on the sale of available-for-sale securities of $3 million, $7 million, and $0.4 million for the years ended December 31, 2009, 2008, and 2007, respectively, and gross losses were realized on the sale of available-for-sale securities of $1 million, $0.1 million, and $0 million for the years ended December 31, 2009, 2008, and 2007, respectively. In addition, other-than-temporary impairments on available-for-sale securities of $0 million, $2 million, and $2 million for the years ended December 31, 2009, 2008, and 2007, respectively, were recognized in the Statements of Operations.

NOTE 3 -- INCOME TAXES

The Company joins with its parent and affiliates in filing a consolidated tax return.

In accordance with the income tax sharing agreements in effect for the applicable tax years, the income tax provision (or benefit) is computed as if each entity filed separate federal income tax returns. Intercompany settlements of income taxes are made through an increase or reduction to amounts due to or from affiliates. Such settlements occur on a periodic basis in accordance with the tax sharing agreements. Tax benefits from operating losses are provided at the U.S. statutory rate plus any tax credits attributable, provided the consolidated group utilizes such benefits currently.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 3 -- INCOME TAXES - (CONTINUED)

The components of income taxes were as follows:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                   -------------------
                                                    2009   2008   2007
                                                   -----   ----   ----
                                                      (IN MILLIONS)
Current taxes:
   Federal......................................    $ 77   $ 10    $33
Deferred taxes:
   Federal......................................      31    (21)    15
                                                    ----   ----    ---
Total income tax expense (benefit)..............    $108   $(11)   $48
                                                    ====   ====    ===

A reconciliation of income taxes at the federal income tax rate to income tax expense charged to operations is as follows:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                   -------------------
                                                    2009   2008   2007
                                                   -----   ----   ----
                                                      (IN MILLIONS)
Tax at 35%......................................    $111   $ (8)  $ 57
Add (deduct):
   Prior year taxes.............................       2      3    (11)
   Dividends received deduction.................      (4)    (6)   (11)
   Unrecognized tax benefits....................      --     --     14
   Other........................................      (1)    --     (1)
                                                    ----   ----   ----
      Total income tax expense (benefit)........    $108   $(11)  $ 48
                                                    ====   ====   ====

Deferred income tax assets and liabilities result from tax effecting the differences between the financial statement values and income tax values of assets and liabilities at each Balance Sheet date. Deferred tax assets and liabilities consisted of the following:

                                                  DECEMBER 31,
                                                  ------------
                                                   2009   2008
                                                   ----   ----
                                                  (IN MILLIONS)
DEFERRED TAX ASSETS:
   Differences in computing policy reserves....    $155   $108
   Securities and other investments............      --     79
   Unearned revenue............................      14     15
   Tax credits.................................       7      6
   Other.......................................       1     --
                                                   ----   ----
      Total deferred tax assets................     177    208
                                                   ----   ----
DEFERRED TAX LIABILITIES:
   Unrealized gains on investments.............       5     15
   Securities and other investments............      15     --
   Deferred policy acquisition costs...........     165    171
   Reinsurance.................................      79     67
   Deferred sales inducements..................      13     16
                                                   ----   ----
      Total deferred tax liabilities...........     277    269
                                                   ----   ----
         Net deferred tax liabilities..........    $100   $ 61
                                                   ====   ====

At December 31, 2009 and December 31, 2008 the Company had no operating loss carryforwards. The Company believes that it will realize the full benefit of its deferred tax assets.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company made income tax payments of $7 million, $32 million, and $32 million in 2009, 2008, and 2007, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and in New York. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by taxing authorities for years before 2003.

The Internal Revenue Service ("IRS") completed its examination of the Company's income tax returns for years 2004 through 2005 in July 2009. The Company filed protests with the IRS Appeals Division of various adjustments raised by the IRS in its examinations of these years. The examination of the 2006 and 2007 tax years began in November 2009.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

                                                                  DECEMBER 31,
                                                                  ------------
                                                                   2009   2008
                                                                   ----   ----
                                                                  (IN MILLIONS)
Balance, beginning of year.....................................    $16     $16
Additions based on tax positions related to the current year...      2       3
(Reductions) additions for tax positions of prior years........     (1)     (3)
                                                                   ----    ---
Balance, end of year...........................................    $17     $16
                                                                   ====    ===

Included in the balance as of December 31, 2009 and 2008, respectively are $17 million and $16 million of unrecognized benefits that, if recognized, would affect the Company's effective tax rate.

Included in the balance as of December 31, 2009, are no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest or penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of taxes to an earlier period.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense (part of other operating costs and expenses) and penalties in income tax expense. During the years ended December 31, 2009, 2008, and 2007, the Company recognized approximately $1 million, $(1) million, and $1 million in interest expense, respectively. The Company had approximately $2 million and $0 million accrued for interest as of December 31, 2009 and December 31, 2008, respectively. The Company did not recognize any material amounts of penalties during the years ended December 31, 2009, 2008, and 2007.

NOTE 4 -- RELATED PARTY TRANSACTIONS

SERVICE AGREEMENTS

The Company has formal service agreements with MLI and JHUSA. Under these agreements, the Company will pay direct investment and operating expenses incurred by MLI and JHUSA on behalf of the Company. Services provided under the agreements include legal, personnel, marketing, investment accounting, and certain other administrative services and are billed based on intercompany cost allocations. Pursuant to an administrative services agreement, all intercompany services are billed through JHUSA to the Company. Pursuant to an investment services agreement, all investment services are billed directly by MLI to the Company. Costs incurred under the agreements were $41 million, $47 million, and $45 million for the years ended December 31, 2009, 2008, and 2007, respectively. As of December 31, 2009 and December 31, 2008, the Company had accrued payables of $12 million and $9 million, respectively.

Management believes the allocation methods used are reasonable and appropriate in the circumstances; however, the Company's Balance Sheets may not necessarily be indicative of the financial condition that would have existed if the Company operated as an unaffiliated entity.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

In connection with the hedging risks associated with the Company's variable annuity products, the Company has entered into an Investment Service Agreement with MFC Global Investment Management (Canada), a division of Elliott & Page Limited ("E&P") effective December 28, 2009, pursuant to which E&P acts as investment advisor and program manager with respect to trading certain derivatives contracts for the Company's hedging program. The Company has also entered into an Asset & Liability Management Services Agreement with MLI, pursuant to which MLI performs certain asset and liability management services in connection with the hedging program. The fees for services provided under both agreements shall be determined at fair market value.

CAPITAL STOCK TRANSACTIONS

On March 30, 2009, the Company received a $282 million capital contribution from JHUSA in exchange for one share of common stock. The amount included $84 million in cash and fixed maturities with a fair value of $216 million, reduced by a deferred tax liability of $18 million. The deferred tax liability was recognized as the fixed maturities contributed had a cost basis of $164 million.

On December 21, 2009, the Company received a capital contribution from JHUSA of $200 million in cash.

OTHER

The Company has entered into an Amended and Restated Underwriting and Distribution Agreement with John Hancock Distributors, LLC ("JHD"), effective December 1, 2009, pursuant to which JHD is appointed as the principal underwriter and exclusive distributor of the variable annuity, variable life and other products issued by the Company. This agreement replaced and superseded the previous Underwriting and Distribution Agreement dated January 1, 2002 between the parties. For the years ended December 31, 2009, 2008, and 2007, the Company was billed by JHD for underwriting commissions of $100 million, $130 million, and $129 million, respectively. The Company had accrued payables for services provided of $4 million at December 31, 2009 and 2008, respectively.

The Company had receivables from JHIMS relating to distributions of $13 million and $9 million, which were included in accrued investment income at December 31, 2009 and 2008, respectively.

The Company participates in a liquidity pool operated by JHUSA, in which affiliates can invest excess cash. Terms of participation in the liquidity pool are set out in the Liquidity Pool and Loan Facility Agreements effective November 13, 2007. The Company had $139 million and $66 million invested in this pool at December 31, 2009 and 2008, respectively.

NOTE 5 -- REINSURANCE

The effect of reinsurance on life premiums written and earned was as follows:

                                               YEARS ENDED DECEMBER 31,
                                ------------------------------------------------------
                                      2009               2008               2007
                                    PREMIUMS           PREMIUMS           PREMIUMS
                                ----------------   ----------------   ----------------
                                WRITTEN   EARNED   WRITTEN   EARNED   WRITTEN   EARNED
                                -------   ------   -------   ------   -------   ------
                                                     (IN MILLIONS)
Direct.......................    $100      $100     $ 69      $ 70     $ 35      $ 35
Ceded........................     (73)      (73)     (52)      (52)     (30)      (30)
                                 ----      ----     ----      ----     ----      ----
   Net life premiums.........    $ 27      $ 27     $ 17      $ 18     $  5      $  5
                                 ====      ====     ====      ====     ====      ====

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

At December 31, 2009, the Company had treaties with twenty-one reinsurers (nineteen non-affiliated and two affiliated). The per policy life risk retained by the Company is capped at a maximum of $100 thousand. In 2009, recoveries under these agreements totaled $40 million on $48 million of death claims. In 2008, recoveries under these agreements totaled $28 million on $35 million of death claims. In 2007, recoveries under these agreements totaled $14 million on $17 million of death claims.

The Company utilizes reinsurance agreements to provide for greater diversification of business, allowing management to control exposure to potential losses arising from large risks and provide additional capacity for growth. Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under the reinsurance agreements. Failure of the reinsurers to honor their obligations could result in losses to the Company; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar characteristics among the reinsurers.

NOTE 6 -- PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company participates in a funded qualified defined benefit plan (the "Plan"). Effective January 1, 2008, the John Hancock Financial Services, Inc. Pension Plan was renamed the John Hancock Pension Plan. Pursuant to the merger of JHFS into MIC, as discussed in Note 1, JHFS ceased to exist, and sponsorship of the Plan transferred to JHUSA effective January 1, 2010. Historically, pension benefits were calculated utilizing a traditional formula. Under the traditional formula, benefits were provided based upon length of service and final average compensation. As of Jannuary 1, 2002, the defined benefit pension plan was amended to a cash balance basis. Under the cash balance formula, participants are credited with benefits equal to a percentage of eligible pay, as well as interest. In addition, early retirement benefits are subsidized for certain grandfathered participants. The costs associated with the Plan were charged to the Company and were not material for the years ended December 31, 2009, 2008, and 2007, respectively.

The Company participates in a postretirement medical and life insurance benefit plan for its retired employees and their spouses. Sponsorship of this plan transferred to JHUSA effective January 1, 2010. Certain employees hired prior to 2005 who meet age and service criteria may be eligible for these postretirement benefits in accordance with the plan's provisions. The majority of retirees contribute a portion of the total cost of postretirement medical benefits. Life insurance benefits are based on final compensation subject to the plan maximum.

The employee welfare plan was amended effective January 1, 2007 whereby participants who had not reached a certain age and years of service with the Company were no longer eligible for such Company contributory benefits. Also the number of years of service required to be eligible for the benefit was increased to 15 years. The future retiree life insurance coverage amount was frozen as of December 31, 2006. The costs associated with other postretirement benefits were charged to the Company and were not material for the years ended December 31, 2009, 2008, and 2007, respectively.

The Company participates in a qualified defined contribution plan. Sponsorship of this plan transferred to JHUSA effective January 1, 2010. The costs associated with the defined contribution plan were charged to the Company and were not material for the years ended December 31, 2009, 2008, and 2007.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 7 -- COMMITMENTS AND LEGAL PROCEEDINGS

COMMITMENTS. The Company leases office space under operating lease agreements, which will expire in March of 2012. Rental expenses were $75 thousand, for each of the years ended December 31, 2009, 2008, and 2007, respectively.

The future minimum lease payments by year and in the aggregate, under the remaining operating leases are presented below:

                                            OPERATING
                                             LEASES
                                         --------------
                                         (IN THOUSANDS)
2010..................................        $ 53
2011..................................          52
2012..................................          13
                                              ----
Total minimum lease payments..........        $118
                                              ====

LEGAL PROCEEDINGS. The Company is regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming the Company as a defendant ordinarily involves its activities as a provider of insurance protection and wealth management products and as a taxpayer. In addition, the New York Insurance Department, the New York Attorney General, the SEC, the Financial Industry Regulatory Authority, and other government and regulatory bodies regularly make inquiries and, from time to time, require the production of information or conduct examinations concerning the Company's compliance with, among other things, insurance laws, securities laws, and laws governing the activities of broker-dealers. The Company does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on its financial condition or results of operations.

NOTE 8 -- SHAREHOLDER'S EQUITY

CAPITAL STOCK

The Company has one class of capital stock, common stock. All of the outstanding common stock of the Company is owned by its parent, JHUSA.

ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income were as follows:

                                                                                   ACCUMULATED
                                                                 NET UNREALIZED       OTHER
                                                                   INVESTMENT     COMPREHENSIVE
                                                                 GAINS (LOSSES)       INCOME
                                                                 --------------   -------------
                                                                          (IN MILLIONS)
BALANCE AT JANUARY 1, 2007....................................        $ 1              $ 1
Gross unrealized investment gains (net of deferred income tax
   expense of $6 million)...................................           11               11
Reclassification adjustment for gains realized in net income
   (net of deferred income tax benefit of $0 million).........         --               --
Adjustment for deferred policy acquisition costs and deferred sales inducements (net of deferred income tax benefit of
   $0.3 million)..............................................         (1)              (1)
                                                                      ---              ---
Net unrealized investment gains...............................         10               10
                                                                      ---              ---
BALANCE AT DECEMBER 31, 2007..................................        $11              $11
                                                                      ===              ===

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                    NET          ACCUMULATED
                                                                 UNREALIZED         OTHER
                                                                 INVESTMENT     COMPREHENSIVE
                                                               GAINS (LOSSES)       INCOME
                                                               --------------   -------------
                                                                        (IN MILLIONS)
BALANCE AT JANUARY 1, 2008..................................      $ 11              $ 11
Gross unrealized investment gains (net of deferred income
   tax expense of $15 million)..............................        29                29
Reclassification adjustment for gains realized in net
   income (net of deferred income tax benefit of
    $2 million).............................................        (5)               (5)
Adjustment for deferred policy acquisition costs and
   deferred sales inducements and unearned revenue
   liability (net of deferred income tax benefit of $3
   million).................................................        (5)               (5)
Adjustment for policyholder liabilities (net of deferred
   income tax benefit of $2 million)........................        (3)               (3)
                                                                  ----              ----
Net unrealized investment gains.............................        16                16
                                                                  ----              ----
BALANCE AT DECEMBER 31, 2008................................      $ 27              $ 27
                                                                  ====              ====
Gross unrealized investment losses (net of deferred income
   tax benefit of $14 million)..............................      $(26)             $(26)
Reclassification adjustment for gains realized in net
   income (net of deferred income tax benefit of
   $1 million)..............................................        (1)               (1)
Adjustment for deferred policy acquisition costs, deferred
   sales inducements and unearned revenue liability (net of
   deferred income tax expense of $1 million)...............         2                 2
Adjustment for policyholder liabilities (net of deferred
   income tax expense of $1 million)........................         3                 3
                                                                  ----              ----
Net unrealized investment losses............................       (22)              (22)
                                                                  ----              ----
BALANCE AT DECEMBER 31, 2009................................      $  5              $  5
                                                                  ====              ====

Net unrealized investment gains (losses) included on the Company's Balance Sheets as a component of shareholder's equity are summarized below:

                                                                                           DECEMBER 31,
                                                                                        ------------------
                                                                                        2009   2008   2007
                                                                                        ----   ----   ----
                                                                                           (IN MILLIONS)
Balance, end of year comprises:
   Unrealized investment gains on:
      Fixed maturities...............................................................   $14    $ 56   $18
                                                                                        ---    ----   ---
   Total.............................................................................    14      56    18
Amounts of unrealized investment (losses) gains attributable to:
      Deferred policy acquisition costs, deferred sales inducements and unearned
         revenue liability...........................................................    (6)     (9)   (1)
      Policyholder liabilities.......................................................    (1)     (5)   --
      Deferred income taxes..........................................................    (2)    (15)   (6)
                                                                                        ---    ----   ---
   Total.............................................................................    (9)    (29)   (7)
                                                                                        ---    ----   ---
Net unrealized investment gains......................................................   $ 5    $ 27   $11
                                                                                        ===    ====   ===

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 8 -- SHAREHOLDER'S EQUITY - (CONTINUED)

STATUTORY RESULTS

The Company is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile, which is New York.

The Company's statutory net income (loss) for the years ended December 31, 2009, 2008, and 2007 was $310 million (unaudited), $(329) million, and $66 million, respectively.

The Company's statutory capital and surplus as of December 31, 2009 and 2008 was $1,017 million (unaudited) and $218 million, respectively.

Under New York insurance law, no insurer may pay any shareholder dividends from any source other than statutory earned surplus without the prior approval of the Superintendent of Insurance (the "Superintendent"). New York law also limits the aggregate amount of dividends a life insurer may pay in any calendar year, without the prior permission of the Superintendent, to the lesser of (i) 10% of its statutory policyholders' surplus as of the immediately preceding calendar year or (ii) the company's statutory net gain from operations for the immediately preceding calendar year, not including realized capital gains.

NOTE 9 -- SEGMENT INFORMATION

The Company operates in the following three business segments: (1) Protection and (2) Wealth Management, which primarily serve retail customers and (3) Corporate.

The Company's reportable segments are strategic business units offering different products and services. The reportable segments are managed separately, as they focus on different products, markets, and distribution channels.

PROTECTION SEGMENT. Offers a variety of individual life insurance products, including whole life, term life, universal life, and variable life insurance. Products are distributed through multiple distribution channels, including insurance agents, brokers, banks, financial planners, and direct marketing.

WEALTH MANAGEMENT SEGMENT. Offers individual and group annuities contracts. Individual annuities consist of fixed deferred annuities and variable annuities. These products are distributed through multiple distribution channels, including insurance agents and brokers affiliated with the Company, securities brokerage firms, financial planners, pension plan sponsors, pension plan consultants, and banks.

CORPORATE. Includes corporate operations primarily related to certain financing activities and income on capital not specifically allocated to the reporting segments.

The accounting policies of the segments are the same as those described in Note 1 -- Summary of Significant Accounting Policies. Allocations of net investment income are based on the amount of assets allocated to each segment. Other costs and operating expenses are allocated to each segment based on a review of the nature of such costs, cost allocations utilizing time studies, and other relevant allocation methodologies.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The following table summarizes selected financial information by segment for the periods indicated:

                                                                                           WEALTH
                                                                            PROTECTION   MANAGEMENT   CORPORATE    TOTAL
                                                                            ----------   ----------   ---------   ------
                                                                                            (IN MILLIONS)
2009
   Revenues from external customers .....................................     $  132       $   93       $   --    $  225
   Net investment income ................................................         17           19          137       173
   Net realized investment and other gains ..............................          1           --           --         1
                                                                              ------       ------       ------    ------
   Revenues .............................................................     $  150       $  112       $  137    $  399
                                                                              ======       ======       ======    ======
   Net (loss) income ....................................................     $  (13)      $  134       $   88    $  209
                                                                              ======       ======       ======    ======
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................     $   --       $   20       $  107    $  127
   Carrying value of investments accounted for under the equity method ..         --           --            1         1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................         23           91           --       114
   Income tax (benefit) expense .........................................         (7)          68           47       108
   Segment assets .......................................................     $  869       $7,025       $1,564    $9,458

                                                                                           WEALTH
                                                                            PROTECTION   MANAGEMENT   CORPORATE    TOTAL
                                                                            ----------   ----------   ---------   ------
                                                                                            (IN MILLIONS)
2008
   Revenues from external customers .....................................      $ 82        $   98       $ --      $  180
   Net investment income ................................................        12            24        138         174
   Net realized investment and other gains (losses) .....................        10             1         (1)         10
                                                                               ----        ------       ----      ------
   Revenues .............................................................      $104        $  123       $137      $  364
                                                                               ====        ======       ====      ======
   Net (loss) income ....................................................      $ (5)       $  (91)      $ 86      $  (10)
                                                                               ====        ======       ====      ======
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................      $ --        $   21       $116      $  137
   Carrying value of investments accounted for under the equity method ..        --            --          1           1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................        (8)          (27)        --         (35)
   Income tax (benefit) expense .........................................        (3)          (59)        51         (11)
   Segment assets .......................................................      $614        $5,370       $952      $6,936

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                                           WEALTH
                                                                            PROTECTION   MANAGEMENT   CORPORATE    TOTAL
                                                                            ----------   ----------   ---------   ------
                                                                                            (IN MILLIONS)
2007
   Revenues from external customers .....................................       $61          $ 99        $ --     $ 160
   Net investment income ................................................         7            30         135       172
   Net realized investment and other losses .............................        (5)           --          (1)       (6)
                                                                                ---          ----        ----     -----
   Revenues .............................................................       $63          $129        $134     $ 326
                                                                                ===          ====        ====     =====
   Net income ...........................................................       $ 6          $ 16        $ 93     $ 115
                                                                                ===          ====        ====     =====
SUPPLEMENTAL INFORMATION:
   Equity in net income of investees accounted for by the equity
      method ............................................................       $--          $ 22        $117     $ 139
   Carrying value of investments accounted for under the equity method ..        --            --           1         1
   Amortization of deferred policy acquisition costs and deferred
      sales inducements .................................................        15            23          --        38
   Income tax expense ...................................................         3             6          39        48

The Company operates primarily in the United States and has no reportable major customers.

NOTE 10 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments. Fair values have been determined by using available market information and the valuation methodologies described below.

                                                                          DECEMBER 31,
                                                             -------------------------------------
                                                                    2009                2008
                                                             -----------------   -----------------
                                                             CARRYING    FAIR    CARRYING    FAIR
                                                               VALUE     VALUE     VALUE     VALUE
                                                             --------   ------   --------   ------
                                                                         (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Corporate securities ...............................    $  623    $  623    $  359    $  359
      U.S. Treasury securities and obligations of U.S.
         government corporations and agencies ............       479       479       365       365
      Obligations of states and political subdivisions ...        31        31        --        --
      Debt securities issued by foreign governments ......       102       102         2         2
   Policy loans ..........................................        55        55        43        43
   Short-term investments ................................       107       107       514       514
   Cash and cash equivalents .............................       669       669        64        64
   Embedded derivatives ..................................        41        41        40        40
   Separate account assets ...............................     6,648     6,648     4,865     4,865
LIABILITIES:
   Fixed-rate deferred annuities .........................         3         3        --        --
   Embedded derivatives ..................................        53        53       275       275

Effective January 1, 2008, the Company adopted ASC 820, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. The exit value assumes the asset or liability is exchanged in an orderly transaction; it is not a forced liquidation or distressed sale.

ASC 820 resulted in effectively creating the following two primary categories of financial instruments for the purpose of fair value disclosure:

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 10 -- FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)

- Financial Instruments Measured at Fair Value and Reported in the Balance Sheets - This category includes assets and liabilities measured at fair value on a recurring and non recurring basis. Financial instruments measured on a recurring basis include fixed maturities, short-term investments, derivatives and separate account assets. There are no assets and liabilities measured at fair value on a non recurring basis.

- Other Financial Instruments not Reported at Fair Value - This category includes assets and liabilities which do not require the additional ASC 820 disclosures, as follows:

POLICY LOANS - These loans are carried at unpaid principal balances, which approximate their fair values.

CASH AND CASH EQUIVALENTS - The carrying values for cash and cash equivalents approximate fair value due to the short-term maturities of these instruments.

FIXED-RATE DEFERRED ANNUITIES - The fair value of these financial instruments is estimated by projecting multiple stochastically generated interest rate scenarios under a risk neutral environment reflecting inputs (interest rates, volatility, etc.) observable at the valuation date.

FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE ON THE BALANCE SHEETS

VALUATION HIERARCHY

Following ASC 820 guidance, the Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

- Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. Valuations are based on quoted prices reflecting market transactions involving assets or liabilities identical to those being measured. Level 1 securities primarily include separate account assets.

- Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in inactive markets, inputs that are observable that are not prices (such as interest rates, credit risks, etc.) and inputs that are derived from or corroborated by observable market data. Most debt securities and short-term investments are classified within Level 2.

- Level 3 - Fair value measurements using significant non market observable inputs. These include valuations for assets and liabilities that are derived using data, some or all of which is not market observable data, including assumptions about risk. Embedded derivatives related to reinsurance agreements or product guarantees are included in this category.

DETERMINATION OF FAIR VALUE

The valuation methodologies used to determine the fair values of assets and liabilities under ASC 820 reflect market participant assumptions and are based on the application of the fair value hierarchy that prioritizes observable market inputs over unobservable inputs. When available, the Company uses quoted market prices to determine fair value, and classifies such items within Level 1. If quoted market prices are not available, fair value is based upon valuation techniques which discount expected cash flows utilizing independent market observable interest rates based on the credit quality and duration of the instrument. Items valued using models are classified according to the lowest level input that is significant to the valuation. Thus, an item may be classified in Level 3 even though significant market observable inputs are used.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

FAIR VALUE MEASUREMENTS ON A RECURRING BASIS

FIXED MATURITIES

For fixed maturities, including corporate, US Treasury, foreign government and obligations of states and political subdivisions, fair values are based on quoted market prices when available. When market prices are not available, fair value is generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality (matrix pricing). The significant inputs into these models include, but are not limited to, yield curves, credit risks and spreads, measures of volatility and prepayment speeds. These fixed maturities are classified within Level 2. Fixed maturities with significant pricing inputs which are unobservable are classified within Level 3.

SHORT-TERM INVESTMENTS

Short-term investments are comprised of securities due to mature within one year of the date of purchase that are traded in active markets, and are classified within Level 1 as fair values are based on quoted market prices. Securities such as commercial paper and discount notes are classified within Level 2 because these securities are typically not actively traded due to their short maturities and, as such, their cost generally approximates fair value.

EMBEDDED DERIVATIVES

As defined in FAS 133, "Accounting for Derivative Instrument and Hedging Activities", now incorporated into ASC 815, "Disclosures about Derivative Instruments and Hedging Activites," which is now incorporated into ASC 944 - "Financial Services - Insurance" ("ASC 944"), the Company holds assets and liabilities classified as embedded derivatives, which are reported separately on the balance sheets. Those assets include guaranteed minimum income benefits that are ceded under modified coinsurance reinsurance arrangements ("Reinsurance GMIB Assets"). Liabilities include policyholder benefits offered under variable annuity contracts such as guaranteed minimum withdrawal benefits with a term certain ("GMWB").

Embedded derivatives are recorded in financial statements at fair value, separately from their host contract, and the change in their fair value is reflected in benefits to policyholders. Many factors including, but not limited to, market conditions, credit ratings, variations in actuarial assumptions regarding policyholder liabilities and risk margins related to non-capital market inputs may result in significant fluctuations in the fair value of these embedded derivatives that could materially affect net income.

The fair value of embedded derivatives is estimated as the present value of future benefits less the present value of future fees. The fair value calculation includes assumptions for risk margins including nonperformance risk.

Risk margins are established to capture the risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, persistency, partial withdrawal and surrenders. The establishment of these actuarial assumptions, risk margins, nonperformance risk, and other inputs requires the use of significant judgment.

Nonperformance risk refers to the risk that the obligation will not be fulfilled and affects the value of the liability. The fair value measurement assumes that the nonperformance risk is the same before and after the transfer. Therefore, fair value reflects the reporting entity's own credit risk.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

Nonperformance risk for liabilities held by the Company is based on MFC's own credit risk, which is determined by taking into consideration publicly available information relating to MFC's debt as well as its claims paying ability. Nonperformance risk is also reflected in the Reinsurance GMIB assets held by the Company. The credit risk of the reinsurance companies is most representative of the nonperformance risk for Reinsurance GMIB assets, and is derived from publicly available information relating to the reinsurance companies' publicly issued debt.

SEPARATE ACCOUNT ASSETS

Separate account assets are reported at fair value and reported as a summarized total on the balance sheets in accordance with ASC 944. The fair value of separate account assets are based on the fair value of the underlying assets owned by the separate account. Assets owned by the Company's separate accounts primarily include: investments in mutual funds, short-term investments and cash and cash equivalents.

The fair value of mutual fund investments is based upon quoted market prices or reported net asset values ("NAV"). Open-ended mutual fund investments that are traded in an active market and have a publically available price are included in Level 1. The fair values of fixed maturity securities, equity securities, short-term investments, and cash equivalents held by separate accounts are determined on a basis consistent with the methodologies described herein for similar financial instruments held within the Company's general account.

The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis by ASC 820 fair value hierarchy levels, as of December 31, 2009.

                                                                        DECEMBER 31, 2009
                                                            ----------------------------------------
                                                               TOTAL
                                                            FAIR VALUE   LEVEL 1   LEVEL 2   LEVEL 3
                                                            ----------   -------   -----------------
                                                                          (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Corporate securities ..............................     $  623      $   --    $  623     $--
      U.S. Treasury securities and obligations of U.S.
         government corporations and agencies ...........        479          --       479      --
      Obligations of states and political subdivisions ..         31          --        31      --
      Debt securities issued by foreign governments .....        102          --       102      --
   Short-term investments ...............................        107          --       107      --
   Separate account assets (1) ..........................      6,648       6,648       --       --
   Embedded derivatives .................................         41          --       --       41
                                                              ------      ------    ------     ---
TOTAL ASSETS AT FAIR VALUE ..............................     $8,301      $6,648    $1,342     $41
                                                              ======      ======    ======     ===
LIABILITIES:
   Embedded derivatives .................................     $   53      $   --    $  --      $53
                                                              ------      ------    ------     ---
TOTAL LIABILITIES AT FAIR VALUE .........................     $   53      $   --    $  --      $53
                                                              ======      ======    ======     ===

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                                                        DECEMBER 31, 2008
                                                            ----------------------------------------
                                                              TOTAL
                                                            FAIR VALUE   LEVEL 1   LEVEL 2   LEVEL 3
                                                            ----------   -------   -----------------
                                                                          (IN MILLIONS)
ASSETS:
   Fixed maturities:
      Corporate securities ..............................     $  359      $   --    $  359    $ --
      U.S. Treasury securities and obligations of U.S.
         government corporations and agencies ...........        365          --       365      --
      Debt securities issued by foreign governments .....          2          --         2      --
   Short-term investments ...............................        514          --       514      --
   Separate account assets (1) ..........................      4,865       4,865        --      --
   Embedded derivatives .................................         40        --          --      40
                                                              ------      ------    ------    ----
TOTAL ASSETS AT FAIR VALUE ..............................     $6,145      $4,865    $1,240    $ 40
                                                              ======      ======    ======    ====
LIABILITIES:
  Embedded derivatives ..................................     $  275      $   --    $   --    $275
                                                              ------      ------    ------    ----
TOTAL LIABILITIES AT FAIR VALUE .........................     $  275      $   --    $   --    $275
                                                              ======      ======    ======    ====

(1) Separate account assets are recorded at fair value. Investment performance related to separate account assets is fully offset by corresponding amounts credited to contract holders whose interest in the separate account assets is recorded by the Company as separate account liabilities. Separate account liabilities are set equal to the fair value of separate account assets as prescribed by ASC 944.

LEVEL 3 FINANCIAL INSTRUMENTS

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

                                                                 2009          2008
                                                                 NET           NET
                                                               EMBEDDED      EMBEDDED
                                                             DERIVATIVES   DERIVATIVES
                                                             -----------   -----------
                                                                    (IN MILLIONS)
BALANCE AT JANUARY 1, ....................................      $(235)        $ (28)
   Net realized/unrealized gains (losses) included in:
      Net income (loss) (1) ..............................        223          (207)
      Other comprehensive income .........................         --            --
   Purchases, issuances, (sales) and (settlements), net ..         --            --
   Transfers in and/or (out) of Level 3, net (2) .........         --            --
                                                                -----         -----
BALANCE AT DECEMBER 31, ..................................      $ (12)        $(235)
                                                                =====         =====
Gains (losses) for the period included in earnings
   attributable to the change in unrealized gains (losses)
   relating to assets and liabilities still held at
   December 31, ..........................................      $ 223         $(207)
                                                                =====         =====

(1) This amount is included in benefits to policyholders in the Statement of Operations. All gains and losses on level 3 liabilities are classified as realized gains (losses) for the purpose of this disclosure because it is not practicable to track realized and unrealized gains (losses) separately on a contract by contract basis.

(2) For financial assets that are transferred into and/or out of Level 3, the Company uses the fair value of the assets at the beginning of the reporting period.

FINANCIAL INSTRUMENTS MEASURED AT FAIR VALUE ON A NON RECURRING BASIS

During the reporting period, there were no material assets or liabilities measured at fair value on a nonrecurring basis.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 11 -- CERTAIN SEPARATE ACCOUNTS

The Company issues variable annuity and variable life contracts through its separate accounts for which investment income and investment gains and losses accrue to, and investment risk is borne by, the contract holder. All contracts contain certain guarantees, which are discussed more fully below.

The assets supporting the variable portion of variable annuities are carried at fair value and reported on the Balance Sheets as total separate account assets with an equivalent amount reported for separate account liabilities. Amounts assessed against the contract holders for mortality, administrative, and other services are included in revenue, and changes in liabilities for minimum guarantees are included in benefits to policyholders in the Company's Statements of Operations. For the years ended December 31, 2009 and 2008, there were no gains or losses on transfers of assets from the general account to the separate account.

The deposits related to the variable life insurance contracts are invested in separate accounts, and the Company guarantees a specified death benefit on certain policies if specified premiums on these policies are paid by the policyholder, regardless of separate account performance.

The following table reflects variable life insurance contracts with guarantees held by the Company:

                                                                DECEMBER 31,
                                                               --------------
                                                               2009     2008
                                                               -----   ------
                                                                (IN MILLIONS,
                                                               EXCEPT FOR AGE)
LIFE INSURANCE CONTRACTS WITH GUARANTEED BENEFITS
   In the event of death
   Account value ...........................................    $44     $24
   Net amount at risk related to deposits ..................      7       5
   Average attained age of contract holders ................     45      43

Many of the variable annuity contracts issued by the Company offer various guaranteed minimum death, income, and/or withdrawal benefits. Guaranteed Minimum Death Benefit ("GMDB") features guarantee the contract holder either (a) a return of no less than total deposits made to the contract less any partial withdrawals, (b) total deposits made to the contract less any partial withdrawals plus a minimum return, or (c) the highest contract value on a specified anniversary date minus any withdrawals following the contract anniversary.

Contracts with Guaranteed Minimum Income Benefit ("GMIB") riders provide a guaranteed lifetime annuity, which may be elected by the contract holder after a stipulated waiting period (ten years), and which may be larger than what the contract account balance would purchase at then-current annuity purchase rates.

Multiple variations of an optional GMWB rider have also been offered by the Company. The GMWB rider provides contract holders a guaranteed annual withdrawal amount over a specified time period or in some cases for as long as they live. In general, guaranteed annual withdrawal amounts are based on deposits and may be reduced if withdrawals exceed allowed amounts. Guaranteed amounts may also be increased as a result of "step-up" provisions which increase the benefit base to higher account values at specified intervals. Guaranteed amounts may also be increased if withdrawals are deferred over a specified period. In addition, certain versions of the GMWB rider extend lifetime guarantees to spouses.

Reinsurance has been utilized to mitigate risk related to some of the GMDB and GMIB riders.

For GMDB, the net amount at risk is defined as the current guaranteed minimum death benefit in excess of the current account balance. For GMIB, the net amount at risk is defined as the excess of the current annuitization income base over the current account value. For GMWB, the net amount at risk is defined as the current guaranteed withdrawal amount minus the current account value. For all the guarantees, the net amount at risk is floored at zero at the single contract level.

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The Company had the following variable annuity contracts with guarantees. Amounts at risk are shown net of reinsurance. Note that the Company's variable annuity contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive.

                                                                 DECEMBER 31,
                                                             -------------------
                                                               2009       2008
                                                             --------   --------
                                                            (IN MILLIONS, EXCEPT
                                                                  FOR AGES)
GUARANTEED MINIMUM DEATH BENEFIT
   Return of net deposits
   In the event of death
      Account value ......................................    $1,426     $1,078
      Net amount at risk- net of reinsurance .............       103        328
      Average attained age of contract holders ...........        64         63
   Highest specified anniversary account value minus
   withdrawals post anniversary
   In the event of death
      Account value ......................................    $2,827     $2,322
      Net amount at risk- net of reinsurance .............       300        656
      Average attained age of contract holders ...........        64         64
GUARANTEED MINIMUM INCOME BENEFIT
      Account value ......................................    $  477     $  401
      Net amount at risk- net of reinsurance .............        --         --
      Average attained age of contract holders ...........        61         60
GUARANTEED MINIMUM WITHDRAWAL BENEFIT
      Account value ......................................    $2,802     $2,075
      Net amount at risk .................................       470        860
      Average attained age of contract holders ...........        63         62

Account balances of variable contracts with guarantees invest in various separate accounts with the following characteristics:

                                               DECEMBER 31,
                                             ---------------
                                              2009     2008
                                             ------   ------
                                              (IN MILLIONS)
TYPE OF FUND
Equity ...................................   $1,907   $1,510
Balanced .................................    1,617    1,114
Bonds ....................................      527      423
Money market .............................      111      155
                                             ------   ------
   Total .................................   $4,162   $3,202
                                             ======   ======

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

The following table summarizes the liabilities for guarantees on variable contracts reflected in the general account:

                                           GUARANTEED   GUARANTEED   GUARANTEED
                                             MINIMUM      MINIMUM     MINIMUM
                                              DEATH       INCOME     WITHDRAWAL
                                             BENEFIT      BENEFIT     BENEFIT
                                             (GMDB)       (GMIB)       (GMWB)     TOTAL
                                           ----------   ----------   ----------   -----
                                                           (IN MILLIONS)
Balance at January 1, 2009 .............      $ 36         $ 12         $ 277     $ 325
Incurred guarantee benefits ............       (15)          --            --       (15)
Other reserve changes ..................        (1)          (6)         (223)     (230)
                                              ----         ----         -----     -----
Balance at December 31, 2009 ...........        20            6            54        80
Reinsurance recoverable ................        --          (41)           --       (41)
                                              ----         ----         -----     -----
Net balance at December 31, 2009 .......      $ 20         $(35)        $  54     $  39
                                              ====         ====         =====     =====
Balance at January 1, 2008 .............      $ 11         $  4         $  48     $  63
Incurred guarantee benefits ............        (8)          --            --        (8)
Other reserve changes ..................        33            8           229       270
                                              ----         ----         -----     -----
Balance at December 31, 2008 ...........        36           12           277       325
Reinsurance recoverable ................        (1)         (40)           --       (41)
                                              ----         ----         -----     -----
Net balance at December 31, 2008 .......      $ 35         $(28)        $ 277     $ 284
                                              ====         ====         =====     =====

The GMDB gross and ceded reserves, the GMIB gross reserves, and the life contingent portion of the GMWB reserves were determined in accordance with ASC 944 - "Financial Services - Insurance" ("ASC 944"), and the GMIB reinsurance recoverable and non-life contingent GMWB gross reserve were determined in accordance with ASC 815, "Disclosures about Derivative Instruments and Hedging Activities" ("ASC 815").

The Company regularly evaluates estimates used and adjusts the liability balance, with a related charge or credit to benefits to policyholders, if actual experience or other evidence suggests that earlier assumptions should be revised.

The following assumptions and methodology were used to determine the amounts above at December 31, 2009 and 2008:

     - Data used included 1,000 stochastically generated investment performance scenarios. For ASC 815 calculations, risk neutral scenarios were used.

     - For life products, reserves were established using stochastic modeling of future separate account returns and best estimate mortality, lapse, and premium persistency assumptions, which vary by product.

     - Mean return and volatility assumptions were determined by asset classes. Market consistent observed volatilities were used where available for ASC 815 calculations.

     - Annuity mortality was based on the 1994 MGDB table multiplied by factors varied by rider types (living benefit/GMDB only) and qualified and non-qualified business.

     - Annuity lapse rates vary by contract type, commission type, duration, and by with or without living benefit or death benefit riders. The lapse rates range from 0.8% to 41.5% for GMDB and 0.3% to 41.5% for GMIB/GMWB.

     - The discount rate is 7% (in-force issued before 2004) or 6.4% (in-force issued after 2003) in the ASC 944 calculations. The discount rates used for ASC 815 calculations is based on the term structure of swap curves with a credit spread based on the credit standing of MFC (for GMWB) and the reinsurers (for GMIB).

                 JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

NOTE 12 -- DEFERRED POLICY ACQUISITION COSTS AND DEFERRED SALES INDUCEMENTS

The balance of and changes in deferred policy acquisition costs as of and for the years ended December 31, were as follows:

                                                             DECEMBER 31,
                                                             ------------
                                                              2009   2008
                                                             -----   ----
                                                             (IN MILLIONS)
Balance, beginning of year ...............................   $ 553   $394
Capitalization ...........................................      97    134
Amortization (1) .........................................    (104)    35
Change in unrealized investment gains and losses .........       4    (10)
Adoption of ASC 320 ......................................       1     --
                                                             -----   ----
Balance, end of year .....................................   $ 551   $553
                                                             =====   ====

The balance of and changes in deferred sales inducements as of and for the years ended December 31, were as follows:

                                                             DECEMBER 31,
                                                             ------------
                                                              2009   2008
                                                             -----   ----
                                                             (IN MILLIONS)

Balance, beginning of year ...............................   $ 46     $37
Capitalization ...........................................      2       9
Amortization (1) .........................................    (10)     --
Change in unrealized investment gains and losses .........     (1)     --
                                                             ----     ---
Balance, end of year .....................................   $ 37     $46
                                                             ====     ===

(1) In 2009 and 2008, DAC and DSI amortization includes significant unlocking due to the estimated gross profit impact arising from the change in benefits to policyholders related to certain separate account guarantees. This unlocking contributed to the overall amortization change during the year.

NOTE 13 -- SUBSEQUENT EVENTS

The Company evaluated the recognition and disclosure of subsequent events for its December 31, 2009 financial statements through the date on which the financial statements were issued.

On January 1, 2010, approximately $7 billion of New York ("NY") life insurance, fixed product and variable annuity reserves and liabilities related to policyholders who resided in the State of NY ("NY business"), including the assets supporting the business, were transferred from JHUSA to the Company. The transfer of the NY business was completed pursuant to the merger of JHLICO and JHVLICO into JHUSA on December 31, 2009. Since the surviving entity, JHUSA, is not licensed in NY, JHLICO filed a Plan of Withdrawal (the "Plan") with the State of NY, and pursuant to the Plan, JHUSA transferred substantially all of its NY business to the Company on January 1, 2010.

The NY business was transferred using assumption reinsurance and coinsurance with cut-through provisions. The estimated January 1, 2010 net impact of these transfers on the Company's balance sheet was an increase in total assets and total liabilities of approximately $7 billion and an increase in net income of approximately $125 million.

                                 AUDITED FINANCIAL STATEMENTS

                                 John Hancock Life Insurance Company of New York Separate Account A
                                 December 31, 2009

                 John Hancock Life Insurance Company of New York
                               Separate Account A

                          Audited Financial Statements

                                December 31, 2009

                                    CONTENTS

Report of Ernst & Young LLP, Independent Registered
   Public Accounting Firm .................................................    1
Statement of Assets and Liabilities .......................................    4
Statement of Operations and Changes in Contract Owners' Equity ............   28
Notes to Financial Statements .............................................   78

                              (ERNST & YOUNG LOGO)

                                                ERNST & YOUNG LLP
                                                200 Clarendon Street
                                                Boston, Massachusetts 02116-5072

                                                Tel: + 1 617 266 2000
                                                Fax: + 1 617 266 5843
                                                www.ey.com

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Contract Owners of
John Hancock Life Insurance Company of New York Separate Account A

We have audited the accompanying statements of assets and liabilities of John Hancock Life Insurance Company of New York Separate Account A, the "Account," comprised of the following sub-accounts,

500 Index Fund B Series NAV
500 Index Series I
500 Index Series II
500 Index Trust Series NAV
Active Bond Series I
Active Bond Series II
All Cap Core Series I
All Cap Core Series II
All Cap Growth Series I
All Cap Growth Series II
All Cap Value Series I
All Cap Value Series II
American Asset Allocation Series I
American Asset Allocation Series II
American Blue-Chip Income & Growth Series II
American Blue-Chip Income & Growth Series III
American Bond Series II
American Bond Series III
American Fundamental Holdings Series II
American Global Diversification Series II
American Global Growth Series II
American Global Small Capitalization Series II
American Global Small Capitalization Series III
American Growth Series II
American Growth Series III
American Growth-Income Series I
American Growth-Income Series II
American Growth-Income Series III
American High-Income Bond Series II
American High-Income Bond Series III
American International Series II
American International Series III
American New World Series II
Blue Chip Growth Series I
Blue Chip Growth Series II
Capital Appreciation Series I
Capital Appreciation Series II
Capital Appreciation Value Series II
CGTC Overseas Equity Series II
Core Allocation Plus Series II
Core Allocation Series I
Core Allocation Series II
Core Balanced Series I
Core Balanced Series II
Core Balanced Strategy Series NAV
Core Disciplined Diversification Series II
Core Fundamental Holdings Series II
Core Fundamental Holdings Series III
Core Global Diversification Series II
Core Global Diversification Series III
Core Strategy Series II
Core Strategy Series NAV
Disciplined Diversification Series II
DWS Equity 500 Index
Equity-Income Series I
Equity-Income Series II
Financial Services Series I
Financial Services Series II
Founding Allocation Series II
Fundamental Value Series I
Fundamental Value Series II
Global Bond Series I
Global Bond Series II
Global Trust Series I
Global Trust Series II
Health Sciences Series I
Health Sciences Series II
High Income Series II
High Yield Series I
High Yield Series II
International Core Series I
International Core Series II
International Equity Index A Trust Series I
International Equity Index A Trust Series II

                                   A member firm of Ernst & Young Global Limited

                              (ERNST & YOUNG LOGO)

International Equity Index Series NAV
International Small Company Series I
International Small Company Series II
International Value Series I
International Value Series II
Investment Quality Bond Series I
Investment Quality Bond Series II
Large Cap Value Series I
Large Cap Value Series II
Lifestyle Aggressive Series I
Lifestyle Aggressive Series II
Lifestyle Balanced Series I
Lifestyle Balanced Series II
Lifestyle Conservative Series I
Lifestyle Conservative Series II
Lifestyle Growth Series I
Lifestyle Growth Series II
Lifestyle Moderate Series I
Lifestyle Moderate Series II
Marisco International Opportunities Series II
Mid Cap Index Series I
Mid Cap Index Series II
Mid Cap Stock Series I
Mid Cap Stock Series II
Money Market Series I
Money Market Series II
Money Market Trust B Series NAV
Mutual Shares Series I
Natural Resources Series II
Optimized All Cap Series II
Optimized Value Series II
Pacific Rim Series I
Pacific Rim Series II
PIMCO All Asset
Real Estate Securities Series I
Real Estate Securities Series II
Real Return Bond Series II
Science & Technology Series I
Science & Technology Series II
Small Cap Index Series I
Small Cap Index Series II
Small Cap Opportunities Series I
Small Cap Opportunities Series II
Small Company Value Series I
Small Company Value Series II
Smaller Company Growth Series I
Smaller Company Growth Series II
Strategic Bond Series I
Strategic Bond Series II
Strategic Income Series II
T Rowe Price Mid Value Series I
T Rowe Price Mid Value Series II
Total Bond Market Trust A Series II
Total Bond Market Trust A Series NAV
Total Return Series I
Total Return Series II
Total Stock Market Index Series I
Total Stock Market Index Series II
U.S. Government Securities Series I
U.S. Government Securities Series II
U.S. High Yield Series II
UBS Large Cap Series I
UBS Large Cap Series II
Utilities Series I
Utilities Series II
Value Series I
Value Series II
Wellington Small Cap Growth Series II
Wellington Small Cap Value Series II
Wells Capital Core Bond Series II

as of December 31, 2009, and the related statements of operations and changes in contract owners' equity for the above mentioned sub-accounts and for the American Century - Small Company Series II, Emerging Small Company Series I, Emerging Small Company Series II, Global Allocation Series I, Global Allocation Series II, Income & Value Series I, Income & Value Series II, International Small Cap Series I, International Small Cap Series II, LMFC Core Equity Series II, Mid Cap Intersection Series II, Mid Cap Value Series I, Mid Cap Value Series II, PIM Class Value Series II, Scudder Fixed Income - B, U.S. Large Cap Value Series I, and U.S. Large Cap Value Series II sub-accounts (the "closed sub-accounts") for each of the periods indicated therein. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Account's internal control over financial reporting. Our audits included consideration of internal control over

                                   A member firm of Ernst & Young Global Limited

                              (ERNST & YOUNG LOGO)

financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2009, by correspondence with the underlying Portfolios. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the above mentioned sub-accounts constituting John Hancock Life Insurance Company of New York Separate Account A at December 31, 2009, and the results of their and the closed sub-accounts' operations and changes in contract owners' equity for each of the periods indicated therein, in conformity with U.S. generally accepted accounting principles.

                                                  (ERNST & YOUNG LLP)

April 7, 2010

                                   A member firm of Ernst & Young Global Limited

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                      500 Index                            500 Index
                                       Fund B     500 Index   500 Index      Trust    Active Bond  Active Bond
                                     Series NAV   Series I    Series II   Series NAV    Series I    Series II
                                     ----------  ----------  -----------  ----------  -----------  -----------
TOTAL ASSETS
Investments at fair value            $6,043,437  $2,707,869  $10,214,567   $227,563    $4,800,752  $46,780,209
                                     ==========  ==========  ===========   ========    ==========  ===========
NET ASSETS
Contracts in accumulation            $6,043,437  $2,707,869  $10,214,567   $227,563    $4,800,752  $46,780,209
Contracts in payout (annuitization)          --          --           --         --            --           --
                                     ----------  ----------  -----------   --------    ----------  -----------
Total net assets                     $6,043,437  $2,707,869  $10,214,567   $227,563    $4,800,752  $46,780,209
                                     ==========  ==========  ===========   ========    ==========  ===========
Units outstanding                       641,987     288,558      810,761     14,732       335,545    3,309,048
Unit value                           $     9.41  $     9.38  $     12.60   $  15.45    $    14.31  $     14.14
Shares                                  434,467     278,015    1,051,964     23,704       521,821    5,084,805
Cost                                 $7,875,458  $3,029,173  $11,266,943   $217,634    $4,912,509  $47,898,275

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       All Cap      All Cap      All Cap    All Cap     All Cap      All Cap
                                     Core Series  Core Series    Growth      Growth       Value       Value
                                          I           II        Series I    Series II   Series I   Series II
                                     -----------  -----------  ----------  ----------  ----------  ----------
TOTAL ASSETS
Investments at fair value             $3,792,248   $1,083,436  $6,225,131  $1,887,533  $1,806,661  $4,735,349
                                      ==========   ==========  ==========  ==========  ==========  ==========
NET ASSETS
Contracts in accumulation             $3,792,248   $1,083,436  $6,225,131  $1,887,533  $1,806,661  $4,735,349
Contracts in payout (annuitization)           --           --          --          --          --          --
                                      ----------   ----------  ----------  ----------  ----------  ----------
Total net assets                      $3,792,248   $1,083,436  $6,225,131  $1,887,533  $1,806,661  $4,735,349
                                      ==========   ==========  ==========  ==========  ==========  ==========
Units outstanding                        283,207       77,751     493,030     170,832     121,385     299,688
Unit value                            $    13.39   $    13.93  $    12.63  $    11.05  $    14.88  $    15.80
Shares                                   256,406       73,354     448,497     137,275     255,178     669,781
Cost                                  $3,471,984   $1,332,367  $6,359,038  $2,190,808  $2,238,194  $6,247,868

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                 American    American
                                                                  Blue-        Blue-
                                      American     American       Chip         Chip
                                        Asset        Asset       Income &    Income &     American     American
                                     Allocation   Allocation      Growth      Growth        Bond         Bond
                                      Series I     Series II    Series II   Series III    Series II   Series III
                                     ----------  ------------  -----------  ----------  ------------  ----------
TOTAL ASSETS
Investments at fair value            $9,734,868  $101,400,617  $ 9,945,399    $90,006   $ 93,467,496   $134,519
                                     ==========  ============  ===========    =======   ============   ========
NET ASSETS
Contracts in accumulation            $9,724,371  $101,400,617  $ 9,945,399    $90,006   $ 93,467,496   $134,519
Contracts in payout (annuitization)      10,497            --           --         --             --         --
                                     ----------  ------------  -----------    -------   ------------   --------
Total net assets                     $9,734,868  $101,400,617  $ 9,945,399    $90,006   $ 93,467,496   $134,519
                                     ==========  ============  ===========    =======   ============   ========
Units outstanding                       924,283     9,657,714      645,237      8,370      7,265,638     10,793
Unit value                           $    10.53  $      10.50  $     15.41    $ 10.75   $      12.86   $  12.46
Shares                                  975,438    10,160,383      968,394      8,781      7,995,509     11,517
Cost                                 $8,250,596  $103,464,913  $13,876,271    $85,987   $101,151,071   $135,952

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                   American        American
                                       American                      American       Global          Global
                                     Fundamental  American Global     Global         Small           Small        American
                                       Holdings   Diversification     Growth    Capitalization  Capitalization     Growth
                                      Series II      Series II      Series II      Series II      Series III     Series II
                                     -----------  ---------------  -----------  --------------  --------------  ------------
TOTAL ASSETS
Investments at fair value            $79,090,378    $54,994,425    $13,372,971    $4,816,603        $9,041      $134,438,613
                                     ===========    ===========    ===========    ==========        ======      ============
NET ASSETS
Contracts in accumulation            $79,090,378    $54,994,425    $13,372,971    $4,816,603        $9,041      $134,438,613
Contracts in payout (annuitization)           --             --             --            --            --                --
                                     -----------    -----------    -----------    ----------        ------      ------------
Total net assets                     $79,090,378    $54,994,425    $13,372,971    $4,816,603        $9,041      $134,438,613
                                     ===========    ===========    ===========    ==========        ======      ============
Units outstanding                      7,421,868      5,088,467      1,203,593       496,793           876         8,519,369
Unit value                           $     10.66    $     10.81    $     11.11    $     9.70        $10.32      $      15.78
Shares                                 8,307,813      5,819,516      1,312,362       573,405         1,076        10,169,335
Cost                                 $76,128,459    $54,132,373    $14,945,889    $5,254,315        $7,768      $173,761,604

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                         American     American
                                                  American     American     American      High-        High-
                                      American     Growth-      Growth-      Growth-      Income       Income
                                       Growth      Income       Income       Income    Bond Series  Bond Series
                                     Series III   Series I    Series II    Series III       II          III
                                     ----------  ----------  ------------  ----------  -----------  -----------
TOTAL ASSETS
Investments at fair value              $44,214   $9,281,621  $121,877,742    $18,081    $4,311,955    $ 98,348
                                       =======   ==========  ============    =======    ==========    ========
NET ASSETS
Contracts in accumulation              $44,214   $9,281,621  $121,877,742    $18,081    $4,311,955    $ 98,348
Contracts in payout (annuitization)         --           --            --         --            --          --
                                       -------   ----------  ------------    -------    ----------    --------
Total net assets                       $44,214   $9,281,621  $121,877,742    $18,081    $4,311,955    $ 98,348
                                       =======   ==========  ============    =======    ==========    ========
Units outstanding                        4,287      591,841     8,246,370      1,668       355,648       7,334
Unit value                             $ 10.31   $    15.68  $      14.78    $ 10.84    $    12.12    $  13.41
Shares                                   3,349      684,990     9,001,310      1,337       422,327       9,642
Cost                                   $42,632   $7,406,959  $150,203,189    $16,220    $4,173,775    $100,469

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                        American       American     American
                                     International  International     New       Blue Chip    Blue Chip      Capital
                                         Series         Series       World        Growth      Growth     Appreciation
                                           II            III        Series II    Series I    Series II     Series I
                                     -------------  -------------  ----------  -----------  -----------  ------------
TOTAL ASSETS
Investments at fair value             $79,897,961      $41,924     $4,825,915  $22,583,428  $17,229,507   $7,034,493
                                      ===========      =======     ==========  ===========  ===========   ==========
NET ASSETS
Contracts in accumulation             $79,897,961      $41,924     $4,825,915  $22,541,493  $17,229,507   $7,034,493
Contracts in payout (annuitization)            --           --             --       41,935           --          --
                                      -----------      -------     ----------  -----------  -----------   ----------
Total net assets                      $79,897,961      $41,924     $4,825,915  $22,583,428  $17,229,507   $7,034,493
                                      ===========      =======     ==========  ===========  ===========   ==========
Units outstanding                       3,654,277        3,655        390,957    1,321,971    1,286,919      791,397
Unit value                            $     21.86      $ 11.47     $    12.34  $     17.08  $     13.39   $     8.89
Shares                                  5,151,384        2,710        407,594    1,294,179      990,771      790,392
Cost                                  $98,892,215      $42,109     $4,704,784  $20,819,317  $17,271,254   $6,942,365

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                        Capital       Capital       CGTC       Core
                                     Appreciation  Appreciation  Overseas   Allocation     Core        Core
                                        Series         Value       Equity      Plus     Allocation  Allocation
                                          II         Series II   Series II   Series II   Series I    Series II
                                     ------------  ------------  ---------  ----------  ----------  ----------
TOTAL ASSETS
Investments at fair value             $8,267,421    $21,392,059   $443,680  $8,364,441    $45,315   $2,612,592
                                      ==========    ===========   ========  ==========    =======   ==========
NET ASSETS
Contracts in accumulation             $8,267,421    $21,392,059   $443,680  $8,364,441    $45,315   $2,612,592
Contracts in payout (annuitization)           --             --         --          --         --           --
                                      ----------    -----------   --------  ----------    -------   ----------
Total net assets                      $8,267,421    $21,392,059   $443,680  $8,364,441    $45,315   $2,612,592
                                      ==========    ===========   ========  ==========    =======   ==========
Units outstanding                        600,894      1,848,324     30,865     775,960      3,065      173,650
Unit value                            $    13.76    $     11.57   $  14.37  $    10.78    $ 14.78   $    15.05
Shares                                   936,288      1,866,672     46,410     824,895      3,070      176,885
Cost                                  $8,130,928    $17,179,529   $546,084  $7,088,562    $45,733   $2,545,153

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                             Core
                                                           Balanced       Core            Core         Core
                                      Core        Core     Strategy    Disciplined    Fundamental  Fundamental
                                     Balanced   Balanced    Series   Diversification    Holdings     Holdings
                                     Series I   Series II     NAV       Series II      Series II   Series III
                                     --------  ----------  --------  ---------------  -----------  -----------
TOTAL ASSETS
Investments at fair value            $110,150  $4,769,350   $24,900     $4,788,407     $7,362,985     $2,605
                                     ========  ==========   =======     ==========     ==========     ======
NET ASSETS
Contracts in accumulation            $110,150  $4,769,350   $24,900     $4,788,407     $7,362,985     $2,605
Contracts in payout (annuitization)        --          --        --             --             --         --
                                     --------  ----------   -------     ----------     ----------     ------
Total net assets                     $110,150  $4,769,350   $24,900     $4,788,407     $7,362,985     $2,605
                                     ========  ==========   =======     ==========     ==========     ======
Units outstanding                       7,475     317,395     1,821        311,316        500,513        180
Unit value                           $  14.74  $    15.03   $ 13.67     $    15.38     $    14.71     $14.47
Shares                                  7,378     319,234     1,834        312,559        501,908        178
Cost                                 $102,649  $4,549,313   $25,407     $4,650,264     $6,962,797     $2,618

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                        Core
                                       Core Global      Core Global    Core Strategy  Strategy    Disciplined        DWS
                                     Diversification  Diversification     Series       Series   Diversification  Equity 500
                                        Series II        Series III         II           NAV       Series II        Index
                                     ---------------  ---------------  -------------  --------  ---------------  ----------
TOTAL ASSETS
Investments at fair value              $13,364,285         $2,598       $51,521,580   $424,014     $8,209,925    $3,883,150
                                       ===========         ======       ===========   ========     ==========    ==========
NET ASSETS
Contracts in accumulation              $13,364,285         $2,598       $51,521,580   $424,014     $8,209,925    $3,883,150
Contracts in payout (annuitization)             --             --                --         --             --            --
                                       -----------         ------       -----------   --------     ----------    ----------
Total net assets                       $13,364,285         $2,598       $51,521,580   $424,014     $8,209,925    $3,883,150
                                       ===========         ======       ===========   ========     ==========    ==========
Units outstanding                          879,791            174         4,216,608     29,704        718,555       222,514
Unit value                             $     15.19         $14.93       $     12.22   $  14.27     $    11.43    $    17.45
Shares                                     878,651            171         4,460,743     36,839        743,653       332,746
Cost                                   $12,959,074         $2,614       $54,225,583   $402,964     $6,931,774    $4,326,870

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                   Financial  Financial     Founding    Fundamental
                                     Equity-Income  Equity-Income   Services   Services    Allocation      Value
                                        Series I      Series II     Series I   Series II    Series II     Series I
                                     -------------  -------------  ---------  ----------  ------------  -----------
TOTAL ASSETS
Investments at fair value             $29,466,711    $24,195,632    $911,997  $4,423,347  $ 96,556,117  $30,865,519
                                      ===========    ===========    ========  ==========  ============  ===========
NET ASSETS
Contracts in accumulation             $29,445,035    $24,195,632    $911,997  $4,423,347  $ 96,556,117  $30,861,240
Contracts in payout (annuitization)        21,676             --          --          --            --        4,279
                                      -----------    -----------    --------  ----------  ------------  -----------
Total net assets                      $29,466,711    $24,195,632    $911,997  $4,423,347  $ 96,556,117  $30,865,519
                                      ===========    ===========    ========  ==========  ============  ===========
Units outstanding                       1,176,917      1,793,196      75,363     349,051     9,835,744    2,370,649
Unit value                            $     25.04    $     13.49    $  12.10  $    12.67  $       9.82  $     13.02
Shares                                  2,401,525      1,976,767      86,200     419,672    10,326,857    2,413,254
Cost                                  $36,856,128    $30,258,235    $968,049  $5,102,400  $109,529,413  $25,165,697

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     Fundamental     Global       Global       Global        Global       Health
                                        Value     Bond Series  Bond Series  Trust Series  Trust Series   Sciences
                                      Series II        I           II            I             II        Series I
                                     -----------  -----------  -----------  ------------  ------------  ----------
TOTAL ASSETS
Investments at fair value            $38,514,538  $ 4,111,147  $18,681,678   $ 9,789,283   $5,046,009   $2,395,960
                                     ===========  ===========  ===========   ===========   ==========   ==========
NET ASSETS
Contracts in accumulation            $38,514,538  $ 4,111,147  $18,681,678   $ 9,780,720   $5,046,009   $2,395,960
Contracts in payout (annuitization)           --           --           --         8,563           --           --
                                     -----------  -----------  -----------   -----------   ----------   ----------
Total net assets                     $38,514,538  $ 4,111,147  $18,681,678   $ 9,789,283   $5,046,009   $2,395,960
                                     ===========  ===========  ===========   ===========   ==========   ==========
Units outstanding                      2,813,343      154,685    1,016,226       407,879      351,866      134,134
Unit value                           $     13.69  $     26.58  $     18.38   $     24.00   $    14.34   $    17.86
Shares                                 3,016,017      338,645    1,549,061       717,689      371,030      178,271
Cost                                 $41,501,674  $ 4,627,694  $20,756,502   $10,471,112   $6,458,939   $2,376,036

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       Health    High Income                          International  International
                                      Sciences      Series    High Yield  High Yield       Core          Core
                                      Series II      II        Series I    Series II     Series I      Series II
                                     ----------  -----------  ----------  ----------  -------------  -------------
TOTAL ASSETS
Investments at fair value            $6,463,590   $1,323,792  $3,895,684  $8,953,289    $2,336,287     $1,877,809
                                     ==========   ==========  ==========  ==========    ==========     ==========
NET ASSETS
Contracts in accumulation            $6,463,590   $1,323,792  $3,888,003  $8,950,836    $2,330,185     $1,877,809
Contracts in payout (annuitization)          --           --       7,681       2,453         6,102             --
                                     ----------   ----------  ----------  ----------    ----------     ----------
Total net assets                     $6,463,590   $1,323,792  $3,895,684  $8,953,289    $2,336,287     $1,877,809
                                     ==========   ==========  ==========  ==========    ==========     ==========
Units outstanding                       344,715      115,426     237,134     508,280       180,124        125,956
Unit value                           $    18.75   $    11.47  $    16.43  $    17.61    $    12.97     $    14.91
Shares                                  490,037      139,493     476,828   1,086,564       257,300        205,225
Cost                                 $6,684,722   $1,233,895  $3,540,005  $7,984,733    $3,230,878     $2,615,258

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     International  International
                                         Equity         Equity     International
                                        Index A        Index A         Equity     International  International
                                         Trust          Trust          Index           Small         Small      International
                                         Series         Series         Series        Company        Company         Value
                                           I              II            NAV          Series I      Series II       Series I
                                     -------------  -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS
Investments at fair value              $  894,801     $2,514,348     $2,733,577     $3,315,720     $5,404,355    $ 8,641,031
                                       ==========     ==========     ==========     ==========     ==========    ===========
NET ASSETS
Contracts in accumulation              $  894,801     $2,514,348     $2,733,577     $3,315,063     $5,404,355    $ 8,638,785
Contracts in payout (annuitization)            --             --                           657             --          2,246
                                       ----------     ----------     ----------     ----------     ----------    -----------
Total net assets                       $  894,801     $2,514,348     $2,733,577     $3,315,720     $5,404,355    $ 8,641,031
                                       ==========     ==========     ==========     ==========     ==========    ===========
Units outstanding                          51,358        145,519        277,682        270,317        440,744        524,669
Unit value                             $    17.42     $    17.28     $     9.84     $    12.27     $    12.26    $     16.47
Shares                                     61,498        172,808        186,592        377,645        615,530        756,658
Cost                                   $1,197,925     $3,014,882     $3,475,772     $3,398,158     $5,540,309    $11,559,636

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                     Investment   Investment
                                     International    Quality      Quality     Large Cap     Large Cap      Lifestyle
                                         Value          Bond         Bond        Value         Value       Aggressive
                                       Series II      Series I    Series II     Series I     Series II      Series I
                                     -------------  -----------  -----------  -----------   -----------   -----------
TOTAL ASSETS
Investments at fair value             $16,005,189   $ 7,037,702  $27,171,719  $ 1,121,559   $ 4,509,113   $ 3,043,641
                                      ===========   ===========  ===========  ===========   ===========   ===========
NET ASSETS
Contracts in accumulation             $16,005,189   $ 7,021,466  $27,171,719  $ 1,121,559   $ 4,509,113   $ 3,043,641
Contracts in payout (annuitization)            --        16,236           --           --            --            --
                                      -----------   -----------  -----------  -----------   -----------   -----------
Total net assets                      $16,005,189   $ 7,037,702  $27,171,719  $ 1,121,559   $ 4,509,113   $ 3,043,641
                                      ===========   ===========  ===========  ===========   ===========   ===========
Units outstanding                         875,493       294,959    1,667,272       65,259       262,996       221,429
Unit value                            $     18.28   $     23.86  $     16.30  $     17.19   $     17.15   $     13.75
Shares                                  1,403,964       634,599    2,450,110       73,304       295,486       416,937
Cost                                  $21,735,577   $ 7,204,594  $27,486,045  $ 1,581,746   $ 6,171,255   $ 3,858,697

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       Lifestyle    Lifestyle    Lifestyle      Lifestyle    Lifestyle      Lifestyle
                                      Aggressive    Balanced      Balanced    Conservative  Conservative     Growth
                                       Series II    Series I     Series II     Series I      Series II      Series I
                                     ------------  -----------  ------------  ------------  ------------  -----------
TOTAL ASSETS
Investments at fair value            $ 34,901,841  $30,229,430  $846,399,527   $11,621,584  $195,830,587  $17,934,747
                                     ============  ===========  ============   ===========  ============  ===========
NET ASSETS
Contracts in accumulation            $ 34,901,841  $30,204,911  $846,137,995   $11,621,584  $195,830,587  $17,934,747
Contracts in payout (annuitization)            --       24,519       261,532            --            --           --
                                     ------------  -----------  ------------   -----------  ------------  -----------
Total net assets                     $ 34,901,841  $30,229,430  $846,399,527   $11,621,584  $195,830,587  $17,934,747
                                     ============  ===========  ============   ===========  ============  ===========
Units outstanding                       2,337,815    1,753,765    57,547,943       617,028    12,691,596    1,147,523
Unit value                           $      14.93  $     17.24  $      14.71   $     18.83  $      15.43  $     15.63
Shares                                  4,787,633    2,801,615    78,734,840       982,382    16,623,989    1,734,502
Cost                                 $ 45,727,641  $33,948,457  $964,461,159   $11,664,945  $192,058,321  $21,425,324

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                   Marisco
                                        Lifestyle     Lifestyle    Lifestyle    International    Mid Cap     Mid Cap
                                          Growth      Moderate     Moderate     Opportunities     Index       Index
                                        Series II     Series I     Series II      Series II     Series I    Series II
                                     --------------  -----------  ------------  -------------  ----------  -----------
TOTAL ASSETS
Investments at fair value            $  904,375,985  $13,889,676  $284,909,963    $3,655,390   $1,630,122  $10,562,167
                                     ==============  ===========  ============    ==========   ==========  ===========
NET ASSETS
Contracts in accumulation            $  904,208,867  $13,889,676  $284,909,963    $3,655,390   $1,630,122  $10,562,167
Contracts in payout (annuitization)         167,118           --            --            --           --           --
                                     --------------  -----------  ------------    ----------   ----------  -----------
Total net assets                     $  904,375,985  $13,889,676  $284,909,963    $3,655,390   $1,630,122  $10,562,167
                                     ==============  ===========  ============    ==========   ==========  ===========
Units outstanding                        64,056,962      783,719    19,158,362       264,723       94,682      677,616
Unit value                           $        14.12  $     17.72  $      14.87    $    13.81   $    17.22  $     15.59
Shares                                   87,633,332    1,245,711    25,667,564       324,347      114,636      744,864
Cost                                 $1,087,135,141  $15,012,423  $297,778,748    $4,465,166   $1,884,312  $12,356,331

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                               Money Market
                                     Mid Cap Stock  Mid Cap Stock  Money Market  Money Market     Trust      Mutual Shares
                                        Series I      Series II      Series I     Series II    B Series NAV    Series I
                                     -------------  -------------  ------------  ------------  ------------  -------------
TOTAL ASSETS
Investments at fair value             $10,087,347    $16,194,692    $14,419,204   $87,118,936   $5,298,947      $97,755
                                      ===========    ===========    ===========   ===========   ==========      =======
NET ASSETS
Contracts in accumulation             $10,087,347    $16,194,692    $14,409,995   $87,118,936   $5,298,947      $97,755
Contracts in payout (annuitization)            --             --          9,209            --           --           --
                                      -----------    -----------    -----------   -----------   ----------      -------
Total net assets                      $10,087,347    $16,194,692    $14,419,204   $87,118,936   $5,298,947      $97,755
                                      ===========    ===========    ===========   ===========   ==========      =======
Units outstanding                         699,450        928,470        908,732     6,838,505      418,279        9,252
Unit value                            $     14.42    $     17.44    $     15.87   $     12.74   $    12.67      $ 10.57
Shares                                    878,689      1,436,974      1,441,920     8,711,893    5,298,947       10,802
Cost                                  $13,212,007    $20,512,548    $14,419,204   $87,118,936   $5,298,947      $93,146

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                       Natural    Optimized All  Optimized
                                      Resources        Cap         Value     Pacific Rim  Pacific Rim     PIMCO
                                      Series II     Series II    Series II     Series I    Series II    All Asset
                                     -----------  -------------  ----------  -----------  -----------  ----------
TOTAL ASSETS
Investments at fair value            $15,108,336   $ 7,022,309   $2,244,650   $1,437,056   $3,200,872  $2,831,337
                                     ===========   ===========   ==========   ==========   ==========  ==========
NET ASSETS
Contracts in accumulation            $15,108,336   $ 7,022,309   $2,244,650   $1,436,467   $3,200,872  $2,831,337
Contracts in payout (annuitization)           --            --           --          589           --          --
                                     -----------   -----------   ----------   ----------   ----------  ----------
Total net assets                     $15,108,336   $ 7,022,309   $2,244,650   $1,437,056   $3,200,872  $2,831,337
                                     ===========   ===========   ==========   ==========   ==========  ==========
Units outstanding                        474,644       466,660      183,307      122,888      194,752     182,296
Unit value                           $     31.83   $     15.05   $    12.25   $    11.69   $    16.44  $    15.53
Shares                                 1,369,749       644,249      252,208      183,298      409,319     269,394
Cost                                 $14,355,472   $10,560,284   $3,437,532   $1,582,527   $3,928,996  $2,937,804

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     Real Estate  Real Estate  Real Return  Science &   Science &   Small Cap
                                      Securities   Securities      Bond     Technology  Technology    Index
                                       Series I    Series II    Series II    Series I   Series II    Series I
                                     -----------  -----------  -----------  ----------  ----------  ---------
TOTAL ASSETS
Investments at fair value             $2,838,113  $ 8,905,463  $ 9,958,649  $7,809,773  $5,798,666   $592,140
                                      ==========  ===========  ===========  ==========  ==========   ========
NET ASSETS
Contracts in accumulation             $2,835,167  $ 8,905,463  $ 9,958,649  $7,782,887  $5,798,666   $592,140
Contracts in payout (annuitization)        2,946           --           --      26,886          --         --
                                      ----------  -----------  -----------  ----------  ----------   --------
Total net assets                      $2,838,113  $ 8,905,463  $ 9,958,649  $7,809,773  $5,798,666   $592,140
                                      ==========  ===========  ===========  ==========  ==========   ========
Units outstanding                        118,763      474,270      653,813     799,316     402,031     42,433
Unit value                            $    23.90  $     18.78  $     15.23  $     9.77  $    14.42   $  13.95
Shares                                   316,754      991,700      840,392     575,518     432,414     53,154
Cost                                  $4,045,787  $11,610,289  $10,754,044  $6,577,083  $5,202,088   $770,441

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                                  Small        Small      Smaller
                                      Small Cap     Small Cap      Small Cap     Company      Company     Company
                                        Index     Opportunities  Opportunities    Value        Value       Growth
                                      Series II      Series I      Series II     Series I    Series II    Series I
                                     -----------  -------------  -------------  ----------  -----------  ----------
TOTAL ASSETS
Investments at fair value            $ 7,709,607    $1,403,807     $4,528,495   $4,554,827  $12,173,927  $2,310,423
                                     ===========    ==========     ==========   ==========  ===========  ==========
NET ASSETS
Contracts in accumulation            $ 7,709,607    $1,403,807     $4,528,495   $4,554,827  $12,173,927  $2,310,423
Contracts in payout (annuitization)           --            --             --           --           --          --
                                     -----------    ----------     ----------   ----------  -----------  ----------
Total net assets                     $ 7,709,607    $1,403,807     $4,528,495   $4,554,827  $12,173,927  $2,310,423
                                     ===========    ==========     ==========   ==========  ===========  ==========
Units outstanding                        533,669        83,182        278,902      214,933      720,645     176,005
Unit value                           $     14.45    $    16.88     $    16.24   $    21.19  $     16.89  $    13.13
Shares                                   693,934        92,967        301,297      319,413      860,957     161,568
Cost                                 $10,241,928    $1,789,683     $5,750,499   $5,816,661  $15,616,641  $2,195,769

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                          Smaller      Strategic    Strategic    Strategic      T Rowe           T Rowe
                                          Company         Bond        Bond        Income       Price Mid       Price Mid
                                     Growth Series II   Series I    Series II    Series II  Value Series I  Value Series II
                                     ----------------  ----------  -----------  ----------  --------------  ---------------
TOTAL ASSETS
Investments at fair value               $2,643,281     $7,918,963  $10,563,573  $1,517,465    $4,163,365      $12,904,715
                                        ==========     ==========  ===========  ==========    ==========      ===========
NET ASSETS:
Contracts in accumulation               $2,643,281     $7,918,963  $10,555,757  $1,517,465    $4,150,950      $12,904,715
Contracts in payout (annuitization)             --             --        7,816          --        12,415               --
                                        ----------     ----------  -----------  ----------    ----------      -----------
Total net assets                        $2,643,281     $7,918,963  $10,563,573  $1,517,465    $4,163,365      $12,904,715
                                        ==========     ==========  ===========  ==========    ==========      ===========
Units outstanding                          201,519        387,892      670,617      94,813       276,616          859,298
Unit value                              $    13.12     $    20.42  $     15.75  $    16.00    $    15.05      $     15.02
Shares                                     184,974        824,892    1,099,227     113,753       424,833        1,315,465
Cost                                    $2,514,216     $8,975,383  $11,763,899  $1,423,820    $3,106,377      $ 9,610,022

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                     Total Bond  Total Bond                              Total Stock  Total Stock
                                       Market      Market                                  Market        Market
                                       Trust A     Trust A   Total Return  Total Return     Index        Index
                                      Series II  Series NAV    Series I      Series II    Series I     Series II
                                     ----------  ----------  ------------  ------------  -----------  -----------
TOTAL ASSETS
Investments at fair value             $324,530    $172,470    $21,410,255   $37,903,915    $563,977   $8,170,250
                                      ========    ========    ===========   ===========    ========   ==========
NET ASSETS:
Contracts in accumulation             $324,530    $172,470    $21,379,377   $37,903,915    $563,977   $8,170,250
Contracts in payout (annuitization)         --          --         30,878            --          --           --
                                      --------    --------    -----------   -----------    --------   ----------
Total net assets                      $324,530    $172,470    $21,410,255   $37,903,915    $563,977   $8,170,250
                                      ========    ========    ===========   ===========    ========   ==========
Units outstanding                       23,891      13,287      1,055,654     2,189,457      54,556      602,567
Unit value                            $  13.58    $  12.98    $     20.28   $     17.31    $  10.34   $    13.56
Shares                                  24,093      12,814      1,530,397     2,711,296      55,729      808,936
Cost                                  $317,172    $175,449    $20,989,398   $37,066,553    $640,280   $9,705,431

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                        U.S.         U.S.
                                     Government   Government      U.S.         UBS          UBS
                                     Securities   Securities   High Yield   Large Cap    Large Cap   Utilities
                                      Series I     Series II    Series II   Series I     Series II   Series I
                                     -----------  -----------  ----------  -----------  ----------  ----------
TOTAL ASSETS
Investments at fair value            $12,510,812  $11,325,293   $277,107   $11,301,320  $1,015,130  $2,648,545
                                     ===========  ===========   ========   ===========  ==========  ==========
NET ASSETS:
Contracts in accumulation            $12,510,812  $11,325,293   $277,107   $11,301,320  $1,015,130  $2,648,545
Contracts in payout (annuitization)           --           --         --            --          --          --
                                     -----------  -----------   --------   -----------  ----------  ----------
Total net assets                     $12,510,812  $11,325,293   $277,107   $11,301,320  $1,015,130  $2,648,545
                                     ===========  ===========   ========   ===========  ==========  ==========
Units outstanding                        585,906      802,554     17,601       947,965      85,876     152,666
Unit value                           $     21.35  $     14.11   $  15.74   $     11.92  $    11.82  $    17.35
Shares                                 1,003,273      906,749     22,474     1,029,264      92,706     253,936
Cost                                 $12,866,891  $11,305,966   $246,747   $15,950,501  $1,377,207  $2,947,166

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2009

                                                                         Wellington   Wellington  Wells Capital
                                                                           Small        Small         Core
                                      Utilities    Value        Value    Cap Growth   Cap Value       Bond
                                      Series II   Series I    Series II  Series II    Series II     Series II
                                     ----------  ----------  ----------  ----------  -----------  -------------
TOTAL ASSETS
Investments at fair value            $5,421,773  $4,741,157  $3,343,757  $2,158,133   $2,847,396    $922,623
                                     ==========  ==========  ==========  ==========   ==========    ========
NET ASSETS:
Contracts in accumulation            $5,421,773  $4,738,352  $3,343,757  $2,158,133   $2,847,396    $922,623
Contracts in payout (annuitization)          --       2,805          --          --           --          --
                                     ----------  ----------  ----------  ----------   ----------    --------
Total net assets                     $5,421,773  $4,741,157  $3,343,757  $2,158,133   $2,847,396    $922,623
                                     ==========  ==========  ==========  ==========   ==========    ========
Units outstanding                       205,704     207,725     213,686     148,541      204,515      63,667
Unit value                           $    26.36  $    22.82  $    15.65  $    14.53   $    13.92    $  14.49
Shares                                  523,337     345,565     244,427     263,187      189,826      69,737
Cost                                 $6,678,480  $6,417,269  $4,337,656  $1,979,344   $2,784,658    $881,128

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                            500 Index
                                        Fund B Series NAV        500 Index Series I        500 Index Series II
                                     -----------------------  ------------------------  ------------------------
                                        2009         2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $  117,831  $   150,222  $    42,396  $    35,094  $   134,865  $    62,354
Expenses:
   Mortality and expense risk and
      administrative charges            (81,635)    (112,324)     (44,058)     (84,918)    (142,811)    (216,694)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             36,196       37,898       (1,662)     (49,824)      (7,946)    (154,340)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --       47,278           --           --           --           --
   Net realized gain (loss)            (285,052)    (311,783)    (653,997)    (113,424)    (930,425)      81,010
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                (285,052)    (264,505)    (653,997)    (113,424)    (930,425)      81,010
                                     ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period   1,450,342   (3,050,724)   1,160,457   (2,239,204)   2,848,187   (6,113,904)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations     1,201,486   (3,277,331)     504,798   (2,402,452)   1,909,816   (6,187,234)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments                     32,969       45,327        2,064       20,827       72,151       67,143
   Transfers between sub-accounts
      and the company                   (57,444)    (120,583)    (801,898)  (1,245,857)    (380,036)  (1,284,416)
   Withdrawals                         (161,172)    (805,287)    (512,763)    (493,184)    (880,875)    (804,727)
   Annual contract fee                  (35,858)     (35,690)      (2,625)      (3,787)     (37,140)     (40,579)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (221,505)    (916,233)  (1,315,222)  (1,722,001)  (1,225,900)  (2,062,579)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              979,981   (4,193,564)    (810,424)  (4,124,453)     683,916   (8,249,813)
Contract owners' equity at
   beginning of period                5,063,456    9,257,020    3,518,293    7,642,746    9,530,651   17,780,464
                                     ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $6,043,437  $ 5,063,456  $ 2,707,869  $ 3,518,293  $10,214,567  $ 9,530,651
                                     ==========  ===========  ===========  ===========  ===========  ===========

                                        2009         2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period              669,110      756,502      463,723      622,671      939,686    1,081,419
Units issued                             21,896       29,810        7,364       94,943       84,744       97,576
Units redeemed                           49,019      117,202      182,529      253,891      213,669      239,309
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                    641,987      669,110      288,558      463,723      810,761      939,686
                                     ==========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        500
                                       Index
                                       Trust
                                      Series
                                        NAV      Active Bond Series I     Active Bond Series II
                                     --------  -----------------------  -------------------------
                                       2009       2009         2008         2009         2008
                                     --------  ----------  -----------  -----------  ------------
Income:
   Dividend distributions received   $  2,479  $  328,935  $   306,470  $ 3,032,454  $  2,679,117
Expenses:
   Mortality and expense risk and
      administrative charges             (494)    (75,154)     (97,418)    (674,608)     (908,439)
                                     --------  ----------  -----------  -----------  ------------
Net investment income (loss)            1,985     253,781      209,052    2,357,846     1,770,678
                                     --------  ----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             --          --           --           --            --
   Net realized gain (loss)               728    (116,704)    (126,935)    (869,285)   (1,984,696)
                                     --------  ----------  -----------  -----------  ------------
Realized gains (losses)                   728    (116,704)    (126,935)    (869,285)   (1,984,696)
                                     --------  ----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period     9,929     841,829     (808,768)   6,909,620    (6,404,880)
                                     --------  ----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from operations      12,642     978,906     (726,651)   8,398,181    (6,618,898)
                                     --------  ----------  -----------  -----------  ------------
Changes from principal
   transactions:
   Purchase payments                  186,357         824       13,914      204,240       537,313
   Transfers between sub-accounts
      and the company                  35,960     (11,673)    (507,609)   1,472,435   (13,147,708)
   Withdrawals                             95    (922,736)  (1,131,037)  (2,731,538)   (8,464,367)
   Annual contract fee                 (7,491)     (3,362)      (3,898)    (177,702)     (196,851)
                                     --------  ----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       214,921    (936,947)  (1,628,630)  (1,232,565)  (21,271,613)
                                     --------  ----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity            227,563      41,959   (2,355,281)   7,165,616   (27,890,511)
Contract owners' equity at
   beginning of period                     --   4,758,793    7,114,074   39,614,593    67,505,104
                                     --------  ----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                            $227,563  $4,800,752  $ 4,758,793  $46,780,209  $ 39,614,593
                                     ========  ==========  ===========  ===========  ============

                                       2009       2009         2008         2009         2008
                                     --------  ----------  -----------  -----------  ------------
Units, beginning of period                 --     408,746      537,991    3,429,685     5,138,053
Units issued                           15,071       9,403        5,074      334,547        68,977
Units redeemed                            339      82,604      134,319      455,184     1,777,345
                                     --------  ----------  -----------  -----------  ------------
Units, end of period                   14,732     335,545      408,746    3,309,048     3,429,685
                                     ========  ==========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      All Cap Core Series I    All Cap Core Series II   All Cap Growth Series I
                                     -----------------------  -----------------------  ------------------------
                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $   54,566  $    87,113  $   13,355  $    19,958  $    41,013  $    28,319
Expenses:
   Mortality and expense risk and
      administrative charges            (50,136)     (80,284)    (15,254)     (24,466)     (85,490)    (145,838)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net investment income (loss)              4,430        6,829      (1,899)      (4,508)     (44,477)    (117,519)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --          --           --           --           --
   Net realized gain (loss)            (175,510)    (154,436)    (51,977)     (94,001)    (369,565)     254,877
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses)                (175,510)    (154,436)    (51,977)     (94,001)    (369,565)     254,877
                                     ----------  -----------  ----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     986,089   (2,475,906)    279,910     (651,833)   1,418,639   (5,405,527)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations       815,009   (2,623,513)    226,034     (750,342)   1,004,597   (5,268,169)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      3,953       17,867       4,681        5,791       32,444       74,544
   Transfers between sub-accounts
      and the company                  (205,064)    (260,139)    (69,826)    (539,754)    (352,176)    (735,480)
   Withdrawals                         (354,387)    (800,120)    (20,089)    (151,601)    (735,121)  (1,660,726)
   Annual contract fee                   (3,604)      (4,323)     (5,684)      (6,762)      (7,049)      (8,801)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (559,102)  (1,046,715)    (90,918)    (692,326)  (1,061,902)  (2,330,463)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              255,907   (3,670,228)    135,116   (1,442,668)     (57,305)  (7,598,632)
Contract owners' equity at
   beginning of period                3,536,341    7,206,569     948,320    2,390,988    6,282,436   13,881,068
                                     ----------  -----------  ----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $3,792,248  $ 3,536,341  $1,083,436  $   948,320  $ 6,225,131  $ 6,282,436
                                     ==========  ===========  ==========  ===========  ===========  ===========

                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, beginning of period              330,382      396,795      85,829      128,000      603,763      770,815
Units issued                              4,054        5,287       1,144        4,834       12,225       17,742
Units redeemed                           51,229       71,700       9,222       47,005      122,958      184,794
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, end of period                    283,207      330,382      77,751       85,829      493,030      603,763
                                     ==========  ===========  ==========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             All Cap
                                         Growth Series II      All Cap Value Series I   All Cap Value Series II
                                     -----------------------  -----------------------  ------------------------
                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $    8,711  $     2,623  $    8,521  $    18,963  $    13,286  $    32,562
Expenses:
   Mortality and expense risk and
      administrative charges            (26,128)     (39,293)    (26,460)     (43,044)     (68,649)     (96,966)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net investment income (loss)            (17,417)     (36,670)    (17,939)     (24,081)     (55,363)     (64,404)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --          --       70,688           --      155,305
   Net realized gain (loss)             (47,049)     178,553    (479,285)    (906,697)  (1,048,934)  (1,368,657)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses)                 (47,049)     178,553    (479,285)    (836,009)  (1,048,934)  (1,213,352)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     360,925   (1,496,288)    828,560        3,645    2,039,813     (777,857)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from operations       296,459   (1,354,405)    331,336     (856,445)     935,516   (2,055,613)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Changes from principal
   transactions:
   Purchase payments                      8,663      122,658       1,038          738       29,783      115,692
   Transfers between sub-accounts
      and the company                    38,884      (89,600)    (99,302)    (466,045)    (189,672)    (716,764)
   Withdrawals                         (114,359)    (594,825)   (113,226)    (580,943)    (436,608)    (634,909)
   Annual contract fee                   (6,603)      (7,657)     (1,774)      (1,867)     (17,287)     (18,830)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (73,415)    (569,424)   (213,264)  (1,048,117)    (613,784)  (1,254,811)
                                     ----------  -----------  ----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              223,044   (1,923,829)    118,072   (1,904,562)     321,732   (3,310,424)
Contract owners' equity at
   beginning of period                1,664,489    3,588,318   1,688,589    3,593,151    4,413,617    7,724,041
                                     ----------  -----------  ----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $1,887,533  $ 1,664,489  $1,806,661  $ 1,688,589  $ 4,735,349  $ 4,413,617
                                     ==========  ===========  ==========  ===========  ===========  ===========

                                        2009         2008        2009         2008         2009         2008
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, beginning of period               179,605     221,112     141,423      210,643      347,725      425,675
Units issued                               7,113      34,074       6,230        3,268        7,566       18,786
Units redeemed                            15,886      75,581      26,268       72,488       55,603       96,736
                                     ----------  -----------  ----------  -----------  -----------  -----------
Units, end of period                     170,832     179,605     121,385      141,423      299,688      347,725
                                     ==========  ===========  ==========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       American
                                         Asset                                           American
                                      Allocation             American               Blue-Chip Income &
                                       Series I     Asset Allocation Series II       Growth Series II
                                      ----------   ---------------------------   -------------------------
                                         2009          2009           2008           2009         2008
                                      ----------   ------------   ------------   -----------   -----------
Income:
   Dividend distributions received    $  174,513   $  1,689,940   $  1,629,875   $   125,992   $   524,626
Expenses:
   Mortality and expense risk and
      administrative charges             (93,530)    (1,283,514)      (843,546)     (144,361)     (212,094)
                                      ----------   ------------   ------------   -----------   -----------
Net investment income (loss)              80,983        406,426        786,329       (18,369)      312,532
                                      ----------   ------------   ------------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --      1,907,483             --       663,650       157,244
   Net realized gain (loss)              141,758     (3,171,962)    (1,427,230)   (1,506,138)     (710,243)
                                      ----------   ------------   ------------   -----------   -----------
Realized gains (losses)                  141,758     (1,264,479)    (1,427,230)     (842,488)     (552,999)
                                      ----------   ------------   ------------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    1,484,273     18,800,730    (19,450,271)    2,956,646    (5,780,352)
                                      ----------   ------------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from operations      1,707,014     17,942,677    (20,091,172)    2,095,789    (6,020,819)
                                      ----------   ------------   ------------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                      14,726      9,905,588     25,821,795        49,166       100,531
   Transfers between sub-accounts
      and the company                  7,805,250     16,140,995     19,280,038      (984,415)     (653,144)
   Withdrawals                           212,227     (2,871,758)    (1,942,656)     (582,847)   (1,385,694)
   Annual contract fee                    (4,349)      (479,515)      (211,337)      (37,081)      (40,915)
                                      ----------   ------------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        8,027,854     22,695,310     42,947,840    (1,555,177)   (1,979,222)
                                      ----------   ------------   ------------   -----------   -----------
Total increase (decrease) in
   contract owners' equity             9,734,868     40,637,987     22,856,668       540,612    (8,000,041)
Contract owners' equity at
   beginning of period                        --     60,762,630     37,905,962     9,404,787    17,404,828
                                      ----------   ------------   ------------   -----------   -----------
Contract owners' equity at end of
   period                             $9,734,868   $101,400,617   $ 60,762,630   $ 9,945,399   $ 9,404,787
                                      ==========   ============   ============   ===========   ===========

                                         2009           2009          2008           2009          2008
                                      ----------   ------------   ------------   -----------   -----------
Units, beginning of period                    --      7,028,589      3,022,935       763,674       880,021
Units issued                           1,060,512      3,331,381      4,639,527        26,578        41,449
Units redeemed                           136,229        702,256        633,873       145,015       157,796
                                      ----------   ------------   ------------   -----------   -----------
Units, end of period                     924,283      9,657,714      7,028,589       645,237       763,674
                                      ==========   ============   ============   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,



                                      American Blue-
                                      Chip Income &                                  American        American
                                          Growth                                      Bond        Century - Small
                                        Series III       American Bond Series II    Series III    Company Series II
                                      --------------   --------------------------   ----------  ---------------------
                                           2009           2009           2008          2009        2009        2008
                                      --------------   -----------   ------------   ----------  ---------   ---------
Income:
   Dividend distributions received        $  1,557     $ 2,183,158   $  9,767,212     $  3,750   $    201   $      --
Expenses:
   Mortality and expense risk and
      administrative charges                  (196)     (1,320,258)    (1,752,157)        (298)      (337)     (2,112)
                                          --------     -----------   ------------     --------   --------    --------
Net investment income (loss)                 1,361         862,900      8,015,055        3,452       (136)     (2,112)
                                          --------     -----------   ------------     --------   --------    --------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                  --              --          3,327           --         --         192
   Net realized gain (loss)                    473      (1,789,388)    (2,876,095)          47    (85,511)    (47,227)
                                          --------     -----------   ------------     --------   --------    --------
Realized gains (losses)                        473      (1,789,388)    (2,872,768)          47    (85,511)    (47,035)
                                          --------     -----------   ------------     --------   --------    --------
Unrealized appreciation
   (depreciation) during the period          4,021       8,704,714    (17,787,677)      (1,433)    85,849     (24,748)
                                          --------     -----------   ------------     --------   --------    --------
Net increase (decrease) in contract
   owners' equity from operations            5,855       7,778,226    (12,645,390)       2,066        202     (73,895)
                                          --------     -----------   ------------     --------   --------    --------
Changes from principal
   transactions:
   Purchase payments                        73,183         741,352      4,018,591      106,809         --          --
   Transfers between sub-accounts
      and the company                       13,869      10,638,186    (23,438,606)      29,888    (77,745)    (52,904)
   Withdrawals                                   7      (4,646,488)    (8,046,272)         (18)       (74)    (11,709)
   Annual contract fee                      (2,908)       (462,313)      (515,069)      (4,226)       (57)       (416)
                                          --------     -----------   ------------     --------   --------    --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                             84,151       6,270,737    (27,981,356)     132,453    (77,876)    (65,029)
                                          --------     -----------   ------------     --------   --------    --------
Total increase (decrease) in
   contract owners' equity                  90,006      14,048,963    (40,626,746)     134,519    (77,674)   (138,924)
Contract owners' equity at
   beginning of period                          --      79,418,533    120,045,279           --     77,674     216,598
                                          --------     -----------   ------------     --------   --------   ---------
Contract owners' equity at end of
   period                                 $ 90,006     $93,467,496   $ 79,418,533     $134,519   $     --   $  77,674
                                          ========     ===========   ============     ========   ========   =========

                                           2009            2009          2008          2009        2009        2008
                                      --------------   -----------   ------------   ----------  ---------   ---------
Units, beginning of period                      --       6,802,117      9,126,538           --      9,272      14,443
Units issued                                 8,656       1,352,747        770,100       10,892          3         582
Units redeemed                                 286         889,226      3,094,521           99      9,275       5,753
                                          --------     -----------   ------------     --------   --------   ---------
Units, end of period                         8,370       7,265,638      6,802,117       10,793         --       9,272
                                          ========     ===========   ============     ========   ========   =========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         American Fundamental           American Global              American Global
                                          Holdings Series II        Diversification Series II       Growth Series II
                                      --------------------------   --------------------------   -------------------------
                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Income:
   Dividend distributions received    $ 1,096,628   $  1,599,163   $   831,092   $  1,421,925   $   100,231   $   338,668
Expenses:
   Mortality and expense risk and
      administrative charges           (1,002,931)      (409,773)     (728,532)      (404,035)     (177,470)     (203,203)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net investment income (loss)               93,697      1,189,390       102,560      1,017,890       (77,239)      135,465
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --      1,582,232            --      1,845,659       644,432            --
   Net realized gain (loss)            (1,821,754)      (981,043)   (2,548,271)      (747,725)   (1,331,863)     (370,853)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses)                (1,821,754)       601,189    (2,548,271)     1,097,934      (687,431)     (370,853)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    17,558,142    (14,548,507)   16,492,544    (15,622,165)    4,618,010    (6,174,721)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from operations      15,830,085    (12,757,928)   14,046,833    (13,506,341)    3,853,340    (6,410,109)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                   10,990,630     32,375,645     3,545,312     25,957,118       928,910     1,264,573
   Transfers between sub-accounts
      and the company                   8,409,288     23,254,618       702,303     22,998,523    (1,275,983)    2,826,992
   Withdrawals                         (1,946,577)    (1,039,780)     (918,858)      (919,914)     (346,970)     (481,141)
   Annual contract fee                   (374,127)       (52,041)     (289,434)       (46,220)      (74,991)      (70,782)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        17,079,214     54,538,442     3,039,323     47,989,507      (769,034)    3,539,642
                                      -----------   ------------   -----------   ------------   -----------   -----------
Total increase (decrease) in
   contract owners' equity             32,909,299     41,780,514    17,086,156     34,483,166     3,084,306    (2,870,467)
Contract owners' equity at
   beginning of period                 46,181,079      4,400,565    37,908,269      3,425,103    10,288,665    13,159,132
                                      -----------   ------------   -----------   ------------   -----------   -----------
Contract owners' equity at end of
   period                             $79,090,378   $ 46,181,079   $54,994,425   $ 37,908,269   $13,372,971   $10,288,665
                                      ===========   ============   ===========   ============   ===========   ===========

                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, beginning of period              5,407,548        350,302     4,707,054        272,763     1,289,271       995,659
Units issued                            2,527,690      5,389,609       966,445      4,834,910       226,060       485,845
Units redeemed                            513,370        332,363       585,032        400,619       311,738       192,233
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, end of period                    7,421,868      5,407,548     5,088,467      4,707,054     1,203,593     1,289,271
                                      ===========   ============   ===========   ============   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                                        American
                                                                    American Global                                      Growth
                                        American Global Small     Small Capitalization                                   Series
                                       Capitalization Series II        Series III          American Growth Series II      III
                                      -------------------------   --------------------    ---------------------------   --------
                                         2009           2008              2009                2009           2008         2009
                                      -----------   -----------   --------------------    ------------   ------------   --------
Income:
   Dividend distributions received    $        58   $    61,619         $   --            $     94,466   $  2,656,708   $   217
Expenses:
   Mortality and expense risk and
      administrative charges              (59,085)      (69,945)           (31)             (1,928,286)    (2,497,311)      (81)
                                      -----------   -----------         ------            ------------   ------------   -------
Net investment income (loss)              (59,027)       (8,326)           (31)             (1,833,820)       159,397       136
                                      -----------   -----------         ------            ------------   ------------   -------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            424,677            --             --              20,388,021      1,856,635        --
   Net realized gain (loss)            (1,306,829)     (505,505)           119             (12,895,980)       685,956        92
                                      -----------   -----------         ------            ------------   ------------   -------
Realized gains (losses)                  (882,152)     (505,505)           119               7,492,041      2,542,591        92
                                      -----------   -----------         ------            ------------   ------------   -------
Unrealized appreciation
   (depreciation) during the period     2,630,810    (2,824,398)         1,272              32,672,255    (88,650,037)    1,582
                                      -----------   -----------         ------            ------------   ------------   -------
Net increase (decrease) in contract
   owners' equity from operations       1,689,631    (3,338,229)         1,360              38,330,476    (85,948,049)    1,810
                                      -----------   -----------         ------            ------------   ------------   -------
Changes from principal
   transactions:
   Purchase payments                      169,832       491,686          6,422               1,289,556      4,442,525    38,315
   Transfers between sub-accounts
      and the company                    (140,830)    1,057,137          1,543             (10,552,900)    16,153,862     5,569
   Withdrawals                           (149,807)     (235,782)            23              (7,004,318)   (15,140,483)       41
   Annual contract fee                    (24,230)      (21,630)          (307)               (593,321)      (606,352)   (1,521)
                                      -----------   -----------         ------            ------------   ------------   -------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (145,035)    1,291,411          7,681             (16,860,983)     4,849,552    42,404
                                      -----------   -----------         ------            ------------   ------------   -------
Total increase (decrease) in
   contract owners' equity              1,544,596    (2,046,818)         9,041              21,469,493    (81,098,497)   44,214
Contract owners' equity at
   beginning of period                  3,272,007     5,318,825             --             112,969,120    194,067,617        --
                                      -----------   -----------         ------            ------------   ------------   -------
Contract owners' equity at end of
   period                             $ 4,816,603   $ 3,272,007         $9,041            $134,438,613   $112,969,120   $44,214
                                      ===========   ===========         ======            ============   ============   =======

                                          2009          2008              2009                2009           2008         2009
                                      -----------   -----------   --------------------    ------------   ------------   --------
Units, beginning of period                533,124       394,302             --               9,718,275      9,075,004         --
Units issued                              128,556       274,016            948                 310,559      2,173,902      4,355
Units redeemed                            164,887       135,194             72               1,509,465      1,530,631         68
                                      -----------   -----------         ------            ------------   ------------   -------
Units, end of period                      496,793       533,124            876               8,519,369      9,718,275      4,287
                                      ===========   ===========         ======            ============   ============   =======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                        American
                                                                                        Growth-             American
                                      American Growth-            American               Income        High-Income Bond
                                      Income Series I      Growth-Income Series II     Series III          Series II
                                      ----------------   ---------------------------   ----------   -----------------------
                                            2009             2009           2008          2009         2009         2008
                                      ----------------   ------------   ------------   ----------   ----------   ----------
Income:
   Dividend distributions received      $  1,173,131     $     97,550   $  2,675,940    $   251     $  242,811   $  214,710
Expenses:
   Mortality and expense risk and
      administrative charges              (1,739,407)         (93,872)    (2,242,968)       (62)       (54,490)     (48,574)
                                        ------------     ------------   ------------    -------     ----------   ----------
Net investment income (loss)                (566,276)           3,678        432,972        189        188,321      166,136
                                        ------------     ------------   ------------    -------     ----------   ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             9,369,738               --      2,543,424         --             --           --
   Net realized gain (loss)               (7,856,221)         219,700       (957,335)       120       (324,823)    (179,839)
                                        ------------     ------------   ------------    -------     ----------   ----------
Realized gains (losses)                    1,513,517          219,700      1,586,089        120       (324,823)    (179,839)
                                        ------------     ------------   ------------    -------     ----------   ----------
Unrealized appreciation
   (depreciation) during the period       27,509,680        1,874,660    (66,875,471)     1,860      1,194,482     (858,416)
                                        ------------     ------------   ------------    -------     ----------   ----------
Net increase (decrease) in
   contract owners' equity from
   operations                             28,456,921        2,098,038    (64,856,410)     2,169      1,057,980     (872,119)
                                        ------------     ------------   ------------    -------     ----------   ----------
Changes from principal
   transactions:
   Purchase payments                         969,416            6,216      3,803,938     12,845        134,590      269,267
   Transfers between sub-accounts
      and the company                      1,248,814        4,678,935      6,142,692      3,635      1,189,114      611,965
   Withdrawals                           (20,846,959)      13,460,456    (13,731,140)        47       (506,330)    (295,631)
   Annual contract fee                      (546,571)          (5,123)      (558,589)      (615)       (17,847)     (15,001)
                                        ------------     ------------   ------------    -------     ----------   ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (19,175,300)      18,140,484     (4,343,099)    15,912        799,527      570,600
                                        ------------     ------------   ------------    -------     ----------   ----------
Total increase (decrease) in
   contract owners' equity                 9,281,621       20,238,522    (69,199,509)    18,081      1,857,507     (301,519)
Contract owners' equity at
   beginning of period                            --      101,639,220    170,838,729         --      2,454,448    2,755,967
                                        ------------     ------------   ------------    -------     ----------   ----------
Contract owners' equity at end of
   period                               $  9,281,621     $121,877,742   $101,639,220    $18,081     $4,311,955   $2,454,448
                                        ============     ============   ============    =======     ==========   ==========

                                            2009             2009           2008          2009         2009         2008
                                      ----------------   ------------   ------------   ----------   ----------   ----------
Units, beginning of period                        --        8,827,121      8,978,819         --        275,706      230,460
Units issued                                 696,928          664,906      1,268,118      1,753        217,848      126,365
Units redeemed                               105,087        1,245,657      1,419,816         85        137,906       81,119
                                        ------------     ------------   ------------    -------     ----------   ----------
Units, end of period                         591,841        8,246,370      8,827,121      1,668        355,648      275,706
                                        ============     ============   ============    =======     ==========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      American High-                                        American
                                        Income Bond                                       International         American New
                                        Series III     American International Series II     Series III         World Series II
                                      --------------   --------------------------------   -------------   ------------------------
                                           2009             2009              2008             2009          2009          2008
                                      --------------   --------------   ---------------   -------------   ----------   -----------
Income:
   Dividend distributions received       $  5,942       $    652,216     $  3,480,446        $   513      $   41,476   $    97,361
Expenses:
   Mortality and expense risk and
      administrative charges                 (162)        (1,142,433)      (1,497,036)           (65)        (54,000)      (64,350)
                                         --------       ------------     ------------        -------      ----------   -----------
Net investment income (loss)                5,780           (490,217)       1,983,410            448         (12,524)       33,011
                                         --------       ------------     ------------        -------      ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --         15,492,098        1,921,236             --          40,954            --
   Net realized gain (loss)                    27         (8,573,299)       1,173,886             17        (506,038)     (549,219)
                                         --------       ------------     ------------        -------      ----------   -----------
Realized gains (losses)                        27          6,918,799        3,095,122             17        (465,084)     (549,219)
                                         --------       ------------     ------------        -------      ----------   -----------
Unrealized appreciation
   (depreciation) during the period        (2,120)        18,147,921      (55,761,156)          (184)      1,762,063    (1,701,530)
                                         --------       ------------     ------------        -------      ----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                               3,687         24,576,503      (50,682,624)           281       1,284,455    (2,217,738)
                                         --------       ------------     ------------        -------      ----------   -----------
Changes from principal
   transactions:
   Purchase payments                       83,521            651,466        2,531,448         35,944         205,263       498,159
   Transfers between sub-accounts
      and the company                      14,314         (8,342,124)       6,817,216          7,059         782,071       145,970
   Withdrawals                               (107)        (3,783,170)      (9,143,675)           (36)       (128,265)     (265,184)
   Annual contract fee                     (3,067)          (350,878)        (358,043)        (1,324)        (10,254)      (11,488)
                                         --------       ------------     ------------        -------      ----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                            94,661        (11,824,706)        (153,054)        41,643         848,815       367,457
                                         --------       ------------     ------------        -------      ----------   -----------
Total increase (decrease) in
   contract owners' equity                 98,348         12,751,797      (50,835,678)        41,924       2,133,270    (1,850,281)
Contract owners' equity at
   beginning of period                         --         67,146,164      117,981,842             --       2,692,645     4,542,926
                                         --------       ------------     ------------        -------      ----------   -----------
Contract owners' equity at end of
   period                                $ 98,348       $ 79,897,961     $ 67,146,164        $41,924      $4,825,915   $ 2,692,645
                                         ========       ============     ============        =======      ==========   ===========

                                           2009             2009              2008             2009          2009          2008
                                      --------------   --------------   ---------------   -------------   ----------   -----------
Units, beginning of period                     --          4,270,613        4,182,062             --         319,955       304,656
Units issued                                7,496            236,166          750,719          3,681         200,901       281,942
Units redeemed                                162            852,502          662,168             26         129,899       266,643
                                         --------       ------------     ------------        -------      ----------   -----------
Units, end of period                        7,334          3,654,277        4,270,613          3,655         390,957       319,955
                                         ========       ============     ============        =======      ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                         Capital
                                       Blue Chip Growth Series I   Blue Chip Growth Series II     Appreciation Series I
                                      --------------------------   --------------------------   -------------------------
                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Income:
   Dividend distributions received    $    29,971   $     97,031   $    13,600   $     24,025   $    16,157   $    39,719
Expenses:
   Mortality and expense risk and
      administrative charges             (302,273)      (464,903)     (231,972)      (280,195)      (96,810)     (143,351)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net investment income (loss)             (272,302)      (367,872)     (218,372)      (256,170)      (80,653)     (103,632)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --        550,045            --        287,822            --            --
   Net realized gain (loss)            (1,071,093)      (439,221)     (401,157)       362,874      (380,288)     (173,143)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Realized gains (losses)                (1,071,093)       110,824      (401,157)       650,696      (380,288)     (173,143)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period     8,370,097    (16,187,995)    5,704,536    (10,192,552)    2,614,582    (3,885,944)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           7,026,702    (16,445,043)    5,085,007     (9,798,026)    2,153,641    (4,162,719)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                       30,686        161,496       355,993        528,942        32,405        45,964
   Transfers between sub-accounts
      and the company                  (1,375,657)      (287,970)     (567,738)     3,340,463      (320,782)     (630,417)
   Withdrawals                         (2,749,718)    (4,446,833)     (722,940)    (1,525,663)     (943,309)   (1,428,937)
   Annual contract fee                    (19,386)       (21,941)      (58,679)       (56,011)       (6,513)       (7,693)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (4,114,075)    (4,595,248)     (993,364)     2,287,731    (1,238,199)   (2,021,083)
                                      -----------   ------------   -----------   ------------   -----------   -----------
Total increase (decrease) in
   contract owners' equity              2,912,627    (21,040,291)    4,091,643     (7,510,295)      915,442    (6,183,802)
Contract owners' equity at
   beginning of period                 19,670,801     40,711,092    13,137,864     20,648,159     6,119,051    12,302,853
                                      -----------   ------------   -----------   ------------   -----------   -----------
Contract owners' equity at end of
   period                             $22,583,428   $ 19,670,801   $17,229,507   $ 13,137,864   $ 7,034,493   $ 6,119,051
                                      ===========   ============   ===========   ============   ===========   ===========

                                          2009          2008           2009          2008           2009          2008
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, beginning of period              1,660,613      1,903,481     1,372,983      1,218,131       966,431     1,201,703
Units issued                               47,485        164,586       134,937        432,356        42,315        37,628
Units redeemed                            386,127        407,454       221,001        277,504       217,349       272,900
                                      -----------   ------------   -----------   ------------   -----------   -----------
Units, end of period                    1,321,971      1,660,613     1,286,919      1,372,983       791,397       966,431
                                      ===========   ============   ===========   ============   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Capital Appreciation      Capital Appreciation        CGTC Overseas
                                             Series II               Value Series II          Equity Series II
                                      ------------------------   ------------------------   --------------------
                                          2009         2008          2009         2008        2009        2008
                                      ----------   -----------   -----------   ----------   --------   ---------
Income:
   Dividend distributions received    $    3,833   $    19,645   $   355,159   $   46,922   $  5,352   $   7,461
Expenses:
   Mortality and expense risk and
      administrative charges            (111,698)     (144,943)     (270,775)     (26,424)    (4,534)     (7,581)
                                      ----------   -----------   -----------   ----------   --------   ---------
Net investment income (loss)            (107,865)     (125,298)       84,384       20,498        818        (120)
                                      ----------   -----------   -----------   ----------   --------   ---------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --            --        95,771           --         --      32,735
   Net realized gain (loss)             (225,104)      (44,001)     (368,582)    (194,186)   (61,538)    (32,723)
                                      ----------   -----------   -----------   ----------   --------   ---------
Realized gains (losses)                 (225,104)      (44,001)     (272,811)    (194,186)   (61,538)         12
                                      ----------   -----------   -----------   ----------   --------   ---------
Unrealized appreciation
   (depreciation) during the period    2,752,525    (3,908,076)    4,846,064     (633,535)   132,538    (238,706)
                                      ----------   -----------   -----------   ----------   --------   ---------
Net increase (decrease) in
   contract owners' equity from
   operations                          2,419,556    (4,077,375)    4,657,637     (807,223)    71,818    (238,814)
                                      ----------   -----------   -----------   ----------   --------   ---------
Changes from principal
   transactions:
   Purchase payments                      51,373       195,187     2,954,155    3,182,347      1,085         651
   Transfers between sub-accounts
      and the company                   (196,976)     (390,957)    5,832,589    5,888,737     88,578     (69,274)
   Withdrawals                          (304,530)   (1,273,254)     (193,396)     (41,499)   (10,688)   (111,617)
   Annual contract fee                   (28,046)      (29,561)      (78,792)      (2,496)      (903)     (1,699)
                                      ----------   -----------   -----------   ----------   --------   ---------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (478,179)   (1,498,585)    8,514,556    9,027,089     78,072    (181,939)
                                      ----------   -----------   -----------   ----------   --------   ---------
Total increase (decrease) in
   contract owners' equity             1,941,377    (5,575,960)   13,172,193    8,219,866    149,890    (420,753)
Contract owners' equity at
   beginning of period                 6,326,044    11,902,004     8,219,866           --    293,790     714,543
                                      ----------   -----------   -----------   ----------   --------   ---------
Contract owners' equity at end of
   period                             $8,267,421   $ 6,326,044   $21,392,059   $8,219,866   $443,680   $ 293,790
                                      ==========   ===========   ===========   ==========   ========   =========

                                          2009         2008          2009         2008        2009        2008
                                      ----------   -----------   -----------   ----------   --------   ---------
Units, beginning of period               642,374       745,844       907,608           --     26,214      36,244
Units issued                              41,820        48,691     1,250,412      976,077     11,449       5,189
Units redeemed                            83,300       152,161       309,696       68,469      6,798      15,219
                                      ----------   -----------   -----------   ----------   --------   ---------
Units, end of period                     600,894       642,374     1,848,324      907,608     30,865      26,214
                                      ==========   ===========   ===========   ==========   ========   =========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                Core        Core       Core       Core
                                        Core Allocation      Allocation  Allocation  Balanced   Balanced
                                         Plus Series II       Series I    Series II  Series I   Series II
                                     ----------------------  ----------  ----------  --------  -----------
                                        2009        2008        2009        2009       2009       2009
                                     ----------  ----------  ----------  ----------  --------  -----------
Income:
   Dividend distributions received   $  106,371  $   11,375   $ 1,558    $   84,873  $  1,804  $   69,024
Expenses:
   Mortality and expense risk and
      administrative charges            (98,357)     (9,493)      (96)      (10,810)     (340)    (21,593)
                                     ----------  ----------   -------    ----------  --------  ----------
Net investment income (loss)              8,014       1,882     1,462        74,063     1,464      47,431
                                     ----------  ----------   -------    ----------  --------  ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                          275,675          --        --            --        --          --
   Net realized gain (loss)            (136,779)    (39,026)       --        20,990        37      38,365
                                     ----------  ----------   -------    ----------  --------  ----------
Realized gains (losses)                 138,896     (39,026)       --        20,990        37      38,365
                                     ----------  ----------   -------    ----------  --------  ----------
Unrealized appreciation
   (depreciation) during the period   1,544,452    (268,574)     (419)       67,439     7,501     220,038
                                     ----------  ----------   -------    ----------  --------  ----------
Net increase (decrease) in contract
   owners' equity from operations     1,691,362    (305,718)    1,043       162,492     9,002     305,834
                                     ----------  ----------   -------    ----------  --------  ----------
Changes from principal
   transactions:
   Purchase payments                  1,807,490   1,693,414    44,125     1,131,423   100,000   1,929,424
   Transfers between sub-accounts
      and the company                 2,160,248   1,461,512     2,457     1,317,103     4,864   2,548,477
   Withdrawals                         (112,948)     (1,394)      117         3,101       284      (9,214)
   Annual contract fee                  (28,428)     (1,097)   (2,427)       (1,527)   (4,000)     (5,171)
                                     ----------  ----------   -------    ----------  --------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       3,826,362   3,152,435    44,272     2,450,100   101,148   4,463,516
                                     ----------  ----------   -------    ----------  --------  ----------
Total increase (decrease) in
   contract owners' equity            5,517,724   2,846,717    45,315     2,612,592   110,150   4,769,350
Contract owners' equity at
   beginning of period                2,846,717          --        --            --        --          --
                                     ----------  ----------   -------    ----------  --------  ----------
Contract owners' equity at end of
   period                            $8,364,441  $2,846,717   $45,315    $2,612,592  $110,150  $4,769,350
                                     ==========  ==========   =======    ==========  ========  ==========

                                        2009        2008        2009        2009       2009       2009
                                     ----------  ----------  ----------  ----------  --------  -----------
Units, beginning of period              325,588          --        --            --        --          --
Units issued                            572,665     349,609     3,065       202,593     7,475     352,630
Units redeemed                          122,293      24,021        --        28,943        --      35,235
                                     ----------  ----------   -------    ----------  --------  ----------
Units, end of period                    775,960     325,588     3,065       173,650     7,475     317,395
                                     ==========  ==========   =======    ==========  ========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Core
                                     Balanced       Core           Core         Core           Core             Core
                                     Strategy    Disciplined    Fundamental  Fundamental      Global           Global
                                      Series   Diversification   Holdings     Holdings    Diversification  Diversification
                                       NAV       Series II       Series II   Series III     Series II         Series III
                                     --------  ---------------  -----------  -----------  ---------------  ---------------
                                       2009          2009           2009         2009           2009             2009
                                     --------  ---------------  -----------  -----------  ---------------  ---------------
Income:
   Dividend distributions received   $   456      $   92,792     $  105,250     $   47      $   171,699        $   44
Expenses:
   Mortality and expense risk and
      administrative charges             (48)        (18,776)       (35,485)        (4)         (55,661)           (4)
                                     -------      ----------     ----------     ------      -----------        ------
Net investment income (loss)             408          74,016         69,765         43          116,038            40
                                     -------      ----------     ----------     ------      -----------        ------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            --              --             --         --               --            --
   Net realized gain (loss)               (1)         21,795          8,534         --           74,454            --
                                     -------      ----------     ----------     ------      -----------        ------
Realized gains (losses)                   (1)         21,795          8,534         --           74,454            --
                                     -------      ----------     ----------     ------      -----------        ------
Unrealized appreciation
   (depreciation) during the period     (507)        138,143        400,188        (12)         405,212           (16)
                                     -------      ----------     ----------     ------      -----------        ------
Net increase (decrease) in contract
   owners' equity from operations       (100)        233,954        478,487         31          595,704            24
                                     -------      ----------     ----------     ------      -----------        ------
Changes from principal
   transactions:
   Purchase payments                  25,000       1,293,074      3,777,551         --        3,069,220            --
   Transfers between sub-accounts
      and the company                    (64)      3,267,440      3,138,587      2,567        9,719,073         2,567
   Withdrawals                            64          (1,443)       (25,438)         7            1,299             7
   Annual contract fee                    --          (4,618)        (6,202)        --          (21,011)           --
                                     -------      ----------     ----------     ------      -----------        ------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       25,000       4,554,453      6,884,498      2,574       12,768,581         2,574
                                     -------      ----------     ----------     ------      -----------        ------
Total increase (decrease) in
   contract owners' equity            24,900       4,788,407      7,362,985      2,605       13,364,285         2,598
Contract owners' equity at
   beginning of period                    --              --             --         --               --            --
                                     -------      ----------     ----------     ------      -----------        ------
Contract owners' equity at end of
   period                            $24,900      $4,788,407     $7,362,985     $2,605      $13,364,285        $2,598
                                     =======      ==========     ==========     ======      ===========        ======

                                       2009          2009           2009         2009           2009             2009
                                     --------  ---------------  -----------  -----------  ---------------  ---------------
Units, beginning of period                --              --             --         --               --            --
Units issued                           1,821         323,886        520,457        180          922,006           174
Units redeemed                            --          12,570         19,944         --           42,215            --
                                     -------      ----------     ----------     ------      -----------        ------
Units, end of period                   1,821         311,316        500,513        180          879,791           174
                                     =======      ==========     ==========     ======      ===========        ======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,


                                                                    Core           Disciplined
                                                                  Strategy       Diversification
                                       Core Strategy Series II   Series NAV         Series II
                                      -------------------------  ----------  ----------------------
                                          2009         2008         2009        2009        2008
                                      -----------  ------------  ----------  ----------  ----------
Income:
   Dividend distributions received    $   813,703  $    497,389   $  7,605   $  141,374  $   33,495
Expenses:
   Mortality and expense risk and
      administrative charges             (655,700)     (639,403)    (1,772)     (91,083)    (14,742)
                                      -----------  ------------   --------   ----------  ----------
Net investment income (loss)              158,003      (142,014)     5,833       50,291      18,753
                                      -----------  ------------   --------   ----------  ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            225,360        16,491         --       54,534       2,185
   Net realized gain (loss)            (1,466,230)   (1,252,647)       265     (176,034)    (67,672)
                                      -----------  ------------   --------   ----------  ----------
Realized gains (losses)                (1,240,870)   (1,236,156)       265     (121,500)    (65,487)
                                      -----------  ------------   --------   ----------  ----------
Unrealized appreciation
   (depreciation) during the period     9,516,520   (11,658,758)    21,050    1,683,473    (405,319)
                                      -----------  ------------   --------   ----------  ----------
Net increase (decrease) in
   contract owners' equity from
   operations                           8,433,653   (13,036,928)    27,148    1,612,264    (452,053)
                                      -----------  ------------   --------   ----------  ----------
Changes from principal transactions:
   Purchase payments                    6,600,578     5,539,723    409,142    1,263,376   1,796,970
   Transfers between sub-accounts
      and the company                   3,066,225     4,435,404     (1,094)   1,722,188   2,501,963
   Withdrawals                         (1,567,700)   (2,865,551)     1,092      (64,083)   (138,622)
   Annual contract fee                   (258,818)     (182,745)   (12,274)     (29,408)     (2,670)
                                      -----------  ------------   --------   ----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         7,840,285     6,926,831    396,866    2,892,073   4,157,641
                                      -----------  ------------   --------   ----------  ----------
Total increase (decrease) in
   contract owners' equity             16,273,938    (6,110,097)   424,014    4,504,337   3,705,588
Contract owners' equity at
   beginning of period                 35,247,642    41,357,739         --    3,705,588          --
                                      -----------  ------------   --------   ----------  ----------
Contract owners' equity at end of
   period                             $51,521,580  $ 35,247,642   $424,014   $8,209,925  $3,705,588
                                      ===========  ============   ========   ==========  ==========

                                          2009         2008         2009        2009        2008
                                      -----------  ------------  ----------  ----------  ----------
Units, beginning of period              3,460,841     2,938,747         --      405,906          --
Units issued                            1,189,315     1,200,740     32,551      419,949     497,726
Units redeemed                            433,548       678,646      2,847      107,300      91,820
                                      -----------  ------------   --------   ----------  ----------
Units, end of period                    4,216,608     3,460,841     29,704      718,555     405,906
                                      ===========  ============   ========   ==========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                   Emerging Small            Emerging Small
                                      DWS Equity 500 Index         Company Series I         Company Series II
                                     -----------------------  ------------------------  ------------------------
                                        2009        2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $   82,643  $    96,891  $        --  $        --  $        --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges            (52,558)     (76,615)     (26,727)     (47,988)     (29,852)     (51,948)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             30,085       20,276      (26,727)     (47,988)     (29,852)     (51,948)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --           --        1,785           --        1,905
   Net realized gain (loss)             (67,233)      48,026   (1,223,399)    (119,159)  (1,383,374)    (323,120)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                 (67,233)      48,026   (1,223,399)    (117,374)  (1,383,374)    (321,215)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     784,608   (2,296,986)   1,739,838   (1,599,897)   1,925,295   (1,446,957)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           747,460   (2,228,684)     489,712   (1,765,259)     512,069   (1,820,120)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                     43,710       25,040        3,095       15,963       25,116       65,864
   Transfers between sub-accounts
      and the company                   (22,751)  (1,307,534)  (2,305,893)    (234,782)  (2,635,954)    (157,551)
   Withdrawals                          (84,280)    (286,414)    (250,070)    (413,008)     (92,067)    (361,635)
   Annual contract fee                  (24,085)     (23,987)      (1,619)      (2,401)      (9,827)     (12,316)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (87,406)  (1,592,895)  (2,554,487)    (634,228)  (2,712,732)    (465,638)
                                     ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              660,054   (3,821,579)  (2,064,775)  (2,399,487)  (2,200,663)  (2,285,758)
Contract owners' equity at
   beginning of period                3,223,096    7,044,675    2,064,775    4,464,262    2,200,663    4,486,421
                                     ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $3,883,150  $ 3,223,096  $        --  $ 2,064,775  $        --  $ 2,200,663
                                     ==========  ===========  ===========  ===========  ===========  ===========

                                        2009         2008         2009         2008         2009         2008
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period              228,714      307,827      228,801      272,732      250,521      284,952
Units issued                              4,960        8,894        1,619        8,339       19,989       32,473
Units redeemed                           11,160       88,007      230,420       52,270      270,510       66,904
                                     ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                    222,514      228,714           --      228,801           --      250,521
                                     ==========  ===========  ===========  ===========  ===========  ===========


See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                 Financial
                                       Equity-Income Series I    Equity-Income Series II      Services Series I
                                     -------------------------  -------------------------  ----------------------
                                         2009         2008         2009         2008          2009       2008
                                     -----------  ------------  -----------  ------------  ---------  -----------
Income:
   Dividend distributions received   $   563,195  $    983,994  $   404,850  $    610,083  $   5,560  $     8,742
Expenses:
   Mortality and expense risk and
      administrative charges            (392,612)     (641,437)    (324,701)     (450,749)   (12,002)     (18,809)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Net investment income (loss)             170,583       342,557       80,149       159,334     (6,442)     (10,067)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --     1,164,988           --       759,330         --       67,230
   Net realized gain (loss)           (2,925,569)     (345,693)  (1,909,277)     (856,659)  (191,684)    (321,607)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Realized gains (losses)               (2,925,569)      819,295   (1,909,277)      (97,329)  (191,684)    (254,377)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Unrealized appreciation
   (depreciation) during the period    8,327,148   (19,787,354)   6,487,037   (12,524,187)   470,016     (398,789)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          5,572,162   (18,625,502)   4,657,909   (12,462,182)   271,890     (663,233)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Changes from principal transactions:
   Purchase payments                      39,252       119,903      284,316       958,386        450        3,124
   Transfers between sub-accounts
      and the company                 (1,931,663)   (2,946,014)     910,630    (1,862,837)   140,352     (393,736)
   Withdrawals                        (3,047,931)   (6,330,658)  (1,703,253)   (2,784,249)  (130,229)    (170,823)
   Annual contract fee                   (22,849)      (28,490)     (72,903)      (79,110)    (1,034)      (1,213)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (4,963,191)   (9,185,259)    (581,210)   (3,767,810)     9,539     (562,648)
                                     -----------  ------------  -----------  ------------  ---------  -----------
Total increase (decrease) in
   contract owners' equity               608,971   (27,810,761)   4,076,699   (16,229,992)   281,429   (1,225,881)
Contract owners' equity at
   beginning of period                28,857,740    56,668,501   20,118,933    36,348,925    630,568    1,856,449
                                     -----------  ------------  -----------  ------------  ---------  -----------
Contract owners' equity at end of
   period                            $29,466,711  $ 28,857,740  $24,195,632  $ 20,118,933  $ 911,997  $   630,568
                                     ===========  ============  ===========  ============  =========  ===========

                                         2009         2008         2009         2008          2009       2008
                                     -----------  ------------  -----------  ------------  ---------  -----------
Units, beginning of period             1,451,326     1,806,937    1,832,651     2,076,517     72,690      116,546
Units issued                              23,022        22,173      253,016       173,917     26,813       21,666
Units redeemed                           297,431       377,784      292,471       417,783     24,140       65,522
                                     -----------  ------------  -----------  ------------  ---------  -----------
Units, end of period                   1,176,917     1,451,326    1,793,196     1,832,651     75,363       72,690
                                     ===========  ============  ===========  ============  =========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Financial Services              Founding                 Fundamental
                                             Series II             Allocation Series II         Value Series I
                                     ------------------------  --------------------------  ------------------------
                                        2009         2008          2009          2008         2009          2008
                                     -----------  -----------  ------------  ------------  -----------  -----------
Income:
   Dividend distributions received   $    18,477  $    24,440  $  3,273,588  $  2,478,566  $   256,595  $   315,999
Expenses:
   Mortality and expense risk and
      administrative charges             (51,606)     (61,836)   (1,315,109)   (1,281,405)    (417,148)    (155,087)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Net investment income (loss)             (33,129)     (37,396)    1,958,479     1,197,161     (160,553)     160,912
                                     -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --      224,110            --     1,338,889           --       75,362
   Net realized gain (loss)             (684,380)    (310,913)   (4,866,975)   (3,822,108)    (882,293)    (174,038)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Realized gains (losses)                 (684,380)     (86,803)   (4,866,975)   (2,483,219)    (882,293)     (98,676)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period    1,854,845   (2,144,549)   25,037,352   (35,832,577)   8,376,907   (4,459,940)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          1,137,336   (2,268,748)   22,128,856   (37,118,635)   7,334,061   (4,397,704)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                     168,435      365,374       981,288    24,577,255       98,358       16,365
   Transfers between sub-accounts
      and the company                    540,076      (73,215)      293,211    19,476,008   (2,243,617)  27,576,374
   Withdrawals                          (142,192)    (318,861)   (2,529,553)   (2,156,873)  (3,989,468)  (1,649,019)
   Annual contract fee                   (12,947)     (11,880)     (586,416)     (366,232)     (28,884)      (9,143)
                                     -----------  -----------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          553,372      (38,582)   (1,841,470)   41,530,158   (6,163,611)  25,934,577
                                     -----------  -----------  ------------  ------------  -----------  -----------
Total increase (decrease) in
   contract owners' equity             1,690,708   (2,307,330)   20,287,386     4,411,523    1,170,450   21,536,873
Contract owners' equity at
   beginning of period                 2,732,639    5,039,969    76,268,731    71,857,208   29,695,069    8,158,196
                                     -----------  -----------  ------------  ------------  -----------  -----------
Contract owners' equity at end of
   period                            $ 4,423,347  $ 2,732,639  $ 96,556,117  $ 76,268,731  $30,865,519  $29,695,069
                                     ===========  ===========  ============  ============  ===========  ===========

                                        2009         2008          2009          2008         2009          2008
                                     -----------  -----------  ------------  ------------  -----------  -----------
Units, beginning of period               294,472      294,628    10,027,323     5,984,953    2,964,566      492,346
Units issued                             140,696       80,612       759,771     5,285,198       42,765    2,714,434
Units redeemed                            86,117       80,768       951,350     1,242,828      636,682      242,214
                                     -----------  -----------  ------------  ------------  -----------  -----------
Units, end of period                     349,051      294,472     9,835,744    10,027,323    2,370,649    2,964,566
                                     ===========  ===========  ============  ============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Fundamental Value         Global Allocation           Global Allocation
                                            Series II                  Series I                   Series II
                                     -------------------------  ------------------------  --------------------------
                                         2009          2008         2009         2008         2009         2008
                                     -----------  ------------  -----------  -----------  ------------  ------------
Income:
   Dividend distributions received   $   245,556  $    253,081  $       136  $    80,527  $         --  $    794,959
Expenses:
   Mortality and expense risk and
      administrative charges            (532,063)     (599,877)     (13,741)     (25,663)     (165,379)     (268,699)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Net investment income (loss)            (286,507)     (346,796)     (13,605)      54,864      (165,379)      526,260
                                     -----------  ------------  -----------  -----------  ------------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --       451,851           --        3,420            --        34,714
   Net realized gain (loss)           (2,207,571)     (325,332)    (404,067)     (11,566)   (4,948,122)     (583,870)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Realized gains (losses)               (2,207,571)      126,519     (404,067)      (8,146)   (4,948,122)     (549,156)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Unrealized appreciation
   (depreciation) during the period   11,688,299   (17,568,407)     651,157     (713,933)    7,978,722    (6,652,360)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                          9,194,221   (17,788,684)     233,485     (667,215)    2,865,221    (6,675,256)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Changes from principal transactions:
   Purchase payments                     273,599       947,783        2,753        3,952       132,075       952,857
   Transfers between sub-accounts
      and the company                    (41,101)    4,757,669   (1,234,758)     (78,258)  (14,248,792)   (1,017,899)
   Withdrawals                        (1,751,934)   (2,711,660)    (116,057)    (328,267)     (430,317)   (1,426,708)
   Annual contract fee                  (154,892)     (140,923)        (838)      (1,320)      (51,946)      (64,657)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,674,328)    2,852,869   (1,348,900)    (403,893)  (14,598,980)   (1,556,407)
                                     -----------  ------------  -----------  -----------  ------------  ------------
Total increase (decrease) in
   contract owners' equity             7,519,893   (14,935,815)  (1,115,415)  (1,071,108)  (11,733,759)   (8,231,663)
Contract owners' equity at
   beginning of period                30,994,645    45,930,460    1,115,415    2,186,523    11,733,759    19,965,422
                                     -----------  ------------  -----------  -----------  ------------  ------------
Contract owners' equity at end of
   period                            $38,514,538  $ 30,994,645  $        --  $ 1,115,415  $         --  $ 11,733,759
                                     ===========  ============  ===========  ===========  ============ =============

                                         2009          2008         2009         2008         2009         2008
                                     -----------  ------------  -----------  -----------  ------------  ------------
Units, beginning of period             2,935,029     2,595,003      132,650      168,292     1,138,534     1,249,302
Units issued                             383,592       804,357        1,120        8,738        31,456       130,660
Units redeemed                           505,278       464,331      133,770       44,380     1,169,990       241,428
                                     -----------  ------------  -----------  -----------  ------------  ------------
Units, end of period                   2,813,343     2,935,029           --      132,650            --     1,138,534
                                     ===========  ============  ===========  ===========  ============ =============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Global Bond Series I      Global Bond Series II     Global Trust Series I
                                     ------------------------  ------------------------  ------------------------
                                         2009         2008        2009          2008        2009          2008
                                     -----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received   $   519,039  $    35,701  $ 2,021,954  $   124,040  $   141,004  $   245,442
Expenses:
   Mortality and expense risk and
      administrative charges             (63,038)     (87,058)    (272,660)    (345,188)    (124,348)    (189,515)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             456,001      (51,357)   1,749,294     (221,148)      16,656       55,927
                                     -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                           590,775           --    2,284,799           --           --           --
   Net realized gain (loss)             (313,548)      61,777     (722,522)     288,599     (439,634)    (138,875)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                  277,227       61,777    1,562,277      288,599     (439,634)    (138,875)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     (245,216)    (402,700)  (1,224,651)  (1,432,366)   2,693,904   (6,537,445)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            488,012     (392,280)   2,086,920   (1,364,915)   2,270,926   (6,620,393)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                       9,213        6,151      312,665      875,080       27,418       53,187
   Transfers between sub-accounts
      and the company                   (130,406)     914,293      215,211   (2,110,151)    (428,681)    (834,504)
   Withdrawals                          (981,309)  (1,158,905)    (948,861)  (1,183,864)    (931,622)  (1,540,490)
   Annual contract fee                    (3,731)      (3,771)     (63,684)     (67,557)      (8,616)      (9,808)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,106,233)    (242,232)    (484,669)  (2,486,492)  (1,341,501)  (2,331,615)
                                     -----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              (618,221)    (634,512)   1,602,251   (3,851,407)     929,425   (8,952,008)
Contract owners' equity at
   beginning of period                 4,729,368    5,363,880   17,079,427   20,930,834    8,859,858   17,811,866
                                     -----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                            $ 4,111,147  $ 4,729,368  $18,681,678  $17,079,427  $ 9,789,283  $ 8,859,858
                                     ===========  ===========  ===========  ===========  ===========  ===========

                                         2009         2008        2009          2008        2009          2008
                                     -----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period               205,667      217,223    1,046,271    1,202,424      485,555      584,689
Units issued                              16,448       90,564      204,434      491,830        8,040        7,365
Units redeemed                            67,430      102,120      234,479      647,983       85,716      106,499
                                     -----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                     154,685      205,667    1,016,226    1,046,271      407,879      485,555
                                     ===========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                      Health                     Health
                                       Global Trust Series II     Sciences Series I        Sciences Series II
                                      -----------------------  -----------------------  -----------------------
                                         2009         2008        2009         2008        2009         2008
                                      ----------  -----------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   62,882  $   103,579  $       --  $        --  $       --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges             (66,611)     (95,080)    (32,777)     (49,671)    (92,160)    (120,415)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Net investment income (loss)              (3,729)       8,499     (32,777)     (49,671)    (92,160)    (120,415)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --           --      26,932       72,302      80,805      181,183
   Net realized gain (loss)             (317,359)    (138,377)   (249,769)    (461,135)   (704,446)    (402,690)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses)                 (317,359)    (138,377)   (222,837)    (388,833)   (623,641)    (221,507)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period    1,446,606   (3,011,240)    752,123     (805,987)  2,248,277   (2,506,023)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          1,125,518   (3,141,118)    496,509   (1,244,491)  1,532,476   (2,847,945)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                      26,841       59,202         515        6,408     152,348      381,161
   Transfers between sub-accounts
      and the company                   (204,043)    (279,470)    222,109     (558,070)   (509,393)      40,285
   Withdrawals                          (164,987)    (381,480)   (259,749)    (400,068)   (439,028)    (846,396)
   Annual contract fee                   (25,053)     (25,566)     (3,023)      (3,050)    (23,675)     (26,337)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (367,242)    (627,314)    (40,148)    (954,780)   (819,748)    (451,287)
                                      ----------  -----------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity               758,276   (3,768,432)    456,361   (2,199,271)    712,728   (3,299,232)
Contract owners' equity at
   beginning of period                 4,287,733    8,056,165   1,939,599    4,138,870   5,750,862    9,050,094
                                      ----------  -----------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $5,046,009  $ 4,287,733  $2,395,960  $ 1,939,599  $6,463,590  $ 5,750,862
                                      ==========  ===========  ==========  ===========  ==========  ===========

                                         2009         2008        2009         2008        2009         2008
                                      ----------  -----------  ----------  -----------  ----------  -----------
Units, beginning of period               386,248      431,619     141,062      206,976     393,557      423,488
Units issued                              15,549       33,665      44,429       46,647      73,263      103,373
Units redeemed                            49,931       79,036      51,357      112,561     122,105      133,304
                                      ----------  -----------  ----------  -----------  ----------  -----------
Units, end of period                     351,866      386,248     134,134      141,062     344,715      393,557
                                      ==========  ===========  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      High Income Series II     High Yield Series I      High Yield Series II
                                      ---------------------  ------------------------  ------------------------
                                         2009        2008        2009         2008        2009         2008
                                      ----------  ---------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $  112,145  $   5,462  $   401,992  $   402,508  $   868,360  $   617,005
Expenses:
   Mortality and expense risk and
      administrative charges              (7,964)      (808)     (59,896)     (82,056)    (124,824)    (122,470)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Net investment income (loss)             104,181      4,654      342,096      320,452      743,536      494,535
                                      ----------  ---------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --        528           --           --           --           --
   Net realized gain (loss)               55,041    (35,139)    (849,251)    (457,617)  (1,322,314)    (652,685)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Realized gains (losses)                   55,041    (34,611)    (849,251)    (457,617)  (1,322,314)    (652,685)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period      116,557        943    2,075,324   (1,346,811)   3,762,976   (2,137,709)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            275,779    (29,014)   1,568,169   (1,483,976)   3,184,198   (2,295,859)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      36,487     25,729        2,832       20,225      521,654      127,588
   Transfers between sub-accounts
      and the company                  1,157,180   (152,240)     222,434     (156,919)     600,605      362,546
   Withdrawals                          (201,630)        --   (1,326,392)  (1,250,013)  (1,329,919)  (1,357,506)
   Annual contract fee                      (540)       (67)      (3,874)      (4,109)     (14,461)     (12,018)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          991,497   (126,578)  (1,105,000)  (1,390,816)    (222,121)    (879,390)
                                      ----------  ---------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity             1,267,276   (155,592)     463,169   (2,874,792)   2,962,077   (3,175,249)
Contract owners' equity at
   beginning of period                    56,516    212,108    3,432,515    6,307,307    5,991,212    9,166,461
                                      ----------  ---------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $1,323,792  $  56,516  $ 3,895,684  $ 3,432,515  $ 8,953,289  $ 5,991,212
                                      ==========  =========  ===========  ===========  ===========  ===========

                                         2009        2008        2009         2008        2009         2008
                                      ----------  ---------  -----------  -----------  -----------  -----------
Units, beginning of period                 8,816     18,414      321,813      404,512      513,029      541,575
Units issued                             152,717     12,887       89,687      134,660      240,622      230,482
Units redeemed                            46,107     22,485      174,366      217,359      245,371      259,028
                                      ----------  ---------  -----------  -----------  -----------  -----------
Units, end of period                     115,426      8,816      237,134      321,813      508,280      513,029
                                      ==========  =========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                             International Core
                                       Income & Value Series I  Income & Value Series II          Series I
                                      ------------------------  ------------------------  -----------------------
                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $    24,957  $   369,819  $    12,937  $   201,680  $   52,651  $   173,703
Expenses:
   Mortality and expense risk and
      administrative charges              (40,495)    (189,623)     (24,500)    (114,942)    (32,758)     (53,297)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net investment income (loss)              (15,538)     180,196      (11,563)      86,738      19,893      120,406
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --      277,844           --      160,098      64,529       49,681
   Net realized gain (loss)            (3,927,642)    (383,971)  (2,637,422)    (133,175)   (193,387)     148,812
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses)                (3,927,642)    (106,127)  (2,637,422)      26,923    (128,858)     198,493
                                      -----------  -----------  -----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period     3,770,084   (4,625,084)   2,552,727   (2,689,791)    419,453   (1,983,889)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            (173,096)  (4,551,015)     (96,258)  (2,576,130)    310,488   (1,664,990)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                        1,580       15,098        7,984      152,881       5,478       10,314
   Transfers between sub-accounts
      and the company                  (8,311,008)    (917,702)  (4,950,232)    (504,566)    (29,891)    (210,949)
   Withdrawals                           (504,530)  (1,572,462)    (159,645)  (1,038,494)   (314,930)    (474,328)
   Annual contract fee                     (3,559)      (9,112)     (10,679)     (23,493)     (1,860)      (2,151)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (8,817,517)  (2,484,178)  (5,112,572)  (1,413,672)   (341,203)    (677,114)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity             (8,990,613)  (7,035,193)  (5,208,830)  (3,989,802)    (30,715)  (2,342,104)
Contract owners' equity at
   beginning of period                  8,990,613   16,025,806    5,208,833    9,198,635   2,367,002    4,709,106
                                      -----------  -----------  -----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $        --  $ 8,990,613  $         3  $ 5,208,833  $2,336,287  $ 2,367,002
                                      ===========  ===========  ===========  ===========  ==========  ===========

                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, beginning of period                564,819      690,505      489,710      593,787     215,174      256,491
Units issued                                2,972       13,576        2,412       20,578      11,167       13,530
Units redeemed                            567,791      139,262      492,122      124,655      46,217       54,847
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, end of period                           --      564,819           --      489,710     180,124      215,174
                                      ===========  ===========  ===========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         International Core     International Equity     International Equity
                                             Series II         Index A Trust Series I  Index A Trust Series II
                                      -----------------------  ----------------------  -----------------------
                                         2009         2008        2009        2008        2009         2008
                                      ----------  -----------  ---------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   35,484  $   109,940  $ 102,277  $    26,850  $  285,795  $    64,896
Expenses:
   Mortality and expense risk and
      administrative charges             (25,519)     (38,782)   (13,464)     (22,642)    (37,377)     (55,020)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Net investment income (loss)               9,965       71,158     88,813        4,208     248,418        9,876
                                      ----------  -----------  ---------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            46,085       33,924         --       11,988          --       28,191
   Net realized gain (loss)             (163,533)    (186,703)   (53,984)      41,253    (312,802)     163,318
                                      ----------  -----------  ---------  -----------  ----------  -----------
Realized gains (losses)                 (117,448)    (152,779)   (53,984)      53,241    (312,802)     191,509
                                      ----------  -----------  ---------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period      364,750   (1,123,597)   217,781     (807,029)    793,125   (2,155,447)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            257,267   (1,205,218)   252,610     (749,580)    728,741   (1,954,062)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                      19,417      128,319        318        4,047      17,236       30,802
   Transfers between sub-accounts
      and the company                     54,156     (196,534)   (32,871)    (136,223)    (69,518)     (60,451)
   Withdrawals                           (37,764)    (252,121)  (140,310)    (240,440)   (417,935)    (139,309)
   Annual contract fee                    (5,175)      (6,466)      (542)        (740)    (10,121)     (11,824)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           30,634     (326,802)  (173,405)    (373,356)   (480,338)    (180,782)
                                      ----------  -----------  ---------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity               287,901   (1,532,020)    79,205   (1,122,936)    248,403   (2,134,844)

Contract owners' equity at
   beginning of period                 1,589,908    3,121,928    815,596    1,938,532   2,265,945    4,400,789
                                      ----------  -----------  ---------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $1,877,809  $ 1,589,908  $ 894,801  $   815,596  $2,514,348  $ 2,265,945
                                      ==========  ===========  =========  ===========  ==========  ===========

                                         2009         2008        2009        2008        2009         2008
                                      ----------  -----------  ---------  -----------  ----------  -----------
Units, beginning of period               123,749      145,999     63,514       82,272     177,598      188,054
Units issued                              17,658       35,931      1,534        5,748      24,527       33,492
Units redeemed                            15,451       58,181     13,690       24,506      56,606       43,948
                                      ----------  -----------  ---------  -----------  ----------  -----------
Units, end of period                     125,956      123,749     51,358       63,514     145,519      177,598
                                      ==========  ===========  =========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        International Equity     International Small        International Small
                                          Index Series NAV           Cap Series I              Cap Series II
                                      -----------------------  ------------------------  ------------------------
                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $   89,594  $    90,471  $    58,952  $   128,515  $    74,233  $   123,135
Expenses:
   Mortality and expense risk and
      administrative charges             (37,600)     (56,144)     (35,208)     (75,402)     (51,203)     (86,749)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)              51,994       34,327       23,744       53,113       23,030       36,386
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            44,897       34,756      611,578       76,945      747,963       81,125
   Net realized gain (loss)             (273,567)    (276,972)  (3,313,467)    (352,333)  (3,293,531)    (783,371)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                 (228,670)    (242,216)  (2,701,889)    (275,388)  (2,545,568)    (702,246)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period      935,096   (1,765,941)   3,915,763   (3,198,060)   4,207,382   (3,086,988)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            758,420   (1,973,830)   1,237,618   (3,420,335)   1,684,844   (3,752,848)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      25,170       32,748       27,888       35,105       34,774      217,833
   Transfers between sub-accounts
      and the company                   (139,721)    (254,554)  (3,796,622)    (428,245)  (4,576,849)  (1,018,428)
   Withdrawals                          (108,745)    (275,189)    (240,119)    (583,163)    (148,152)    (304,663)
   Annual contract fee                   (17,934)     (18,060)      (3,037)      (4,165)     (11,837)     (15,357)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (241,230)    (515,055)  (4,011,890)    (980,468)  (4,702,064)  (1,120,615)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity               517,190   (2,488,885)  (2,774,272)  (4,400,803)  (3,017,220)  (4,873,463)
Contract owners' equity at
   beginning of period                 2,216,387    4,705,272    2,774,272    7,175,075    3,017,220    7,890,683
                                      ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $2,733,577  $ 2,216,387  $        --  $ 2,774,272  $        --  $ 3,017,220
                                      ==========  ===========  ===========  ===========  ===========  ===========

                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period               307,630      357,459      255,352      302,428      263,240      316,628
Units issued                              16,918       44,783       17,417       18,232       96,604       44,523
Units redeemed                            46,866       94,612      272,769       65,308      359,844       97,911
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                     277,682      307,630           --      255,352           --      263,240
                                      ==========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      International  International
                                      Small Company  Small Company     International Value       International Value
                                         Series I      Series II            Series I                  Series II
                                      -------------  -------------  ------------------------  -------------------------
                                           2009           2009         2009         2008         2009         2008
                                      -------------  -------------  -----------  -----------  -----------  ------------
Income:
   Dividend distributions received     $   26,634      $   42,921   $   167,876  $   420,070  $   276,285  $    642,579
Expenses:
   Mortality and expense risk and
      administrative charges               (6,569)        (11,480)     (120,529)    (196,245)    (218,859)     (324,899)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Net investment income (loss)               20,065          31,441        47,347      223,825       57,426       317,680
                                       ----------      ----------   -----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --              --       382,066      437,153      658,719       696,283
   Net realized gain (loss)                (3,246)         (4,610)     (999,628)    (171,744)  (1,555,571)     (540,689)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Realized gains (losses)                    (3,246)         (4,610)     (617,562)     265,409     (896,852)      155,594
                                       ----------      ----------   -----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period       (82,438)       (135,953)    2,878,861   (7,416,776)   4,965,601   (11,689,329)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                             (65,619)       (109,122)    2,308,646   (6,927,542)   4,126,175   (11,216,055)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Changes from principal transactions:
   Purchase payments                          783           3,020        38,012       55,915       61,632       422,940
   Transfers between sub-accounts
      and the company                   3,461,809       5,525,696      (569,057)  (1,022,378)    (756,628)   (1,689,579)
   Withdrawals                            (80,975)        (13,061)   (1,179,362)  (1,819,972)    (849,163)   (1,878,172)
   Annual contract fee                       (278)         (2,178)       (7,397)      (8,946)     (59,812)      (67,709)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         3,381,339       5,513,477    (1,717,804)  (2,795,381)  (1,603,971)   (3,212,520)
                                       ----------      ----------   -----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity              3,315,720       5,404,355       590,842   (9,722,923)   2,522,204   (14,428,575)
Contract owners' equity at
   beginning of period                         --              --     8,050,189   17,773,112   13,482,985    27,911,560
                                       ----------      ----------   -----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                              $3,315,720      $5,404,355   $ 8,641,031  $ 8,050,189  $16,005,189  $ 13,482,985
                                       ==========      ==========   ===========  ===========  ===========  ============

                                           2009           2009         2009         2008         2009         2008
                                      -------------  -------------  -----------  -----------  -----------  ------------
Units, beginning of period                     --              --       654,115      815,126      981,827     1,140,907
Units issued                              288,673         457,462         8,517       25,192       52,503       111,061
Units redeemed                             18,356          16,718       137,963      186,203      158,837       270,141
                                       ----------      ----------   -----------  -----------  -----------  ------------
Units, end of period                      270,317         440,744       524,669      654,115      875,493       981,827
                                       ==========      ==========   ===========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Investment Quality        Investment Quality         Large Cap Value
                                            Bond Series I            Bond Series II               Series I
                                      ------------------------  ------------------------  -----------------------
                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   348,056  $   548,756  $ 1,145,721  $ 1,615,929  $   17,241  $    28,053
Expenses:
   Mortality and expense risk and
      administrative charges             (113,085)    (139,573)    (353,277)    (436,910)    (17,980)     (30,857)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net investment income (loss)              234,971      409,183      792,444    1,179,019        (739)      (2,804)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --           --           --           --          --           --
   Net realized gain (loss)              (276,836)    (407,484)    (414,847)    (954,525)   (275,364)    (109,397)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Realized gains (losses)                  (276,836)    (407,484)    (414,847)    (954,525)   (275,364)    (109,397)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       787,816     (303,180)   1,730,595   (1,177,057)    355,507     (735,229)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             745,951     (301,481)   2,108,192     (952,563)     79,404     (847,430)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                       40,749       20,522      211,726      658,493       2,080       12,223
   Transfers between sub-accounts
      and the company                     153,158     (372,865)   5,578,920   (6,466,039)    (99,391)     (91,664)
   Withdrawals                         (1,394,862)  (1,768,098)  (1,570,138)  (2,356,707)   (177,140)    (287,729)
   Annual contract fee                     (5,858)      (4,856)     (96,673)    (105,452)     (1,623)      (1,828)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (1,206,813)  (2,125,297)   4,123,835   (8,269,705)   (276,074)    (368,998)
                                      -----------  -----------  -----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity               (460,862)  (2,426,778)   6,232,027   (9,222,268)   (196,670)  (1,216,428)
Contract owners' equity at
   beginning of period                  7,498,564    9,925,342   20,939,692   30,161,960   1,318,229    2,534,657
                                      -----------  -----------  -----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $ 7,037,702  $ 7,498,564  $27,171,719  $20,939,692  $1,121,559  $ 1,318,229
                                      ===========  ===========  ===========  ===========  ==========  ===========

                                          2009         2008         2009         2008        2009         2008
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, beginning of period                355,339      456,240    1,421,789    1,979,728      83,531      101,295
Units issued                               25,837       42,853      470,765      195,350       8,143        4,905
Units redeemed                             86,217      143,754      225,282      753,289      26,415       22,669
                                      -----------  -----------  -----------  -----------  ----------  -----------
Units, end of period                      294,959      355,339    1,667,272    1,421,789      65,259       83,531
                                      ===========  ===========  ===========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          Large Cap Value        Lifestyle Aggressive     Lifestyle Aggressive
                                             Series II                 Series I                 Series II
                                      -----------------------  -----------------------  -------------------------
                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  ------------
Income:
   Dividend distributions received    $   59,538  $    80,245  $   26,928  $    67,145  $   249,745  $    581,996
Expenses:
   Mortality and expense risk and
      administrative charges             (66,640)     (93,456)    (41,736)     (61,157)    (437,792)     (549,576)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Net investment income (loss)              (7,102)     (13,211)    (14,808)       5,988     (188,047)       32,420
                                      ----------  -----------  ----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --           --          --      510,358           --     4,732,949
   Net realized gain (loss)             (468,394)    (201,309)   (713,847)    (171,865)  (2,264,362)   (2,562,178)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Realized gains (losses)                 (468,394)    (201,309)   (713,847)     338,493   (2,264,362)    2,170,771
                                      ----------  -----------  ----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period      851,685   (2,492,246)  1,513,949   (2,355,890)  11,293,317   (21,066,514)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                            376,189   (2,706,766)    785,294   (2,011,409)   8,840,908   (18,863,323)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Changes from principal transactions:
   Purchase payments                      44,301      185,999      55,738       73,254      311,457     2,517,738
   Transfers between sub-accounts
      and the company                   (217,618)      (6,609)   (131,896)    (231,555)   1,410,125    (1,023,556)
   Withdrawals                          (207,819)    (359,248)   (234,636)    (235,955)  (1,199,805)   (3,494,889)
   Annual contract fee                   (18,703)     (21,012)     (3,551)      (4,541)    (159,949)     (168,286)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (399,839)    (200,870)   (314,345)    (398,797)     361,828    (2,168,993)
                                      ----------  -----------  ----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity               (23,650)  (2,907,636)    470,949   (2,410,206)   9,202,736   (21,032,316)
Contract owners' equity at
   beginning of period                 4,532,763    7,440,399   2,572,692    4,982,898   25,699,105    46,731,421
                                      ----------  -----------  ----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                             $4,509,113  $ 4,532,763  $3,043,641  $ 2,572,692  $34,901,841  $ 25,699,105
                                      ==========  ===========  ==========  ===========  ===========  ============

                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  ------------
Units, beginning of period               287,239      297,142     250,075      277,412    2,297,428     2,375,128
Units issued                              27,500       31,464      46,386        8,343      233,782       452,817
Units redeemed                            51,743       41,367      75,032       35,680      193,395       530,517
                                      ----------  -----------  ----------  -----------  -----------  ------------
Units, end of period                     262,996      287,239     221,429      250,075    2,337,815     2,297,428
                                      ==========  ===========  ==========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          Lifestyle Balanced          Lifestyle Balanced       Lifestyle Conservative
                                               Series I                   Series II                   Series I
                                      -------------------------  ---------------------------  ------------------------
                                          2009         2008          2009           2008          2009         2008
                                      -----------  ------------  ------------  -------------  -----------  -----------
Income:
   Dividend distributions received    $ 1,168,306  $  1,066,519  $ 31,175,464  $  24,457,868  $   582,874  $   571,562
Expenses:
   Mortality and expense risk and
      administrative charges             (406,434)     (595,169)  (11,042,216)   (11,896,110)    (187,363)    (228,439)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Net investment income (loss)              761,872       471,350    20,133,248     12,561,758      395,511      343,123
                                      -----------  ------------  ------------  -------------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             20,676     1,672,400       562,085     31,740,338       30,408      275,032
   Net realized gain (loss)            (2,647,971)   (1,014,258)  (26,404,043)   (13,214,519)    (875,345)    (828,644)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Realized gains (losses)                (2,627,295)      658,142   (25,841,958)    18,525,819     (844,937)    (553,612)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     8,459,040   (14,757,643)  188,255,011   (315,511,690)   2,536,873   (2,382,837)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           6,593,617   (13,628,151)  182,546,301   (284,424,113)   2,087,447   (2,593,326)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      679,112       144,684    54,719,626     85,459,568       34,459       40,001
   Transfers between sub-accounts
      and the company                   1,765,336    (2,403,402)   42,738,422     36,434,943     (349,654)   1,101,292
      Withdrawals                      (3,572,063)   (7,011,437)  (37,119,350)   (55,902,830)  (1,925,443)  (2,211,853)
      Annual contract fee                 (42,476)      (25,128)   (3,669,105)    (2,974,203)     (12,575)     (11,265)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (1,170,091)   (9,295,283)   56,669,593     63,017,478   (2,253,213)  (1,081,825)
                                      -----------  ------------  ------------  -------------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              5,423,526   (22,923,434)  239,215,894   (221,406,635)    (165,766)  (3,675,151)
Contract owners' equity at
   beginning of period                 24,805,904    47,729,338   607,183,633    828,590,268   11,787,350   15,462,501
                                      -----------  ------------  ------------  -------------  -----------  -----------
Contract owners' equity at end of
   period                             $30,229,430  $ 24,805,904  $846,399,527  $ 607,183,633  $11,621,584  $11,787,350
                                      ===========  ============  ============  =============  ===========  ===========

                                          2009         2008          2009           2008          2009         2008
                                      -----------  ------------  ------------  -------------  -----------  -----------
Units, beginning of period              1,854,565     2,442,488    52,147,101     47,211,660      751,308      810,361
Units issued                              345,363       186,468    10,179,238     11,304,790      172,624      293,177
Units redeemed                            446,163       774,391     4,778,396      6,369,349      306,904      352,230
                                      -----------  ------------  ------------  -------------  -----------  -----------
Units, end of period                    1,753,765     1,854,565    57,547,943     52,147,101      617,028      751,308
                                      ===========  ============  ============  =============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Lifestyle Conservative
                                               Series II          Lifestyle Growth Series I   Lifestyle Growth Series II
                                      --------------------------  -------------------------  ---------------------------
                                          2009          2008          2009         2008          2009           2008
                                      ------------  ------------  -----------  ------------  ------------  -------------
Income:
   Dividend distributions received    $  9,422,110  $  5,800,826  $   525,295  $    579,856  $ 24,794,572  $  21,392,821
Expenses:
   Mortality and expense risk and
      administrative charges            (2,553,242)   (1,783,174)    (259,214)     (389,308)  (11,900,119)   (13,590,323)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Net investment income (loss)             6,868,868     4,017,652      266,081       190,548    12,894,453      7,802,498
                                      ------------  ------------  -----------  ------------  ------------  -------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             396,359     1,927,286           --     1,398,987            --     46,529,392
   Net realized gain (loss)             (6,087,187)   (4,178,069)  (1,770,153)     (568,341)  (28,458,260)   (14,070,588)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Realized gains (losses)                 (5,690,828)   (2,250,783)  (1,770,153)      830,646   (28,458,260)    32,458,804
                                      ------------  ------------  -----------  ------------  ------------  -------------
Unrealized appreciation
   (depreciation) during the period     28,807,979   (23,438,060)   6,093,815   (11,986,262)  227,997,208   (426,449,262)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Net increase (decrease) in
   contract owners' equity from
   operations                           29,986,019   (21,671,191)   4,589,743   (10,965,068)  212,433,401   (386,187,960)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Changes from principal transactions:
   Purchase payments                    15,012,122    14,789,124       61,791       217,593    42,788,493    110,746,555
   Transfers between sub-accounts
      and the company                   38,955,393    58,530,925       37,528    (2,294,777)   18,997,254     (9,489,679)
   Withdrawals                         (12,961,289)  (10,284,533)  (3,123,219)   (3,041,684)  (25,030,528)   (44,391,288)
   Annual contract fee                    (753,569)     (373,764)     (15,479)      (20,160)   (4,498,747)    (3,813,957)
                                      ------------  ------------  -----------  ------------  ------------  -------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         40,252,657    62,661,752   (3,039,379)   (5,139,028)   32,256,472     53,051,631
                                      ------------  ------------  -----------  ------------  ------------  -------------
Total increase (decrease) in
   contract owners' equity              70,238,676    40,990,561    1,550,364   (16,104,096)  244,689,873   (333,136,329)
Contract owners' equity at
   beginning of period                 125,591,911    84,601,350   16,384,383    32,488,479   659,686,112    992,822,441
                                      ------------  ------------  -----------  ------------  ------------  -------------
Contract owners' equity at end of
   period                             $195,830,587  $125,591,911  $17,934,747  $ 16,384,383  $904,375,985  $ 659,686,112
                                      ============  ============  ===========  ============  ============  =============

                                          2009          2008          2009         2008          2009           2008
                                      ------------  ------------  -----------  ------------  ------------  -------------
Units, beginning of period               9,578,698     5,316,720    1,375,913     1,701,361    60,321,560     55,721,491
Units issued                             5,570,239     6,722,128      117,878       124,138     7,969,505     11,444,245
Units redeemed                           2,457,341     2,460,150      346,268       449,586     4,234,103      6,844,176
                                      ------------  ------------  -----------  ------------  ------------  -------------
Units, end of period                    12,691,596     9,578,698    1,147,523     1,375,913    64,056,962     60,321,560
                                      ============  ============  ===========  ============  ============  =============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                          Lifestyle Moderate         Lifestyle Moderate          LMFC Core Equity
                                               Series I                   Series II                  Series II
                                      -------------------------  --------------------------  ------------------------
                                          2009         2008          2009          2008          2009         2008
                                      -----------  ------------  ------------  ------------  -----------  -----------
Income:
   Dividend distributions received    $   591,383  $    664,874  $ 11,622,622  $  9,424,975  $    44,306  $   538,309
Expenses:
   Mortality and expense risk and
      administrative charges             (204,458)     (326,357)   (3,741,454)   (3,555,391)     (14,011)     (64,886)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Net investment income (loss)              386,925       338,517     7,881,168     5,869,584       30,295      473,423
                                      -----------  ------------  ------------  ------------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --       500,775            --     5,132,111           --      127,621
   Net realized gain (loss)            (1,428,354)     (788,035)  (10,373,082)   (5,886,949)  (3,928,010)    (456,858)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Realized gains (losses)                (1,428,354)     (287,260)  (10,373,082)     (754,838)  (3,928,010)    (329,237)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     3,936,810    (5,613,590)   57,486,635   (68,935,764)   3,864,515   (3,398,308)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           2,895,381    (5,562,333)   54,994,721   (63,821,018)     (33,200)  (3,254,122)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      261,638        56,608    24,379,694    29,541,460        1,143      135,998
   Transfers between sub-accounts
      and the company                     469,072    (2,369,552)   20,452,516    30,407,347   (3,008,352)     926,377
   Withdrawals                         (3,144,087)   (3,566,007)  (15,253,812)  (18,372,880)     (36,467)    (376,081)
   Annual contract fee                    (11,363)      (10,412)   (1,128,582)     (789,749)      (4,269)     (15,418)
                                      -----------  ------------  ------------  ------------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (2,424,740)   (5,889,363)   28,449,816    40,786,178   (3,047,945)     670,876
                                      -----------  ------------  ------------  ------------  -----------  -----------
Total increase (decrease) in
   contract owners' equity                470,641   (11,451,696)   83,444,537   (23,034,840)  (3,081,145)  (2,583,246)
Contract owners' equity at
   beginning of period                 13,419,035    24,870,731   201,465,426   224,500,266    3,081,145    5,664,391
                                      -----------  ------------  ------------  ------------  -----------  -----------
Contract owners' equity at end of
   period                             $13,889,676  $ 13,419,035  $284,909,963  $201,465,426  $        --  $ 3,081,145
                                      ===========  ============  ============  ============  ===========  ===========

                                          2009         2008          2009          2008          2009         2008
                                      -----------  ------------  ------------  ------------  -----------  -----------
Units, beginning of period                955,032     1,329,495    16,670,661    13,562,202      486,323      399,691
Units issued                              127,180       115,681     4,853,075     5,747,875       30,861      171,432
Units redeemed                            298,493       490,144     2,365,374     2,639,416      517,184       84,800
                                      -----------  ------------  ------------  ------------  -----------  -----------
Units, end of period                      783,719       955,032    19,158,362    16,670,661           --      486,323
                                      ===========  ============  ============  ============  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Marisco International
                                      Opportunities Series II   Mid Cap Index Series I   Mid Cap Index Series II
                                      -----------------------  -----------------------  ------------------------
                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $   25,231  $    36,841  $   14,511  $    18,946  $    75,130  $    80,846
Expenses:
   Mortality and expense risk and
      administrative charges             (43,777)     (60,858)    (21,345)     (35,131)    (139,206)    (184,373)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Net investment income (loss)             (18,546)     (24,017)     (6,834)     (16,185)     (64,076)    (103,527)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --      178,534      21,314       54,981      137,046      275,493
   Net realized gain (loss)             (644,480)    (801,989)   (194,675)    (142,072)    (942,577)    (797,841)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Realized gains (losses)                 (644,480)    (623,455)   (173,361)     (87,091)    (805,531)    (522,348)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period    1,506,941   (1,994,774)    588,423     (857,454)   3,551,689   (4,516,470)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            843,915   (2,642,246)    408,228     (960,730)   2,682,082   (5,142,345)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                     193,471      334,260         504        4,573      117,506      248,855
   Transfers between sub-accounts
      and the company                    424,886     (647,469)     98,015      117,352       65,698    1,924,281
   Withdrawals                          (123,597)    (224,807)   (216,642)    (436,275)    (619,417)  (1,324,915)
   Annual contract fee                    (6,172)      (7,737)     (1,464)      (1,723)     (47,089)     (47,665)
                                      ----------  -----------  ----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          488,588     (545,753)   (119,587)    (316,073)    (483,302)     800,556
                                      ----------  -----------  ----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity             1,332,503   (3,187,999)    288,641   (1,276,803)   2,198,780   (4,341,789)
Contract owners' equity at
   beginning of period                 2,322,887    5,510,886   1,341,481    2,618,284    8,363,387   12,705,176
                                      ----------  -----------  ----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $3,655,390  $ 2,322,887  $1,630,122  $ 1,341,481  $10,562,167  $ 8,363,387
                                      ==========  ===========  ==========  ===========  ===========  ===========

                                         2009         2008        2009         2008         2009         2008
                                      ----------  -----------  ----------  -----------  -----------  -----------
Units, beginning of period               226,741      256,410     105,262      128,389      712,717      677,699
Units issued                              90,691      118,431      14,212       48,317       79,738      267,848
Units redeemed                            52,709      148,100      24,792       71,444      114,839      232,830
                                      ----------  -----------  ----------  -----------  -----------  -----------
Units, end of period                     264,723      226,741      94,682      105,262      677,616      712,717
                                      ==========  ===========  ==========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                      Mid Cap Intersection        Mid Cap Stock
                                            Series II                Series I          Mid Cap Stock Series II
                                      --------------------  ------------------------  -------------------------
                                         2009       2008        2009         2008         2009         2008
                                      ---------  ---------  -----------  -----------  -----------  ------------
Income:
   Dividend distributions received    $   1,347  $      --  $        --  $        --  $        --  $         --
Expenses:
   Mortality and expense risk and
      administrative charges             (4,355)    (3,764)    (148,460)    (239,351)    (215,809)     (301,890)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Net investment income (loss)             (3,008)    (3,764)    (148,460)    (239,351)    (215,809)     (301,890)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --         --           --      413,597           --       562,298
   Net realized gain (loss)             (52,088)   (39,550)  (1,223,712)      94,256     (953,223)     (238,441)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Realized gains (losses)                 (52,088)   (39,550)  (1,223,712)     507,853     (953,223)      323,857
                                      ---------  ---------  -----------  -----------  -----------  ------------
Unrealized appreciation
   (depreciation) during the period     143,329   (140,925)   3,767,207   (8,840,498)   4,892,184   (11,100,329)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Net increase (decrease) in
   contract owners' equity from
   operations                            88,233   (184,239)   2,395,035   (8,571,996)   3,723,152   (11,078,362)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Changes from principal transactions:
   Purchase payments                      1,500    136,411       43,082      126,600      177,993       603,946
   Transfers between sub-accounts
      and the company                  (312,679)   218,531     (505,479)   2,233,169     (392,922)    1,551,239
   Withdrawals                           (4,933)      (444)  (2,030,770)  (2,397,735)    (652,219)   (1,643,956)
   Annual contract fee                     (123)       (64)     (11,975)     (11,168)     (57,305)      (65,362)
                                      ---------  ---------  -----------  -----------  -----------  ------------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (316,235)   354,434   (2,505,142)     (49,134)    (924,453)      445,867
                                      ---------  ---------  -----------  -----------  -----------  ------------
Total increase (decrease) in
   contract owners' equity             (228,002)   170,195     (110,107)  (8,621,130)   2,798,699   (10,632,495)
Contract owners' equity at
   beginning of period                  228,002     57,807   10,197,454   18,818,584   13,395,993    24,028,488
                                      ---------  ---------  -----------  -----------  -----------  ------------
Contract owners' equity at end of
   period                             $      --  $ 228,002  $10,087,347  $10,197,454  $16,194,692  $ 13,395,993
                                      =========  =========  ===========  ===========  ===========  ============

                                         2009       2008        2009         2008         2009         2008
                                      ---------  ---------  -----------  -----------  -----------  ------------
Units, beginning of period               34,753      5,027      913,146      933,397      988,037       977,546
Units issued                             58,647     59,865       17,509      222,918       77,964       221,660
Units redeemed                           93,400     30,139      231,205      243,169      137,531       211,169
                                      ---------  ---------  -----------  -----------  -----------  ------------
Units, end of period                         --     34,753      699,450      913,146      928,470       988,037
                                      =========  =========  ===========  ===========  ===========  ============

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                             Mid Cap Value             Mid Cap Value
                                               Series I                   Series II            Money Market Series I
                                      ------------------------  ---------------------------  -------------------------
                                          2009         2008         2009           2008          2009        2008
                                      -----------  -----------  ------------  -------------  ------------  -----------
Income:
   Dividend distributions received    $    42,277  $    95,844  $    117,278    $   228,997  $     43,350  $   443,963
Expenses:
   Mortality and expense risk and
      administrative charges              (17,121)     (92,347)      (47,830)      (231,133)     (299,887)    (396,166)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Net investment income (loss)               25,156        3,497        69,448         (2,136)     (256,537)      47,797
                                      -----------  -----------  ------------    -----------  ------------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --      259,159            --        666,481            --           --
   Net realized gain (loss)            (3,703,206)  (1,139,700)  (10,291,714)    (1,632,463)           --         (347)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Realized gains (losses)                (3,703,206)    (880,541)  (10,291,714)      (965,982)           --         (347)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Unrealized appreciation
   (depreciation) during the period     3,804,838   (1,936,613)   10,664,829     (6,234,278)           --           --
                                      -----------  -----------  ------------    -----------  ------------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             126,788   (2,813,657)      442,563     (7,202,396)     (256,537)      47,450
                                      -----------  -----------  ------------    -----------  ------------  -----------
Changes from principal transactions:
   Purchase payments                        3,646       13,072        19,297        215,351       323,581      315,253
   Transfers between sub-accounts
      and the company                  (3,596,486)    (585,980)  (10,489,349)    (1,113,850)    2,443,820   (2,968,538)
   Withdrawals                           (124,322)  (1,016,578)     (180,798)    (1,324,736)  (12,230,007)   3,699,634
   Annual contract fee                     (2,253)      (4,785)      (16,084)       (44,400)      (19,360)     (15,689)
                                      -----------  -----------  ------------    -----------  ------------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (3,719,415)  (1,594,271)  (10,666,934)    (2,267,635)   (9,481,966)   1,030,660
                                      -----------  -----------  ------------    -----------  ------------  -----------
Total increase (decrease) in
   contract owners' equity             (3,592,627)  (4,407,928)  (10,224,371)    (9,470,031)   (9,738,503)   1,078,110
Contract owners' equity at
   beginning of period                  3,592,627    8,000,555    10,224,371     19,694,402    24,157,707   23,079,597
                                      -----------  -----------  ------------    -----------  ------------  -----------
Contract owners' equity at end of
   period                             $        --  $ 3,592,627  $         --    $10,224,371  $ 14,419,204  $24,157,707
                                      ===========  ===========  ============    ===========  ============  ===========

                                          2009         2008         2009           2008          2009          2008
                                      -----------  -----------  ------------  -------------  ------------  -----------
Units, beginning of period                297,056      396,662       898,979      1,036,284     1,531,839    1,469,476
Units issued                                2,336        7,454         3,426         52,968       642,409    1,771,755
Units redeemed                            299,392      107,060       902,405        190,273     1,265,516    1,709,392
                                      -----------  -----------  ------------  -------------  ------------  -----------
Units, end of period                           --      297,056            --        898,979       908,732    1,531,839
                                      ===========  ===========  ============  =============  ============  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,


                                                                         Money Market       Mutual Shares
                                        Money Market Series II        Trust B Series NAV       Series I
                                      --------------------------  ------------------------  -------------
                                          2009          2008          2009         2008          2009
                                      ------------  ------------  -----------  -----------  -------------
Income:
   Dividend distributions received    $     97,661  $  1,198,106  $    35,813  $   135,699     $    --
Expenses:
   Mortality and expense risk and
      administrative charges            (1,862,672)   (1,352,071)    (112,620)    (108,545)       (203)
                                      ------------  ------------  -----------  -----------     -------
Net investment income (loss)            (1,765,011)     (153,965)     (76,807)      27,154        (203)
                                      ------------  ------------  -----------  -----------     -------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                  --            --           --           --          --
   Net realized gain (loss)                     --        (2,105)          --        2,285         225
                                      ------------  ------------  -----------  -----------     -------
Realized gains (losses)                         --        (2,105)          --        2,285         225
                                      ------------  ------------  -----------  -----------     -------
Unrealized appreciation
   (depreciation) during the period             --            --           --           --       4,608
                                      ------------  ------------  -----------  -----------     -------
Net increase (decrease) in
   contract owners' equity from
   operations                           (1,765,011)     (156,070)     (76,807)      29,439       4,630
                                      ------------  ------------  -----------  -----------     -------
Changes from principal transactions:
   Purchase payments                    16,044,584    21,784,518       28,940       18,681      80,765
   Transfers between sub-accounts
      and the company                  (17,431,242)   78,191,594   (1,334,047)   5,875,832      15,548
   Withdrawals                         (29,337,317)  (31,766,262)  (1,866,420)  (2,703,464)         29
   Annual contract fee                    (516,087)     (244,422)     (29,479)     (21,728)     (3,217)
                                      ------------  ------------  -----------  -----------     -------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (31,240,062)   67,965,428   (3,201,006)   3,169,321      93,125
                                      ------------  ------------  -----------  -----------     -------
Total increase (decrease) in
   contract owners' equity             (33,005,073)   67,809,358   (3,277,813)   3,198,760      97,755
Contract owners' equity at
   beginning of period                 120,124,009    52,314,651    8,576,760    5,378,000          --
                                      ------------  ------------  -----------  -----------     -------
Contract owners' equity at end of
   period                             $ 87,118,936  $120,124,009  $ 5,298,947  $ 8,576,760     $97,755
                                      ============  ============  ===========  ===========     =======

                                          2009          2008          2009         2008          2009
                                      ------------  ------------  -----------  -----------  -------------
Units, beginning of period               9,306,136     4,050,334      669,660      421,840          --
Units issued                             6,447,774    11,943,209      165,449      724,897       9,411
Units redeemed                           8,915,405     6,687,407      416,830      477,077         159
                                      ------------  ------------  -----------  -----------     -------
Units, end of period                     6,838,505     9,306,136      418,279      669,660       9,252
                                      ============  ============  ===========  ===========     =======

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                               Natural                  Optimized               Optimized
                                         Resources Series II        All Cap Series II        Value Series II
                                      -------------------------  -----------------------  -----------------------
                                          2009         2008         2009         2008        2009        2008
                                      -----------  ------------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $    79,211  $     53,554  $   72,801  $    58,425  $   37,663  $    66,204
Expenses:
   Mortality and expense risk and
      administrative charges             (179,275)     (286,519)    (97,015)    (147,201)    (29,969)     (47,240)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Net investment income (loss)             (100,064)     (232,965)    (24,214)     (88,776)      7,694       18,964
                                      -----------  ------------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                          3,543,039       659,413          --           --          --           --
   Net realized gain (loss)            (8,213,168)   (4,541,964)   (765,283)    (898,393)   (333,238)    (312,192)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Realized gains (losses)                (4,670,129)   (3,882,551)   (765,283)    (898,393)   (333,238)    (312,192)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period     9,728,386    (6,395,628)  2,252,025   (4,068,145)    724,556   (1,307,326)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           4,958,193   (10,511,144)  1,462,528   (5,055,314)    399,012   (1,600,554)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                      323,936       836,037      43,365       95,333      26,284       53,928
   Transfers between sub-accounts
      and the company                   1,880,159    (1,686,471)   (267,895)    (165,361)    (69,335)      11,528
   Withdrawals                           (627,661)   (1,893,940)   (308,094)  (1,047,804)   (158,997)    (428,909)
   Annual contract fee                    (35,596)      (39,419)    (42,526)     (45,111)    (14,261)     (16,327)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         1,540,838    (2,783,793)   (575,150)  (1,162,943)   (216,309)    (379,780)
                                      -----------  ------------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity              6,499,031   (13,294,937)    887,378   (6,218,257)    182,703   (1,980,334)
Contract owners' equity at
   beginning of period                  8,609,305    21,904,242   6,134,931   12,353,188   2,061,947    4,042,281
                                      -----------  ------------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $15,108,336  $  8,609,305  $7,022,309  $ 6,134,931  $2,244,650  $ 2,061,947
                                      ===========  ============  ==========  ===========  ==========  ===========

                                          2009         2008         2009         2008        2009         2008
                                      -----------  ------------  ----------  -----------  ----------  -----------
Units, beginning of period                403,134       464,413     513,791      578,097     206,574      233,957
Units issued                              228,216       279,527       7,991       44,446      19,185       15,765
Units redeemed                            156,706       340,806      55,122      108,752      42,452       43,148
                                      -----------  ------------  ----------  -----------  ----------  -----------
Units, end of period                      474,644       403,134     466,660      513,791     183,307      206,574
                                      ===========  ============  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                                PIM Classic
                                        Pacific Rim Series I     Pacific Rim Series II       Value Series II
                                      -----------------------  ------------------------  -----------------------
                                         2009         2008         2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  ----------
Income:
   Dividend distributions received    $   14,150  $    25,596  $   23,073   $    45,293  $    10,644  $   26,150
Expenses:
   Mortality and expense risk and
      administrative charges             (19,265)     (24,456)    (40,689)      (51,116)      (5,250)    (25,793)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Net investment income (loss)              (5,115)       1,140     (17,616)       (5,823)       5,394         357
                                      ----------  -----------  ----------   -----------  -----------  ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                              --         42,284        --          79,606         --        27,169
   Net realized gain (loss)             (416,096)    (109,890)   (393,668)     (663,825)  (1,011,425)   (464,980)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Realized gains (losses)                 (416,096)     (67,606)   (393,668)     (584,219)  (1,011,425)   (437,811)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Unrealized appreciation
   (depreciation) during the period      816,107     (759,707)  1,119,926    (1,180,838)     950,372    (542,291)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Net increase (decrease) in
   contract owners' equity from
   operations                            394,896     (826,173)    708,642    (1,770,880)     (55,659)   (979,745)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Changes from principal transactions:
   Purchase payments                      12,210       12,285     113,054       265,219        1,338      86,940
   Transfers between sub-accounts
      and the company                    (53,767)     (16,627)    138,397      (292,876)  (1,045,153)    268,925
   Withdrawals                          (130,098)    (169,994)    (25,460)     (230,131)     (26,768)    (77,111)
   Annual contract fee                    (1,101)      (1,352)     (9,945)      (10,400)        (727)     (3,454)
                                      ----------  -----------  ----------   -----------  -----------  ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         (172,756)    (175,688)    216,046      (268,188)  (1,071,310)    275,300
                                      ----------  -----------  ----------   -----------  -----------  ----------
Total increase (decrease) in
   contract owners' equity               222,140   (1,001,861)    924,688    (2,039,068)  (1,126,969)   (704,445)
Contract owners' equity at
   beginning of period                 1,214,916    2,216,777   2,276,184     4,315,252    1,126,969   1,831,414
                                      ----------  -----------  ----------   -----------  -----------  ----------
Contract owners' equity at end of
   period                             $1,437,056  $ 1,214,916  $3,200,872   $ 2,276,184  $        --  $1,126,969
                                      ==========  ===========  ==========   ===========  ===========  ==========

                                         2009         2008         2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  ----------
Units, beginning of period               135,518      144,936     177,225       195,764      149,229     129,464
Units issued                              57,054       28,314      47,897       101,299       12,458     148,367
Units redeemed                            69,684       37,732      30,370       119,838      161,687     128,602
                                      ----------  -----------  ----------   -----------  -----------  ----------
Units, end of period                     122,888      135,518     194,752       177,225           --     149,229
                                      ==========  ===========  ==========   ===========  ===========  ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                     Real Estate               Real Estate
                                          PIMCO All Asset         Securities Series I      Securities Series II
                                      -----------------------  ------------------------  ------------------------
                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Income:
   Dividend distributions received    $  168,350  $   162,601  $    77,834  $   138,700  $   230,901  $   351,546
Expenses:
   Mortality and expense risk and
      administrative charges             (39,114)     (49,463)     (34,816)     (74,269)    (112,466)    (197,951)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net investment income (loss)             129,236      113,138       43,018       64,431      118,435      153,595
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --        7,975           --       68,764           --      182,160
   Net realized gain (loss)              (68,113)    (226,902)  (1,219,646)  (2,717,358)  (3,395,117)  (5,987,863)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Realized gains (losses)                  (68,113)    (218,927)  (1,219,646)  (2,648,594)  (3,395,117)  (5,805,703)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period      369,699     (465,177)   1,763,234      555,719    5,342,313      472,354
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                            430,822     (570,966)     586,606   (2,028,444)   2,065,631   (5,179,754)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      19,545       30,180        1,264       22,409      112,904      263,055
   Transfers between sub-accounts
      and the company                    126,389        2,001      (75,576)  (1,082,117)    (217,683)  (1,262,978)
   Withdrawals                           (95,173)    (641,832)    (196,464)    (667,581)    (469,699)  (1,979,315)
   Annual contract fee                    (6,640)      (7,782)      (2,393)      (3,594)     (25,821)     (32,635)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           44,121     (617,433)    (273,169)  (1,730,883)    (600,299)  (3,011,873)
                                      ----------  -----------  -----------  -----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity               474,943   (1,188,399)     313,437   (3,759,327)   1,465,332   (8,191,627)
Contract owners' equity at
   beginning of period                 2,356,394    3,544,793    2,524,676    6,284,003    7,440,131   15,631,758
                                      ----------  -----------  -----------  -----------  -----------  -----------
Contract owners' equity at end of
   period                             $2,831,337  $ 2,356,394  $ 2,838,113  $ 2,524,676  $ 8,905,463  $ 7,440,131
                                      ==========  ===========  ===========  ===========  ===========  ===========

                                         2009        2008          2009         2008         2009        2008
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, beginning of period               181,038      224,910      135,450      201,915      500,920      619,751
Units issued                              20,090       62,360       13,000       26,315       83,419      125,029
Units redeemed                            18,832      106,232       29,687       92,780      110,069      243,860
                                      ----------  -----------  -----------  -----------  -----------  -----------
Units, end of period                     182,296      181,038      118,763      135,450      474,270      500,920
                                      ==========  ===========  ===========  ===========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                           Real Return Bond       Science & Technology    Science & Technology
                                              Series II                 Series I                Series II
                                      ------------------------  -----------------------  -----------------------
                                          2009         2008        2009         2008        2009         2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $   832,425  $    61,702  $       --  $        --  $       --  $        --
Expenses:
   Mortality and expense risk and
      administrative charges             (154,589)    (179,346)    (99,920)    (135,115)    (69,391)     (71,965)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net investment income (loss)              677,836     (117,644)    (99,920)    (135,115)    (69,391)     (71,965)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                            568,581      277,145        --           --          --           --
   Net realized gain (loss)              (372,894)    (252,965)    257,419      366,827    (259,262)     301,603
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses)                   195,687       24,180     257,419      366,827    (259,262)     301,603
                                      -----------  -----------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       687,618   (1,578,087)  3,121,520   (5,299,297)  2,462,380   (2,839,917)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           1,561,141   (1,671,551)  3,279,019   (5,067,585)  2,133,727   (2,610,279)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                       73,673       66,629      15,845       50,321     142,572      171,251
   Transfers between sub-accounts
      and the company                      38,601    2,329,944    (230,040)    (870,570)    873,255     (642,082)
   Withdrawals                         (1,218,551)  (1,701,306)   (714,467)  (1,291,342)   (270,749)    (634,744)
   Annual contract fee                    (25,176)     (25,524)     (9,525)      (9,981)    (20,856)     (18,155)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (1,131,453)     669,743    (938,187)  (2,121,572)    724,222   (1,123,730)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity                429,688   (1,001,808)  2,340,832   (7,189,157)  2,857,949   (3,734,009)
Contract owners' equity at
   beginning of period                  9,528,961   10,530,769   5,468,941   12,658,098   2,940,717    6,674,726
                                      -----------  -----------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $ 9,958,649  $ 9,528,961  $7,809,773  $ 5,468,941  $5,798,666  $ 2,940,717
                                      ===========  ===========  ==========  ===========  ==========  ===========

                                          2009         2008        2009         2008        2009         2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, beginning of period                734,055      706,553     926,425    1,171,203     328,686      408,240
Units issued                              117,510      341,903      90,720       72,342     213,398      122,298
Units redeemed                            197,752      314,401     217,829      317,120     140,053      201,852
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, end of period                      653,813      734,055     799,316      926,425     402,031      328,686
                                      ===========  ===========  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                   Small Cap Index        Small Cap Index
                                        Scudder Fixed Income           Series I               Series II
                                      ------------------------  ---------------------  -----------------------
                                          2009         2008        2009       2008        2009         2008
                                      -----------  -----------  ---------  ----------  ----------  -----------
Income:
   Dividend distributions received    $   253,546  $   321,545  $   4,358  $   10,827  $   41,146  $    98,071
Expenses:
   Mortality and expense risk and
      administrative charges              (43,021)     (72,592)    (8,931)    (14,835)   (105,816)    (150,041)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Net investment income (loss)              210,525      248,953     (4,573)     (4,008)    (64,670)     (51,970)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --           --       17,896      10,037     213,772       99,383
   Net realized gain (loss)              (984,354)    (189,275)   (93,539)    (61,123)   (644,653)    (549,235)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Realized gains (losses)                  (984,354)    (189,275)   (75,643)    (51,086)   (430,881)    (449,852)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       969,741   (1,045,347)   202,170    (313,041)  2,034,942   (3,296,965)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             195,912     (985,669)   121,954    (368,135)  1,539,391   (3,798,787)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                        8,922       10,646        284         247      68,639      121,522
   Transfers between sub-accounts
      and the company                  (3,207,016)    (660,443)   (24,002)   (197,062)   (310,047)    (638,609)
   Withdrawals                           (204,294)    (812,668)   (93,340)   (120,846)   (325,070)    (618,738)
   Annual contract fee                    (16,808)     (21,082)      (507)       (780)    (43,093)     (43,235)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (3,419,196)  (1,483,547)  (117,565)   (318,441)   (609,571)  (1,179,060)
                                      -----------  -----------  ---------  ----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity             (3,223,284)  (2,469,216)     4,389    (686,576)    929,820   (4,977,847)
Contract owners' equity at
   beginning of period                  3,223,284    5,692,500    587,751   1,274,327   6,779,787   11,757,634
                                      -----------  -----------  ---------  ----------  ----------  -----------
Contract owners' equity at end of
   period                             $        --  $ 3,223,284  $ 592,140  $  587,751  $7,709,607  $ 6,779,787
                                      ===========  ===========  =========  ==========  ==========  ===========

                                          2009         2008        2009       2008        2009         2008
                                      -----------  -----------  ---------  ----------  ----------  -----------
Units, beginning of period                291,033      406,302     52,481      74,214     583,749      659,784
Units issued                               23,326        9,146      3,054       5,424      22,252       40,579
Units redeemed                            314,359      124,415     13,102      27,157      72,332      116,614
                                      -----------  -----------  ---------  ----------  ----------  -----------
Units, end of period                           --      291,033     42,433      52,481     533,669      583,749
                                      ===========  ===========  =========  ==========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       Small Cap Opportunities  Small Cap Opportunities     Small Company Value
                                              Series I                 Series II                  Series I
                                      ------------------------  -----------------------  -----------------------
                                          2009         2008        2009         2008        2009        2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Income:
   Dividend distributions received    $        --  $    47,138  $       --  $   115,760  $   15,608  $    48,263
Expenses:
   Mortality and expense risk and
      administrative charges              (19,501)     (32,083)    (60,020)     (83,830)    (64,550)    (111,231)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net investment income (loss)              (19,501)      15,055     (60,020)      31,930     (48,942)     (62,968)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --       65,972          --      172,708     555,545      131,866
   Net realized gain (loss)              (340,508)    (108,342)   (515,078)    (289,620)   (863,053)    (244,317)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Realized gains (losses)                  (340,508)     (42,370)   (515,078)    (116,912)   (307,508)    (112,451)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Unrealized appreciation
   (depreciation) during the period       708,428   (1,051,332)  1,704,218   (2,759,102)  1,264,860   (1,988,878)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                             348,419   (1,078,647)  1,129,120   (2,844,084)    908,410   (2,164,297)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Changes from principal transactions:
   Purchase payments                          215          276     138,664      279,212      14,174       23,135
   Transfers between sub-accounts
      and the company                     (16,203)    (262,626)   (334,139)    (296,858)   (283,218)    (733,829)
   Withdrawals                           (203,421)    (254,469)   (154,937)    (563,705)   (705,124)  (1,230,361)
   Annual contract fee                       (819)      (1,012)    (19,923)     (21,382)     (4,758)      (5,788)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (220,228)    (517,831)   (370,335)    (602,733)   (978,926)  (1,946,843)
                                      -----------  -----------  ----------  -----------  ----------  -----------
Total increase (decrease) in
   contract owners' equity                128,191   (1,596,478)    758,785   (3,446,817)    (70,516)  (4,111,140)
Contract owners' equity at
   beginning of period                  1,275,616    2,872,094   3,769,710    7,216,527   4,625,343    8,736,483
                                      -----------  -----------  ----------  -----------  ----------  -----------
Contract owners' equity at end of
   period                             $ 1,403,807  $ 1,275,616  $4,528,495  $ 3,769,710  $4,554,827  $ 4,625,343
                                      ===========  ===========  ==========  ===========  ==========  ===========

                                          2009         2008        2009         2008        2009        2008
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, beginning of period                 99,833      128,071     302,602      328,073     274,110      371,608
Units issued                               18,942        2,726      32,698       44,709       4,256       42,355
Units redeemed                             35,593       30,964      56,398       70,180      63,433      139,853
                                      -----------  -----------  ----------  -----------  ----------  -----------
Units, end of period                       83,182       99,833     278,902      302,602     214,933      274,110
                                      ===========  ===========  ==========  ===========  ==========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                  Smaller      Smaller
                                                                  Company      Company
                                         Small Company Value       Growth      Growth
                                               Series II          Series I    Series II   Strategic Bond Series I
                                      ------------------------  -----------  ----------  ------------------------
                                          2009         2008         2009        2009         2009         2008
                                      -----------  -----------  -----------  ----------  -----------  -----------
Income:
   Dividend distributions received    $    24,338  $    72,143  $        --  $       --  $   604,592  $   711,034
Expenses:
   Mortality and expense risk and
      administrative charges             (165,565)    (242,998)      (4,433)     (5,238)    (117,365)    (163,575)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Net investment income (loss)             (141,227)    (170,855)      (4,433)     (5,238)     487,227      547,459
                                      -----------  -----------  -----------  ----------  -----------  -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                          1,357,226      282,210           --          --           --           --
   Net realized gain (loss)            (1,019,331)    (711,021)       1,262         934     (558,030)    (459,370)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Realized gains (losses)                   337,895     (428,811)       1,262         934     (558,030)    (459,370)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Unrealized appreciation
   (depreciation) during the period     2,262,385   (3,991,661)     114,654     129,064    1,579,060   (2,055,190)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Net increase (decrease) in
   contract owners' equity from
   operations                           2,459,053   (4,591,327)     111,483     124,760    1,508,257   (1,967,101)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Changes from principal transactions:
   Purchase payments                      120,410      249,273          327       1,119        4,256       24,514
   Transfers between sub-accounts
      and the company                    (341,237)  (1,677,788)   2,215,961   2,521,246     (217,167)    (521,747)
   Withdrawals                           (669,358)  (1,981,921)     (17,015)     (2,845)  (1,418,552)  (2,049,012)
   Annual contract fee                    (36,636)     (39,812)        (333)       (999)      (7,009)      (7,683)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                          (926,821)  (3,450,248)   2,198,940   2,518,521   (1,638,472)  (2,553,928)
                                      -----------  -----------  -----------  ----------  -----------  -----------
Total increase (decrease) in
   contract owners' equity              1,532,232   (8,041,575)   2,310,423   2,643,281     (130,215)  (4,521,029)
Contract owners' equity at
   beginning of period                 10,641,695   18,683,270           --          --    8,049,178   12,570,207
                                      -----------  -----------  -----------  ----------  -----------  -----------
Contract owners' equity at end of
   period                             $12,173,927  $10,641,695  $ 2,310,423  $2,643,281  $ 7,918,963  $ 8,049,178
                                      ===========  ===========  ===========  ==========  ===========  ===========

                                          2009         2008         2009        2009         2009         2008
                                      -----------  -----------  -----------  ----------  -----------  -----------
Units, beginning of period                786,503      978,052           --          --      483,588      628,165
Units issued                               48,073      103,101      179,215     203,336       19,334       44,048
Units redeemed                            113,931      294,650        3,210       1,817      115,030      188,625
                                      -----------  -----------  -----------  ----------  -----------  -----------
Units, end of period                      720,645      786,503      176,005     201,519      387,892      483,588
                                      ===========  ===========  ===========  ==========  ===========  ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                            T Rowe Price
                                                                         Strategic            Mid Value
                                       Strategic Bond Series II      Income Series II         Series I
                                      -------------------------   -----------------------   ------------
                                          2009         2008          2009         2008          2009
                                      -----------   -----------   ----------   ----------   ------------
Income:
   Dividend distributions received    $   755,804   $   747,487   $   82,627   $  140,250    $   17,371
Expenses:
   Mortality and expense risk and
      administrative charges             (147,763)     (181,151)     (22,117)     (25,647)      (42,414)
                                      -----------   -----------   ----------   ----------    ----------
Net investment income (loss)              608,041       566,336       60,510      114,603       (25,043)
                                      -----------   -----------   ----------   ----------    ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --            --           --           --            --
   Net realized gain (loss)              (478,876)     (827,798)     (61,716)      (8,795)      112,107
                                      -----------   -----------   ----------   ----------    ----------
Realized gains (losses)                  (478,876)     (827,798)     (61,716)      (8,795)      112,107
                                      -----------   -----------   ----------   ----------    ----------
Unrealized appreciation
   (depreciation) during the period     1,655,906    (1,845,954)     288,879     (243,790)    1,056,987
                                      -----------   -----------   ----------   ----------    ----------
Net increase (decrease) in
   contract owners' equity from
   operations                           1,785,071    (2,107,416)     287,673     (137,982)    1,144,051
                                      -----------   -----------   ----------   ----------    ----------
Changes from principal
   transactions:
   Purchase payments                      112,618       173,430        2,892        2,668           640
   Transfers between sub-accounts
      and the company                     854,538    (1,749,025)     362,083     (296,383)    3,256,905
   Withdrawals                           (655,344)   (1,243,821)    (225,585)    (414,057)     (235,959)
   Annual contract fee                    (30,552)      (32,469)      (3,361)      (3,886)       (2,272)
                                      -----------   -----------   ----------   ----------    ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                           281,260    (2,851,885)     136,029     (711,658)    3,019,314
                                      -----------   -----------   ----------   ----------    ----------
Total increase (decrease) in
   contract owners' equity              2,066,331    (4,959,301)     423,702     (849,640)    4,163,365
Contract owners' equity at
   beginning of period                  8,497,242    13,456,543    1,093,763    1,943,403            --
                                      -----------   -----------   ----------   ----------    ----------
Contract owners' equity at end of
   period                             $10,563,573   $ 8,497,242   $1,517,465   $1,093,763    $4,163,365
                                      ===========   ===========   ==========   ==========    ==========

                                          2009         2008          2009         2008          2009
                                      -----------   -----------   ----------   ----------   ------------
Units, beginning of period                653,786       852,319       85,155      135,809            --
Units issued                              121,307        68,632       50,469       13,180       330,859
Units redeemed                            104,476       267,165       40,811       63,834        54,243
                                      -----------   -----------   ----------   ----------    ----------
Units, end of period                      670,617       653,786       94,813       85,155       276,616
                                      ===========   ===========   ==========   ==========    ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                          Total Bond
                                            T Rowe Price           Total Bond Market    Market Trust A
                                         Mid Value Series II       Trust A Series II      Series NAV
                                      ------------------------   --------------------   --------------
                                          2009         2008         2009       2008          2009
                                      -----------   ----------   ---------   --------   --------------
Income:
   Dividend distributions received    $    28,391   $    8,183   $   7,046   $  5,102      $  4,130
Expenses:
   Mortality and expense risk and
      administrative charges             (128,922)     (15,531)     (5,667)    (4,813)         (362)
                                      -----------   ----------   ---------   --------      --------
Net investment income (loss)             (100,531)      (7,348)      1,379        289         3,768
                                      -----------   ----------   ---------   --------      --------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                 --       19,515       4,052        803            --
   Net realized gain (loss)               (66,016)    (373,680)      3,730        693            41
                                      -----------   ----------   ---------   --------      --------
Realized gains (losses)                   (66,016)    (354,165)      7,782      1,496            41
                                      -----------   ----------   ---------   --------      --------
Unrealized appreciation
   (depreciation) during the period     3,679,685     (207,332)     (2,639)     9,949        (2,979)
                                      -----------   ----------   ---------   --------      --------
Net increase (decrease) in
   contract owners' equity from
   operations                           3,513,138     (568,845)      6,522     11,734           830
                                      -----------   ----------   ---------   --------      --------
Changes from principal
   transactions:
   Purchase payments                       28,778          572      40,000         --       138,903
   Transfers between sub-accounts
      and the company                   9,765,797      219,154    (119,710)   352,526        38,208
   Withdrawals                         (1,004,525)     (74,970)        768     (4,986)          (39)
   Annual contract fee                    (27,861)      (1,731)     (2,973)    (1,192)       (5,432)
                                      -----------   ----------   ---------   --------      --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         8,762,189      143,025     (81,915)   346,348       171,640
                                      -----------   ----------   ---------   --------      --------
Total increase (decrease) in
   contract owners' equity             12,275,327     (425,820)    (75,393)   358,082       172,470
Contract owners' equity at
   beginning of period                    629,388    1,055,208     399,923     41,841            --
                                      -----------   ----------   ---------   --------      --------
Contract owners' equity at end of
   period                             $12,904,715   $  629,388   $ 324,530   $399,923      $172,470
                                      ===========   ==========   =========   ========      ========

                                          2009         2008         2009       2008          2009
                                      -----------   ----------   ---------   --------   --------------
Units, beginning of period                 60,229       64,734      29,789      3,228            --
Units issued                              918,435       56,219       5,966     34,162        13,392
Units redeemed                            119,366       60,724      11,864      7,601           105
                                      -----------   ----------   ---------   --------      --------
Units, end of period                      859,298       60,229      23,891     29,789        13,287
                                      ===========   ==========   =========   ========      ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                               Total Stock Market
                                       Total Return Series I       Total Return Series II        Index Series I
                                     -------------------------   -------------------------   ----------------------
                                         2009          2008          2009          2008         2009        2008
                                     -----------   -----------   -----------   -----------   ---------   ----------
Income:
   Dividend distributions received   $   828,353   $ 1,086,220   $ 1,338,600   $ 1,462,633   $   8,415   $   14,066
Expenses:
   Mortality and expense risk and
      administrative charges            (332,050)     (385,136)     (537,450)     (495,445)     (9,573)     (15,684)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Net investment income (loss)             496,303       701,084       801,150       967,188      (1,158)      (1,618)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                           968,836       263,583     1,548,911       336,535          --        1,782
   Net realized gain (loss)              (39,037)     (161,444)      (15,135)     (106,247)     (8,713)     118,896
                                     -----------   -----------   -----------   -----------   ---------   ----------
Realized gains (losses)                  929,799       102,139     1,533,776       230,288      (8,713)     120,678
                                     -----------   -----------   -----------   -----------   ---------   ----------
Unrealized appreciation
   (depreciation) during the period      860,574      (563,855)    1,383,771      (832,748)    156,312     (550,598)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Net increase (decrease) in
   contract owners' equity from
   operations                          2,286,676       239,368     3,718,697       364,728     146,441     (431,538)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Changes from principal
   transactions:
   Purchase payments                      41,414        72,763     1,234,607       909,001       1,507       13,932
   Transfers between sub-accounts
      and the company                  2,027,027      (504,977)    5,662,392     2,993,068     (29,555)    (337,175)
   Withdrawals                        (4,039,080)   (3,944,868)   (3,482,147)   (4,080,378)   (173,300)    (107,708)
   Annual contract fee                   (13,589)      (12,821)      (93,823)      (74,598)       (950)      (1,097)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,984,228)   (4,389,903)    3,321,029      (252,907)   (202,298)    (432,048)
                                     -----------   -----------   -----------   -----------   ---------   ----------
Total increase (decrease) in
   contract owners' equity               302,448    (4,150,535)    7,039,726       111,821     (55,857)    (863,586)
Contract owners' equity at
   beginning of period                21,107,807    25,258,342    30,864,189    30,752,368     619,834    1,483,420
                                     -----------   -----------   -----------   -----------   ---------   ----------
Contract owners' equity at end of
   period                            $21,410,255   $21,107,807   $37,903,915   $30,864,189   $ 563,977   $  619,834
                                     ===========   ===========   ===========   ===========   =========   ==========

                                         2009          2008          2009          2008         2009        2008
                                     -----------   -----------   -----------   -----------   ---------   ----------
Units, beginning of period             1,165,684     1,410,659     1,984,413     1,990,713      76,037      112,441
Units issued                             160,384       161,176       606,285       796,653         882        4,500
Units redeemed                           270,414       406,151       401,241       802,953      22,363       40,904
                                     -----------   -----------   -----------   -----------   ---------   ----------
Units, end of period                   1,055,654     1,165,684     2,189,457     1,984,413      54,556       76,037
                                     ===========   ===========   ===========   ===========   =========   ==========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Total Stock Market           U.S. Government             U.S. Government
                                          Index Series II           Securities Series I         Securities Series II
                                     -------------------------   -------------------------   -------------------------
                                         2009         2008           2009          2008          2009          2008
                                     -----------   -----------   -----------   -----------   -----------   -----------
Income:
   Dividend distributions received   $    99,342   $   145,611   $   393,928   $   592,347   $   327,320   $   429,491
Expenses:
   Mortality and expense risk and
      administrative charges            (116,237)     (179,121)     (204,379)     (261,046)     (187,580)     (192,749)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Net investment income (loss)             (16,895)      (33,510)      189,549       331,301       139,740       236,742
                                     -----------   -----------   -----------   -----------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --        21,217       350,536            --       287,365            --
   Net realized gain (loss)           (1,004,292)     (353,766)     (321,966)     (760,111)     (175,497)     (555,794)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Realized gains (losses)               (1,004,292)     (332,549)       28,570      (760,111)      111,868      (555,794)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    2,671,682    (4,688,023)      669,506       (91,440)      463,320       (64,379)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          1,650,495    (5,054,082)      887,625      (520,250)      714,928      (383,431)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                      35,761        91,122        66,573        44,349       133,090       173,184
   Transfers between sub-accounts
      and the company                   (672,950)       59,948      (642,462)    1,100,071       749,702     3,045,134
   Withdrawals                          (465,187)   (1,413,117)   (2,645,920)   (3,860,003)   (1,955,283)   (2,102,615)
   Annual contract fee                   (41,431)      (47,503)       (6,491)       (6,258)      (26,618)      (18,667)
                                     -----------   -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,143,807)   (1,309,550)   (3,228,300)   (2,721,841)   (1,099,109)    1,097,036
                                     -----------   -----------   -----------   -----------   -----------   -----------
Total increase (decrease) in
   contract owners' equity               506,688    (6,363,632)   (2,340,675)   (3,242,091)     (384,181)      713,605
Contract owners' equity at
   beginning of period                 7,663,562    14,027,194    14,851,487    18,093,578    11,709,474    10,995,869
                                     -----------   -----------   -----------   -----------   -----------   -----------
Contract owners' equity at end of
   period                            $ 8,170,250   $ 7,663,562   $12,510,812   $14,851,487   $11,325,293   $11,709,474
                                     ===========   ===========   ===========   ===========   ===========   ===========

                                         2009         2008           2009          2008          2009          2008
                                     -----------   -----------   -----------   -----------   -----------   -----------
Units, beginning of period               715,004       808,512       750,264       902,777       882,824       802,972
Units issued                              52,156        73,650        66,521       487,640       222,215       909,333
Units redeemed                           164,593       167,158       230,879       640,153       302,485       829,481
                                     -----------   -----------   -----------   -----------   -----------   -----------
Units, end of period                     602,567       715,004       585,906       750,264       802,554       882,824
                                     ===========   ===========   ===========   ===========   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       U.S. High Yield          U.S. Large Cap              U.S. Large Cap
                                          Series II             Value Series I              Value Series II
                                     -------------------   -------------------------   -------------------------
                                       2009       2008         2009         2008           2009          2008
                                     --------   --------   -----------   -----------   -----------   -----------
Income:
   Dividend distributions received   $ 24,273   $ 11,279   $    30,631   $   179,406   $    32,496   $   174,257
Expenses:
   Mortality and expense risk and
      administrative charges           (4,353)    (2,948)      (24,616)     (131,285)      (28,085)     (131,826)
                                     --------   --------   -----------   -----------   -----------   -----------
Net investment income (loss)           19,920      8,331         6,015        48,121         4,411        42,431
                                     --------   --------   -----------   -----------   -----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                             --         --            --            --            --            --
   Net realized gain (loss)            (4,649)   (12,298)   (2,040,069)      376,900    (2,603,943)      237,802
                                     --------   --------   -----------   -----------   -----------   -----------
Realized gains (losses)                (4,649)   (12,298)   (2,040,069)      376,900    (2,603,943)      237,802
                                     --------   --------   -----------   -----------   -----------   -----------
Unrealized appreciation
   (depreciation) during the period    88,017    (45,627)    1,951,219    (4,401,358)    2,502,477    (4,229,552)
                                     --------   --------   -----------   -----------   -----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                         103,288    (49,594)      (82,835)   (3,976,337)      (97,055)   (3,949,319)
                                     --------   --------   -----------   -----------   -----------   -----------
Changes from principal
   transactions:
   Purchase payments                       18        261         2,609        49,369        28,320       387,949
   Transfers between sub-accounts
      and the company                  25,356     25,944    (5,011,958)     (701,469)   (5,751,663)     (254,191)
   Withdrawals                        (16,327)   (14,745)     (248,638)   (1,544,803)     (101,213)   (1,146,338)
   Annual contract fee                 (1,264)      (877)       (2,385)       (6,905)      (10,566)      (28,481)
                                     --------   --------   -----------   -----------   -----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                         7,783     10,583    (5,260,372)   (2,203,808)   (5,835,122)   (1,041,061)
                                     --------   --------   -----------   -----------   -----------   -----------
Total increase (decrease) in
   contract owners' equity            111,071    (39,011)   (5,343,207)   (6,180,145)   (5,932,177)   (4,990,380)
Contract owners' equity at
   beginning of period                166,036    205,047     5,343,207    11,523,352     5,932,177    10,922,557
                                     --------   --------   -----------   -----------   -----------   -----------
Contract owners' equity at end of
   period                            $277,107   $166,036   $        --   $ 5,343,207   $        --   $ 5,932,177
                                     ========   ========   ===========   ===========   ===========   ===========

                                       2009       2008         2009         2008           2009          2008
                                     --------   --------   -----------   -----------   -----------   -----------
Units, beginning of period             15,184     14,592       610,923       793,165       630,290       697,188
Units issued                           17,629      8,730        19,376        20,605         9,192        63,792
Units redeemed                         15,212      8,138       630,299       202,847       639,482       130,690
                                     --------   --------   -----------   -----------   -----------   -----------
Units, end of period                   17,601     15,184            --       610,923            --       630,290
                                     ========   ========   ===========   ===========   ===========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                       UBS Large Cap Series I     UBS Large Cap Series II     Utilities Series I
                                     --------------------------   -----------------------   ------------------------
                                        2009           2008          2009         2008         2009          2008
                                     -----------   ------------   ----------   ----------   ----------   -----------
Income:
   Dividend distributions received   $   193,950   $    209,820   $   15,349   $   14,313   $   99,554   $    97,956
Expenses:
   Mortality and expense risk and
      administrative charges            (144,960)      (230,780)     (13,438)     (18,837)     (32,159)      (57,739)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Net investment income (loss)              48,990        (20,960)       1,911       (4,524)      67,395        40,217
                                     -----------   ------------   ----------   ----------   ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                                --             --           --           --           --       143,521
   Net realized gain (loss)           (1,441,722)    (1,158,433)     (70,009)     (82,955)    (280,974)     (389,538)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Realized gains (losses)               (1,441,722)    (1,158,433)     (70,009)     (82,955)    (280,974)     (246,017)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Unrealized appreciation
   (depreciation) during the period    4,007,657     (6,449,784)     305,069     (503,091)     740,657    (1,431,197)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                          2,614,925     (7,629,177)     236,971     (590,570)     527,078    (1,636,997)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Changes from principal
   transactions:
   Purchase payments                      16,933         43,244        8,948       41,602       16,526        11,880
   Transfers between sub-accounts
      and the company                   (592,720)      (617,450)     (49,350)     (33,266)     355,809      (704,159)
   Withdrawals                        (1,087,247)    (2,572,876)     (36,384)    (165,104)    (233,094)     (722,904)
   Annual contract fee                   (10,900)       (13,176)      (5,192)      (5,484)      (2,864)       (3,487)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                       (1,673,934)    (3,160,258)     (81,978)    (162,252)     136,377    (1,418,670)
                                     -----------   ------------   ----------   ----------   ----------   -----------
Total increase (decrease) in
   contract owners' equity               940,991    (10,789,435)     154,993     (752,822)     663,455    (3,055,667)
Contract owners' equity at
   beginning of period                10,360,329     21,149,764      860,137    1,612,959    1,985,090     5,040,757
                                     -----------   ------------   ----------   ----------   ----------   -----------
Contract owners' equity at end of
   period                            $11,301,320   $ 10,360,329   $1,015,130   $  860,137   $2,648,545   $ 1,985,090
                                     ===========   ============   ==========   ==========   ==========   ===========

                                        2009           2008          2009         2008         2009          2008
                                     -----------   ------------   ----------   ----------   ----------   -----------
Units, beginning of period             1,120,962      1,364,068       93,616      104,356      150,812       231,208
Units issued                               3,216         18,207        1,267        9,976       36,975        39,796
Units redeemed                           176,213        261,313        9,007       20,716       35,121       120,192
                                     -----------   ------------   ----------   ----------   ----------   -----------
Units, end of period                     947,965      1,120,962       85,876       93,616      152,666       150,812
                                     ===========   ============   ==========   ==========   ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                        Utilities Series II           Value Series I            Value Series II
                                     ------------------------   -------------------------   ------------------------
                                        2009          2008          2009          2008         2009          2008
                                     ----------   -----------   -----------   -----------   ----------   -----------
Income:
   Dividend distributions received   $  210,972   $   166,954   $    55,641   $    73,000   $   32,480   $    32,228
Expenses:
   Mortality and expense risk and
      administrative charges            (72,485)     (110,718)      (64,434)     (113,640)     (45,529)      (67,160)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Net investment income (loss)            138,487        56,236        (8,793)      (40,640)     (13,049)      (34,932)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --       272,412            --       234,260           --       133,236
   Net realized gain (loss)            (508,172)     (213,516)     (925,736)     (175,150)    (489,824)     (572,955)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Realized gains (losses)                (508,172)       58,896      (925,736)       59,110     (489,824)     (439,719)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Unrealized appreciation
   (depreciation) during the period   1,604,951    (3,290,341)    2,328,399    (3,637,078)   1,450,421    (1,576,611)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Net increase (decrease) in
   contract owners' equity from
   operations                         1,235,266    (3,175,209)    1,393,870    (3,618,608)     947,548    (2,051,262)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Changes from principal
   transactions:
   Purchase payments                     28,255        69,596        18,000        18,381       27,398       170,572
   Transfers between sub-accounts
      and the company                    56,160      (316,906)     (380,272)   (1,122,279)    (107,009)     (490,511)
   Withdrawals                         (231,826)     (555,143)     (670,826)   (1,202,500)    (137,328)     (420,448)
   Annual contract fee                  (12,293)      (16,256)       (3,836)       (4,673)      (8,385)       (9,587)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (159,704)     (818,709)   (1,036,934)   (2,311,071)    (225,324)     (749,974)
                                     ----------   -----------   -----------   -----------   ----------   -----------
Total increase (decrease) in
   contract owners' equity            1,075,562    (3,993,918)      356,936    (5,929,679)     722,224    (2,801,236)
Contract owners' equity at
   beginning of period                4,346,211     8,340,129     4,384,221    10,313,900    2,621,533     5,422,769
                                     ----------   -----------   -----------   -----------   ----------   -----------
Contract owners' equity at end of
   period                            $5,421,773   $ 4,346,211   $ 4,741,157   $ 4,384,221   $3,343,757   $ 2,621,533
                                     ==========   ===========   ===========   ===========   ==========   ===========

                                        2009          2008          2009          2008         2009          2008
                                     ----------   -----------   -----------   -----------   ----------   -----------
Units, beginning of period              216,811       250,917       267,802       367,190      230,916       274,625
Units issued                             30,366        46,253         4,765         8,643       23,425        43,711
Units redeemed                           41,473        80,359        64,842       108,031       40,655        87,420
                                     ----------   -----------   -----------   -----------   ----------   -----------
Units, end of period                    205,704       216,811       207,725       267,802      213,686       230,916
                                     ==========   ===========   ===========   ===========   ==========   ===========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
          STATEMENT OF OPERATIONS AND CHANGES IN CONTRACT OWNERS EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                         Wellington Small           Wellington Small          Wells Capital
                                           Cap Growth                  Cap Value                Core Bond
                                            Series II                  Series II                Series II
                                     ------------------------   ------------------------   --------------------
                                        2009          2008          2009          2008         2009       2008
                                     ----------   -----------   ----------   -----------   ---------   --------
Income:
   Dividend distributions received   $       --   $        --   $   10,137   $    29,902   $  21,040   $ 34,074
Expenses:
   Mortality and expense risk and
      administrative charges            (31,175)      (26,909)     (36,783)      (46,687)    (17,126)    (9,465)
                                     ----------   -----------   ----------   -----------   ---------   --------
Net investment income (loss)            (31,175)      (26,909)     (26,646)      (16,785)      3,914     24,609
                                     ----------   -----------   ----------   -----------   ---------   --------
Realized gains (losses) on
   investments:
   Capital gain distributions
      received                               --        19,229           --         9,292          --         --
   Net realized gain (loss)            (387,587)     (365,174)    (594,282)     (655,429)     18,844     (1,548)
                                     ----------   -----------   ----------   -----------   ---------   --------
Realized gains (losses)                (387,587)     (345,945)    (594,282)     (646,137)     18,844     (1,548)
                                     ----------   -----------   ----------   -----------   ---------   --------
Unrealized appreciation
   (depreciation) during the period     948,228      (658,038)   1,096,411      (408,670)     58,378    (17,849)
                                     ----------   -----------   ----------   -----------   ---------   --------
Net increase (decrease) in
   contract owners' equity from
   operations                           529,466    (1,030,892)     475,483    (1,071,592)     81,136      5,212
                                     ----------   -----------   ----------   -----------   ---------   --------
Changes from principal
   transactions:
   Purchase payments                     61,707        81,977       51,352       219,782      16,000         --
   Transfers between sub-accounts
      and the company                  (341,122)    1,009,841     (299,777)      545,922     326,519    564,509
   Withdrawals                         (144,347)      (90,101)    (121,071)     (201,667)   (209,461)   (87,560)
   Annual contract fee                   (4,694)       (3,837)      (4,703)       (4,298)     (2,229)      (243)
                                     ----------   -----------   ----------   -----------   ---------   --------
Net increase (decrease) in contract
   owners' equity from principal
   transactions                        (428,456)      997,880     (374,199)      559,739     130,829    476,706
                                     ----------   -----------   ----------   -----------   ---------   --------
Total increase (decrease) in
   contract owners' equity              101,010       (33,012)     101,284      (511,853)    211,965    481,918
Contract owners' equity at
   beginning of period                2,057,123     2,090,135    2,746,112     3,257,965     710,658    228,740
                                     ----------   -----------   ----------   -----------   ---------   --------
Contract owners' equity at end of
   period                            $2,158,133   $ 2,057,123   $2,847,396   $ 2,746,112   $ 922,623   $710,658
                                     ==========   ===========   ==========   ===========   =========   ========

                                        2009          2008          2009          2008         2009       2008
                                     ----------   -----------   ----------   -----------   ---------   --------
Units, beginning of period              183,623       113,147      244,270       210,691      52,762     17,237
Units issued                             38,363       133,613       66,041       141,513      68,706     48,898
Units redeemed                           73,445        63,137      105,796       107,934      57,801     13,373
                                     ----------   -----------   ----------   -----------   ---------   --------
Units, end of period                    148,541       183,623      204,515       244,270      63,667     52,762
                                     ==========   ===========   ==========   ===========   =========   ========

See accompanying notes.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                         NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2009

1. ORGANIZATION

John Hancock Life Insurance Company of New York, Separate Account A (the "Account") is a separate account established by John Hancock Life Insurance Company of New York (the "Company"). The Company established the Account on July 22, 1992 as a separate account under New York law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and consists of 142 sub-accounts which are exclusively invested in a corresponding Portfolio of the John Hancock Trust (the "Trust"), and 2 sub-accounts that are invested in portfolios of other Outside Trusts (the "Outside Trusts"). The Account is a funding vehicle for variable annuity contracts issued by the Company. The Account includes contracts issued for the following products:
Venture, Vantage, Vision, Venture III, Wealthmark, Wealthmark ML3 and Annuity Note. These products are distinguished principally by the level of expenses and surrender charges.

Each sub-account holds shares of a particular series ("Portfolio") of a registered investment company. Sub-accounts that invest in Portfolios of the Trust may offer four classes of units to fund variable annuity contracts issued by the Company. These classes, Series I, Series II, Series III and Series NAV, represent an interest in the same Trust Portfolio, but in different classes of that Portfolio. Series I, Series II, Series III and Series NAV shares of the Trust differ in the level of 12b-1 fees and other expenses assessed against the Portfolio's assets.

The Company is a wholly owned subsidiary of John Hancock Life Insurance Company (U.S.A.) ("JHUSA"), which in turn is an indirect, wholly owned subsidiary of the Manufacturers Life Insurance Company which is an indirect, wholly owned subsidiary of Manulife Financial Corporation ("MFC"), a Canadian-based publicly traded stock life insurance company. MFC and its subsidiaries are known collectively as Manulife Financial.

In addition to the Account, certain contract owners may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Sub-accounts closed or opened in 2009 are as follows:

SUB-ACCOUNTS CLOSED                                                      2009
-------------------                                                   ----------
American Century - Small Company Series II                              5/1/2009
Income & Value Series I                                                 5/1/2009
Income & Value Series II                                                5/1/2009
LMFC Core Equity Series II                                              5/1/2009
Mid Cap Value Series I                                                  5/1/2009
Mid Cap Value Series II                                                 5/1/2009
PIM Classic Value Series II                                             5/1/2009
U.S. Large Cap Value Series I                                           5/1/2009
U.S. Large Cap Value Series II                                          5/1/2009
Emerging Small Company Series I                                       11/16/2009
Emerging Small Company Series II                                      11/16/2009
Global Allocation Series I                                            11/16/2009
Global Allocation Series II                                           11/16/2009
International Small Cap Series I                                      11/16/2009
International Small Cap Series II                                     11/16/2009
Mid Cap Intersection Series II                                        11/16/2009
Scudder Fixed Income -- B                                             11/16/2009

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

SUB-ACCOUNTS OPENED                                                      2009
-------------------                                                   ----------
500 Index Trust Series NAV                                              5/1/2009
American Asset Allocation Series I                                      5/1/2009
American Blue-Chip Income & Growth Series III                           5/1/2009
American Bond Series III                                                5/1/2009
American Global Small Capitalization Series III                         5/1/2009
American Growth Series III                                              5/1/2009
American Growth-Income Series I                                         5/1/2009
American Growth-Income Series III                                       5/1/2009
American High-Income Bond Series III                                    5/1/2009
American International Series III                                       5/1/2009
Core Allocation Series I                                                5/1/2009
Core Allocation Series II                                               5/1/2009
Core Balanced Series I                                                  5/1/2009
Core Balanced Series II                                                 5/1/2009
Core Balanced Strategy Series NAV                                       5/1/2009
Core Disciplined Diversification Series II                              5/1/2009
Core Fundamental Holdings Series II                                     5/1/2009
Core Fundamental Holdings Series III                                    5/1/2009
Core Global Diversification Series II                                   5/1/2009
Core Global Diversification Series III                                  5/1/2009
Core Strategy Series NAV                                                5/1/2009
Mutual Shares Series I                                                  5/1/2009
T Rowe Price Mid Value Series I                                         5/1/2009
Total Bond Market Trust A Series NAV                                    5/1/2009
International Small Company Series I                                  11/16/2009
International Small Company Series II                                 11/16/2009
Smaller Company Growth Series I                                       11/16/2009
Smaller Company Growth Series II                                      11/16/2009

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

2. SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

VALUATION OF INVESTMENTS

Investments made in the Portfolios of the Trust and of the Outside Trusts are valued at the reported net asset values of such Portfolios. Investment transactions are recorded on the trade date. Income from dividends, and gains from realized gain distributions are recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

NET ASSETS IN PAYOUT (ANNUITIZATION) PERIOD

A portion of net assets is allocated to annuity policies in the payout period. The liability for these policies is calculated using statutory accounting using mortality assumptions and an assumed interest rate. Mortality assumptions are based on the Individual Annuity Mortality Table in effect at the time of annuitization. The assumed interest rate is 3% to 4%, as regulated by the laws of the respective states. The mortality risk is borne entirely by the Company and may result in additional amounts being transferred into the variable annuity account by the Company to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

FEDERAL INCOME TAXES

The operations of the Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes.

EXPENSES

The Company assumes mortality and expense risks of the contracts and provides administrative services to the Account for which asset charges are deducted at various annual rates ranging from 0.8% to 1.9%, depending on the type of contract, of net assets of the sub-account. The Company makes certain other deductions from contract owner payments for premium taxes, rider fees, surrender fees, and annual contract fees, which are accounted for as a reduction of net assets resulting from contract owner transactions.

AMOUNTS RECEIVABLE/PAYABLE

Receivables/Payables from/to Portfolios/the Company are due to unsettled contract transactions (net of asset-based charges) and/or subsequent/preceding purchases/sales of the respective Portfolios' shares. The amounts are due from/to either the respective Portfolio and/or the Company for the benefit of contract owners. There are no unsettled policy transactions at December 31, 2009.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

3. TRANSACTIONS WITH AFFILIATES

The Company has an administrative services agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the Account. John Hancock Investment Management Services, LLC ("JHIMS"), a Delaware limited liability company controlled by JHUSA, serves as investment adviser for the Trust.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS 157, "Fair Value Measurements", which was adopted effective January 1, 2008, is now incorporated into ASC 820, "Fair Value Measurement and Disclosure" ("ASC 820"). ASC 820 provides a single definition of fair value for accounting purposes, establishes a consistent framework for measuring fair value, and expands disclosure requirements about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit value. An exit value is not a forced liquidation or distressed sale.

Following ASC 820 guidance, the Account has categorized its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Account's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

- Level 1 - Fair value measurements that reflect unadjusted, quoted prices in active markets for identical assets and liabilities that the Account has the ability to access at the measurement date.

- Level 2 - Fair value measurements using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.

- Level 3 - Fair value measurements using significant non market observable inputs.

All of the Account's sub-accounts' investments in a portfolio of the Trust and the Outside Trusts are valued at Level 1.

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                   NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

5. PURCHASES AND SALES OF INVESTMENTS

The cost of purchases including reinvestment of dividend distributions and proceeds from the sales of investments in the Portfolios of the Trust and the Outside Trusts during 2009 were as follows:

                                                     Details of Investments
                                                  ---------------------------
Sub-account                                         Purchases        Sales
-----------                                       ------------   ------------
500 Index Fund B Series NAV                       $    275,360   $    460,669
500 Index Series I                                      98,851      1,415,733
500 Index Series II                                    982,387      2,216,232
500 Index Trust Series NAV                             222,332          5,427
Active Bond Series I                                   447,220      1,130,386
Active Bond Series II                                7,348,254      6,222,973
All Cap Core Series I                                   99,267        653,940
All Cap Core Series II                                  27,510        120,325
All Cap Growth Series I                                179,266      1,285,644
All Cap Growth Series II                                77,902        168,733
All Cap Value Series I                                  81,961        313,164
All Cap Value Series II                                108,116        777,262
American Asset Allocation Series I                   9,516,204      1,407,366
American Asset Allocation Series II                 31,686,371      6,677,151
American Blue-Chip Income & Growth Series II         1,114,076      2,023,972
American Blue-Chip Income & Growth Series III           88,650          3,136
American Bond Series II                             18,807,258     11,673,620
American Bond Series III                               137,242          1,336
American Century - Small Company Series II                 222         78,232
American Fundamental Holdings Series II             22,404,627      5,231,715
American Global Diversification Series II            8,632,920      5,491,037
American Global Growth Series II                     2,888,688      3,090,529
American Global Small Capitalization Series II       1,444,365      1,223,750
American Global Small Capitalization Series III          8,382            732
American Growth Series II                           23,824,783     22,131,565
American Growth Series III                              43,263            723
American Growth-Income Series I                      8,775,696      1,588,437
American Growth-Income Series II                    17,959,130     17,374,065
American Growth-Income Series III                       17,031            931
American High-Income Bond Series II                  2,441,043      1,453,195
American High-Income Bond Series III                   102,736          2,294
American International Series II                    19,993,661     16,816,486
American International Series III                       42,416            324
American New World Series II                         2,232,462      1,355,217
Blue Chip Growth Series I                              573,747      4,960,123
Blue Chip Growth Series II                           1,437,850      2,649,586
Capital Appreciation Series I                          352,809      1,671,662
Capital Appreciation Series II                         463,107      1,049,153
Capital Appreciation Value Series II                11,799,978      3,105,267
CGTC Overseas Equity Series II                         165,358         86,468
Core Allocation Plus Series II                       5,319,864      1,209,813
Core Allocation Series I                                45,830             96
Core Allocation Series II                            2,938,588        414,424
Core Balanced Series I                                 102,952            340
Core Balanced Series II                              5,019,476        508,528
Core Balanced Strategy Series NAV                       25,456             48
Core Disciplined Diversification Series II           4,826,854        198,385
Core Fundamental Holdings Series II                  7,245,940        291,677
Core Fundamental Holdings Series III                     2,621              4
Core Global Diversification Series II               13,548,342        663,723
Core Global Diversification Series III                   2,617              4
Core Strategy Series II                             13,311,687      5,088,040
Core Strategy Series NAV                               442,180         39,481

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                   NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

5. PURCHASES AND SALES OF INVESTMENTS -- (CONTINUED)

                                                     Details of Investments
                                                  ---------------------------
Sub-account                                         Purchases       Sales
-----------                                       ------------   ------------
Disciplined Diversification Series II             $  3,979,698   $    982,799
DWS Equity 500 Index                                   157,195        214,516
Emerging Small Company Series I                         14,140      2,595,355
Emerging Small Company Series II                       178,076      2,920,661
Equity-Income Series I                                 937,595      5,730,204
Equity-Income Series II                              3,043,847      3,544,908
Financial Services Series I                            261,066        257,968
Financial Services Series II                         1,486,437        966,194
Founding Allocation Series II                        8,651,577      8,534,569
Fundamental Value Series I                             694,756      7,018,921
Fundamental Value Series II                          4,297,023      6,257,856
Global Allocation Series I                               9,756      1,372,261
Global Allocation Series II                            316,476     15,080,834
Global Bond Series I                                 1,522,636      1,582,094
Global Bond Series II                                7,783,365      4,233,941
Global Trust Series I                                  267,148      1,591,992
Global Trust Series II                                 254,940        625,911
Health Sciences Series I                               730,755        776,746
Health Sciences Series II                            1,207,692      2,038,795
High Income Series II                                1,508,444        413,037
High Yield Series I                                  1,373,574      2,136,479
High Yield Series II                                 4,017,734      3,496,319
Income & Value Series I                                 66,253      8,899,307
Income & Value Series II                                35,813      5,159,949
International Core Series I                            249,504        506,284
International Core Series II                           311,791        225,108
International Equity Index A Trust Series I            126,374        210,966
International Equity Index A Trust Series II           583,952        815,870
International Equity Index Series NAV                  263,700        408,038
International Small Cap Series I                       918,073      4,294,641
International Small Cap Series II                    2,351,899      6,282,969
International Small Company Series I                 3,632,864        231,460
International Small Company Series II                5,756,159        211,241
International Value Series I                           653,028      1,941,418
International Value Series II                        1,703,746      2,591,574
Investment Quality Bond Series I                       959,173      1,931,016
Investment Quality Bond Series II                    8,621,426      3,705,146
Large Cap Value Series I                               145,371        422,185
Large Cap Value Series II                              470,674        877,616
Lifestyle Aggressive Series I                          516,106        845,261
Lifestyle Aggressive Series II                       2,990,287      2,816,506
Lifestyle Balanced Series I                          5,968,111      6,355,654
Lifestyle Balanced Series II                       144,793,858     67,428,932
Lifestyle Conservative Series I                      3,467,780      5,295,074
Lifestyle Conservative Series II                    83,258,292     35,740,408
Lifestyle Growth Series I                            1,836,058      4,609,356
Lifestyle Growth Series II                         103,299,154     58,148,229
Lifestyle Moderate Series I                          2,484,590      4,522,405
Lifestyle Moderate Series II                        68,644,343     32,313,358
LMFC Core Equity Series II                             215,165      3,232,813
Marisco International Opportunities Series II        1,198,929        728,887
Mid Cap Index Series I                                 256,837        361,943
Mid Cap Index Series II                              1,232,796      1,643,129
Mid Cap Intersection Series II                         450,346        769,590
Mid Cap Stock Series I                                 188,012      2,841,614
Mid Cap Stock Series II                              1,012,350      2,152,611
Mid Cap Value Series I                                  60,708      3,754,967

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                   NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                DECEMBER 31, 2009

5. PURCHASES AND SALES OF INVESTMENTS -- (CONTINUED)

                                                     Details of Investments
                                                  ---------------------------
Sub-account                                         Purchases       Sales
-----------                                       ------------   ------------
Mid Cap Value Series II                           $    149,280   $ 10,746,770
Money Market Series I                                9,715,454     19,453,957
Money Market Series II                              80,151,683    113,156,757
Money Market Trust B Series NAV                      2,139,585      5,417,399
Mutual Shares Series I                                  94,661          1,741
Natural Resources Series II                          9,578,688      4,594,875
Optimized All Cap Series II                            164,194        763,559
Optimized Value Series II                              249,187        457,801
Pacific Rim Series I                                   530,956        708,827
Pacific Rim Series II                                  671,383        472,953
PIM Classic Value Series II                             91,671      1,157,588
PIMCO All Asset                                        461,475        288,118
Real Estate Securities Series I                        302,796        532,946
Real Estate Securities Series II                     1,216,531      1,698,394
Real Return Bond Series II                           2,971,439      2,856,474
Science & Technology Series I                          723,867      1,761,974
Science & Technology Series II                       2,450,089      1,795,256
Scudder Fixed Income -- B                              518,637      3,727,309
Small Cap Index Series I                                57,210        161,452
Small Cap Index Series II                              496,232        956,703
Small Cap Opportunities Series I                       256,953        496,683
Small Cap Opportunities Series II                      400,352        830,707
Small Company Value Series I                           642,024      1,114,347
Small Company Value Series II                        1,997,678      1,708,499
Smaller Company Growth Series I                      2,240,161         45,653
Smaller Company Growth Series II                     2,541,514         28,232
Strategic Bond Series I                                937,923      2,089,168
Strategic Bond Series II                             2,460,536      1,571,236
Strategic Income Series II                             791,423        594,884
T Rowe Price Mid Value Series I                      3,739,376        745,106
T Rowe Price Mid Value Series II                    10,360,656      1,698,997
Total Bond Market Trust A Series II                     87,932        164,417
Total Bond Market Trust A Series NAV                   176,921          1,513
Total Return Series I                                4,894,943      5,414,032
Total Return Series II                              12,643,312      6,972,222
Total Stock Market Index Series I                       16,044        219,500
Total Stock Market Index Series II                     601,396      1,762,098
U.S. Government Securities Series I                  1,889,998      4,578,213
U.S. Government Securities Series II                 3,614,958      4,286,963
U.S. High Yield Series II                              249,509        221,805
U.S. Large Cap Value Series I                          180,628      5,434,986
U.S. Large Cap Value Series II                         111,911      5,942,622
UBS Large Cap Series I                                 221,135      1,846,078
UBS Large Cap Series II                                 24,566        104,633
Utilities Series I                                     708,110        504,337
Utilities Series II                                    908,976        930,194
Value Series I                                         130,569      1,176,297
Value Series II                                        348,205        586,578
Wellington Small Cap Growth Series II                  452,183        911,814
Wellington Small Cap Value Series II                   785,290      1,186,133
Wells Capital Core Bond Series II                      961,358        826,615

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES

A summary of unit values and units outstanding for variable annuity contracts and the expense and income ratios, excluding expenses of the underlying Portfolios, were as follows:

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
500 Index Fund B Series NAV                     2009     642   $9.45 to $9.34  $  6,043 1.85% to 1.40%    2.23%    24.59% to 24.03%
                                                2008     669    7.59 to 7.53      5,063  1.85 to 1.40     2.08    (38.07) to (38.35)
                                                2007     757   12.25 to 12.21     9,257  1.85 to 1.40     1.23     (2.01) to (2.30)
500 Index Series I                              2009     289    9.42 to 9.38      2,708  1.75 to 1.40     1.53      23.99 to 23.56
                                                2008     464    7.60 to 7.59      3,518  1.75 to 1.40     0.66    (38.08) to (38.30)
                                                2007     623   12.31 to 12.27     7,643  1.75 to 1.40     2.41       3.43 to 3.07
                                                2006     752   11.94 to 11.66     8,946  1.75 to 1.40     0.92      13.66 to 13.26
                                                2005     947   10.54 to 10.29     9,930  1.75 to 1.40     1.57       2.84 to 2.48
500 Index Series II                             2009     811   12.86 to 12.42    10,215  1.85 to 1.40     1.48      23.84 to 23.29
                                                2008     940   10.38 to 10.08     9,531  1.85 to 1.40     0.46    (38.27) to (38.55)
                                                2007   1,081   16.82 to 16.40    17,780  1.85 to 1.40     1.93       3.26 to 2.80
                                                2006   1,168   16.29 to 15.21    18,636  1.85 to 1.40     0.78      13.47 to 12.96
                                                2005   1,316   14.36 to 13.44    18,514  1.85 to 1.40     1.38       2.67 to 0.82
500 Index Trust Series NAV                      2009      15   15.46 to 15.38       228  1.55 to 0.80     2.98      23.67 to 23.06
Active Bond Series I                            2009     336   14.43 to 14.19     4,801  1.75 to 1.40     6.94      23.07 to 22.64
                                                2008     409   11.72 to 11.57     4,759  1.75 to 1.40     5.02    (11.78) to (12.09)
                                                2007     538   13.29 to 13.17     7,114  1.75 to 1.40     8.45       2.59 to 2.23
                                                2006     666   12.95 to 12.88     8,600  1.75 to 1.40     2.82       2.97 to 2.61
                                                2005     813   12.58 to 12.55    10,219  1.75 to 1.40     0.00       0.64 to 0.41
Active Bond Series II                           2009   3,309   14.28 to 13.98    46,780  1.85 to 1.40     7.26      22.65 to 22.10
                                                2008   3,430   11.64 to 11.45    39,615  1.85 to 1.40     4.80    (11.90) to (12.29)
                                                2007   5,138   13.22 to 13.06    67,505  1.85 to 1.40     8.02       1.87 to 0.87
                                                2006   4,968   12.91 to 12.82    63,915  1.85 to 1.40     2.61       2.76 to 2.30
                                                2005   5,038   12.57 to 12.53    63,215  1.85 to 1.40     0.00      0.54 to (0.13)
All Cap Core Series I                           2009     283   15.90 to 6.96      3,792  1.75 to 1.40     1.60      26.68 to 26.24
                                                2008     330   12.55 to 5.51      3,536  1.75 to 1.40     1.59    (40.47) to (40.68)
                                                2007     397   21.09 to 9.29      7,207  1.75 to 1.40     1.38       1.23 to 0.87
                                                2006     522   20.83 to 9.21      9,535  1.75 to 1.40     0.72      13.16 to 12.76
                                                2005     669   18.41 to 8.17     10,530  1.75 to 1.40     0.79       7.57 to 7.19
All Cap Core Series II                          2009      78   14.37 to 13.88     1,083  1.85 to 1.40     1.39      26.48 to 25.91
                                                2008      86   11.36 to 11.03       948  1.85 to 1.40     1.30    (40.59) to (40.86)
                                                2007     128   19.12 to 18.64     2,391  1.85 to 1.40     0.80      0.53 to (4.85)
                                                2006      73   18.94 to 16.71     1,341  1.85 to 1.40     0.52      12.96 to 12.45
                                                2005      73   16.76 to 14.83     1,194  1.85 to 1.40     0.58       7.38 to 2.89
All Cap Growth Series I                         2009     493   15.26 to 6.42      6,225  1.75 to 1.40     0.70      19.41 to 18.99
                                                2008     604   12.78 to 5.39      6,282  1.75 to 1.40     0.29    (42.76) to (42.96)
                                                2007     771   22.33 to 9.45     13,881  1.75 to 1.40     0.04      10.49 to 10.10
                                                2006   1,006   20.21 to 8.59     16,657  1.75 to 1.40     0.00       5.10 to 4.73
                                                2005   1,229   19.23 to 8.20     19,308  1.75 to 1.40     0.00       7.48 to 7.11
All Cap Growth Series II                        2009     171   11.30 to 10.92     1,888  1.85 to 1.40     0.52      19.19 to 18.65
                                                2008     180    9.48 to 9.20      1,664  1.85 to 1.40     0.11    (42.87) to (43.13)
                                                2007     221   16.60 to 16.18     3,588  1.85 to 1.40     0.00      10.26 to 9.77
                                                2006     288   15.05 to 14.04     4,253  1.85 to 1.40     0.00       4.84 to 4.37
                                                2005     348   14.36 to 13.42     4,923  1.85 to 1.40     0.00       7.26 to 5.24
All Cap Value Series I                          2009     121   14.73 to 11.73     1,807  1.75 to 0.80     0.53      24.41 to 20.78
                                                2008     141   12.16 to 11.84     1,689  1.75 to 1.40     0.73    (29.78) to (30.02)
                                                2007     211   17.32 to 16.92     3,593  1.75 to 1.40     1.74       6.81 to 6.44
                                                2006     243   16.21 to 15.90     3,883  1.75 to 1.40     0.95      12.14 to 11.75
                                                2005     265   14.46 to 14.22     3,791  1.75 to 1.40     0.56       4.25 to 3.88
All Cap Value Series II                         2009     300   16.31 to 15.76     4,735  1.85 to 1.40     0.31      24.65 to 24.09
                                                2008     348   13.09 to 12.70     4,414  1.85 to 1.40     0.54    (29.86) to (30.18)
                                                2007     426   18.66 to 18.19     7,724  1.85 to 1.40     1.35       6.53 to 6.05
                                                2006     514   17.52 to 15.89     8,775  1.85 to 1.40     0.79      11.96 to 11.45
                                                2005     550   15.65 to 14.23     8,417  1.85 to 1.40     0.12       3.95 to 2.37

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
American Asset Allocation Series I              2009     924  $10.55 to $10.45 $  9,735  1.75 to 1.40     1.86%    20.11% to 19.83%
American Asset Allocation Series II             2009   9,658   10.60 to 10.39   101,401  1.90 to 1.15     2.03      21.86 to 20.95
                                                2008   7,029    8.70 to 8.59     60,763  1.90 to 1.15     3.04    (30.64) to (31.16)
                                                2007   3,023   12.54 to 12.48    37,906  1.90 to 1.15     3.76      0.34 to (0.16)
American Blue-Chip Income & Growth Series II    2009     645   15.60 to 15.14     9,945  1.85 to 1.40     1.38      25.36 to 24.80
                                                2008     764   12.44 to 12.13     9,405  1.85 to 1.40     3.95    (37.64) to (37.93)
                                                2007     880   19.96 to 19.54    17,405  1.85 to 1.40     2.09      0.06 to (0.39)
                                                2006   1,055   19.94 to 19.62    20,894  1.85 to 1.40     0.42      15.17 to 14.66
                                                2005   1,071   17.32 to 17.11    18,446  1.85 to 1.40     0.04       5.19 to 1.90
American Blue Chip Income & Growth Series III   2009       8   10.78 to 10.63        90  1.55 to 0.80     4.73      26.15 to 25.53
American Bond Series II                         2009   7,266   13.13 to 12.68    93,467  1.90 to 1.15     2.63      10.65 to 9.82
                                                2008   6,802   11.87 to 11.55    79,419  1.90 to 1.15     8.97    (10.86) to (11.52)
                                                2007   9,127   13.31 to 13.05   120,045  1.90 to 1.15     4.33      1.58 to (0.20)
                                                2006   5,697   13.10 to 12.96    74,052  1.85 to 1.15     0.00       5.01 to 4.46
                                                2005   1,810   12.42 to 12.39    22,448  1.85 to 1.40     0.00     (0.66) to (0.84)
American Bond Series III                        2009      11   12.49 to 12.32       135  1.55 to 0.80     7.46       8.99 to 8.46
American Century - Small Company Series II      2009       0    8.60 to 8.41          0  1.85 to 1.40     0.30       2.11 to 1.96
                                                2008       9    8.42 to 8.24         78  1.85 to 1.40     0.00    (44.09) to (44.35)
                                                2007      14   15.06 to 14.81       217  1.85 to 1.40     0.00     (8.02) to (8.44)
                                                2006      17   16.37 to 16.18       280  1.85 to 1.40     0.00       3.95 to 3.48
                                                2005      32   15.75 to 15.63       508  1.85 to 1.40     0.00      4.52 to (3.06)
American Fundamental Holdings Series II         2009   7,422   10.74 to 10.57    79,090  1.90 to 1.15     1.66      25.23 to 24.30
                                                2008   5,408    8.58 to 8.50     46,181  1.90 to 1.15     5.92    (31.76) to (32.27)
                                                2007     350   12.57 to 12.56     4,401  1.90 to 1.15     2.82       0.55 to 0.45
American Global Diversification Series II       2009   5,088   10.90 to 10.73    54,994  1.90 to 1.15     1.78      34.73 to 33.73
                                                2008   4,707    8.09 to 8.02     37,908  1.90 to 1.15     5.46    (35.60) to (36.09)
                                                2007     273   12.56 to 12.55     3,425  1.90 to 1.15     2.93       0.52 to 0.41
American Global Growth Series II                2009   1,204   11.23 to 11.01    13,373  1.90 to 1.15     0.87      39.80 to 38.76
                                                2008   1,289    8.03 to 7.93     10,289  1.90 to 1.15     2.58    (39.39) to (39.84)
                                                2007     996   13.25 to 13.19    13,159  1.90 to 1.15     3.53       6.02 to 5.49
American Global Small Capitalization Series II  2009     497    9.80 to 9.6       4,817  1.90 to 1.15     0.00      58.60 to 57.42
                                                2008     533    6.18 to 6.10      3,272  1.90 to 1.15     1.36    (54.33) to (54.67)
                                                2007     394   13.52 to 13.46     5,319  1.90 to 1.15     3.02       8.20 to 7.66
American Global Small Capitalization Series III 2009       1   10.33 to 10.18         9  1.55 to 0.80     0.00      37.43 to 36.75
American Growth Series II                       2009   8,519   16.63 to 10.73   134,439  1.90 to 1.15     0.08      37.09 to 36.07
                                                2008   9,718   12.22 to 7.83    112,969  1.90 to 1.15     1.71    (44.92) to (45.33)
                                                2007   9,075   22.35 to 14.21   194,068  1.90 to 1.15     0.97      11.89 to 10.45
                                                2006   7,988   20.77 to 12.83   160,869  1.85 to 1.15     0.16       8.12 to 2.53
                                                2005   5,750   19.21 to 18.98   109,808  1.85 to 1.40     0.00      13.99 to 6.62
American Growth Series III                      2009       4   10.34 to 10.19        44  1.55 to 0.80     1.62      24.36 to 23.75
American Growth-Income Series I                 2009     592   15.84 to 15.47     9,282  1.75 to 1.40     1.08      26.38 to 26.08
American Growth-Income Series II                2009   8,246   15.31 to 11.02   121,878  1.90 to 1.15     1.08      29.17 to 28.21
                                                2008   8,827   11.94 to 8.53    101,639  1.90 to 1.15     1.92    (38.88) to (39.34)
                                                2007   8,979   19.68 to 13.96   170,839  1.90 to 1.15     2.81       4.44 to 3.28
                                                2006   7,484   19.56 to 13.49   142,470  1.85 to 1.15     0.92      13.03 to 7.76
                                                2005   5,373   17.30 to 17.10    92,410  1.85 to 1.40     0.31       3.83 to 1.45
American Growth-Income Trust Series III         2009       2   10.84 to 10.69        18  1.55 to 0.80     2.25      23.59 to 22.98
American High-Income Bond Series II             2009     356   12.26 to 12.02     4,312  1.90 to 1.15     7.04      36.84 to 35.81
                                                2008     276    8.96 to 8.85      2,454  1.90 to 1.15     6.87    (25.26) to (25.82)
                                                2007     230   11.99 to 11.93     2,756  1.90 to 1.15    14.42     (4.07) to (4.55)
American High-Income Bond Series III            2009       7   13.45 to 13.26        98  1.55 to 0.80    23.21      26.17 to 25.55
American International Series II                2009   3,654   24.39 to 12.52    79,898  1.90 to 1.15     0.91      40.78 to 39.73
                                                2008   4,271   17.45 to 8.89     67,146  1.90 to 1.15     3.75    (43.13) to (43.56)
                                                2007   4,182   30.92 to 15.64   117,982  1.90 to 1.15     2.12      20.00 to 18.04
                                                2006   3,719   26.88 to 13.22    94,939  1.85 to 1.15     0.72      16.68 to 5.59
                                                2005   2,544   23.04 to 22.76    58,260  1.85 to 1.40     0.46      19.19 to 14.04

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
American International Series III               2009       4  $11.51 to $11.35 $     42 1.55% to 0.80%    4.91%    30.60% to 29.96%
American New World Series II                    2009     391   12.47 to 12.22     4,826  1.90 to 1.15     1.19      47.11 to 46.02
                                                2008     320    8.48 to 8.37      2,693  1.90 to 1.15     2.39    (43.32) to (43.74)
                                                2007     305   14.95 to 14.88     4,543  1.90 to 1.15     4.54      19.62 to 19.02
Blue Chip Growth Series I                       2009   1,322   21.09 to 9.63     22,583  1.75 to 1.40     0.15      40.91 to 40.42
                                                2008   1,661   14.97 to 6.86     19,671  1.75 to 1.40     0.31    (43.34) to (43.54)
                                                2007   1,903   26.42 to 12.14    40,711  1.75 to 1.40     0.71      11.17 to 10.78
                                                2006   2,288   24.22 to 10.96    45,399  1.75 to 1.40     0.21       8.07 to 7.69
                                                2005   2,774   22.46 to 10.18    51,140  1.75 to 1.40     0.42       4.13 to 3.77
Blue Chip Growth Series II                      2009   1,287   13.28 to 11.73    17,230  1.90 to 1.15     0.09      40.93 to 39.88
                                                2008   1,373    9.50 to 8.32     13,138  1.90 to 1.15     0.14    (43.29) to (43.71)
                                                2007   1,218   16.87 to 14.68    20,648  1.90 to 1.15     0.38      12.67 to 11.22
                                                2006   1,374   15.64 to 13.17    21,093  1.85 to 1.15     0.03       7.80 to 5.20
                                                2005   1,489   14.51 to 13.41    21,253  1.85 to 1.40     0.00       3.90 to 2.29
Capital Appreciation Series I                   2009     791    8.98 to 8.7       7,034  1.75 to 1.40     0.25      40.31 to 39.82
                                                2008     966    6.40 to 6.22      6,119  1.75 to 1.40     0.43    (38.10) to (38.32)
                                                2007   1,202   10.34 to 10.09    12,303  1.75 to 1.40     0.27      10.05 to 9.66
                                                2006   1,426    9.40 to 9.20     13,949  1.75 to 1.40     0.00       0.84 to 0.49
                                                2005     216    9.32 to 9.15      1,999  1.75 to 1.40     0.00      12.41 to 12.02
Capital Appreciation Series II                  2009     601   13.56 to 12.1      8,267  1.90 to 1.15     0.05      40.42 to 39.37
                                                2008     642    9.73 to 8.62      6,326  1.90 to 1.15     0.22    (38.08) to (38.54)
                                                2007     746   15.83 to 13.92    11,902  1.90 to 1.15     0.08      10.85 to 10.08
                                                2006     868   14.83 to 12.61    12,654  1.85 to 1.15     0.00       1.15 to 0.20
                                                2005     223   14.74 to 13.37     3,233  1.85 to 1.40     0.00      12.12 to 6.15
Capital Appreciation Value Series II            2009   1,848   11.65 to 11.52    21,392  1.90 to 1.15     2.11      28.35 to 27.39
                                                2008     908    9.08 to 9.04      8,220  1.90 to 1.15     1.55    (27.36) to (27.65)
CGTC Overseas Equity Series II                  2009      31   14.51 to 14.21       444  1.85 to 1.40     1.87      28.63 to 28.05
                                                2008      26   11.28 to 11.09       294  1.85 to 1.40     1.53    (43.00) to (43.26)
                                                2007      36   19.79 to 19.55       715  1.85 to 1.40     1.88      10.64 to 10.14
                                                2006      46   17.89 to 17.75       820  1.85 to 1.40     0.40      17.98 to 17.45
                                                2005      11   15.16 to 15.11       170  1.85 to 1.40     0.00      21.28 to 15.28
Core Allocation Plus Series II                  2009     776   10.84 to 10.71     8,364  1.90 to 1.15     1.62      23.67 to 22.74
                                                2008     326    8.76 to 8.73      2,847  1.90 to 1.15     1.01    (29.91) to (30.19)
Core Allocation Series I                        2009       3   14.79 to 14.71        45  1.55 to 0.80     8.43      18.30 to 17.71
Core Allocation Series II                       2009     174   15.06 to 14.99     2,613  1.90 to 1.15     6.98      20.5 to 19.89
Core Balanced Series I                          2009       7   14.75 to 14.68       110  1.55 to 0.80     3.52      18.04 to 17.46
Core Balanced Series II                         2009     317   15.05 to 14.98     4,769  1.90 to 1.15     3.10      20.43 to 19.83
Core Balanced Strategy Series NAV               2009       2   13.67 to 13.67        25  1.60 to 1.60     6.55       9.37 to 9.37
Core Disciplined Diversification Series II      2009     311   15.42 to 15.34     4,788  1.90 to 1.15     4.82      23.37 to 22.75
Core Fundamental Holdings Series II             2009     501   14.73 to 14.66     7,363  1.90 to 1.15     2.72      17.86 to 17.27
Core Fundamental Holdings Series III            2009       0   14.48 to 14.41         3  1.55 to 0.80     8.68      15.85 to 15.28
Core Global Diversification Series II           2009     880   15.23 to 15.15    13,364  1.90 to 1.15     3.12      21.83 to 21.22
Core Global Diversification Series III          2009       0   14.94 to 14.86         3  1.55 to 0.80     8.00      19.48 to 18.90
Core Strategy Series II                         2009   4,217   12.19 to 12.12    51,522  1.90 to 1.15     1.89      20.26 to 19.36
                                                2008   3,461   10.15 to 10.13    35,248  1.90 to 1.15     1.22    (27.32) to (27.86)
                                                2007   2,939   14.07 to 13.94    41,358  1.90 to 1.15     4.15       5.33 to 5.12
                                                2006     967   13.52 to 13.21    13,001  1.85 to 1.15     2.84       8.17 to 5.51
Core Strategy Series NAV                        2009      30   14.27 to 14.27       424  1.20 to 1.20     3.01      14.20 to 10.40
Disciplined Diversification Series II           2009     719   11.48 to 11.35     8,210  1.90 to 1.15     2.26      25.51 to 24.57
                                                2008     406    9.15 to 9.11      3,706  1.90 to 1.15     1.89    (26.83) to (27.13)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
DWS Equity 500 Index                            2009     223  $17.68 to $17.11 $  3,883 1.85% to 1.40%    2.48%    24.04% to 23.49%
                                                2008     229   14.25 to 13.86     3,223  1.85 to 1.40     2.01    (38.24) to (38.51)
                                                2007     308   23.08 to 22.54     7,045  1.85 to 1.40     1.19       3.38 to 2.92
                                                2006     372   22.32 to 21.90     8,245  1.85 to 1.40     0.89      13.61 to 13.10
                                                2005     476   19.65 to 19.36     9,288  1.85 to 1.40     0.00          0 to 0
Emerging Small Company Series I                 2009       0   14.80 to 6.75          0  1.75 to 1.40     0.00      26.08 to 25.70
                                                2008     229   11.74 to 5.37      2,065  1.75 to 1.40     0.00    (44.07) to (44.27)
                                                2007     273   20.99 to 9.64      4,464  1.75 to 1.40     0.00       6.54 to 6.16
                                                2006     379   19.70 to 9.08      5,866  1.75 to 1.40     0.00       0.99 to 0.63
                                                2005     441   19.51 to 9.03      6,901  1.75 to 1.40     0.00       3.59 to 3.23
Emerging Small Company Series II                2009       0   11.23 to 10.86         0  1.85 to 1.40     0.00      25.87 to 25.38
                                                2008     251    8.92 to 8.66      2,201  1.85 to 1.40     0.00    (44.19) to (44.44)
                                                2007     285   15.99 to 15.59     4,486  1.85 to 1.40     0.00       6.33 to 5.85
                                                2006     335   15.04 to 14.11     4,967  1.85 to 1.40     0.00       0.76 to 0.31
                                                2005     362   14.92 to 14.04     5,343  1.85 to 1.40     0.00      3.40 to (0.21)
Equity-Income Series I                          2009   1,177   28.79 to 15.88    29,467  1.75 to 1.40     2.12      23.97 to 23.54
                                                2008   1,451   23.22 to 12.85    28,858  1.75 to 1.40     2.28    (36.86) to (37.08)
                                                2007   1,807   36.77 to 20.43    56,669  1.75 to 1.40     2.82       1.90 to 1.54
                                                2006   2,087   36.09 to 20.12    65,058  1.75 to 1.40     1.53      17.37 to 16.96
                                                2005   2,415   30.74 to 17.20    64,504  1.75 to 1.40     1.30       2.48 to 2.12
Equity-Income Series II                         2009   1,793   13.32 to 11.00    24,196  1.90 to 1.15     1.96      24.11 to 23.18
                                                2008   1,833   10.81 to 8.86     20,119  1.90 to 1.15     2.14    (36.89) to (37.37)
                                                2007   2,077   17.26 to 14.04    36,349  1.90 to 1.15     2.51       2.49 to 1.97
                                                2006   2,177   17.74 to 13.74    37,727  1.85 to 1.15     1.36      17.12 to 9.77
                                                2005   2,271   15.18 to 14.66    33,757  1.85 to 1.40     0.88       2.28 to 0.18
Financial Services Series I                     2009      75   12.29 to 11.93       912  1.75 to 1.40     0.74      39.44 to 38.95
                                                2008      73    8.82 to 8.58        631  1.75 to 1.40     0.76    (45.43) to (45.62)
                                                2007     117   16.16 to 15.78     1,856  1.75 to 1.40     1.14     (8.12) to (8.44)
                                                2006     199   17.58 to 17.24     3,472  1.75 to 1.40     0.34      21.41 to 20.99
                                                2005     163   14.48 to 14.25     2,332  1.75 to 1.40     0.41       8.25 to 7.88
Financial Services Series II                    2009     349   12.82 to 10.1      4,423  1.90 to 1.15     0.56      39.37 to 38.33
                                                2008     294    9.26 to 7.25      2,733  1.90 to 1.15     0.63    (45.39) to (45.80)
                                                2007     295   17.09 to 13.27     5,040  1.90 to 1.15     0.90     (4.45) to (8.00)
                                                2006     309   19.16 to 14.39     5,828  1.85 to 1.15     0.20      21.07 to 14.95
                                                2005     273   15.85 to 15.57     4,303  1.85 to 1.40     0.21       8.11 to 7.17
Founding Allocation Series II                   2009   9,836    9.92 to 9.72     96,556  1.90 to 1.15     3.91      29.62 to 28.66
                                                2008  10,027    7.65 to 7.56     76,269  1.90 to 1.15     3.04    (36.29) to (36.77)
                                                2007   5,985   12.01 to 11.95    71,857  1.90 to 1.15     1.09     (3.90) to (4.38)
Fundamental Value Series I                      2009   2,371   12.71 to 10.7     30,866  1.75 to 0.80     0.91      29.49 to 24.99
                                                2008   2,965   10.08 to 9.82     29,695  1.75 to 1.40     3.25    (40.17) to (40.38)
                                                2007     492   16.85 to 16.46     8,158  1.75 to 1.40     1.58       2.59 to 2.23
                                                2006     560   16.43 to 16.10     9,076  1.75 to 1.40     0.83      12.93 to 12.53
                                                2005     664   14.55 to 14.31     9,548  1.75 to 1.40     0.46       7.33 to 6.96
Fundamental Value Series II                     2009   2,813   13.69 to 10.9     38,515  1.90 to 1.15     0.73      30.08 to 29.11
                                                2008   2,935   10.60 to 8.38     30,995  1.90 to 1.15     0.68    (40.15) to (40.60)
                                                2007   2,595   17.85 to 14.00    45,930  1.90 to 1.15     1.18       4.11 to 2.68
                                                2006   2,101   17.92 to 13.60    36,932  1.85 to 1.15     0.59      12.66 to 8.68
                                                2005   1,514   15.91 to 15.65    23,935  1.85 to 1.40     0.21       7.19 to 4.28
Global Allocation Series I                      2009       0   10.74 to 10.59         0  1.75 to 1.40     0.01      26.99 to 26.60
                                                2008     133    8.46 to 8.36      1,115  1.75 to 1.40     4.86    (35.21) to (35.44)
                                                2007     168   13.06 to 12.95     2,187  1.75 to 1.40     6.09       3.66 to 3.30
                                                2006     210   12.60 to 12.39     2,641  1.75 to 1.40     1.08      11.93 to 11.54
                                                2005     250   11.25 to 11.10     2,807  1.75 to 1.40     1.00       4.73 to 4.37
Global Allocation Series II                     2009       0   13.39 to 11.37         0  1.90 to 1.15     0.00      26.98 to 26.15
                                                2008   1,139   10.62 to 8.95     11,734  1.90 to 1.15     4.80    (35.15) to (35.63)
                                                2007   1,249   16.49 to 13.80    19,965  1.90 to 1.15     6.28       3.66 to 3.63
                                                2006   1,090   16.41 to 13.29    17,185  1.85 to 1.15     0.73      11.71 to 6.14
                                                2005     538   14.69 to 13.74     7,720  1.85 to 1.40     0.68       4.47 to 3.14
Global Bond Series I                            2009     155   20.08 to 13.06     4,111  1.75 to 0.80    12.54      17.11 to 13.39
                                                2008     206   27.85 to 17.71     4,729  1.75 to 1.40     0.63     (5.81) to (6.14)
                                                2007     217   29.57 to 18.87     5,364  1.75 to 1.40     7.20       8.10 to 7.72
                                                2006     252   27.35 to 17.51     5,851  1.75 to 1.40     0.00       3.81 to 3.45
                                                2005     280   26.35 to 16.93     6,328  1.75 to 1.40     4.76     (7.84) to (8.16)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Global Bond Series II                           2009   1,016  $18.65 to $14.71 $ 18,682 1.90% to 1.15%   11.87%    13.82% to 12.97%
                                                2008   1,046   16.51 to 12.92    17,079  1.90 to 1.15     0.58     (5.75) to (6.46)
                                                2007   1,202   17.65 to 13.71    20,931  1.90 to 1.15     6.99       8.09 to 6.56
                                                2006   1,045   17.40 to 12.66    17,310  1.85 to 1.15     0.00       3.61 to 1.12
                                                2005     632   16.83 to 15.99    10,257  1.85 to 1.40     3.99     (3.01) to (8.27)
Global Trust Series I                           2009     408   12.32 to 11.09     9,789  1.75 to 0.8      1.61      29.09 to 27.06
                                                2008     486   19.74 to 9.55      8,860  1.75 to 1.40     1.86    (40.39) to (40.60)
                                                2007     585   33.11 to 16.07    17,812  1.75 to 1.40     2.27     (0.08) to (0.43)
                                                2006     722   33.14 to 16.14    22,073  1.75 to 1.40     1.34      18.65 to 18.24
                                                2005     835   27.93 to 13.65    21,550  1.75 to 1.40     1.33       9.19 to 8.81
Global Trust Series II                          2009     352   14.50 to 14.01     5,046  1.85 to 1.40     1.44      29.28 to 28.70
                                                2008     386   11.22 to 10.89     4,288  1.85 to 1.40     1.68    (40.48) to (40.75)
                                                2007     432   18.85 to 18.37     8,056  1.85 to 1.40     1.25     (0.77) to (4.80)
                                                2006     252   18.91 to 18.43     4,726  1.85 to 1.40     1.11      18.43 to 17.90
                                                2005     242   15.96 to 15.60     3,839  1.85 to 1.40     1.10       8.97 to 4.62
Health Sciences Series I                        2009     134   18.19 to 17.64     2,396  1.75 to 1.40     0.00      29.98 to 29.53
                                                2008     141   13.99 to 13.62     1,940  1.75 to 1.40     0.00    (30.88) to (31.12)
                                                2007     207   20.25 to 19.78     4,139  1.75 to 1.40     0.00      16.03 to 15.62
                                                2006     233   17.45 to 17.11     4,022  1.75 to 1.40     0.00       6.87 to 6.50
                                                2005     244   16.33 to 16.06     3,937  1.75 to 1.40     0.00      11.08 to 10.69
Health Sciences Series II                       2009     345   19.07 to 13.98     6,464  1.90 to 1.15     0.00      30.05 to 29.08
                                                2008     394   14.77 to 10.75     5,751  1.90 to 1.15     0.00    (30.86) to (31.38)
                                                2007     423   21.53 to 15.55     9,050  1.90 to 1.15     0.00      16.09 to 15.60
                                                2006     452   19.12 to 13.36     8,397  1.85 to 1.15     0.00       7.16 to 6.19
                                                2005     444   17.93 to 15.95     7,782  1.85 to 1.40     0.00      10.87 to 8.29
High Income Series II                           2009     115   11.60 to 11.37     1,324  1.90 to 1.15    22.43      79.2 to 77.86
                                                2008       9    6.44 to 6.36         57  1.90 to 1.15     9.67    (44.23) to (44.65)
                                                2007      18   11.56 to 11.50       212  1.90 to 1.15    10.05     (7.56) to (8.02)
High Yield Series I                             2009     237   18.28 to 15.16     3,896  1.75 to 1.40    10.85      52.37 to 51.84
                                                2008     322   12.00 to 9.99      3,433  1.75 to 1.40     7.94    (30.50) to (30.75)
                                                2007     405   17.27 to 14.42     6,307  1.75 to 1.40    12.10      0.22 to (0.14)
                                                2006     576   17.23 to 14.44     8,974  1.75 to 1.40     6.86       8.84 to 8.46
                                                2005     696   15.83 to 13.31    10,061  1.75 to 1.40     4.80       2.26 to 1.90
High Yield Series II                            2009     508   17.69 to 14.1      8,953  1.90 to 1.15    11.26      52.59 to 51.46
                                                2008     513   11.68 to 9.24      5,991  1.90 to 1.15     8.22    (30.51) to (31.03)
                                                2007     542   16.93 to 13.30     9,166  1.90 to 1.15    12.03      0.20 to (1.97)
                                                2006     694   17.42 to 13.24    11,893  1.85 to 1.15     6.91       8.71 to 5.80
                                                2005     759   16.03 to 15.43    11,992  1.85 to 1.40     3.56        2.12 to 0
Income & Value Series I                         2009       0   18.93 to 10.16         0  1.75 to 1.40     0.31     (1.37) to (1.49)
                                                2008     565   19.20 to 10.31     8,991  1.75 to 1.40     2.92    (31.10) to (31.34)
                                                2007     691   27.87 to 15.02    16,026  1.75 to 1.40     3.93     (0.30) to (0.65)
                                                2006     832   27.95 to 15.12    19,390  1.75 to 1.40     2.08       7.16 to 6.78
                                                2005     977   26.08 to 14.16    21,592  1.75 to 1.40     1.71       3.76 to 3.40
Income & Value Series II                        2009       0   10.33 to 8.82          0  1.90 to 1.15     0.28     (1.36) to (1.61)
                                                2008     490   10.49 to 8.94      5,209  1.90 to 1.15     2.79    (31.03) to (31.55)
                                                2007     594   15.33 to 12.97     9,199  1.90 to 1.15     3.59      0.24 to (0.25)
                                                2006     695   15.85 to 12.97    10,855  1.85 to 1.15     1.81       6.92 to 3.62
                                                2005     739   14.82 to 14.18    10,815  1.85 to 1.40     1.48       3.53 to 1.56
International Core Series I                     2009     180   10.39 to 10.34     2,336  1.75 to 0.80     2.45      24.01 to 16.58
                                                2008     215   12.35 to 8.91      2,367  1.75 to 1.40     5.00    (39.48) to (39.69)
                                                2007     256   20.40 to 14.78     4,709  1.75 to 1.40     2.13       9.86 to 9.48
                                                2006     308   18.57 to 13.50     5,223  1.75 to 1.40     0.60      23.04 to 22.61
                                                2005     327   15.09 to 11.01     4,486  1.75 to 1.40     0.76      14.34 to 13.94
International Core Series II                    2009     126   14.78 to 10.4      1,878  1.90 to 1.15     2.21      17.17 to 16.29
                                                2008     124   12.71 to 8.88      1,590  1.90 to 1.15     4.53    (39.48) to (39.93)
                                                2007     146   21.16 to 14.67     3,122  1.90 to 1.15     1.79       9.86 to 9.32
                                                2006     159   20.21 to 13.32     3,123  1.85 to 1.15     0.42      22.89 to 6.43
                                                2005      98   16.48 to 15.90     1,581  1.85 to 1.40     0.00      14.10 to 11.19

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
International Equity Index A Trust Series I     2009      51  $17.66 to $17.31 $    895 1.75% to 1.40%   12.53%    35.94% to 35.46%
                                                2008      64   12.99 to 12.78       816  1.75 to 1.40     1.94    (45.32) to (45.51)
                                                2007      82   23.76 to 23.45     1,939  1.75 to 1.40     3.68      13.81 to 13.41
                                                2006      82   20.87 to 20.68     1,708  1.75 to 1.40     0.81      23.75 to 23.31
                                                2005      65   16.87 to 16.77     1,087  1.75 to 1.40     0.94      15.00 to 14.60
International Equity Index A Trust Series II    2009     146   17.45 to 17.01     2,514  1.85 to 1.40    12.09      35.57 to 34.96
                                                2008     178   12.87 to 12.60     2,266  1.85 to 1.40     1.89    (45.42) to (45.67)
                                                2007     188   23.58 to 23.19     4,401  1.85 to 1.40     3.48      13.55 to 13.04
                                                2006     199   20.76 to 20.52     4,102  1.85 to 1.40     0.61      23.52 to 22.97
                                                2005     184   16.81 to 16.68     3,077  1.85 to 1.40     0.71      14.78 to 11.46
International Equity Index B Series NAV         2009     278    9.89 to 9.78      2,734  1.85 to 1.40     3.78      36.87 to 36.26
                                                2008     308    7.23 to 7.17      2,216  1.85 to 1.40     2.59    (45.16) to (45.41)
                                                2007     357   13.18 to 13.14     4,705  1.85 to 1.40     1.99       5.44 to 5.13
International Small Cap Series I                2009       0   10.60 to 10.38         0  1.75 to 0.80     2.15      55.12 to 44.30
                                                2008     255   13.20 to 6.83      2,774  1.75 to 1.40     2.54    (53.64) to (53.80)
                                                2007     302   28.48 to 14.79     7,175  1.75 to 1.40     2.69       8.59 to 8.21
                                                2006     360   26.22 to 13.67     8,037  1.75 to 1.40     1.17      25.96 to 25.52
                                                2005     357   20.82 to 10.89     6,725  1.75 to 1.40     0.88       8.58 to 8.20
International Small Cap Series II               2009       0   18.39 to 10.68         0  1.90 to 1.15     1.99      55.82 to 54.81
                                                2008     263   11.88 to 6.85      3,017  1.90 to 1.15     2.26    (53.65) to (54.00)
                                                2007     317   25.82 to 14.79     7,891  1.90 to 1.15     2.44       8.63 to 6.00
                                                2006     290   25.04 to 13.58     6,936  1.85 to 1.15     0.95      25.78 to 8.50
                                                2005     255   19.96 to 19.17     4,950  1.85 to 1.40     0.23       8.35 to 3.91
International Small Company Series I            2009     270   12.27 to 12.26     3,316  1.75 to 0.80     0.78     (1.80) to (1.93)
International Small Company Series II           2009     441   12.27 to 12.26     5,404  1.90 to 1.15     0.77     (1.85) to (1.95)
International Value Series I                    2009     525   16.12 to 11.00     8,641  1.75 to 0.80     2.11      33.42 to 29.88
                                                2008     654   12.42 to 12.09     8,050  1.75 to 1.40     3.26    (43.47) to (43.67)
                                                2007     815   21.97 to 21.45    17,773  1.75 to 1.40     4.21       8.00 to 7.62
                                                2006     988   20.35 to 19.93    19,990  1.75 to 1.40     1.86      27.79 to 27.35
                                                2005   1,098   15.92 to 15.65    17,391  1.75 to 1.40     0.49       9.01 to 8.63
International Value Series II                   2009     875   18.12 to 11.58    16,005  1.90 to 1.15     1.97      34.04 to 33.04
                                                2008     982   13.62 to 8.64     13,483  1.90 to 1.15     3.12    (43.47) to (43.89)
                                                2007   1,141   24.28 to 15.28    27,912  1.90 to 1.15     3.64      10.80 to 8.10
                                                2006   1,023   24.17 to 14.10    23,440  1.85 to 1.15     1.67      27.48 to 12.65
                                                2005   1,029   19.01 to 17.87    18,690  1.85 to 1.40     0.60       8.78 to 5.30
Investment Quality Bond Series I                2009     295   18.41 to 13.45     7,038  1.75 to 0.8      4.75      10.52 to 10.50
                                                2008     355   26.96 to 16.66     7,499  1.75 to 1.40     6.14     (3.04) to (3.38)
                                                2007     456   27.80 to 17.24     9,925  1.75 to 1.40     8.82       4.72 to 4.35
                                                2006     545   26.55 to 16.52    11,394  1.75 to 1.40     6.35       2.13 to 1.78
                                                2005     659   25.99 to 16.23    13,684  1.75 to 1.40     5.85       0.84 to 0.49
Investment Quality Bond Series II               2009   1,667   16.09 to 14.68    27,172  1.90 to 1.15     5.17      10.92 to 10.09
                                                2008   1,422   14.62 to 13.23    20,940  1.90 to 1.15     5.94     (2.95) to (3.67)
                                                2007   1,980   15.17 to 13.63    30,162  1.90 to 1.15     8.71       4.70 to 2.41
                                                2006   1,826   14.94 to 12.99    26,873  1.85 to 1.15     5.47       4.16 to 1.47
                                                2005   1,168   14.66 to 14.42    17,007  1.85 to 1.40     3.82      0.61 to (0.28)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Large Cap Value Series I                        2009      65  $17.43 to $17.02 $  1,122 1.75% to 1.40%    1.55%     9.10% to 8.72%
                                                2008      84   15.97 to 15.66     1,318  1.75 to 1.40     1.47    (36.80) to (37.03)
                                                2007     101   25.27 to 24.86     2,535  1.75 to 1.40     0.94       2.92 to 2.56
                                                2006     123   24.56 to 24.24     2,993  1.75 to 1.40     0.00       1.48 to 1.45
Large Cap Value Series II                       2009     263   17.32 to 16.8      4,509  1.85 to 1.40     1.38       8.82 to 8.34
                                                2008     287   15.91 to 15.51     4,533  1.85 to 1.40     1.34    (36.91) to (37.20)
                                                2007     297   25.22 to 24.70     7,440  1.85 to 1.40     0.62       2.73 to 2.26
                                                2006     356   24.55 to 24.15     8,694  1.85 to 1.40     0.26      14.15 to 13.64
                                                2005     232   21.51 to 21.25     4,959  1.85 to 1.40     0.00      13.66 to 3.74
Lifestyle Aggressive Series I                   2009     221   15.41 to 11.86     3,044  1.75 to 1.40     1.01      33.75 to 33.28
                                                2008     250   11.52 to 8.90      2,573  1.75 to 1.40     1.72    (42.80) to (43.00)
                                                2007     277   20.14 to 15.61     4,983  1.75 to 1.40     9.33       7.03 to 6.66
                                                2006     320   18.82 to 14.63     5,390  1.75 to 1.40     7.66      13.86 to 13.46
                                                2005     378   16.53 to 12.90     5,514  1.75 to 1.40     1.92       9.10 to 8.72
Lifestyle Aggressive Series II                  2009   2,338   14.81 to 10.72    34,902  1.90 to 1.15     0.86      33.91 to 32.91
                                                2008   2,297   11.14 to 8.01     25,699  1.90 to 1.15     1.60    (42.81) to (43.24)
                                                2007   2,375   19.63 to 14.00    46,731  1.90 to 1.15     9.28       7.57 to 7.16
                                                2006   3,106   18.89 to 13.01    58,044  1.85 to 1.15     7.68      13.59 to 4.07
                                                2005   3,243   16.63 to 16.36    53,631  1.85 to 1.40     1.84       8.94 to 4.45
Lifestyle Balanced Series I                     2009   1,754   14.67 to 11.74    30,229  1.75 to 0.80     4.45      28.48 to 22.49
                                                2008   1,855   15.63 to 11.42    24,806  1.75 to 1.40     2.84    (32.26) to (32.49)
                                                2007   2,442   23.06 to 16.92    47,729  1.75 to 1.40     7.57       4.98 to 4.61
                                                2006   2,969   21.97 to 16.17    56,071  1.75 to 1.40     5.48      11.17 to 10.78
                                                2005   3,308   19.76 to 14.60    56,410  1.75 to 1.40     3.96       5.40 to 5.03
Lifestyle Balanced Series II                    2009  57,548   15.91 to 12.19   846,400  1.90 to 1.15     4.39      28.99 to 28.02
                                                2008  52,147   12.43 to 9.45    607,184  1.90 to 1.15     3.26    (32.23) to (32.74)
                                                2007  47,212   18.48 to 13.95   828,590  1.90 to 1.15     7.40       5.04 to 4.60
                                                2006  36,439   18.14 to 13.22   636,831  1.85 to 1.15     4.89      10.95 to 5.74
                                                2005  24,002   16.35 to 15.98   388,167  1.85 to 1.40     3.17       5.32 to 2.07
Lifestyle Conservative Series I                 2009     617   16.95 to 12.77    11,622  1.75 to 0.80     5.00      19.60 to 16.28
                                                2008     751   18.51 to 14.17    11,787  1.75 to 1.40     4.02    (16.74) to (17.04)
                                                2007     810   22.23 to 17.08    15,463  1.75 to 1.40     8.00       3.91 to 3.54
                                                2006     856   21.39 to 16.50    15,451  1.75 to 1.40     4.62       6.93 to 6.56
                                                2005     906   20.01 to 15.48    15,367  1.75 to 1.40     4.82       1.46 to 1.10
Lifestyle Conservative Series II                2009  12,692   15.80 to 13.72   195,831  1.90 to 1.15     5.84      20.05 to 19.15
                                                2008   9,579   13.26 to 11.43   125,592  1.90 to 1.15     5.28    (16.64) to (17.27)
                                                2007   5,317   16.03 to 13.71    84,601  1.90 to 1.15     8.10       3.96 to 2.30
                                                2006   4,437   15.90 to 13.12    69,236  1.85 to 1.15     4.41       6.63 to 4.99
                                                2005   3,608   14.91 to 14.67    53,306  1.85 to 1.40     4.29       1.38 to 0.19
Lifestyle Growth Series I                       2009   1,148   13.15 to 11.28    17,935  1.75 to 0.80     3.15      30.98 to 24.30
                                                2008   1,376   13.80 to 10.04    16,384  1.75 to 1.40     2.33    (37.49) to (37.71)
                                                2007   1,701   22.08 to 16.12    32,488  1.75 to 1.40     7.74       6.02 to 5.65
                                                2006   1,922   20.82 to 15.25    34,748  1.75 to 1.40     6.04      11.93 to 11.54
                                                2005   1,986   18.61 to 13.68    32,112  1.75 to 1.40     2.86       7.16 to 6.78
Lifestyle Growth Series II                      2009  64,057   15.36 to 11.47   904,376  1.90 to 1.15     3.25      31.43 to 30.44
                                                2008  60,322   11.77 to 8.73    659,686  1.90 to 1.15     2.50    (37.39) to (37.87)
                                                2007  55,721   18.95 to 13.94   992,822  1.90 to 1.15     7.32       6.03 to 5.96
                                                2006  39,974   18.43 to 13.09   706,919  1.85 to 1.15     5.22      11.71 to 4.69
                                                2005  22,032   16.49 to 16.14   359,838  1.85 to 1.40     2.29       7.01 to 3.18

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Lifestyle Moderate Series I                     2009     784  $15.58 to $12.32 $ 13,890 1.75% to 0.80%    4.58%    25.05% to 20.36%
                                                2008     955   16.90 to 12.46    13,419  1.75 to 1.40     3.29    (25.29) to (25.55)
                                                2007   1,329   22.62 to 16.73    24,871  1.75 to 1.40     7.57       3.82 to 3.46
                                                2006   1,517   21.79 to 16.17    27,295  1.75 to 1.40     4.68       8.88 to 8.51
                                                2005   1,618   20.01 to 14.90    26,757  1.75 to 1.40     4.20       2.71 to 2.35
Lifestyle Moderate Series II                    2009  19,158   15.71 to 12.87   284,910  1.90 to 1.15     4.85      25.41 to 24.48
                                                2008  16,671   12.62 to 10.27   201,465  1.90 to 1.15     4.25    (25.23) to (25.79)
                                                2007  13,562   17.01 to 13.73   224,500  1.90 to 1.15     7.54       3.88 to 2.82
                                                2006  10,417   16.89 to 13.15   171,943  1.85 to 1.15     4.21       8.65 to 5.24
                                                2005   7,557   15.54 to 15.29   116,397  1.85 to 1.40     3.53       2.56 to 1.04
LMFC Core Equity Series II                      2009       0    6.17 to 5.54          0  1.90 to 1.15     1.65      -1.03 to -1.28
                                                2008     486    6.25 to 5.59      3,081  1.90 to 1.15    12.89    (55.11) to (55.45)
                                                2007     400   14.02 to 12.46     5,664  1.90 to 1.15     0.00     (5.72) to (7.14)
                                                2006     425   15.42 to 13.39     6,530  1.85 to 1.15     0.00       7.37 to 4.53
                                                2005     360   14.68 to 14.58     5,273  1.85 to 1.40     0.00       4.30 to 2.92
Marisco International Opportunities Series II   2009     265   14.26 to 10.46     3,655  1.90 to 1.15     0.88      35.70 to 34.68
                                                2008     227   10.59 to 7.71      2,323  1.90 to 1.15     0.94    (51.23) to (51.60)
                                                2007     256   21.88 to 15.80     5,511  1.90 to 1.15     1.39      21.50 to 18.39
                                                2006     166   18.78 to 13.31     3,092  1.85 to 1.15     0.27      22.18 to 6.37
                                                2005      39   15.37 to 15.32       601  1.85 to 1.40     0.00      22.94 to 17.57
Mid Cap Index Series I                          2009      95   16.86 to 13.02     1,630  1.75 to 0.80     1.06      34.39 to 4.16
                                                2008     105   12.95 to 12.55     1,341  1.75 to 1.40     0.85    (37.30) to (37.52)
                                                2007     128   20.66 to 20.08     2,618  1.75 to 1.40     1.30       6.01 to 5.64
                                                2006     134   19.49 to 19.01     2,584  1.75 to 1.40     0.62       8.19 to 7.82
                                                2005     126   18.01 to 17.63     2,256  1.75 to 1.40     0.50      10.47 to 10.08
Mid Cap Index Series II                         2009     678   15.43 to 11.41    10,562  1.90 to 1.15     0.85      34.82 to 33.81
                                                2008     713   11.53 to 8.46      8,363  1.90 to 1.15     0.70    (37.25) to (37.72)
                                                2007     678   18.51 to 13.48    12,705  1.90 to 1.15     0.85       6.10 to 3.01
                                                2006     574   18.59 to 12.70    10,240  1.85 to 1.15     0.44      7.93 to (0.70)
                                                2005     431   17.27 to 16.40     7,185  1.85 to 1.40     0.33      10.24 to 1.77
Mid Cap Intersection Series II                  2009       0    8.32 to 8.16          0  1.90 to 1.15     0.41      26.15 to 25.33
                                                2008      35    6.59 to 6.51        228  1.90 to 1.15     0.00    (42.83) to (43.26)
                                                2007       5   11.53 to 11.47        58  1.90 to 1.15     0.00     (7.75) to (8.21)
Mid Cap Stock Series I                          2009     699   14.46 to 10.14    10,087  1.75 to 0.80     0.00      29.07 to 26.89
                                                2008     913   11.20 to 11.16    10,197  1.75 to 1.40     0.00    (44.55) to (44.75)
                                                2007     933   20.27 to 20.12    18,819  1.75 to 1.40     0.00      21.85 to 21.42
                                                2006   1,178   16.70 to 16.20    19,508  1.75 to 1.40     0.00      11.97 to 11.58
                                                2005   1,312   14.96 to 14.50    19,434  1.75 to 1.40     0.00      12.98 to 12.59
Mid Cap Stock Series II                         2009     928   17.51 to 11.23    16,195  1.90 to 1.15     0.00      29.55 to 28.58
                                                2008     988   13.62 to 8.67     13,396  1.90 to 1.15     0.00    (44.51) to (44.93)
                                                2007     978   24.73 to 15.63    24,028  1.90 to 1.15     0.00      22.51 to 21.93
                                                2006   1,016   20.92 to 12.79    20,875  1.85 to 1.15     0.00      11.73 to 2.16
                                                2005   1,037   18.72 to 17.62    19,220  1.85 to 1.40     0.00      12.84 to 8.02
Mid Cap Value Series I                          2009       0   12.93 to 12.57         0  1.75 to 1.40     1.35       5.34 to 5.22
                                                2008     297   12.27 to 11.95     3,593  1.75 to 1.40     1.69    (39.89) to (40.10)
                                                2007     397   20.42 to 19.94     8,001  1.75 to 1.40     1.09     (0.71) to (1.06)
                                                2006     513   20.56 to 20.16    10,450  1.75 to 1.40     0.72      10.71 to 10.33
                                                2005     664   18.57 to 18.27    12,224  1.75 to 1.40     0.45       6.51 to 6.13
Mid Cap Value Series II                         2009       0   12.06 to 11.68         0  1.85 to 1.40     1.30       5.30 to 5.14
                                                2008     899   11.45 to 11.11    10,224  1.85 to 1.40     1.57    (40.02) to (40.29)
                                                2007   1,036   19.09 to 18.61    19,694  1.85 to 1.40     0.73     (0.90) to (1.35)
                                                2006   1,255   20.07 to 18.86    24,092  1.85 to 1.40     0.52      10.48 to 9.98
                                                2005   1,404   18.21 to 17.15    24,444  1.85 to 1.40     0.25      6.27 to (0.03)
Money Market Series I                           2009     909   13.20 to 12.51    14,419  1.75 to 0.80     0.22     (0.45) to (1.54)
                                                2008   1,532   18.43 to 13.41    24,158  1.75 to 1.40     1.75      0.34 to (0.01)
                                                2007   1,469   18.37 to 13.41    23,080  1.75 to 1.40     4.47       3.10 to 2.74
                                                2006   1,593   17.82 to 13.05    24,875  1.75 to 1.40     4.35       2.99 to 2.63
                                                2005   1,956   17.30 to 12.71    29,884  1.75 to 1.40     2.61       1.24 to 0.89

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Money Market Series II                          2009   6,839  $13.09 to $12.44 $ 87,119 1.90% to 1.15%    0.08%   (1.07)% to (1.81)%
                                                2008   9,306   13.23 to 12.67   120,124  1.90 to 1.15     1.43      0.40 to (0.36)
                                                2007   4,050   13.17 to 12.71    52,315  1.90 to 1.15     4.17       3.15 to 1.95
                                                2006   2,653   12.77 to 12.45    33,361  1.85 to 1.15     4.20       2.79 to 1.81
                                                2005   1,716   12.37 to 12.16    21,020  1.85 to 1.40     2.42       1.04 to 0.47
Money Market Trust B Series NAV                 2009     418   12.74 to 12.59     5,299  1.85 to 1.40     0.52     (0.92) to (1.37)
                                                2008     670   12.86 to 12.76     8,577  1.85 to 1.40     2.03       0.69 to 0.24
                                                2007     422   12.77 to 12.73     5,378  1.85 to 1.40     3.05       2.14 to 1.84
Mutual Shares Series I                          2009       9   10.59 to 10.44        98  1.55 to 0.80     0.00      22.32 to 21.71
Natural Resources Series II                     2009     475   37.83 to 12.85    15,108  1.90 to 1.15     0.68      57.08 to 55.90
                                                2008     403   24.27 to 8.18      8,609  1.90 to 1.15     0.29    (52.27) to (52.63)
                                                2007     464   51.23 to 17.13    21,904  1.90 to 1.15     0.81      41.55 to 38.82
                                                2006     389   37.87 to 12.31    14,264  1.85 to 1.15     0.40     20.34 to (1.62)
                                                2005     387   31.46 to 31.09    12,127  1.85 to 1.40     0.00      44.39 to 14.68
Optimized All Cap Series II                     2009     467   15.22 to 14.77     7,022  1.85 to 1.40     1.18      26.24 to 25.67
                                                2008     514   12.06 to 11.75     6,135  1.85 to 1.40     0.63    (44.03) to (44.29)
                                                2007     578   21.54 to 21.09    12,353  1.85 to 1.40     0.83      1.66 to (3.88)
                                                2006      25   21.09 to 20.75       524  1.85 to 1.40     0.74      13.32 to 12.81
                                                2005      34   18.61 to 18.39       631  1.85 to 1.40     0.89       6.86 to 2.59
Optimized Value Series II                       2009     183   12.32 to 12.01     2,245  1.85 to 1.40     1.90      22.77 to 22.22
                                                2008     207   10.04 to 9.83      2,062  1.85 to 1.40     2.13    (42.18) to (42.44)
                                                2007     234   17.36 to 17.07     4,042  1.85 to 1.40     0.97    (7.14) to (10.66)
                                                2006      10   18.61 to 18.38       191  1.85 to 1.40     1.02      19.37 to 18.84
                                                2005       8   15.59 to 15.47       124  1.85 to 1.40     0.00       7.31 to 2.05
Pacific Rim Series I                            2009     123   13.25 to 11.52     1,437  1.75 to 1.40     1.07      30.48 to 30.03
                                                2008     136   10.19 to 8.83      1,215  1.75 to 1.40     1.55    (40.85) to (41.06)
                                                2007     145   17.28 to 14.92     2,217  1.75 to 1.40     1.73       7.62 to 7.24
                                                2006     221   16.12 to 13.52     3,135  1.75 to 1.40     0.97       9.51 to 9.12
                                                2005     277   14.77 to 12.38     3,580  1.75 to 1.40     0.92      24.01 to 23.58
Pacific Rim Series II                           2009     195   17.02 to 10.2      3,201  1.90 to 1.15     0.90      30.44 to 29.46
                                                2008     177   13.15 to 7.82      2,276  1.90 to 1.15     1.41    (40.77) to (41.22)
                                                2007     196   22.37 to 13.20     4,315  1.90 to 1.15     1.48       7.59 to 5.03
                                                2006     187   22.84 to 12.24     3,969  1.85 to 1.15     0.76      9.38 to (2.18)
                                                2005     208   20.94 to 19.28     4,083  1.85 to 1.40     0.65      23.68 to 20.11
PIM Classic Value Series II                     2009       0    7.27 to 6.08          0  1.90 to 1.15     1.11     (4.35) to (4.59)
                                                2008     149    7.62 to 6.36      1,127  1.90 to 1.15     1.65    (46.30) to (46.71)
                                                2007     129   14.30 to 11.84     1,831  1.90 to 1.15     1.35    (12.77) to (13.81)
                                                2006     143   16.94 to 13.70     2,389  1.85 to 1.15     0.98      14.23 to 9.49
                                                2005      86   14.83 to 14.72     1,274  1.85 to 1.40     0.42       7.71 to 3.37

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
PIMCO All Asset                                 2009     182  $15.71 to $15.31 $  2,831 1.85% to 1.40%    6.86%    $19.63 to $19.09
                                                2008     181   13.13 to 12.86     2,356  1.85 to 1.40     5.27    (17.34) to (17.71)
                                                2007     225   15.88 to 15.62     3,545  1.85 to 1.40     6.40       6.49 to 6.01
                                                2006     323   14.91 to 14.74     4,792  1.85 to 1.40     4.76       2.91 to 2.45
                                                2005     376   14.49 to 14.38     5,435  1.85 to 1.40     4.34       4.47 to 1.39
Real Estate Securities Series I                 2009     119   24.40 to 23.19     2,838  1.75 to 1.40     3.49      28.36 to 27.91
                                                2008     135   19.01 to 18.13     2,525  1.75 to 1.40     2.96    (40.27) to (40.48)
                                                2007     202   31.82 to 30.46     6,284  1.75 to 1.40     2.57    (16.79) to (17.08)
                                                2006     296   38.25 to 36.74    11,138  1.75 to 1.40     1.81      36.19 to 35.72
                                                2005     322   28.03 to 27.07     8,898  1.75 to 1.40     2.02      10.30 to 9.92
Real Estate Securities Series II                2009     474   19.27 to 10.03     8,905  1.90 to 1.15     3.26      28.55 to 27.59
                                                2008     501   15.10 to 7.80      7,440  1.90 to 1.15     2.85    (40.27) to (40.72)
                                                2007     620   25.48 to 13.06    15,632  1.90 to 1.15     1.92    (16.74) to (19.48)
                                                2006     503   33.50 to 15.65    15,580  1.85 to 1.15     1.58      35.91 to 25.03
                                                2005     509   24.71 to 22.84    11,818  1.85 to 1.40     1.51     10.11 to (2.97)
Real Return Bond Series II                      2009     654   15.42 to 14.96     9,959  1.85 to 1.40     8.51      17.57 to 17.04
                                                2008     734   13.11 to 12.78     9,529  1.85 to 1.40     0.55    (12.77) to (13.16)
                                                2007     707   15.03 to 14.72    10,531  1.85 to 1.40     6.47       9.54 to 9.05
                                                2006     797   13.72 to 13.50    10,855  1.85 to 1.40     2.49     (1.20) to (1.64)
                                                2005   1,190   13.89 to 13.72    16,445  1.85 to 1.40     0.12      0.12 to (0.54)
Science & Technology Series I                   2009     799    13.51 to 4.7      7,810  1.75 to 1.40     0.00      62.20 to 61.63
                                                2008     926    8.33 to 2.91      5,469  1.75 to 1.40     0.00    (45.22) to (45.41)
                                                2007   1,171   15.21 to 5.33     12,658  1.75 to 1.40     0.00      17.89 to 17.48
                                                2006   1,477   12.90 to 4.53     13,945  1.75 to 1.40     0.00       4.06 to 3.70
                                                2005   1,845   12.40 to 4.37     16,503  1.75 to 1.40     0.00       0.67 to 0.32
Science & Technology Series II                  2009     402   14.35 to 13.28     5,799  1.90 to 1.15     0.00      62.26 to 61.05
                                                2008     329    8.91 to 8.18      2,941  1.90 to 1.15     0.00    (45.17) to (45.59)
                                                2007     408   16.38 to 14.93     6,675  1.90 to 1.15     0.00      18.84 to 17.90
                                                2006     413   14.32 to 11.23     5,689  1.85 to 1.15     0.00       3.91 to 0.92
                                                2005     483   13.79 to 10.83     6,362  1.85 to 1.40     0.00      0.41 to (1.28)
Scudder Fixed Income                            2009       0   11.92 to 11.55         0  1.85 to 1.40     8.03       6.55 to 6.14
                                                2008     291   11.19 to 10.88     3,223  1.85 to 1.40     6.97    (20.83) to (21.18)
                                                2007     406   14.13 to 13.80     5,693  1.85 to 1.40     4.18       2.30 to 1.83
                                                2006     550   13.82 to 13.55     7,540  1.85 to 1.40     3.10       2.45 to 1.99
                                                2005     567   13.48 to 13.30     7,593  1.85 to 1.40     2.96      0.44 to (0.52)
Small Cap Index Series I                        2009      42   13.99 to 13.96       592  1.75 to 1.40     0.79      24.89 to 24.45
                                                2008      52   11.21 to 11.20       588  1.75 to 1.40     1.17    (34.64) to (34.87)
                                                2007      74   17.22 to 17.13     1,274  1.75 to 1.40     1.62     (3.53) to (3.87)
                                                2006      85   17.91 to 17.47     1,515  1.75 to 1.40     0.52      15.98 to 15.58
                                                2005      98   15.50 to 15.10     1,515  1.75 to 1.40     0.55       2.45 to 2.09
Small Cap Index Series II                       2009     534   14.57 to 14.08     7,710  1.85 to 1.40     0.61      24.59 to 24.03
                                                2008     584   11.70 to 11.35     6,780  1.85 to 1.40     1.04    (34.76) to (35.05)
                                                2007     660   17.93 to 17.48    11,758  1.85 to 1.40     0.94     (4.15) to (8.20)
                                                2006     342   19.03 to 18.24     6,336  1.85 to 1.40     0.33      15.72 to 15.20
                                                2005     366   16.48 to 15.83     5,879  1.85 to 1.40     0.35      2.26 to (1.64)
Small Cap Opportunities Series I                2009      83   17.01 to 16.62     1,404  1.75 to 1.40     0.00      32.00 to 31.54
                                                2008     100   12.89 to 12.63     1,276  1.75 to 1.40     2.29    (42.94) to (43.14)
                                                2007     128   22.58 to 22.22     2,872  1.75 to 1.40     1.86     (8.95) to (9.27)
                                                2006     161   24.80 to 24.49     3,977  1.75 to 1.40     0.70       8.92 to 8.54
                                                2005     202   22.77 to 22.56     4,587  1.75 to 1.40     0.00      16.36 to 16.09
Small Cap Opportunities Series II               2009     279   16.30 to 8.42      4,528  1.90 to 1.15     0.00      32.07 to 31.08
                                                2008     303   12.43 to 6.38      3,770  1.90 to 1.15     2.14    (42.92) to (43.35)
                                                2007     328   21.95 to 11.17     7,217  1.90 to 1.15     1.54     (8.86) to (7.54)
                                                2006     360   24.71 to 12.23     8,807  1.85 to 1.15     0.53      8.66 to (2.29)
                                                2005     369   22.74 to 22.47     8,363  1.85 to 1.40     0.00      6.12 to (1.99)

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Small Company Value Series I                    2009     215  $21.75 to $20.90 $  4,555 1.75% to 1.40%    0.38%    $25.91 to $25.47
                                                2008     274   17.34 to 16.60     4,625  1.75 to 1.40     0.68    (28.07) to (28.32)
                                                2007     372   24.19 to 23.08     8,736  1.75 to 1.40     0.15     (2.58) to (2.92)
                                                2006     468   24.91 to 23.15    11,306  1.75 to 1.40     0.07      13.82 to 13.42
                                                2005     607   21.97 to 20.39    12,879  1.75 to 1.40     0.28       5.55 to 5.18
Small Company Value Series II                   2009     721   16.76 to 11.07    12,174  1.90 to 1.15     0.23      26.02 to 25.08
                                                2008     787   13.40 to 8.78     10,642  1.90 to 1.15     0.47    (28.05) to (28.59)
                                                2007     978   18.77 to 12.21    18,683  1.90 to 1.15     0.00     (2.54) to (2.78)
                                                2006   1,134   22.11 to 12.50    22,490  1.85 to 1.15     0.00     13.61 to (0.16)
                                                2005   1,196   19.51 to 17.20    21,023  1.85 to 1.40     0.06       5.30 to 0.77
Smaller Company Growth Series I                 2009     176   13.13 to 13.12     2,310  1.75 to 1.40     0.00       5.03 to 4.98
Smaller Company Growth Series II                2009     202   13.12 to 13.11     2,643  1.85 to 1.40     0.00       4.96 to 4.89
Strategic Bond Series I                         2009     388   21.65 to 17.5      7,919  1.75 to 1.40     7.73      21.70 to 21.27
                                                2008     484   17.79 to 14.43     8,049  1.75 to 1.40     6.62    (17.25) to (17.54)
                                                2007     628   21.49 to 17.50    12,570  1.75 to 1.40     9.12     (1.55) to (1.90)
                                                2006     758   21.83 to 17.84    15,541  1.75 to 1.40     6.84       5.57 to 5.20
                                                2005     847   20.68 to 16.96    16,526  1.75 to 1.40     2.89       1.27 to 0.92
Strategic Bond Series II                        2009     671   15.40 to 13.21    10,564  1.90 to 1.15     8.11      21.72 to 20.81
                                                2008     654   12.74 to 10.85     8,497  1.90 to 1.15     6.61    (17.25) to (17.87)
                                                2007     852   15.52 to 13.12    13,457  1.90 to 1.15     8.79     (1.41) to (2.96)
                                                2006     892   16.27 to 13.27    14,373  1.85 to 1.15     6.66       6.42 to 4.91
                                                2005     891   15.48 to 15.15    13,656  1.85 to 1.40     1.90       1.02 to 0.06
Strategic Income Series II                      2009      95   16.21 to 15.81     1,517  1.85 to 1.40     6.15      24.68 to 24.12
                                                2008      85   13.00 to 12.73     1,094  1.85 to 1.40     9.19    (10.04) to (10.44)
                                                2007     136   14.45 to 14.22     1,943  1.85 to 1.40     1.77       4.06 to 3.59
                                                2006     163   13.89 to 13.73     2,244  1.85 to 1.40     3.01       2.43 to 1.97
                                                2005     127   13.56 to 13.46     1,719  1.85 to 1.40     4.43       0.73 to 0.23
T Rowe Price Mid Value Series I                 2009     277   16.84 to 14.9      4,163  1.75 to 0.8      0.44      33.87 to 29.15
T Rowe Price Mid Value Series II                2009     859   15.14 to 14.82    12,905  1.85 to 1.40     0.34      43.99 to 43.34
                                                2008      60   10.51 to 10.34       629  1.85 to 1.40     0.81    (35.79) to (36.08)
                                                2007      65   16.37 to 16.18     1,055  1.85 to 1.40     1.60     (1.09) to (1.54)
                                                2006      70   16.55 to 16.43     1,147  1.85 to 1.40     0.05      18.39 to 17.86
                                                2005      13   13.98 to 13.94       188  1.85 to 1.40     0.00      11.85 to 1.41
Total Bond Market Trust A Series II             2009      24   13.70 to 12.35       325  1.85 to 1.20     2.06      2.30 to (1.19)
                                                2008      30   13.49 to 13.39       400  1.85 to 1.40     1.78       4.05 to 3.58
                                                2007       3   12.97 to 12.93        42  1.85 to 1.40     0.24       3.74 to 3.43
Total Bond Market Trust A Series NAV            2009      13   12.99 to 12.93       172  1.55 to 0.80     6.81       3.94 to 3.43
Total Return Series I                           2009   1,056   19.84 to 13.86    21,410  1.75 to 0.80     3.99      11.62 to 10.41
                                                2008   1,166   18.54 to 17.78    21,108  1.75 to 1.40     4.56       1.33 to 0.98
                                                2007   1,411   18.29 to 17.60    25,258  1.75 to 1.40     7.46       6.97 to 6.60
                                                2006   1,760   17.10 to 16.52    29,476  1.75 to 1.40     3.46       2.16 to 1.81
                                                2005   2,066   16.74 to 16.22    33,921  1.75 to 1.40     2.42       1.05 to 0.70
Total Return Series II                          2009   2,189   17.03 to 15.73    37,904  1.90 to 1.15     3.93      12.06 to 11.23
                                                2008   1,984   15.31 to 14.04    30,864  1.90 to 1.15     4.70       1.43 to 0.67
                                                2007   1,991   15.21 to 13.84    30,752  1.90 to 1.15     7.20       7.03 to 4.90
                                                2006   2,196   14.65 to 12.90    31,877  1.85 to 1.15     3.26       3.44 to 1.53
                                                2005   2,523   14.36 to 14.13    35,980  1.85 to 1.40     1.95      0.83 to (0.56)
Total Stock Market Index Series I               2009      55   10.36 to 10.32       564  1.75 to 1.40     1.40      27.08 to 26.63
                                                2008      76    8.15 to 8.15        620  1.75 to 1.40     1.44    (38.08) to (38.29)
                                                2007     112   13.21 to 13.17     1,483  1.75 to 1.40     2.10       3.71 to 3.34
                                                2006     143   12.78 to 12.49     1,821  1.75 to 1.40     1.00      13.70 to 13.30
                                                2005     163   11.28 to 11.01     1,836  1.75 to 1.40     1.13       4.23 to 3.86
Total Stock Market Index Series II              2009     603   13.84 to 13.37     8,170  1.85 to 1.40     1.36      26.74 to 26.17
                                                2008     715   10.92 to 10.60     7,664  1.85 to 1.40     1.31    (38.16) to (38.44)
                                                2007     809   17.66 to 17.22    14,027  1.85 to 1.40     1.22      3.05 to (2.45)
                                                2006     424   17.06 to 16.20     7,114  1.85 to 1.40     0.80      13.50 to 12.99
                                                2005     439   15.03 to 14.30     6,497  1.85 to 1.40     0.90       3.95 to 0.89

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
U.S. Government Securities Series I             2009     586  $24.92 to $15.94 $ 12,511 1.75% to 1.40%    2.90%     6.88% to 6.51%
                                                2008     750   23.32 to 14.97    14,851  1.75 to 1.40     3.48     (2.78) to (3.12)
                                                2007     903   23.98 to 15.45    18,094  1.75 to 1.40     8.06       1.71 to 1.35
                                                2006   1,010   23.58 to 15.24    19,539  1.75 to 1.40     4.92       2.94 to 2.58
                                                2005   1,203   22.91 to 14.86    22,795  1.75 to 1.40     1.78      0.17 to (0.18)
U.S. Government Securities Series II            2009     803   13.84 to 13.76    11,325  1.90 to 1.15     2.85       6.98 to 6.19
                                                2008     883   13.04 to 12.86    11,709  1.90 to 1.15     3.70     (2.77) to (3.50)
                                                2007     803   13.51 to 13.23    10,996  1.90 to 1.15     7.70       1.75 to 0.05
                                                2006     809   13.69 to 12.97    10,952  1.85 to 1.15     4.65       4.01 to 2.29
                                                2005     998   13.33 to 13.11    13,188  1.85 to 1.40     1.34      0.05 to (0.34)
U.S. High Yield Series II                       2009      18   15.82 to 15.49       277  1.85 to 1.40     8.23      44.34 to 43.7
                                                2008      15   10.96 to 10.78       166  1.85 to 1.40     5.58    (22.15) to (22.50)
                                                2007      15   14.08 to 13.91       205  1.85 to 1.40     8.06       1.25 to 0.80
                                                2006      21   13.90 to 13.80       286  1.85 to 1.40     2.75       7.94 to 7.46
                                                2005       5   12.88 to 12.84        67  1.85 to 1.40     0.00       3.04 to 0.15
U.S. Large Cap Value Series I                   2009       0    8.88 to 8.34          0  1.75 to 1.40     0.65     (1.19) to (1.30)
                                                2008     611    8.99 to 8.45      5,343  1.75 to 1.40     2.15    (39.74) to (39.95)
                                                2007     793   14.91 to 14.07    11,523  1.75 to 1.40     1.06     (1.73) to (2.08)
                                                2006     978   15.17 to 14.37    14,499  1.75 to 1.40     0.58       9.12 to 8.74
                                                2005   1,181   13.91 to 13.21    16,086  1.75 to 1.40     0.45       4.35 to 3.99
U.S. Large Cap Value Series II                  2009       0    9.18 to 7.57          0  1.90 to 1.15     0.62     (1.19) to (1.44)
                                                2008     630    9.32 to 7.66      5,932  1.90 to 1.15     2.11    (39.70) to (40.15)
                                                2007     697   15.57 to 12.71    10,923  1.90 to 1.15     0.74     (0.17) to (1.66)
                                                2006     784   16.33 to 12.89    12,561  1.85 to 1.15     0.40       8.83 to 3.02
                                                2005     938   15.00 to 14.14    13,843  1.85 to 1.40     0.12       4.26 to 2.21
UBS Large Cap Series I                          2009     948   11.94 to 11.75    11,301  1.75 to 1.40     1.92      29.03 to 28.58
                                                2008   1,121    9.26 to 9.14     10,360  1.75 to 1.40     1.31    (40.36) to (40.57)
                                                2007   1,364   15.52 to 15.38    21,150  1.75 to 1.40     0.52     (5.85) to (6.08)
UBS Large Cap Series II                         2009      86   11.87 to 11.63     1,015  1.85 to 1.40     1.71      28.74 to 28.16
                                                2008      94    9.22 to 9.07        860  1.85 to 1.40     1.15    (40.52) to (40.79)
                                                2007     104   15.51 to 15.32     1,613  1.85 to 1.40     0.60     (0.14) to (0.60)
                                                2006      10   15.53 to 15.41       150  1.85 to 1.40     0.22      14.45 to 12.07
                                                2005       7   15.29 to 13.75       101  1.85 to 1.40     0.00      10.35 to 2.72
Utilities Series I                              2009     153   17.63 to 17.11     2,649  1.75 to 1.40     4.94      31.91 to 31.45
                                                2008     151   13.37 to 13.01     1,985  1.75 to 1.40     2.73    (39.50) to (39.71)
                                                2007     231   22.10 to 21.59     5,041  1.75 to 1.40     1.93      25.62 to 25.18
                                                2006     307   17.59 to 17.24     5,351  1.75 to 1.40     2.18      29.19 to 28.74
                                                2005     270   13.62 to 13.39     3,647  1.75 to 1.40     0.47      15.20 to 14.80
Utilities Series II                             2009     206   27.13 to 26.21     5,422  1.85 to 1.40     4.70      31.61 to 31.02
                                                2008     217   20.61 to 20.00     4,346  1.85 to 1.40     2.45    (39.59) to (39.86)
                                                2007     251   34.12 to 33.26     8,340  1.85 to 1.40     1.61      25.33 to 24.76
                                                2006     284   27.22 to 24.79     7,562  1.85 to 1.40     2.05      28.96 to 28.38
                                                2005     244   21.11 to 19.27     5,066  1.85 to 1.40     0.30      14.94 to 3.24
Value Series I                                  2009     208   20.86 to 10.98     4,741  1.75 to 0.80     1.31      38.73 to 29.28
                                                2008     268   17.09 to 15.04     4,384  1.75 to 1.40     0.98    (41.70) to (41.90)
                                                2007     367   29.30 to 25.88    10,314  1.75 to 1.40     1.32       6.70 to 6.33
                                                2006     472   27.46 to 24.34    12,458  1.75 to 1.40     0.38      19.37 to 18.95
                                                2005     520   23.01 to 20.46    11,529  1.75 to 1.40     0.64      11.00 to 10.61
Value Series II                                 2009     214   16.13 to 11.84     3,344  1.90 to 1.15     1.14      39.18 to 38.14
                                                2008     231   11.68 to 8.50      2,622  1.90 to 1.15     0.77    (41.64) to (42.07)
                                                2007     275   20.16 to 14.57     5,423  1.90 to 1.15     1.03       6.76 to 6.40
                                                2006     250   19.49 to 13.62     4,786  1.85 to 1.15     0.19      19.12 to 8.79
                                                2005     230   16.40 to 16.08     3,737  1.85 to 1.40     0.43      10.80 to 3.39

       JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2009

6. UNIT VALUES -- (CONTINUED)

                                                                                        FOR THE YEARS AND PERIODS ENDED DECEMBER 31,
                                                             AT DECEMBER 31,            --------------------------------------------
                                                     ----------------------------------  EXPENSE RATIO INVESTMENT    TOTAL RETURN
                                                      UNITS   UNIT FAIR VALUE   ASSETS    HIGHEST TO     INCOME       HIGHEST TO
SUB-ACCOUNT                                     YEAR  (000S) HIGHEST TO LOWEST  (000S)      LOWEST*      RATIO**      LOWEST***
-----------                                     ---- ------- ----------------- -------- -------------- ---------- ------------------
Wellington Small Cap Growth Series II           2009     149  $15.24 to $11.04 $  2,158 1.90% to 1.15%    0.00%    32.89% to 31.90%
                                                2008     184   11.55 to 8.31      2,057  1.90 to 1.15     0.00    (40.49) to (40.94)
                                                2007     113   19.56 to 13.96     2,090  1.90 to 1.15     0.00      12.47 to 10.64
                                                2006      72   17.67 to 12.39     1,273  1.85 to 1.15     0.00     11.64 to (1.04)
                                                2005      30   15.83 to 15.78       478  1.85 to 1.40     0.00      26.62 to 7.70
Wellington Small Cap Value Series II            2009     205   14.37 to 12.05     2,847  1.90 to 1.15     0.43      26.92 to 25.97
                                                2008     244   11.41 to 9.49      2,746  1.90 to 1.15     1.00    (27.11) to (27.66)
                                                2007     211   15.77 to 13.02     3,258  1.90 to 1.15     0.59     (4.25) to (6.39)
                                                2006     132   16.74 to 13.57     2,180  1.85 to 1.15     0.00      17.38 to 8.40
                                                2005      58   14.26 to 14.22       827  1.85 to 1.40     0.00     14.06 to (2.00)
Wells Capital Core Bond Series II               2009      64   14.66 to 14.36       923  1.85 to 1.40     2.01       8.08 to 7.60
                                                2008      53   13.57 to 13.34       711  1.85 to 1.40     5.88       1.71 to 1.25
                                                2007      17   13.34 to 13.18       229  1.85 to 1.40     7.42       4.58 to 4.11
                                                2006      17   12.76 to 12.66       211  1.85 to 1.40     1.59       2.18 to 1.72
                                                2005       7   12.48 to 12.44        85  1.85 to 1.40     0.00     (0.13) to (0.46)

* These amounts represent the annualized contract expenses of the variable account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying Portfolio are excluded.

** These amounts represent the annualized distributions from net investment income received by the sub-account from the underlying Portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against policyholder accounts either through the reductions in the unit values or the redemptions of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying Portfolio in which the sub-accounts invest.

*** These amounts represent the total return for the periods indicated, including changes in the value of the underlying Portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options indicated in footnote 1 with a date notation, if any, denote the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. For closed sub-accounts, the total return is calculated from the beginning of the reporting period to the date the sub-account closed. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

7. DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

8. SUBSEQUENT EVENTS

In accordance with the provision set forth in ASC 855 "Subsequent Events" ("ASC855") formerly known as FAS 165, "Subsequent Events," Management has evaluated the possibility of subsequent events existing in the Account's financial statements through the date the financial statements were issued and has determined that no events have occurred that require additional disclosure.

                                     PART C

                                OTHER INFORMATION

Guide to Name Changes and Successions:

                                  NAME CHANGES

DATE OF CHANGE                        OLD NAME                                     NEW NAME
--------------                        --------                                     --------
October 1, 1997      FNAL Variable Account                         The Manufacturers Life Insurance Company
                                                                   of New York Separate Account A
October 1, 1997      First North American Life Assurance Company   The Manufacturers Life Insurance Company
                                                                   of New York
November 1, 1997     NAWL Holding Co., Inc.                        Manulife-Wood Logan Holding Co., Inc.
September 24, 1999   Wood Logan Associates, Inc.                   Manulife Wood Logan, Inc
January 1, 2005      The Manufacturers Life Insurance Company of   John Hancock Life Insurance Company of
                     New York Separate Account A                   New York Separate Account A
January 1, 2005      The Manufacturers Life Insurance Company of   John Hancock Life Insurance Company of
                     New York                                      New York Separate Account A.
January 1, 2005      Manulife Financial Securities LLC             John Hancock Distributors LLC
January 1, 2005      Manufacturers Securities Services LLC         John Hancock Investment Management
                                                                   Services LLC

On September 30, 1997, Manufacturers Securities Services, LLC ("MSSLLC") succeeded to the business of NASL Financial Services, Inc.

The following changes became effective January 1, 2002: (a) The Manufacturers Life Insurance Company of North America ("Manulife North America") merged into The Manufacturers Life Insurance Company (U.S.A.) with the latter becoming the owner of all of Manulife North America's assets; (b) Manulife Financial Securities LLC became the successor broker-dealer to Manufacturers Securities Services, LLC.

                                      *****

Item 24. Financial Statements and Exhibits

     (a)  Financial Statements


          (1) Financial Statements of the Registrant, John Hancock Life Insurance Company of New York Separate Account A. [FILED HEREWITH]



          (2) Financial Statements of the Depositor, John Hancock Life Insurance Company of New York. [FILED HEREWITH]


     (b)  Exhibits

          (1) (a) Resolution of the Board of Directors of First North American Life Assurance Company establishing the FNAL Variable Account - incorporated by reference to Exhibit (b)(1)(a) to Form N-4, File No. 33-46217 filed February 25, 1998.

               (b) Resolution of the Board of Directors of First North American Life Assurance Company establishing the Fixed Separate Account - incorporated by reference to Exhibit (b)(1)(b) to Form N-4, File No. 33-46217 filed February 25, 1998.

               (c) Resolution of the Board of Directors of First North American Life Assurance Company establishing The Manufacturers Life Insurance Company of New York Separate Account D and The Manufacturers Life Insurance Company of New York Separate Account E - incorporated by reference to Exhibit (b)(1)(c) to Form N-4, File No. 33-46217 filed February 25, 1998.

          (2) Agreements for custody of securities and similar investments - NOT APPLICABLE.

          (3) (a) Underwriting and Distribution Agreement dated January 1, 2002, incorporated by reference to Exhibit 24(b)(3)(a) to Post-Effective Amendment No. 39 to Registration Statement, File No. 033-79112, filed on April 30, 2009.

               (b) General Agent and Broker-Dealer Selling Agreement, incorporated by reference to Exhibit 24(b)(3)(b) to Post-Effective Amendment No. 39 to Registration Statement, File No. 033-79112, filed on April 30, 2009.


          (4) (a) Form of Specimen Contract for Modified Single Purchase Payment Deferred Variable Annuity Contract, IVA-MSP.A.10, incorporated by reference to Exhibit 24(b)(4)(a) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-164953, filed on April 1, 2010.



               (b) Form of Specimen Contract for Modified Single Purchase Payment Deferred Variable Annuity Contract, IVA-MSP.C-N.10, incorporated by reference to Exhibit 24(b)(4)(b) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-164953, filed on April 1, 2010.



               (c) Form of Specimen Specifications Page, SP.MSP.A.10, incorporated by reference to Exhibit 24(b)(4)(c) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-164953, filed on April 1, 2010.



               (d) Form of Specimen Specifications Page, SP.MSP.C.10, incorporated by reference to Exhibit 24(b)(4)(d) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-164953, filed on April 1, 2010.



               (e) Form of Specimen Specifications Page, SP.MSP.N.10, incorporated by reference to Exhibit 24(b)(4)(e) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-164953, filed on April 1, 2010.



               (f) Specimen SIMPLE Individual Retirement Annuity Endorsement (ENDSIMPLE-MSP.09), incorporated by reference to Exhibit 24(b)(4)(b) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-159267, filed on June 5, 2009.



               (g) Specimen Individual Retirement Annuity Endorsement (ENDIRA-MSP.09), incorporated by reference to Exhibit 24(b)(4)(c) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-159267, filed on June 5, 2009.



               (h) Specimen ROTH Individual Retirement Annuity Endorsement (ENDROTH-MSP.09), incorporated by reference to Exhibit 24(b)(4)(d) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-159267, filed on June 5, 2009.



          (5) (a) Form of Specimen Application, APPMSP.10 incorporated by reference to Exhibit 24(b)(5)(a) to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-164953, filed on April 1, 2010.





          (6)  (a)  (i)  Declaration of Intention and Charter of First North
                         American Life Assurance Company - incorporated by reference to Exhibit (b)(6)(a)(i) to post-effective amendment no. 7 to Registrant's Registration Statement on Form N-4 File, No.33-46217, filed February 25, 1998.

                    (ii) Certificate of Amendment of the Declaration of
                         Intention and Charter of First North American Life Assurance Company - incorporated by reference to Exhibit (b)(6)(a)(ii) to post-effective amendment no. 7 to Registrant's Registration Statement on Form N-4 File, No.33-46217, filed February 25, 1998.

                    (iii) Certificate of Amendment of the Declaration of
                         Intention and Charter of The Manufacturers Life Insurance Company of New York - incorporated by reference to Exhibit (b)(6)(a)(iii) to post-effective amendment no. 7 to Registrant's Registration Statement on Form N-4 File, No.33-46217, filed February 25, 1998.

                    (iv) Certificate of Amendment of the Declaration of
                         Intention and Charter of John Hancock Life Insurance Company of New York dated as of January 1, 2005 -incorporated by reference to Exhibit (b)(6)(a)(iv) to post-effective amendment no. 1 to Form N-4 registration statement filed on Form N-4, File No. 333-138846, filed on May 1, 2007.

                    (v) Certificate of Amendment of the Declaration of Intention and Charter of John Hancock Life Insurance Company of New York dated as of August 10, 2006 -incorporated by reference to Exhibit (b)(6)(a)(v) to post-effective amendment no. 1 to registration statement filed on Form N-4, File No. 333-138846, filed on May 1, 2007.

               (b) By-laws of John Hancock Life Insurance Company of New York, as amended and restated as of July 31, 2006 -incorporated by reference to Exhibit (b)(6)(a)(iv) to post-effective amendment no. 1 to registration statement filed on Form N-4, File No. 333-138846, filed on May 1, 2007.

          (7) Contract of reinsurance in connection with the variable annuity contracts being OFFERED - NOT APPLICABLE.

          (8) Other material contracts not made in the ordinary course of business which are to be performed in whole or in part on or after the date the registration statement is filed:

               (a) Administrative Agreement between The Manufacturers Life Insurance Company of New York and The Manufacturers Life Insurance Company (U.S.A.), incorporated by reference to Exhibit (8)(a) to Post-Effective Amendment No. 7 to Registration Statement, File No. 033-46217, filed February 25, 1998.

               (b) Investment Services Agreement between The Manufacturers Life Insurance Company of New York and The Manufacturers Life Insurance Company, incorporated by reference to Exhibit 1(A)(8)(c) to Pre-Effective Amendment No. 1 to Registration Statement on Form S-6, File No. 333-33351, filed on March 17, 1998.

               (c)  (i)  Participation Agreement among John Hancock Life
                         Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Trust dated April 20, 2005, incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement, File No. 333-126668, filed on October 12, 2005.

                    (ii) Shareholder Information Agreement between John Hancock
                         Life Insurance Company (U.S.A.), John Hancock Life Insurance Company of New York, John Hancock Life Insurance Company, John Hancock Variable Life Insurance, and John Hancock Trust portfolios (except American Funds Insurance Series) dated April 16, 2007, incorporated by reference to Post-Effective Amendment No. 9 to Registration Statement, File No. 333-85284, filed on April 30, 2007.


          (9) Opinion and Consent of Counsel as to the legality of the securities being registered. [FILED HEREWITH]



          (10) Written consent of Ernst & Young LLP, independent registered public accounting firm. [FILED HEREWITH]


          (11) All financial statements omitted from Item 23, Financial Statements - NOT APPLICABLE.

          (12) Agreements in consideration for providing initial capital between or among Registrant, Depositor, Underwriter or initial contract owners - NOT APPLICABLE.


          (13) Powers of Attorney, incorporated by reference to Exhibit 24(b)(13) to this Registration Statement, File No. 333-164954, filed on February 17, 2010.



          (13) (b)  Power of Attorney (Bradford J. Race, Jr). [FILED HEREWITH]


Item 25. Directors and Officers of the Depositor.

    OFFICERS AND DIRECTORS OF JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
                             AS OF FEBRUARY 3, 2010

  NAME AND PRINCIPAL
   BUSINESS ADDRESS                              POSITION WITH DEPOSITOR
  ------------------                             -----------------------
John D. DesPrez III*     Chairman
Thomas Borshoff*         Director
James R. Boyle+          Director and Executive Vice President - John Hancock Insurance Group
Ruth Ann Fleming*        Director
James D. Gallagher*      Director and President
Scott S. Hartz +         Director and Executive Vice President and Senior Managing Director
Bradford J. Race, Jr.*   Director
Rex Schlaybaugh, Jr.*    Director
John Vrysen*             Director
Marc Costantini*         Executive Vice President - Variable Annuities
Steven A. Finch +        Executive Vice President - US Insurance
Katherine MacMillan**    Executive Vice President - Retirement Plan Services
Ronald J. McHugh*        Senior Vice President and General Manager - Fixed Products
Emanuel Alves*           Secretary and Chief Administrative Officer
George Braun +           Vice President and Chief Portfolio Officer
William Burrow*          Vice President - Fixed Products
Ernest Chan**            Director, Contracts and Federal Regulation and Compliance - Retirement
                         Plan Services
Philip Clarkson***       Vice President - US Taxation
Brian Collins***         Vice President - US Taxation
Arthur Creel*            Vice President - Sales and Marketing, Retirement Plan Services
George Cushnie**         Chief Financial Officer - Retirement Plan Services
Willma Davis +           Vice President and Chief Structuring Officer
David Eisan++            Vice President - Fixed Products
Edward Eng**             Vice President - Product Development, Retirement Plan Services
Toba Fryer**             Director - Compliance - Retirement Plan Services
Wayne Gates++            Vice President - Fixed Products
Richard Harris**         Appointed Actuary
Ken Hines +              Vice President and Chief Production Officer
Helene Landow**          Director - State Compliance Office - Life Insurance
Robert Leach*            Vice President and Chief Financial Officer - Fixed Products
Peter J. Levitt**        Senior Vice President and Treasurer
Gregory Mack*            Senior Vice President - Distribution - Life Insurance
John Maynard ***         Vice President - US Taxation
Steven McCormick**       Vice President - Operations, Retirement Plan Services
Janis McDonough +        Vice President and Chief Credit Officer
Hugh McHaffie*           Executive Vice President - US Wealth Management
Bill McPadden +          Vice President
Lynne Patterson*         Senior Vice President and Chief Financial Officer
John C. Penney*          General Director and Compliance Officer - Fixed Products Matters
Krishna Ramdial**        Vice President - Treasury
Patricia Reardon++++     General Director - Fixed Products
Jill Rebman**            Vice President - New Business, Life Insurance
Thomas Samoluk*          Vice President - Government Relations
Jonnie Smith*            Vice President - Administration -Variable Annuities
Yiji Starr*              Chief Financial Officer - Variable Annuities
Tony Teta +              Chief Financial Officer, Life Insurance
Brooks Tingle +          Senior Vice President - Life Operations
Jeffery J. Whitehead*    Vice President and Controller

*    Principal business office is 601 Congress Street, Boston, MA 02210

**   Principal business office is 200 Bloor Street East, Toronto, Canada M4W 1E5

***  Principal business office is 200 Berkeley Street, Boston, MA 02116

+    Principal business office is 197 Clarendon Street, Boston, MA 02117

++   Principal business office is 380 Stuart Street, Boston, MA 02116

++++ Principal business office is 164 Corporate Drive, Portsmouth, NH 03801

Item 26. Persons Controlled by or Under Common Control with Depositor or Registrant.

Registrant is a separate account of John Hancock Life Insurance Company (U.S.A.) (the "Company"), operated as a unit investment trust. Registrant supports certain benefits payable under the Company's variable annuity contracts by investing assets allocated to various investment options in shares of John Hancock Trust (the "Trust"), which is a "series" type of mutual fund registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company. The purchasers of variable annuity and variable life insurance contracts, in connection with which the Trust is used, will have the opportunity to instruct the Company with respect to the voting of the shares of the Series Fund held by Registrant as to certain matters. Subject to the voting instructions, the Company directly controls Registrant.


On the effective date of this amended Registration Statement, the Company and its affiliates are controlled by Manulife Financial Corporation ("MFC"). A list of other persons controlled by MFC as of December 31, 2009 appears below:

                            MANULIFE FINANCIAL CORPORATION
              PRINCIPAL SUBSIDIARIES -POST-MERGER DECEMBER 31, 2009

FOR EXTERNAL USE


                                                       __________________
                                                      |                  |
                                                      |Manulife Financial|
                                                      |    Corporation   |
                                                      |     (Canada)     |
                                                      |__________________|
                                                               |
                                                               |........................................................
                                                               |                                                       .
                                                       ________|_________                                         _____._______
                                                      |                  |                                       |             |
                                                      | The Manufacturers|                                       |John Hancock |
                                                      |  Life Insurance  |                                       | Reassurance |
                                                      |      Company     |                                       |Company, Ltd.|
                                                      |     (Canada)     |                                       | (Bermuda)   |
                                                      |__________________|                                       |_____________|
                                                               |
                                                               |
                                                               |-----------------------------------------------------------------
                                                               |                                                                 |
 ______________________________________________________________|______________________                                           |
|                  |                  |                      .  |                     |                                          |
|                  |                  |                      .  |                     |                                          |
|                  |                  |                      .  |                     |                                          |
|    ___________   |   ____________   |     ______________   .  |   _______________   |   ____________                           |
|   |           |  |  |            |  |    |              |  .  |  |               |  |  |            |                          |
|   |    NAL    |  |  | MFC Global |  |    |   Manulife   |  .  |  |    Manulife   |  |__|    MLI     |                          |
|   | Resources |  |  | Investment |  |    |   Insurance  |  .  |  |    Holdings   |     | Resources  |                          |
|---|Management |  |--| Management |  |    |  (Thailand)  |  .  |__|    (Bermuda)  |     |    Inc.    |                          |
|   |  Limited  |  |  |  (U.S.A.)  |  |    |    Public    |...     |     Limited   |     | (Alberta)  |                          |
|   | (Canada)  |  |  |   Limited  |  |    |    Company   |98.25%__|    (Bermuda)  |     |____________|                          |
|   |___________|  |  |  (Canada)  |  |    |    Limited   |     |  |_______________|           .                                 |
|                  |  |____________|  |    |  (Thailand)  |     |                              .                                 |
|                  |                  |    |______________|     |                              ......................            |
|                                                 |             |                              .                    .            |
|                  |                  |           |99.9999%     |                              .                    . 45.76%     |
|    __________    |   ____________   |     ______|_______      |   _______________       _____.______          ____.________    |
|   |          |   |  |            |  |    |              |     |  |               |     |            |        |             |   |
|   | Manulife |   |  | MFC Global |  |    |   Manulife   |     |  | Manufacturers |     |  Manulife  |        |   Manulife  |   |
|   |  Bank of |   |  |    Fund    |  |    |     Asset    |     |--|  P&C Limited  |     |    Life    |    ----|   Holdings  |   |
|---|  Canada  |   |--| Management |  |    |  Management  |     |  |  (Barbados)   |     |  Insurance |   |    |    Berhad*  |   |
|   | (Canada) |   |  |  (Europe)  |  |    |  (Thailand)  |     |  |_______________|     |   Company  |   |    |  (Malaysia) |   |
|   |__________|   |  |   Limited  |  |    |    Company   |     |                        |   (Japan)  |   |    |_____________|   |
|                  |  |  (England) |  |    |    Limited   |     |                        |____________|   |                      |
|                  |  |____________|  |    |  (Thailand)  |     |                              |          |                      |
|                  |        |         |    |______________|     |                              |          |                      |
|                           |         |                         |                              |          |                      |
|    __________    |   _____|______   |     ______________      |   _______________       _____|______    |     _____________    |
|   |          |   |  |            |  |    |              |     |  |               |     |            |   |    |             |   |
|   | Manulife |   |  | MFC Global |  |    |   Manulife   |     |  | Manufacturers |     | MFC Global |   |    |   Manulife  |   |
|   |  Canada  |   |  | Investment |  |----|   (Vietnam)  |     |--|      Life     |     | Investment |   |----|   Insurance |   |
|---|   Ltd.   |   |--| Management |  |    |    Limited   |     |  |  Reinsurance  |     | Management |   |    |    Berhad   |   |
|   | (Canada) |   |  |  (Europe)  |  |    |   (Vietnam)  |     |  |    Limited    |     |   (Japan)  |   |    |  (Malaysia) |   |
|   |__________|   |  |   Limited  |  |    |______________|     |  |   (Barbados)  |     |   Limited  |   |    |_____________|   |
|                  |  |  (England) |  |           |             |  |_______________|     |   (Japan)  |   |                      |
|                  |  |___________ |  |           |             |                        |____________|   |     ______________   |
|                  |                  |           |             |                                         |    |              |  |
|                  |                  |           |             |                                         |    |Manulife Asset|  |
|    ___________   |   ____________   |     ______|_______      |   _______________                       |    |  Management  |  |
|   |           |  |  |            |  |    |              |     |  |               |                       ----|  (Malaysia)  |  |
|   |   First   |  |  |  Berkshire |  |    |   Manulife   |     |  |   Manulife    |                           |    Sdn Bhd   |  |
|   |   North   |  |  |  Insurance |  |    |    Vietnam   |     |  | International |                           |  (Malaysia)  |  |
|---| American  |  |--|  Services  |  |    |     Fund     |      --|   Holdings    |                           |______________|  |
|   | Insurance |  |  |    Inc.    |  |    |  Management  |        |    Limited    |                                             |
|   |  Company  |  |  |  (Ontario) |  |    |    Company   |        |   (Bermuda)   |                                             |
|   | (Canada)  |  |  |____________|  |    |    Limited   |        |_______________|                                             |
|   |___________|  |        |         |    |   (Vietnam)  |               |                                                      |
|                  |        |         |    |______________|               |--------------------                                  |
|                  |        |         |                                   |                    |                                 |
|    ___________   |   _____|______   |     _____________           ______|________       _____|______                           |
|   |           |  |  |            |  |    |              |        |               |     |            |                          |
|   |    FNA    |  |  |     JH     |  |    |   Manulife   |        |   Manulife    |     |  Manulife  |                          |
|---| Financial |  |  | Investments|  |----|  (Singapore) |        |(International)|     |    Asset   |                          |
|   |   Inc.    |  |  | (Delaware) |  |    |   Pte. Ltd.  |        |    Limited    |     | Management |                          |
|   | (Canada)  |  |  |     LLC    |  |    |  (Singapore) |        |   (Bermuda)   |     |   (Asia)   |                          |
|   |___________|  |  | (Delaware) |  |    |______________|        |_______________|     |   Limited  |                          |
|         |        |  |____________|  |                                   |              | (Barbados) |                          |
|         |        |                  |                                   | 51%          |____________|                          |
|         |        |                  |                                   |                    |                                 |
|    _____|_____   |   ____________   |     ______________          ______|________       _____|______                           |
|   |           |  |  |            |  |    |              |        |               |     |            |                          |
|   | Elliott & |  |  |  Manulife  |  |    |   Manulife   |        |   Manulife-   |     |  Manulife  |                          |
|   |   Page    |  |  | Securities |  |    |     Asset    |        |   Sinochem    |     |    Asset   |                          |
|   |  Limited  |  |--| Investment |  |    |  Management  |        |     Life      |     | Management |                          |
|   | (Ontario) |  |  |  Services  |  |----|  (Singapore) |        | Insurance Co. |     | (Hong Kong)|                          |
|   |___________|  |  |    Inc.    |  |    |     Pte.     |        | Ltd. (China)  |     |   Limited  |                          |
|                  |  |  (Canada)  |  |    |     Ltd.     |        |_______________|     | (Hong Kong)|                          |
|                  |  |____________|  |    |  (Singapore) |                              |____________|                          |
|                  |                  |    |______________|                                    |                                 |
|                  |                  |                                                        |                                 |
|    ___________   |   ____________   |     ______________                                _____|_______                          |
|   |           |  |  |            |  |    |              |                              |             |                         |
|   |    EIS    |  |  |  Manulife  |  |    |      The     |                              |  Manulife   |                         |
|   | Services  |  |  | Securities |  |    | Manufacturers|                              |    Asset    |                         |
 ---| (Bermuda) |   --|Incorporated|  |----|     Life     |                              | Management  |                         |
    |  Limited  |     |  (Ontario) |  |    | Insurance Co.|                              |(Taiwan) Co.,|                         |
    | (Bermuda) |     |____________|  |    |   (Phils.),  |                              |    Ltd.     |                         |
    |___________|                     |    |     Inc.     |                              |  (Taiwan)   |                         |
                                      |    | (Philippines)|                              |_____________|                         |
                                      |    |______________|                                                                      |
                                      |                                                                                          |
                                      |     _______________                                                                      |
                                      |    |               |                                                                     |
                                      |    |  PT Asuransi  |                                                                     |
                                      |    | Jiwa Manulife |                                                                     |
                                       ----|  Indonesia (1)|                                                                     |
                                        95%|  (Indonesia)  |                                                                     |
                                           |_______________|                                                                     |
                                                   .                                                                             |
                                                   .                                                                             |
                                            _______._______                                                                      |
                                           |               |                                                                     |
                                           |  PT Manulife  |                                                                     |
                                           |     Aset      |                                                                     |
                                           |   Manajemen   |                                                                     |
                                           |   Indonesia   |                                                                     |
                                           |  (Indonesia)  |                                                                     |
                                           |_______________|                                                                     |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                                                                                                                 |
                                        -----------------------------------------------------------------------------------------
                                       |
                                       |
                                _______|_____
                               |              |
                               |   Manulife   |
                               |   Holdings   |
                               |   (Alberta)  |
                               |    Limited   |
                               |   (Alberta)  |
                               |______________|
                                      |
                                      |
                                ______|_______
                               |              |
                               | John Hancock |
                               |   Holdings   |
                               |  (Delaware)  |
                               |      LLC     |
                               |  (Delaware)  |
                               |______________|
                                      |
                                      |
                                ______|_______
                               |              |
                               |      The     |
                               | Manufacturers|
                               |  Investment  |
                               |  Corporation |
                               |  (Michigan)  |
                               |______________|
                                      |
                                      |----------------------------------------------------------------------------
                                ______|_______                                           ____|______        _______|_________
                               |              |                                         |           |      |                 |
                               | John Hancock |                                         |  Manulife |      |  John Hancock   |
                               |     Life     |                                         |Reinsurance|      | International,  |
                          -----|   Insurance  |-----------------------                  |  Limited  |      |      Inc.       |
                         |     |    Company   |                       |                 | (Bermuda) |      | (Massachusetts) |
                         |     |   (U.S.A.)   |                       |                 |___________|      |_________________|
                         |     |  (Michigan)  |                       |                                            |
                         |     |______________|                       |                                            | 50%
                         |                                            |                                     _______|_________
                         |                                            |                                    |                 |
                         |      _______________               ________|_______                             |  John Hancock   |
                         |     |               |             |                |                            |   Tianan Life   |
                         |     | John Hancock  |             |  John Hancock  |                            |Insurance Company|
                         |     | Life & Health |       ------|Subsidiaries LLC|                            |     (China)     |
                         |-----|   Insurance   |      |      |   (Delaware)   |                            |_________________|
                         |     |    Company    |      |      |________________|
                         |     |(Massachusetts)|      |
                         |     |_______________|      |
                         |                            |
                         |                            |
                         |      ______________        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      |  John Hancock  |
                         |-----| Distributors |       |      |    Financial   |
                         |     |      LLC     |       |------|  Network, Inc. |
                         |     |  (Delaware)  |       |      | (Massachusetts)|
                         |     |______________|       |      |________________|
                         |                            |
                         |                            |
                         |      ______________        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      | Hancock Natural|
                         |     |     Life     |       |------| Resource Group,|
                         |-----|   Insurance  |       |      | Inc. (Delaware)|
                         |     |    Company   |       |      |________________|
                         |     |  of New York |       |
                         |     |  (New York)  |       |
                         |     |______________|       |
                         |            |               |
                         |            | 38%           |
                         |      ______|_______        |       ________________
                         |     |              |       |      |                |
                         |     | John Hancock |       |      |   Declaration  |
                          -----|  Investment  |       |------|  Management &  |
                           57% |  Management  |       |      |  Research LLC  |
                               | Services, LLC|       |      |   (Delaware)   |
                               |  (Delaware)  |       |      |________________|
                               |______________|       |
                                     /.\ 5%           |
                                      .               |       ________________
                                      .               |      |                |
                                      .               |      |  The Berkeley  |
                                      .                ------|    Financial   |
                                      .                      |    Group LLC   |
                                      .......................|   (Delaware)   |
                                                             |________________|
                                                                     .
                                                                     .
                                                              _______.________
                                                             |                |
                                                             |  John Hancock  |
                                                             |    Funds LLC   |
                                                             |   (Delaware)   |
                                                             |________________|

........ Indirect Control
_______ Direct Control

Prepared by: Corporate Tax
Date: March 23, 2010

(1) PT Asuransi Jiwa Manulife Indonesia holds indirectly the remaining 5% of its own equity.

This chart displays voting shares. All entities are 100% controlled unless otherwise indicated.

Item 27. Number of Contract Owners.


As of FEBRUARY 28, 2010, there were 0 qualified and 0 non-qualified contracts of the series offered hereby outstanding.


Item 28. Indemnification.

Article 10 of the Charter of the Company provides as follows:

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to such director established his or her such acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (ii) the liability of a director for any act or omission prior to the adoption of this Article by the shareholders of the Corporation. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article VII of the By-laws of the Company provides as follows:

Section VII.1. Indemnification of Directors and Officers. The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, of its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriters.

     (a) Set forth below is information concerning other investment companies for which John Hancock Distributors, LLC ("JHD LLC"), the principal underwriter of the contracts, acts as investment adviser or principal underwriter.

NAME OF INVESTMENT COMPANY                                           CAPACITY IN WHICH ACTING
--------------------------                                           ------------------------
John Hancock Life Insurance Company (U.S.A.) Separate Account H      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account A      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account N      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account I      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account L      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account M      Principal Underwriter
John Hancock Life Insurance Company of New York Separate Account A   Principal Underwriter
John Hancock Life Insurance Company of New York Separate Account B   Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account Q      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account W      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account X      Principal Underwriter
John Hancock Variable Life Account UV                                Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account R      Principal Underwriter
John Hancock Life Insurance Company (U.S.A.) Separate Account T      Principal Underwriter
John Hancock Variable Life Account S                                 Principal Underwriter
John Hancock Variable Life Account U                                 Principal Underwriter
John Hancock Variable Life Account V                                 Principal Underwriter

     (b) John Hancock Life Insurance Company (U.S.A.) is the sole member of John Hancock Distributors LLC (JHD LLC). The management of JHD LLC is vested in its board of managers (consisting of Edward Eng**, Steve Finch***, Lynne Patterson*, Christopher M. Walker**, and Karen Walsh*) who have authority to act on behalf of JHD LLC.

*    Principal business office is 601 Congress Street, Boston, MA 02210

**   Principal business office is 200 Bloor Street, Toronto, Canada M4W 1E5

***  Principal business office is 197 Clarendon St, Boston, MA 02116

     (c)  None.

Item 30. Location of Accounts and Records.

All books and records are maintained at 100 Summit Lake Drive, Second Floor, Valhalla, New York 10595.

Item 31. Management Services.

The Company has entered into an Administrative Services Agreement with The Manufacturers Life Insurance Company ("Manulife"). This Agreement provides that under the general supervision of the Board of Directors of the Company, and subject to initiation, preparation and verification by the Chief Administrative Officer of the Company, Manulife shall provide accounting services related to the provision of a payroll support system, general ledger, accounts payable, tax and auditing services.

Item 32. Undertakings.

     (a) Representation of Insurer pursuant to Section 26 of the Investment Company Act of 1940.

          John Hancock Life Insurance Company of New York (the "Company") hereby represents that the fees and charges deducted under the Contracts issued pursuant to this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

     (b) Representation of Registrant Pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended

          The Company is relying on a no-action letter issued in connection with funding vehicles for retirement plans meeting the requirements of
          Section 403(b) of the Internal Revenue Code of 1986, as amended, on November 28, 1988, SEC Reference No. IP-6-88, and is complying with the provisions of paragraphs 1-4 of such no action letter.

     (c)  Undertakings Pursuant to Item 32 of Form N-4

          (1) The Depositor and Registrant will file a post-effective amendment to this registration statement as frequently as is necessary to insure that the audited financial statements in the registration statement are never longer than 16 months old for so long as payments under the variable annuity contracts may be accepted;

          (2) The Depositor and Registrant will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

          (3) The Depositor and Registrant will deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant and the Depositor have caused this amended Registration Statement to be signed on their behalf in the City of Boston, Massachusetts, on this 7th day of April, 2010.


JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT A
(Registrant)

By: JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
    (Depositor)


By: /s/ James D. Gallagher
    ---------------------------------
    James D. Gallagher
    Director and President


JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK


By: /s/ James D. Gallagher
    ---------------------------------
    James D. Gallagher
    Director and President

                                   SIGNATURES


     As required by the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in their capacities with the Depositor on this 7th day of April, 2010.


Signature                                                     Title
---------                                                     -----


/s/ James D. Gallagher                  Director and President
-------------------------------------   (Principal Executive Officer)
James D. Gallagher


/s/ Lynne Patterson                     Senior Vice President and Chief Financial Officer
-------------------------------------   (Principal Financial Officer)
Lynne Patterson


/s/ Jeffery J. Whitehead                Vice President and Controller
-------------------------------------   (Principal Accounting Officer)
Jeffery J. Whitehead


                  *                     Chairman
-------------------------------------
John D. DesPrez III


                  *                     Director
-------------------------------------
Thomas Borshoff


                  *                     Director
-------------------------------------
James R. Boyle


                  *                     Director
-------------------------------------
Ruth Ann Fleming


                  *                     Director
-------------------------------------
Scott S. Hartz


                  *                     Director
-------------------------------------
Bradford J. Race, Jr.


                  *                     Director
-------------------------------------
Rex Schlaybaugh, Jr.


                  *                     Director
-------------------------------------
John G. Vrysen


*/s/ Thomas J. Loftus                   Senior Counsel - Annuities
-------------------------------------
Thomas J. Loftus
Pursuant to Power of Attorney

                                  EXHIBIT INDEX

  ITEM NO.                            DESCRIPTION
------------                          -----------
  24(b)(9)                  Opinion and Consent of Counsel
  24(b)(10)    Consent of Independent Registered Public Accounting Firm
24(b)(13)(b)                       Power of Attorney